Exhibit (a)-(1)

April 29, 2014

Shareholders of Ninetowns Internet Technology Group Company Limited

Re: Notice of Extraordinary General Meeting of Shareholders

Dear Shareholder:

You are cordially invited to attend an extraordinary general meeting of shareholders of Ninetowns Internet Technology Group Company Limited (the “Company”) to be held on May 29, 2014 at 10:00 a.m. (Hong Kong time). The meeting will be held at 22nd Floor, Bank of China Tower, 1 Garden Road, Hong Kong. The accompanying notice of the extraordinary general meeting and proxy statement provide information regarding the matters to be acted on at the extraordinary general meeting, including at any adjournment thereof.

At the extraordinary general meeting, you will be asked to consider and vote upon a proposal to approve the agreement and plan of merger dated January 29, 2014 (the “merger agreement”), among the Company, Ninetowns Holdings Limited (“Parent”) and Ninetowns Merger Sub Limited (“Merger Sub”), and approve the transactions contemplated by the merger agreement, including the proposed merger (the “merger”). The transactions contemplated by the merger agreement, including the merger, involve a going private transaction with affiliates of the Company. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement. Under the terms of the merger agreement, Merger Sub, a company wholly owned by Parent, will be merged with and into the Company, with the Company continuing as the surviving company from the date the plan of merger is registered by the Registrar of Companies in the Cayman Islands or from the date specified in the plan of merger (the “effective time of the merger”). Merger Sub is a Cayman Islands company incorporated solely for purposes of the merger. Parent is a Cayman Islands business company which is and, at the effective time of the merger will be, beneficially owned by Mr. Shuang Wang, a director and the chief executive officer of the Company, Ms. Min Dong, the wife of Mr. Shuang Wang and senior vice president of legal affairs, administration and human resources of the Company, Value Chain International Limited, a company incorporated under the laws of the British Virgin Islands and wholly owned by Mr. Shuang Wang and Ms. Min Dong, Mr. Xiaoguang Ren, president of the Company, Mr. Kin Fai Ng, a director and senior vice president and company secretary of the Company, Oriental Plan Developments Limited, a company incorporated under the laws of the British Virgin Islands and wholly owned by Mr. Kin Fai Ng, Mr. Bolin Wu, chief technology officer of the Company, Mr. Zhonghai Xu, general manager for research and development of the Company, and Mr. Tommy Siu Lun Fork, chief financial officer of the Company (the above individuals, together with Value Chain International Limited, Oriental Plan Developments Limited, Parent and Merger Sub, are collectively referred to herein as the “Consortium”). As of the date of the accompanying proxy statement, the Consortium, as a group, beneficially owned 12,540,063 Shares, which represents approximately 31.4% of the total outstanding Shares (excluding Reserved Shares and Repurchased Shares, each as defined below). If the merger is completed, the Company will continue its operations as a privately-held company and will be beneficially owned by the Consortium and, as a result of the merger, the Company’s American depositary shares (“ADSs”), each representing one Share, will no longer be listed on the Nasdaq Global Market (“NASDAQ”) and the American depositary shares program for the ADSs will terminate.

If the merger agreement is approved by the requisite vote of the Company’s shareholders and the merger is completed, each Share issued and outstanding, including Shares represented by ADSs, immediately prior to the effective time of the merger, other than (a) the Shares and ADSs held by any member of the Consortium (the “Rollover Shares”), (b) the Shares which are reserved for issuance upon exercise of options and vesting of restricted shares under the Company Option Plans (as defined below) (the “Reserved Shares”), (c) the Shares which were repurchased by the Company under the Company’s share repurchase plan (the “Repurchased Shares”) and (d) the Shares owned by shareholders who have validly exercised and have not effectively withdrawn or lost their dissenters’ rights pursuant to Section 238 of the Cayman Islands Companies Law Cap. 22 (law 3 of 1961, as consolidated and revised) (the “Cayman Islands Companies Law”) (the “Dissenting Shares,” together with the Rollover Shares, the Reserved Shares and the Repurchased Shares, the “Excluded Shares”), will be cancelled in exchange for the right to receive $1.80 and each ADS, each representing one Share, will represent the right to receive $1.80 (less a $0.05 per ADS cancellation fee pursuant to the terms of the deposit agreement), in each case, in cash, without interest and net of any applicable withholding taxes. The Rollover Shares, the Reserved Shares and the Repurchased Shares will be cancelled for no consideration. The Dissenting Shares will be cancelled for their agreed or appraised fair value as described in more detail below.

As of the effective time of the merger, each option to purchase Shares pursuant to the Ninetowns Digital World Trade Holdings Limited Amended and Restated 2004 Share Option Plan and the Ninetowns Digital World Trade Holdings Limited 2006 Share Incentive Plan (collectively, the “Company Option Plans”) that is then outstanding and unexercised (whether or not vested or exercisable) shall be cancelled and converted into the right to receive a cash amount equal to (a) the total number of Shares issuable under such option immediately prior to the effective time of the merger multiplied by (b) the excess, if any, of (x) $1.80 over (y) the exercise price payable per Share underlying such option, without interest and net of any applicable withholding taxes. Each unexercised option held by any Consortium member shall be cancelled and cease to exist without payment of any consideration or distribution therefor. As of the effective time of the merger, each restricted share issued pursuant to the Company Option Plans that is then outstanding and unvested shall be cancelled and converted into the right to receive a cash amount equal to $1.80, without interest and net of any applicable withholding taxes. Each unvested restricted share held by any Consortium member shall be cancelled and cease to exist without payment of any consideration or distribution therefor.

A special committee of the board of directors of the Company, composed solely of directors unrelated to the Consortium or management of the Company (the “special committee”), has reviewed and considered the terms and conditions of the merger agreement and the transactions contemplated by the merger agreement, including the merger. After careful consideration, the special committee unanimously determined that the terms of the transactions contemplated by the merger agreement, as a whole, are procedurally fair to the Company’s unaffiliated shareholders and unaffiliated ADS holders but did not formally reach a conclusion on the substantive fairness of any aspect of the proposed transactions. As a result, the special committee unanimously determined that (a) it is in the best interests of the Company and its unaffiliated shareholders and unaffiliated ADS holders to enter into the merger agreement, (b) the execution, delivery and performance by the Company of the merger agreement and the consummation of the transactions contemplated thereby, including the merger, be approved, and (c) the merger, the merger agreement and the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands, substantially in the form attached as Appendix 1 to the merger agreement (the “Cayman Plan of Merger”), be submitted by the Company to its shareholders for their approval at an extraordinary general meeting of the Company’s shareholders, without the special committee recommending approval (or recommending disapproval) of the merger, the merger agreement or the Cayman Plan of Merger by the Company’s shareholders.

The board of directors of the Company, after carefully considering all relevant factors, including the unanimous determination and recommendation of the special committee, unanimously (a) determined that the merger, on the terms and subject to the conditions set forth in the merger agreement, is procedurally fair to, and in the best interests of, the Company and its unaffiliated shareholders and unaffiliated ADS holders, and declared it advisable to enter into the merger agreement, (b) approved the execution, delivery and performance by the Company of the merger agreement and the transactions contemplated thereby, including the merger, and (c) directed that the merger agreement and the merger be submitted to shareholders and ADS holders at the extraordinary general meeting.

In addition, the Company’s board of directors (which, after excluding the Company’s independent directors who were present but abstained from voting, consisted only of Mr. Shuang Wang, the chief executive officer of the Company, and Mr. Kin Fai Ng, a senior vice president and company secretary of the Company, who are members of the Consortium), after carefully considering all relevant factors, including the unanimous determination and recommendation of the special committee, (a) determined that the merger agreement and the transactions contemplated thereby, including the merger, is substantively and procedurally fair to the Company and its unaffiliated shareholders and unaffiliated ADS holders, and (b) recommended that the Company’s shareholders vote FOR the authorization and approval of the merger agreement and the transactions contemplated thereby, including the merger.

The Company’s board of directors (which, after excluding the Company’s independent directors who were present but abstained from voting, consisted only of Mr. Shuang Wang, the chief executive officer of the Company, and Mr. Kin Fai Ng, a senior vice president and company secretary of the Company, who are members of the Consortium) recommends that you vote FOR the proposal to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger, FOR the proposal to authorize the directors and officers of the Company to do all things necessary to give effect to the merger agreement, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

Each member of the Consortium believes that the merger is substantively and procedurally fair to the Company’s unaffiliated shareholders and unaffiliated ADS holders.

The accompanying proxy statement provides detailed information about the merger and the extraordinary general meeting. We encourage you to read the entire document and all of the attachments and other documents referred to or incorporated by reference herein carefully. You may also obtain more information about the Company from documents the Company has filed with the Securities and Exchange Commission (the “SEC”), which are available for free at the SEC’s website www.sec.gov.

Regardless of the number of Shares or ADSs you own, your vote is very important. The merger cannot be completed unless the merger agreement and the transactions contemplated by the merger agreement, including the merger, are approved by (i) an affirmative vote of shareholders representing two-thirds or more of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting of shareholders of the Company, and (ii) an affirmative vote of shareholders representing a majority of the Shares other than the Rollover Shares present and voting in person or by proxy at the extraordinary general meeting of shareholders of the Company. The Consortium, as a group, beneficially owned 12,540,063 Shares, which represents approximately 31.4% of the total outstanding Shares as of the date of the accompanying proxy statement (excluding Reserved Shares and Repurchased Shares). Pursuant to the terms of the merger agreement and a voting and subscription agreement, dated January 29, 2014, among Parent and certain shareholders of the Company, the Consortium members have agreed to vote 10,784,871 of these Shares, representing 28.2% of the total outstanding Shares as of the date of the accompanying proxy statement, in favor of the proposal to approve the merger agreement and the transactions contemplated thereby, including the merger. Accordingly, based on the number of Shares expected to be outstanding on the record date, (i) approximately 14,684,146 Shares owned by shareholders not affiliated to the Consortium (representing approximately 38.4% of the total outstanding Shares, excluding Reserved Shares and Repurchased Shares) and (ii) approximately 13,709,328 Shares excluding the Rollover Shares owned by the remaining shareholders (representing a majority of the total outstanding Shares owned by the remaining shareholders, excluding Reserved Shares and Repurchased Shares) must be voted in favor of the proposal to be approved, assuming all remaining shareholders will be present and voting in person or by proxy at the extraordinary general meeting.

Whether or not you plan to attend the extraordinary general meeting in person, please complete the accompanying proxy card, in accordance with the instructions set forth on your proxy card, as promptly as possible. The deadline to lodge your proxy card is May 27, 2014 at 9:00 a.m. (Hong Kong time). The proxy card is the “instrument of proxy” as referred to in the Company’s amended and restated articles of association. Voting at the extraordinary general meeting will take place by poll voting as the chairman of the Company’s board of directors has undertaken to demand poll voting at the meeting. Each shareholder has one vote for each Share held as of the close of business on May 16, 2014.

As the record holder of the Shares represented by ADSs, JPMorgan Chase Bank, N.A. (the “ADS depositary”) will endeavor to vote (or will endeavor to cause the vote of) the Shares it holds on deposit at the extraordinary general meeting in accordance with the voting instructions timely received from holders of ADSs at the close of business in New York City on April 2, 2014, the ADS record date. The ADS depositary must receive such instructions no later than 12:00 p.m. (New York City time) on May 23, 2014.

Holders of ADSs will not be able to attend the extraordinary general meeting unless they cancel their ADSs and become holders of Shares prior to the close of business in the Cayman Islands on May 16, 2014, the Share record date. ADS holders who wish to cancel their ADSs need to make arrangements to deliver the ADSs to the ADS depositary for cancellation before the close of business in New York City on May 14, 2014 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of the Shares) and (b) payment of the ADS cancellation fees ($0.05 per ADS to be cancelled) and any applicable taxes. If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS depositary will instruct the registrar of the Shares to transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder). If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the registrar of the Shares to issue and mail a certificate to your attention. If the merger is not approved at the extraordinary general meeting, the shareholders who have cancelled their ADSs and withdrawn the Shares may opt to (i) remain registered holders of their Shares (but note that currently there is no trading market for the Shares); or (ii) deposit their Shares with the custodian of the ADS depositary for issuance of ADSs in accordance with the terms of the deposit agreement (including a payment by such shareholders of $0.05 per ADS issuance fees).

Shareholders who elect to dissent from the merger will have the right to seek appraisal and payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote to approve the merger is taken at the extraordinary general meeting, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of appraisal rights, which is attached as Annex B to the accompanying proxy statement. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise appraisal rights with respect to your Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO SEEK APPRAISAL AND PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO PERFECT ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE APPRAISAL RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THE ADSs AND PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES BEFORE THE CLOSE OF BUSINESS IN NEW YORK CITY ON MAY 14, 2014, AND BECOME REGISTERED HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON MAY 16, 2014. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING APPRAISAL RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW.

Neither the SEC nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this letter or in the accompanying notice of the extraordinary general meeting or proxy statement. Any representation to the contrary is a criminal offense.

If you have any questions or need assistance voting your Shares, please call MacKenzie Partners, Inc., the firm assisting us with this proxy solicitation, +1 (212) 929-5500 (collect call) or toll free at +1 (800) 322-2885.

Thank you for your cooperation and continued support.

Sincerely,	Sincerely,

/s/ Martin Cheung	/s/ Shuang Wang
Martin Cheung	Shuang Wang

On behalf of the Special Committee	Director and Chief Executive Officer

The proxy statement is dated April 29, 2014, and is first being mailed to shareholders on or about April 30, 2014.

NINETOWNS INTERNET TECHNOLOGY GROUP COMPANY LIMITED

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON

May 29, 2014

Dear Shareholder:

Notice is hereby given that an extraordinary general meeting of the shareholders of Ninetowns Internet Technology Group Company Limited (the “Company”) will be held on May 29, 2014 at 10:00 a.m. (Hong Kong time) at 22nd Floor, Bank of China Tower, 1 Garden Road, Hong Kong.

Only registered holders of ordinary shares of the Company (the “Shares”) at the close of business on May 16, 2014 or their proxy holders or corporate representatives are entitled to vote at this extraordinary general meeting or any adjournment thereof. At the meeting, you will be asked to consider and vote upon the following:

•	AS SPECIAL RESOLUTIONS

THAT the agreement and plan of merger dated January 29, 2014 (the “merger agreement”), among Ninetowns Holdings Limited (“Parent”), Ninetowns Merger Sub Limited (“Merger Sub”) and the Company (a copy of which is attached as Annex A to the proxy statement accompanying this notice of extraordinary general meeting and will be produced and made available for inspection at the extraordinary general meeting), and the transactions contemplated by the merger agreement, including the merger, be and are hereby approved;

THAT the directors and officers of the Company be and are hereby authorized to do all things necessary to give effect to the merger agreement; and, if necessary,

•	as an ordinary resolution

THAT the chairman of the extraordinary general meeting be instructed to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

A list of the shareholders of the Company will be available at its principal executive offices at 22nd Floor, Building No. 1, Capital A Partners, No. 20 Gong Ti East Road, Chaoyang District, Beijing 100020, People’s Republic of China, during ordinary business hours for the two business days immediately prior to the extraordinary general meeting.

If you own American depositary shares of the Company (“ADSs”), each representing one Share, you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS depositary (as the holder of the Shares underlying the ADSs) how to vote the Shares underlying your ADSs. The ADS depositary must receive such instructions no later than 12:00 p.m. (New York City time) on May 23, 2014 in order to vote the underlying Shares at the extraordinary general meeting. Alternatively, you may vote at the extraordinary general meeting if you surrender your ADSs to the ADS depositary, pay the ADS depositary’s fees required for the cancellation of the ADSs and provide instructions for the registration of the corresponding Shares before the close of business in New York City on May 14, 2014, and become a holder of Shares by the close of business in the Cayman Islands on May 16, 2014. In addition, if you hold your ADSs through a financial intermediary such as a broker, you must rely on the procedures of the financial intermediary through which you hold your ADSs if you wish to vote at the extraordinary general meeting.

After careful consideration, the Company’s board of directors (a) determined that the merger, on the terms and subject to the conditions set forth in the merger agreement, is procedurally fair to, and in the best interests of, the Company and its unaffiliated shareholders and unaffiliated ADS holders, and declared it advisable to enter into the merger agreement, (b) approved the execution, delivery and performance by the Company of the merger agreement and the transactions contemplated thereby, including the merger, and (c) directed that the merger agreement and the merger be submitted to shareholders and ADS holders at the extraordinary general meeting.

In addition, after careful consideration, the Company’s board of directors (which, after excluding the Company’s independent directors who were present but abstained from voting, consisted only of Mr. Shuang Wang, the chief executive officer of the Company, and Mr. Kin Fai Ng, a senior vice president and company secretary of the Company, who are members of the Consortium) (a) determined that the merger, on the terms and subject to the conditions set forth in the merger agreement, is substantively and procedurally fair to the Company and its unaffiliated shareholders and unaffiliated ADS holders and (b) recommended that the Company’s shareholders vote FOR the authorization and approval of the merger agreement and the transactions contemplated thereby, including the merger.

Pursuant to the terms of the merger agreement and a voting and subscription agreement, dated January 29, 2014, by and among Parent and certain shareholders of the Company, the Consortium members have agreed to vote 10,784,871 Shares held by them, representing 28.2% of the total outstanding Shares as of the date of the accompanying proxy statement, in favor of the proposal to approve the merger agreement and the transactions contemplated thereby, including the merger.

The merger cannot be completed unless the merger agreement and the transactions contemplated by the merger agreement, including the merger, are approved by (i) an affirmative vote of shareholders representing two-thirds or more of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting of shareholders of the Company, and (ii) an affirmative vote of shareholders representing a majority of the Shares other than the Rollover Shares (as defined in the accompanying proxy statement) present and voting in person or by proxy at the extraordinary general meeting of shareholders of the Company.

Even if you plan to attend the extraordinary general meeting in person, we request that you submit your proxy in accordance with the instructions set forth on the proxy card as promptly as possible. The deadline to lodge your proxy card is May 27, 2014 at 9:00 a.m. (Hong Kong time). The proxy card is the “instrument of proxy” as referred to in the Company’s amended and restated articles of association. Voting at the extraordinary general meeting will take place by poll voting as the chairman of the Company’s board of directors has undertaken to demand poll voting at the meeting. On a poll, each shareholder has one vote for each Share held as of the close of business on May 16, 2014.

Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if your Shares are registered in the name of a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the record holder a proxy issued in your name.

If you receive more than one proxy card because you own Shares that are registered in different names, please vote all of your Shares shown on each of your proxy cards in accordance with the instructions set forth on each such proxy card.

When proxies are properly dated, executed and returned by holders of Shares, the Shares they represent will be voted at the extraordinary general meeting in accordance with the instructions of the holders. If proxies are properly dated, executed and returned by holders of Shares and no specific instructions are given by such holders, the Shares will be voted “FOR” the proposals and in the proxy holder’s discretion as to other matters that may properly come before the extraordinary general meeting. Abstentions by holders of Shares are included in the determination of the number of Shares present and voting but are not counted as votes for or against a proposal. Broker non-votes not represented at the extraordinary general meeting will not be counted towards a quorum or for any purpose in determining whether the proposal is approved.

If you elect to dissent from the merger, you will have the right to seek appraisal and payment of the fair value of your Shares if the merger is completed, but only if you deliver to the Company, before the vote to approve the merger is taken, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of appraisal rights, which is attached as Annex B to the accompanying proxy statement. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise appraisal rights with respect to your Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO SEEK APPRAISAL AND PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO PERFECT ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE APPRAISAL RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THE ADSs AND PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE

CORRESPONDING SHARES BEFORE THE CLOSE OF BUSINESS IN NEW YORK CITY ON MAY 14, 2014, AND BECOME REGISTERED HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON MAY 16, 2014. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING APPRAISAL RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW.

PLEASE DO NOT SEND YOUR SHARE CERTIFICATES AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR SHARE CERTIFICATES.

If you have any questions or need assistance voting your Shares, please call MacKenzie Partners, Inc., the firm assisting us with this proxy solicitation, at +1(212) 929-5500 (collect call) or toll free at +1(800) 322-2885.

The merger agreement and the merger are described in the accompanying proxy statement. A copy of the merger agreement is included as Annex A to the accompanying proxy statement. We urge you to read the entire proxy statement carefully.

Notes:

1. Where there are joint holders of any Share any one of such joint holder may vote, either in person or by proxy, in respect of such Share as if he were solely entitled thereto, but if more than one of such joint holders be present at any meeting the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the register of members of the Company in respect of the joint holding. Several executors or administrators of a deceased shareholder in whose name any share stands shall be deemed joint holders thereof.

2. The instrument appointing a proxy shall be in writing under the hand of the appointer or of his duly authorized attorney in writing or, if the appointer is a corporation, either under its seal or under the hand of an officer, attorney or other person authorized to sign the same. In the case of an instrument of proxy purporting to be signed on behalf of a corporation by an officer thereof it shall be assumed, unless the contrary appears, that such officer was duly authorized to sign such instrument of proxy on behalf of the corporation without further evidence of the facts.

3. A proxy need not be a member (registered shareholder) of the Company.

4. A proxy card that is not deposited in the manner permitted or at least 48 hours before the time of the extraordinary general meeting shall be invalid.

5. A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal, or revocation of the instrument of proxy or of the authority under which it was executed, provided that no intimation in writing of such death, insanity or revocation shall have been received by the Company at its office (or such other place as may be specified for the delivery of instruments of proxy in the notice convening the meeting or other document sent therewith) at least two hours before the commencement of the meeting or adjourned meeting, or the taking of the poll, at which the instrument of proxy is used.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ Shuang Wang

Director and Chief Executive Officer

April 29, 2014

i

SUMMARY TERM SHEET

This “Summary Term Sheet,” together with the “Questions and Answers about the Extraordinary General Meeting and the Merger,” highlights selected information contained in this proxy statement regarding the merger. You should carefully read this entire proxy statement and the other documents to which this proxy statement refers for a more complete understanding of the matters being considered at the extraordinary general meeting. In addition, this proxy statement incorporates by reference important business and financial information about the Company. You are encouraged to read all of the documents incorporated by reference into this proxy statement and you may obtain such information without charge by following the instructions in “Where You Can Find More Information” beginning on page 85. In this proxy statement, the terms “we,” “us,” “our,” and the “Company” refer to Ninetowns Internet Technology Group Company Limited and its subsidiaries. All references to “dollars” and “$” in this proxy statement are to U.S. dollars.

The Parties Involved in the Merger

The Company

Ninetowns Internet Technology Group Company Limited, a Cayman Islands company (the “Company”), is one of China’s leading providers of online solutions for international trade.

Our principal executive offices are located at 22nd Floor, Building No. 1, Capital A Partners, No. 20 Gong Ti East Road, Chaoyang District, Beijing 100020, People’s Republic of China, and our telephone number at this address is +86 10 6589 9922.

For a description of our history, development, business and organizational structure, see our Annual Report on Form 20-F for the year ended December 31, 2012, filed with the Securities and Exchange Commission (the “SEC”) on April 30, 2013, which is incorporated herein by reference. Please see “Where You Can Find More Information” beginning on page 85 for a description of how to obtain a copy of our Annual Report.

Mr. Shuang Wang

Mr. Shuang Wang founded our predecessor entity and has served as a director and our chief executive officer during the past five years. Mr. Wang’s business address is 22nd Floor, Building No. 1, Capital A Partners, No. 20 Gong Ti East Road, Chaoyang District, Beijing 100020, People’s Republic of China and his telephone number is +86 10 6589 9922. Mr. Wang is a citizen of the People’s Republic of China (“PRC”).

Ms. Min Dong

Ms. Min Dong is the wife of Mr. Shuang Wang and has served as our senior vice president of legal affairs, administration and human resources during the past five years. Ms. Dong’s business address is 22nd Floor, Building No. 1, Capital A Partners, No. 20 Gong Ti East Road, Chaoyang District, Beijing 100020, People’s Republic of China and her telephone number is +86 10 6589 9922. Ms. Dong is a PRC citizen.

Mr. Xiaoguang Ren

Mr. Xiaoguang Ren has served as our president during the past five years. Mr. Ren’s business address is 22nd Floor, Building No. 1, Capital A Partners, No. 20 Gong Ti East Road, Chaoyang District, Beijing 100020, People’s Republic of China and his telephone number is +86 10 6589 9922. Mr. Ren is a PRC citizen.

Mr. Kin Fai Ng

Mr. Kin Fai Ng has served as a director and our senior vice president and company secretary during the past five years. Mr. Ng’s business address is 22nd Floor, Building No. 1, Capital A Partners, No. 20 Gong Ti East Road, Chaoyang District, Beijing 100020, People’s Republic of China and his telephone number is +86 10 6589 9922. Mr. Ng is a citizen of the Hong Kong Special Administrative Region.

Mr. Bolin Wu

Mr. Bolin Wu has served as our chief technology officer and as our general manager, research and development during the past five years. Mr. Wu’s business address is 22nd Floor, Building No. 1, Capital A Partners, No. 20 Gong Ti East Road, Chaoyang District, Beijing 100020, People’s Republic of China and his telephone number is +86 10 6589 9922. Mr. Wu is a PRC citizen.

Mr. Zhonghai Xu

Mr. Zhonghai Xu has served as our general manager for research and development since January 2010. Prior to joining our Company, Mr. Xu served as general manager at eGrid Technology Ltd., a software company providing business integration solutions and related products to corporations and government since 2002. The business address of eGrid Technology Ltd. is Building No.1, 5th District, No.188 South Fourth Ring West Road, Fengtai District, Beijing, PRC. Mr. Xu’s current business address is 22nd Floor, Building No. 1, Capital A Partners, No. 20 Gong Ti East Road, Chaoyang District, Beijing 100020, People’s Republic of China and his telephone number is +86 10 6589 9922. Mr. Xu is a PRC citizen.

Mr. Tommy Siu Lun Fork

Mr. Tommy Siu Lun Fork has served as our chief financial officer during the past five years. Mr. Fork’s business address is 22nd Floor, Building No. 1, Capital A Partners, No. 20 Gong Ti East Road, Chaoyang District, Beijing 100020, People’s Republic of China and his telephone number is +86 10 6589 9922. Mr. Fork is a citizen of the Hong Kong Special Administrative Region.

Parent

Ninetowns Holdings Limited (“Parent”) is an exempted company with limited liability incorporated under the laws of the Cayman Islands. Its shareholders are Mr. Shuang Wang, Ms. Min Dong, Value Chain International Limited, Mr. Xiaoguang Ren, Mr. Kin Fai Ng, Oriental Plan Developments Limited, Mr. Bolin Wu, Mr. Zhonghai Xu and Mr. Tommy Siu Lun Fork. Parent is a holding company incorporated solely for the purpose of holding the equity interest in Merger Sub (as defined below) and arranging the transactions related to the proposed merger. The registered office of Parent is at Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands and its telephone number is +86 10 6589 9922.

Merger Sub

Ninetowns Merger Sub Limited (“Merger Sub”) is an exempted company with limited liability incorporated under the laws of the Cayman Islands and a direct wholly-owned subsidiary of Parent. Merger Sub was formed by Parent solely for the purpose of effecting the proposed merger. The registered office of Merger Sub is at Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands and its telephone number is +86 10 6589 9922.

Value Chain International Limited

Value Chain International Limited (“Value Chain”), a company incorporated under the laws of the British Virgin Islands, is wholly owned by Mr. Shuang Wang and Ms. Min Dong. Value Chain is an investment holding company. The registered office of Value Chain is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands and its telephone number is +86 10 6589 9922. Ms. Dong is the sole director of Value Chain.

Oriental Plan Developments Limited

Oriental Plan Developments Limited (“Oriental Plan”), a company incorporated under the laws of the British Virgin Islands, is wholly owned by Mr. Kin Fai Ng. Oriental Plan is an investment holding company. The registered office of Oriental Plan is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands and its telephone number is +86 10 6589 9922. Mr. Ng is the sole director of Oriental Plan.

Mr. Shuang Wang, Ms. Min Dong, Mr. Xiaoguang Ren, Mr. Kin Fai Ng, Mr. Bolin Wu, Mr. Zhonghai Xu, Mr. Tommy Siu Lun Fork, Parent, Merger Sub, Value Chain and Oriental Plan are collectively referred to in this proxy statement as the “Consortium.”

The Merger (Page 55)

You are being asked to vote to approve the merger and the agreement and plan of merger dated January 29, 2014 (the “merger agreement”), among the Company, Parent and Merger Sub, pursuant to which, once the merger agreement is approved by the requisite vote of the shareholders of the Company and the other conditions to the completion of the transactions contemplated by the merger agreement are satisfied or waived in accordance with the terms of the merger agreement, Merger Sub will merge with and into the Company, with the Company continuing as the surviving company (the “merger”). The Company, as the surviving company, will continue to do business under the name “Ninetowns Internet Technology Group Company Limited” following the merger and will be wholly owned by Parent. If the merger is completed, the Company will cease to be a publicly-traded company. A copy of the merger agreement is attached as Annex A to this proxy statement. You should read the merger agreement in its entirety because it, and not this proxy statement, is the legal document that governs the merger.

Merger Consideration (Page 55)

Under the terms of the merger agreement, at the effective time of the merger, each of our issued and outstanding shares, par value HK$0.025 per share (each, a “Share” and collectively, the “Shares”), other than (a) the Shares and ADSs held by any member of the Consortium (the “Rollover Shares”), (b) the Shares which are reserved for issuance upon exercise of options and vesting of restricted shares under the Company Option Plans (as defined below) (the “Reserved Shares”), (c) the Shares which were repurchased by the Company under the Company’s share repurchase plan (the “Repurchased Shares”) and (d) the Shares owned by shareholders who have validly exercised and have not effectively withdrawn or lost their dissenters’ rights pursuant to Section 238 of the Cayman Islands Companies Law Cap. 22 (law 3 of 1961, as consolidated and revised) (the “Cayman Islands Companies Law”) (the “Dissenting Shares,” together with the Rollover Shares, the Reserved Shares and the Repurchased Shares, the “Excluded Shares”), will be cancelled in exchange for the right to receive $1.80 and each issued and outstanding ADS (other than ADSs representing the Excluded Shares) will represent the right to receive $1.80 (less a $0.05 per ADS cancellation fee pursuant to the terms of the deposit agreement, dated as of December 1, 2004, by and among the Company, JPMorgan Chase Bank, N.A. (the “ADS depositary”) and all holders and beneficial owners of ADSs issued thereunder (the “deposit agreement”)), in each case, in cash without interest and net of any applicable withholding taxes.

Each outstanding Rollover Share, Reserved Share and Repurchased Share shall, by virtue of the merger, be cancelled and cease to exist without payment of any consideration or distribution therefor.

Each outstanding Dissenting Share will be cancelled for their agreed or appraised fair value under the Cayman Islands Companies Law.

Treatment of Share Options (Page 56)

At the effective time of the merger, each option to purchase Shares pursuant to the Ninetowns Digital World Trade Holdings Limited Amended and Restated 2004 Share Option Plan and the Ninetowns Digital World Trade Holdings Limited 2006 Share Incentive Plan (collectively, the “Company Option Plans”) that is then outstanding and unexercised (whether or not vested or exercisable) shall be cancelled and converted into the right to receive a cash amount equal to (a) the total number of Shares issuable under such option immediately prior to the effective time of the merger multiplied by (b) the excess, if any, of (x) $1.80 over (y) the exercise price payable per Share underlying such option, without interest and net of any applicable withholding taxes. Each unexercised option held by any Consortium member shall be cancelled and cease to exist without payment of any consideration or distribution therefor.

Treatment of Restricted Shares (Page 56)

At the effective time of the merger, each restricted share issued pursuant to the Company Option Plans that is then outstanding and unvested shall be cancelled and converted into the right to receive a cash amount equal to $1.80, without interest and net of any applicable withholding taxes. Each unvested restricted share held by any Consortium member shall be cancelled and cease to exist without payment of any consideration or distribution therefor.

Record Date and Voting (Page 51)

You are entitled to attend and vote at the extraordinary general meeting if you have Shares registered in your name at the close of business in the Cayman Islands on May 16, 2014, the Share record date for voting at the extraordinary general meeting. If you own ADSs on the ADS record date, you cannot attend or vote at the extraordinary general meeting directly, but you may instruct the ADS depositary (as the holder of the Shares underlying the ADSs) on how to vote the Shares underlying your ADSs. The ADS depositary must receive your instructions no later than 12:00 p.m. (New York City time) on May 23, 2014 in order to ensure your Shares are properly voted at the extraordinary general meeting. Alternatively, if you own ADSs on the ADS record date, you may vote at the extraordinary general meeting by cancelling your ADSs before the close of business in New York City on May 14, 2014 and becoming a holder of Shares prior to the close of business in the Cayman Islands on May 16, 2014, the Share record date. Each outstanding Share on the Share record date entitles the holder to one vote on each matter submitted to the shareholders for approval at the extraordinary general meeting and any adjournment thereof. We expect that, as of the Share record date, there will be 38,203,525 Shares entitled to be voted at the extraordinary general meeting. If you have Shares registered in your name on the Share record date, the deadline for you to lodge your proxy card and vote is May 27, 2014 at 9:00 a.m. (Hong Kong time). See “—Voting Information” below.

Shareholder Vote Required to Approve the Merger Agreement (Page 51)

Approval of the merger agreement requires (i) an affirmative vote of shareholders representing two-thirds or more of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting of shareholders of the Company, and (ii) an affirmative vote of shareholders representing a majority of the Shares other than the Rollover Shares present and voting in person or by proxy at the extraordinary general meeting of shareholders of the Company.

Based on the number of Shares expected to be outstanding on the record date and the number of Rollover Shares held by the Consortium members, (i) approximately 14,684,146 Shares owned by shareholders not affiliated with the Consortium and (ii) approximately 13,709,328 Shares excluding the Rollover Shares must be voted in favor of the proposal to approve the merger agreement and approve the transactions contemplated by the merger agreement, including the merger, in order for the proposal to be approved, assuming all shareholders will be present and voting in person or by proxy at the extraordinary general meeting.

The Consortium, as a group, beneficially owned 12,540,063 Shares, which represent approximately 31.4% of the total outstanding Shares as of the date of this proxy statement (excluding Reserved Shares and Repurchased Shares). Pursuant to the terms of the merger agreement and a voting and subscription agreement, dated January 29, 2014, among Parent and certain shareholders of the Company (the “Rollover Shareholders”), the Consortium members have agreed to vote 10,784,871 of these Shares, representing 28.2% of the total outstanding Shares as of the date of this proxy statement, in favor of the proposal to approve the merger agreement and the transactions contemplated thereby, including the merger, and against any competing proposal at any shareholders’ meeting of the Company (the “voting and subscription agreement”). The voting obligations of the Consortium members contained in the voting and subscription agreement terminate upon the valid termination of the merger agreement by mutual consent in accordance with its terms.

If your Shares are held in the name of a broker, bank or other nominee, your broker, bank or other nominee will not vote your Shares in the absence of specific instructions from you. These non-voted Shares are referred to as “broker non-votes.”

Voting Information (Page 52)

Before voting your Shares, we encourage you to read this proxy statement in its entirety, including all of the annexes, attachments, exhibits and materials incorporated by reference, and carefully consider how the merger will affect you. To ensure that your Shares can be voted at the extraordinary general meeting, please complete the accompanying proxy card in accordance with the instructions set forth on the proxy card as soon as possible. The deadline for you to lodge your proxy card is May 27, 2014 at 9:00 a.m. (Hong Kong time). If you hold ADSs, please complete, sign, date and return the ADS voting instructions card to the ADS depositary. If a broker holds your Shares or ADSs in “street name,” your broker should provide you with instructions on how to vote your Shares or ADSs.

If you own ADSs as of the close of business in New York City on April 2, 2014, you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS depositary (as the holder of the Shares underlying the ADSs) how to vote the Shares underlying your ADSs. The ADS depositary must receive such instructions no later than 12:00 p.m. (New York City time) on May 23, 2014 in order to ensure your Shares are properly voted at the extraordinary general meeting. Alternatively, you may vote at the extraordinary general meeting if you cancel your ADSs and become a holder of Shares prior to the close of business in the Cayman Islands on May 16, 2014. If you wish to cancel your ADSs for the purpose of voting the underlying Shares, you need to make arrangements to deliver your ADSs to the ADS depositary for cancellation before the close of business in New York City on May 14, 2014 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of Shares) and (b) payment of the ADS cancellation fees ($0.05 per ADS to be cancelled) and any applicable taxes. If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS depositary will instruct the registrar of the Shares to transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder). If after registration of Shares in your name, you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the registrar of the Shares to issue and mail a certificate to your attention. If the merger is not approved at the extraordinary general meeting, the shareholders who have cancelled their ADSs and withdrawn the Shares may opt to (i) remain registered holders of their Shares (but note that currently there is no trading market for the Shares); or (ii) deposit their Shares with the custodian of the ADS depositary for issuance of ADSs in accordance with the terms of the deposit agreement (including a payment by such shareholders of $0.05 per ADS issuance fees).

Appraisal Rights of Shareholders and ADS Holders (page 71)

Shareholders who elect to dissent from the merger will have the right to seek appraisal and payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote is taken, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of appraisal rights. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise appraisal rights with respect to your Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO SEEK APPRAISAL AND PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO PERFECT ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE APPRAISAL RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THE ADSs AND PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES BEFORE THE CLOSE OF BUSINESS IN NEW YORK CITY ON MAY 14, 2014, AND BECOME HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON MAY 16, 2014. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING APPRAISAL RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW.

We encourage you to read the section of this proxy statement entitled “Dissenters’ Rights” as well as Annex B to this proxy statement carefully and to consult your Cayman Islands legal counsel if you desire to exercise your appraisal rights.

Purposes and Effects of the Merger (page 37)

The purpose of the merger is to enable members of the Consortium, who are officers and directors of the Company, to beneficially own 100% of the Company in a transaction in which the Company’s unaffiliated shareholders and unaffiliated ADS holders will be cashed out in exchange for $1.80 per Share and per ADS, so that such members of the Consortium will bear the rewards and risks of the ownership of the Company after the merger, including any future earnings and growth of the Company as a result of improvements to the Company’s operations or acquisitions of other businesses. In addition, with respect to Mr. Shuang Wang, Ms. Min Dong, Mr. Xiaoguang Ren, Mr. Kin Fai Ng, Mr. Bolin Wu, Mr. Zhonghai Xu and Mr. Tommy Siu Lun Fork, the merger will allow them to increase their investment in the Company through their respective ownership in Parent as described under the caption “Special Factors—Interests of Certain Persons in the Merger” and at the same time enable Mr. Shuang Wang to maintain a leadership role with the surviving company. Please see “Special Factors—Purposes of and Reasons for the Merger” beginning on page 37 for additional information.

ADSs representing the Shares are currently listed on the Nasdaq Global Market (“NASDAQ”) under the symbol “NINE.” It is expected that, following the consummation of the merger, the Company will cease to be a publicly traded company and will instead become a private company beneficially owned by Mr. Shuang Wang, Ms. Min Dong, Mr. Xiaoguang Ren, Mr. Kin Fai Ng, Mr. Bolin Wu, Mr. Zhonghai Xu and Mr. Tommy Siu Lun Fork. Following the completion of the merger, our ADSs will no longer be listed on any securities exchange or quotation system, including NASDAQ, and price quotations with respect to sales of the ADSs in the public market will no longer be available. In addition, registration of the ADSs and the underlying Shares under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) will be terminated. After the effective time of the merger, the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the United States federal securities laws, including the Sarbanes-Oxley Act of 2002, applicable to public companies. After the completion of the merger, our shareholders will no longer enjoy the rights or protections that the United States federal securities laws provide. Please see “Special Factors—Effects of the Merger for the Company” beginning on page 38 for additional information.

Plans for the Company after the Merger (Page 40)

Following the completion of the merger, Parent anticipates that the Company will continue to conduct its operations substantially as they are currently being conducted, except that it will cease to be a publicly traded company and will instead be a wholly-owned subsidiary of Parent. The Company will no longer be subject to the Exchange Act, or NASDAQ compliance and reporting requirements and the related direct and indirect costs and expenses.

The Consortium has advised the Company that, except for the transactions contemplated by the merger agreement and transactions already under consideration by the Company, the Consortium does not have any current plans, proposals or negotiations that relate to or would result in any of the following:

•	an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

•	the sale or transfer of a material amount of the assets of the Company or any of its subsidiaries; or

•	any other material changes in the Company’s business, including with respect to the Company’s corporate structure or business.

Recommendations and Determinations of the Special Committee and Our Board of Directors (Page 27)

The special committee unanimously determined that (a) it is in the best interests of the Company and its unaffiliated shareholders and unaffiliated ADS holders to enter into the merger agreement, (b) the execution, delivery and performance by the Company of the merger agreement and the consummation of the transactions contemplated thereby, including the merger, be approved, and (c) the merger, the merger agreement and the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands, substantially in the form attached as Appendix I to the merger agreement (the “Cayman Plan of Merger”), be submitted by the Company to its shareholders for their approval at an extraordinary general meeting of the Company’s shareholders, without the special committee recommending approval (or recommending disapproval) of the merger, the merger agreement or the Cayman Plan of Merger by the Company’s shareholders. The special committee did not make a determination as to the substantive fairness of the merger agreement and the transactions contemplated thereby, including the merger, principally because while it had considered seeking a fairness opinion from a financial advisor as to the fairness from a financial point of view of the $1.80 per Share and per ADS merger consideration, which opinion could be used to support its evaluation of the substantive fairness of the proposed transaction, it ultimately decided not to request such an opinion. The determination not to request such an opinion was made, in part, in order to avoid potential delays which could have adversely affected the ability of the transaction to be successfully agreed and completed within a reasonable timeframe after experiencing unexpected delays associated with the services of the previous financial advisor retained by the special committee. Notwithstanding the foregoing determination, the special committee concluded, based on a review of the overall terms of the merger agreement, including the procedural safeguards it had negotiated with the assistance of its legal advisors, that the transaction was procedurally fair to the unaffiliated shareholders and unaffiliated ADS holders of the Company as to merit its recommendation that the merger, the merger agreement and the Cayman Plan of Merger be submitted by the Company to its shareholders for their approval at an extraordinary general meeting of the Company’s shareholders. See “Special Factors—Reasons for the Merger and Recommendations and Determinations of the Special Committee and Our Board of Directors” beginning on page 27.

Based in part on the unanimous determinations of the special committee, our board of directors unanimously determined that the merger is procedurally fair to, and in the best interests of, the Company and its unaffiliated shareholders and unaffiliated ADS holders, approved the execution, delivery and performance by the Company of the merger agreement and the transactions contemplated thereby, including the merger, and directed that the merger agreement and the merger be submitted to shareholders and ADS holders at the extraordinary general meeting. In addition, our board of directors, with the Company’s independent directors, including the members of the special committee, present but abstaining (a) determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, the Company and its unaffiliated shareholders and unaffiliated ADS holders, and (b) recommended that the Company’s shareholders vote FOR the proposal to approve the merger agreement and the transactions contemplated thereby, including the merger, FOR the proposal to authorize the directors and officers of the Company to do all things necessary to give effect to the merger agreement, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting. The three members of the special committee and Mr. Fushan Chen abstained from voting on the matters identified in (a) and (b) in the immediately preceding sentence because it was their view that they could only reach a conclusion as to the procedural fairness and not the overall fairness of the transaction due to the fact that a fairness opinion from an independent financial advisor could not obtained in a timely manner.

The primary benefits of the merger to the Company’s unaffiliated shareholders and unaffiliated ADS holders include, without limitation, the following:

•	the per ADS merger consideration represents a 66.7% premium over the closing price of $1.08 per ADS as quoted by NASDAQ on October 11, 2012, the last trading day prior to the Company’s announcement on October 12, 2012 that it had received a “going private” proposal, and a 62.2% and 64.9% premium to the volume-weighted average price of the Company’s ADSs during the 30 and 60 trading days prior to October 12, 2012, respectively; and

•	the avoidance of the risks associated with any possible decrease in our future revenues and free cash flow, growth or value following the merger.

The primary detriments of the merger to the Company’s unaffiliated shareholders and unaffiliated ADS holders include, without limitation, the following:

•	such shareholders and ADS holders will no longer benefit from the possible increase in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Shares, if any; and

•	in general, the receipt of cash pursuant to the merger or through the exercise of dissenters’ rights will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws.

The foregoing summary of information and factors considered by the special committee and our board of directors is not intended to be exhaustive. For a more detailed discussion of the material factors considered by our board of directors and the special committee in making the determinations and recommendations described above, see “Special Factors—Reasons for the Merger and Recommendations and Determinations of the Special Committee and Our Board of Directors” beginning on page 27 and “Special Factors—Effects of the Merger on the Company” beginning on page 38 for additional information. The foregoing summary is qualified in its entirety by reference to these sections.

Position of the Consortium as to Fairness (Page 33)

Each member of the Consortium believes that the merger is substantively and procedurally fair to the Company’s unaffiliated shareholders and unaffiliated ADS holders. Their belief is based upon the factors discussed under the caption “Special Factors—Position of the Consortium as to the Fairness of the Merger” beginning on page 33.

Each member of the Consortium is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of each member of the Consortium as to the fairness of the merger are not intended to be and should not be construed as a recommendation to any shareholder of the Company as to how that shareholder should vote on the proposal to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger.

Financing of the Merger (Page 42)

The Company and the Consortium estimate that the total amount of funds necessary to complete the merger and the related transactions, including payment of fees and expenses in connection with the merger, is anticipated to be approximately $52.4 million, assuming no exercise of appraisal rights by shareholders of the Company. In calculating this amount, the Company and the Consortium do not consider the value of the Rollover Shares, the Reserved Shares and Repurchased Shares, which will be cancelled for no consideration. This amount is expected to be funded through cash from the resources of the Company and its subsidiaries.

Limited Guaranty (Page 42)

Pursuant to a limited guaranty dated January 29, 2014 by Mr. Shuang Wang in favor of the Company (the “limited guaranty”), Mr. Shuang Wang has agreed to guarantee the obligations of Parent under the merger agreement to pay, under certain circumstances, a reverse termination fee to the Company and reimburse certain expenses incurred by the Company. Please see “Special Factors—Limited Guaranty” beginning on page 42 for additional information.

Share Ownership of the Company’s Directors and Executive Officers and Voting Commitments (Page 76)

As of the record date, Mr. Shuang Wang, a director and chief executive officer of the Company, will beneficially own approximately 17.6% of our total outstanding Shares; Ms. Min Dong, the wife of Mr. Shuang Wang and senior vice president of legal affairs, administration and human resources of the Company, will beneficially own approximately 17.6% of our total outstanding Shares; Mr. Xiaoguang Ren, the president of the Company, will beneficially own approximately 5.9% of our total outstanding Shares; Mr. Kin Fai Ng, a member of the board of directors and a senior vice president and the company secretary of the Company, will beneficially own approximately 2.1% of our total outstanding Shares; Mr. Bolin Wu, the chief technology officer of the Company, will beneficially own approximately 3.1% of our total outstanding Shares; Mr. Zhonghai Xu, the general manager for research and development of the Company, will beneficially own approximately 2.0% of our total outstanding Shares; and Mr. Tommy Siu Lun Fork, the chief financial officer of the Company, will beneficially own approximately 1.8% of our total outstanding Shares. The calculation of our total outstanding Shares excludes the Reserved Shares and the Repurchased Shares. Please see “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 76 for additional information.

Pursuant to the terms of the merger agreement and the voting and subscription agreement, the Consortium members have agreed to vote 10,784,871 of the Shares held by them, representing 28.2% of the total outstanding Shares as of the date of this proxy statement (excluding Reserved Shares and Repurchased Shares), in favor of the proposal to approve the merger agreement and the transactions contemplated thereby, including the merger, and against any competing proposal at any shareholders’ meeting of the Company.

Interests of the Company’s Executive Officers and Directors in the Merger (Page 43)

In considering the recommendations of the board of directors, the Company’s shareholders should be aware that certain of the Company’s directors and executive officers have interests in the transaction that are different from, and/or in addition to, the interests of the Company’s shareholders generally. These interests include, among others:

•	the beneficial ownership of equity interests in Parent by Mr. Shuang Wang, Ms. Min Dong, Mr. Xiaoguang Ren, Mr. Kin Fai Ng, Mr. Bolin Wu, Mr. Zhonghai Xu and Mr. Tommy Siu Lun Fork;

•	the potential enhancement or decline of share value for Parent, of which Mr. Shuang Wang, Ms. Min Dong, Mr. Xiaoguang Ren, Mr. Kin Fai Ng, Mr. Bolin Wu, Mr. Zhonghai Xu and Mr. Tommy Siu Lun Fork are beneficial owners, as a result of the merger and future performance of the surviving company;

•	cash-out of outstanding options (except for those held by any Consortium member) at the effective time of the merger;

•	continued indemnification rights and rights to advancement of fees to be provided by the surviving company to former directors and officers of the Company;

•	the compensation of members of the special committee in exchange for their services in such capacity in the amount of $80,000 for the chairman and in the amount of $50,000 for the other members of the special committee (the payment of which is not contingent upon the completion of the merger or the special committee’s or the board’s recommendation of the merger); and

•	the continuation of service of the executive officers of the Company with the Company, as the surviving company, in positions that are substantially similar to their current positions.

In addition, at the effective time of the merger, each option to purchase Shares pursuant to the Company Option Plans that is then outstanding and unexercised (whether or not vested or exercisable) shall be cancelled and converted into the right to receive a cash amount equal to (a) the total number of Shares issuable under such option immediately prior to the effective time of the merger multiplied by (b) the excess, if any, of (x) $1.80 over (y) the exercise price payable per Share underlying such option, without interest and net of any applicable withholding taxes, except that each unexercised option held by any Consortium member shall be cancelled and cease to exist without payment of any consideration or distribution therefor. At the effective time of the merger, each restricted share issued pursuant to the Company Option Plans that is then outstanding and unvested shall be cancelled and converted into the right to receive a cash amount equal to $1.80, without interest and net of any applicable withholding taxes, except that each unvested restricted share held by any Consortium member shall be cancelled and cease to exist without payment of any consideration or distribution therefor.

As of the date of this proxy statement, our directors and executive officers (other than the Consortium members) collectively beneficially owned 231,751 Shares (including Shares represented by ADSs), or, approximately 0.6% of the total outstanding Shares (excluding Reserved Shares and Repurchased Shares). The maximum amount of cash payments our directors and executive officers (other than the Consortium members) may receive in respect of their Shares if the merger is consummated is approximately $0.1 million. Please see “Special Factors—Interests of Certain Persons in the Merger” beginning on page 43 for additional information.

The special committee and our board of directors were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the merger agreement and related matters. Please see “Special Factors—Interests of Certain Persons in the Merger” beginning on page 43 for additional information.

Acquisition Proposals (Page 62)

Until the effective time of the merger or, if earlier, the termination of the merger agreement, neither the Company nor any of its subsidiaries nor any of the officers and directors of the Company or any of its subsidiaries will, directly or indirectly:

(a)	initiate, solicit or knowingly encourage or facilitate (including by providing non-public information) the submission of any inquiries regarding, or the making of any, proposals or offers that constitute or could reasonably be expected to lead to, any acquisition proposal (as defined in the merger agreement);

(b)	engage in, continue, or otherwise participate in any negotiations or discussions (other than to state that it is not permitted to have discussions) concerning, or provide or cause to be provided any non-public information or data relating to the Company or any of its subsidiaries in connection with, an acquisition proposal;

(c)	(i) withdraw or modify in a manner adverse to Parent or Merger Sub, or publicly propose to withdraw or modify in a manner adverse to Parent or Merger Sub, the company position with respect to the proposed transaction, (ii) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any acquisition proposal, or (iii) fail to recommend against any acquisition proposal subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten business days after the commencement of such acquisition proposal;

(d)	enter into any merger agreement, letter of intent, memorandum of understanding, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement providing for, relating to, any acquisition proposal (other than a confidentiality agreement satisfying the requirements under the merger agreement);

(e)	enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement or breach its obligations thereunder;

(f)	amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its subsidiaries; or

(g)	propose or agree to do any of the foregoing.

At any time after the date of the merger agreement and prior to the time the Company’s shareholders approve the merger agreement, if the Company receives a written bona fide acquisition proposal that did not result from a breach of the Company’s “no-shop” obligations described above and that the special committee determines, in its good faith judgment, after consultation with its outside legal counsel and financial advisor (if any), constitutes or may reasonably be expected to lead to a superior proposal (as defined under the merger agreement), the Company may furnish information and data with respect to the Company and its subsidiaries to the person making such acquisition proposal pursuant to a customary confidentiality agreement satisfying the requirements of the merger agreement and participate, through the special committee, in discussions or negotiations with, such person and its representatives regarding such acquisition proposal provided that the Company shall promptly (and in any event, within 48 hours) provide or make available to Parent any material non-public information concerning the Company or any of its subsidiaries that is provided to the person making such acquisition proposal or its representatives which was not previously or concurrently provided or made available to Parent.

No Change of Company Position (Page 63)

Prior to the time the Company receives the shareholders’ approval of the merger agreement, the board of directors of the Company (upon recommendation of the special committee which has made its determination in good faith and after consultation with its outside legal counsel and financial advisor (if any)) may, subject to certain notice requirements, (a) make a change of company position with respect to the proposed transaction if the special committee determines that the failure to do so would reasonably likely to be inconsistent with the discharge or exercise of its fiduciary duties under applicable law, or (b) if the Company receives a written bona fide acquisition proposal that did not result from a breach of the Company’s “no-shop” obligations described above that the special committee determines constitutes a superior proposal, make a change of company position or authorize the Company to terminate the merger agreement to enter into an alternative acquisition agreement.

Termination of the Merger Agreement (Page 66)

The merger agreement may be terminated at any time prior to the effective time of the merger:

(a)	by mutual written consent of the Company (acting upon the recommendation of the special committee) and Parent; or

(b)	by either the Company or Parent, if:

•	the merger has not been completed by July 29, 2014, provided that neither party shall have such right to terminate the merger agreement whose breach of the merger agreement has been the primary cause of, or resulted primarily in, the failure of the merger to be consummated by the termination date;

•	the shareholders of the Company do not approve the merger agreement and the transactions contemplated by the merger agreement at the extraordinary general meeting or any adjournment thereof; or

•	any order permanently restraining, enjoining or otherwise prohibiting consummation of the merger becomes final and non-appealable, provided that such right to terminate the merger agreement shall not be available to any party whose breach in any material respect of its obligations under the merger agreement in any manner has proximately contributed to the occurrence of the failure of a condition to the consummation of the merger.

(c)	by the Company, if:

•	at any time prior to the approval by the shareholders of the Company of the merger agreement and the transactions contemplated by the merger agreement, the board of directors of the Company (acting on the recommendation of the special committee) authorizes the Company, subject to fully complying with the terms of the merger agreement, to enter into an alternative acquisition agreement with respect to a superior proposal, immediately prior to or substantially concurrently with the termination of the merger agreement the Company enters into an alternative acquisition agreement with respect to a superior proposal and the Company immediately prior to or substantially concurrently with the termination of the merger agreement pays to Parent the requisite termination fees;

•	Parent or Merger Sub has breached any of its representation, warranty, covenants or agreements under the merger agreement, or such representation or warranty made by Parent or Merger Sub under the merger agreement will have become untrue, such that the corresponding conditions to closing would not be satisfied and such breach of condition is not curable or, if curable, is not cured prior to the earlier of (i) 30 calendar days after written notice thereof is given by the Company to Parent or (ii) 5 business days prior to the termination date, provided that the Company is not then in material breach of the merger agreement such that the corresponding conditions to closing would not be satisfied; or

•	(i) all of the mutual conditions to completion of the merger and all of the conditions to Parent’s and Merger Sub’s obligations to complete the merger having been satisfied (other than those conditions that by their nature cannot be satisfied other than at the closing), (ii) the Company has irrevocably confirmed by notice to Parent (A) that all of the conditions to the Company’s obligations to complete the merger have been satisfied or that it is willing to waive any unsatisfied corresponding conditions and (B) that the Company stands ready, willing and able to consummate the transactions contemplated by the merger agreement and (iii) the merger fails to be consummated within five business days after the delivery of such notice.

(d)	by the Parent, if:

•	the board of directors of the Company or the special committee has (i) made a change of company position or publicly announced its intention to do so or (ii) failed to include the company position in the proxy statement; or

•	the Company has breached any of its representation, warranty, covenants or agreements under the merger agreement, or such representation or warranty made by the Company under the merger agreement will have become untrue, such that the corresponding condition to closing would not be satisfied and such breach of condition is not curable or, if curable, is not cured prior to the earlier of (i) 30 calendar days (in case of breach of the covenants and agreements in connection with solicitation of acquisition proposals, superior proposals and change of company position, ten business days) after written notice thereof is given by Parent to Company or (ii) five business days prior to the termination date, provided that Parent is not then in material breach of the merger agreement such that the corresponding condition to closing would not be satisfied.

Termination Fees and Reimbursement of Expenses (Page 68)

The Company is required to pay Parent a termination fee of $1,026,210 in the event the merger agreement is terminated:

•	by either Parent or the Company if (i) the merger is not consummated by the end date, or the shareholder approval of the merger agreement is not obtained; (ii) prior to termination, an acquisition proposal, whether or not conditional, has been made public and not withdrawn (in the case where termination is for the shareholder approval not being obtained, such acquisition proposal must have been made prior to the shareholders’ meeting); and (iii) within 12 months of such termination, the Company enters into, agrees to or consummates an acquisition proposal (whether or not such acquisition proposal is the same acquisition proposal first referred to in this paragraph);

•	by Parent if the board of directors of the Company or the special committee (i) makes a change of company position or publicly announces its intention to do so or (ii) fails to include the company position in the proxy statement;

•	by Parent if (i) the Company has breached any of its representation, warranty, covenant or agreement under the merger agreement (other than its “no-shop” and “no-change-of-company-position” obligations), or any representation and warranty made by it under the merger agreement will have become untrue after the date of the merger agreement or (ii) the Company has breached in any material respect its “no-shop” and “no-change-of-company-position” obligations under the merger agreement; or

•	by the Company if the board of directors of the Company authorizes the Company to enter into an alternative acquisition agreement relating to a superior proposal, prior to the receipt of the shareholders’ approval of the merger.

The Company is required to pay Parent fees and expenses incurred by Parent and its affiliates of up to $350,000 in the event the merger agreement is terminated:

•	by Company if the board of directors of the Company authorizes the Company to enter into an alternative acquisition agreement relating to a superior proposal, prior to the receipt of the shareholders’ approval of the merger; or

•	by Parent (i) if the board or directors of the Company or the special committee has made a change of company position or publicly announces its intention to do so or fails to include the company position in the proxy statement, or (ii) the Company has breached any of its representation, warranty, covenant or agreement under the merger agreement (other than its “no-shop” and “no-change-of-company-position” obligations), or any representation and warranty made by it under the merger agreement will have become untrue after the date of the merger agreement or the Company has breached in any material respect its “no-shop” and “no-change-of-company-position” obligations under the merger agreement.

Parent is required to pay (i) a reverse termination fee of $2,052,420 and (ii) the Company’s fees and expenses incurred by the Company and its affiliates of up to $350,000 in the event that the merger agreement is terminated by the Company for the following reasons:

•	if any of Parent or Merger Sub has breached any of its representation, warranty, covenant or agreement under the merger agreement, or any representation or warranty made by it under the merger agreement will have become untrue after the date of the merger agreement such that the applicable conditions precedent could not be satisfied after Parent or Merger Sub has had the opportunity to cure such breach; or

•	if (i) all of the mutual conditions to completion of the merger and all of the conditions to Parent’s and Merger Sub’s obligations to complete the merger have been satisfied (other than those conditions that by their nature cannot be satisfied other than at the closing), (ii) the Company has irrevocably confirmed by notice to Parent (A) that all of the conditions to the Company’s obligations to complete the merger have been satisfied or that it is willing to waive any unsatisfied corresponding conditions and (B) that the Company stands ready, willing and able to consummate the transactions contemplated by the merger agreement and (iii) the merger fails to be consummated within five business days after the delivery of such notice.

Material U.S. Federal Income Tax Considerations (Page 78)

The receipt of cash pursuant to the merger or through the exercise of dissenters’ rights will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local and other tax laws. Please see “Material U.S. Federal Income Tax Considerations” beginning on page 78 for additional information. The tax consequences of the merger or the exercise of dissenters’ rights to you will depend upon your personal circumstances. You should consult your tax advisors for a full understanding of the U.S. federal, state, local, foreign and other tax consequences of the merger to you.

Material PRC Income Tax Considerations (Page 81)

The Company does not believe that it should be considered a resident enterprise under the PRC Enterprise Income Tax Law (the “EIT Law”) or that the gain recognized on the receipt of cash for our Shares or ADSs should be subject to PRC tax to holders of such Shares and ADSs that are not PRC residents. If, however, the PRC tax authorities were to determine that the Company should be considered a resident enterprise or that the receipt of cash for our Shares or ADSs should otherwise be subject to PRC tax, then gain recognized on the receipt of cash for our Shares or ADSs pursuant to the merger or through the exercise of dissenters’ rights by our shareholders who are not PRC residents could be treated as PRC-source income that would be subject to PRC income tax at a rate of 20% in the case of individuals or 10% in the case of corporations (subject to applicable treaty relief). You should consult your own tax advisor for a full understanding of the tax consequences of the merger or the exercise of dissenters’ rights to you, including any PRC tax consequences. Please see “Material PRC Income Tax Considerations” beginning on page 81 for additional information.

Material Cayman Islands Tax Considerations (Page 82)

The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will be payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the merger or the receipt of cash for our Shares under the terms of the merger agreement. This is subject to the qualification that (a) Cayman Islands stamp duty may be payable if any transaction documents are brought to or executed or produced before a court in the Cayman Islands; and (b) registration fees will be payable to the Registrar of Companies to register the plan of merger. Please see “Material Cayman Islands Tax Considerations” beginning on page 82 for additional information.

Regulatory Matters (Page 47)

The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with the merger other than the approvals, filings or notices required under the federal securities laws and the filing of the plan of merger (and supporting documentation as specified in the Cayman Islands Companies Law) with the Cayman Islands Registrar of Companies and in the event the merger becomes effective, a copy of the certificate of merger being given to the shareholders and creditors of the Company and Merger Sub and notice of merger being published in the Cayman Islands Gazette.

Accounting Treatment of the Merger (Page 47)

The merger is expected to be accounted for, at historical cost, as a merger of entities under common control in accordance with Accounting Standards Codification 805-50, “Business Combinations—Related Issues.”

Conditions to the Merger (Page 65)

The completion of the transactions contemplated by the merger agreement is subject to the satisfaction of the following conditions:

•	the merger agreement and merger being approved by the shareholders at the extraordinary general meeting; and

•	no court or other governmental entity of competent jurisdiction shall have enacted, issued, promulgated enforced or entered any order that is in effect and which restrains, enjoins or otherwise prohibits consummation of the merger.

The obligations of Parent and Merger Sub to consummate the merger and the other transactions contemplated by the merger agreement are also subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of the Company in the merger agreement being true and correct as of the date of the merger agreement and as of the closing date or, if applicable, as of a specified earlier date, provided that (i) the representations and warranties of the Company that are not qualified by reference to material adverse effect (except for certain specified matters which shall be true and correct) shall be deemed to have been satisfied even if any such representations and warranties of the Company are not so true and correct unless the failure of such representations and warranties of the Company has had or would reasonably be expected to have a material adverse effect (as defined in the merger agreement), and (ii) representations and warranties of the Company in connection with its capital structure will be true and correct in all but de minimis respects;

•	the Company having performed in all material respects all obligations and covenants required to be performed by it under the merger agreement at or before the closing date of the merger;

•	there having not occurred a material adverse effect since the date of the merger agreement;

•	Parent having received a certificate signed by a designated director of the Company certifying as to the satisfaction of the conditions under the merger agreement described above; and

•	Shares held by shareholders that have validly served a notice of objection under Section 238(2) of the Cayman Companies Law in the aggregate shall not be more than 10% of the total issued and outstanding Shares.

The obligations of the Company to consummate the merger and the other transactions contemplated by the merger agreement are also subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of Parent and Merger Sub in the merger agreement being true and correct as of the date of the merger agreement and as of the closing date or, if applicable, as of a specified earlier date, except for inaccuracies of such representations and warranties which would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impede the performance by Parent or Merger Sub of its obligations under the merger agreement or the consummation of the merger and the other transactions contemplated therein;

•	each of Parent and Merger Sub having performed in all material respects all obligations and covenants required to be performed by it under the merger agreement on or prior to the closing date; and

•	Company having received a certificate signed by a designated director of each of Parent and Merger Sub certifying as to the satisfaction of the conditions under the merger agreement described above.

Market Price of the ADSs (Page 48)

The closing price of the ADSs on NASDAQ on October 11, 2012, the last trading date immediately prior to the Company’s announcement on October 12, 2012 that it had received a going private proposal, was $1.08 per ADS. The merger consideration of $1.80 per ADS to be paid in the merger represents a premium of approximately 66.7% over that closing price.

Fees and Expenses (Page 46)

Whether or not the merger is completed, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such costs and expenses except as otherwise provided in the merger agreement and the consortium agreement.

QUESTIONS AND ANSWERS ABOUT THE EXTRAORDINARY GENERAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the extraordinary general meeting and the merger. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	What is the merger?

A:	The merger is a going private transaction pursuant to which Merger Sub will merge with and into the Company. Once the merger agreement is approved by the shareholders of the Company and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into the Company, with the Company continuing as the surviving company after the merger. If the merger is completed, the Company will continue its operations as a privately-held company owned solely by Parent, and as a result of the merger, the ADSs will no longer be listed on NASDAQ, and the Company will cease to be a publicly-traded company.

Q:	What will I receive in the merger?

A:	If you own Shares and the merger is completed, you will be entitled to receive $1.80 in cash, without interest and net of any applicable withholding taxes, for each Share you own as of the effective time of the merger (unless you validly exercise and have not effectively withdrawn or lost your appraisal rights under Section 238 of the Cayman Islands Companies Law with respect to the merger, in which event you will be entitled to the agreed or appraised fair value of each Share pursuant to the Cayman Islands Companies Law).

If you own ADSs and the merger is completed, you will be entitled to receive $1.80 per ADS (less a $0.05 per ADS cancellation fee pursuant to the terms of the deposit agreement) in cash, without interest and net of any applicable withholding taxes, for each ADS you own immediately prior to the effective time of the merger unless you (a) surrender your ADS to the ADS depositary, pay the ADS depositary’s fees required for the cancellation of ADSs and provide instructions for the registration of the corresponding Shares before the close of business in New York City on May 14, 2014 and become a holder of Shares by the close of business in the Cayman Islands on May 16, 2014 and (b) comply with the procedures and requirements for exercising appraisal rights for the Shares under Section 238 of the Cayman Islands Companies Law.

Please see “Material U.S. Federal Income Tax Considerations,” “Material PRC Income Tax Considerations” and “Material Cayman Islands Tax Considerations” beginning on page 78 for a more detailed description of the tax consequences of the merger. You should consult with your own tax advisor for a full understanding of how the merger will affect your U.S. federal, state, local, foreign and other taxes.

Q:	How will the Company’s share options be treated in the merger?

A:	If the merger is completed, each outstanding and unexercised option to purchase Shares under the Company Option Plans (whether or not vested or exercisable) will be cancelled and converted into the right to receive a cash amount equal to (a) the total number of Shares issuable under such option immediately prior to the effective time of the merger multiplied by (b) the excess, if any, of (x) $1.80 over (y) the exercise price payable per Share underlying such option, without interest and net of any applicable withholding taxes, except that each unexercised option held by any Consortium member shall be cancelled and cease to exist without payment of any consideration or distribution therefor.

Q:	How will the Company’s restricted shares be treated in the merger?

A:	If the merger is completed, each restricted share issued under the Company Option Plans that is then outstanding and unvested will be cancelled and converted into the right to receive a cash amount equal to $1.80, without interest and net of any applicable withholding taxes, except that each unvested restricted share held by any Consortium member shall be cancelled and cease to exist without payment of any consideration or distribution therefor.

Q:	After the merger is completed, how will I receive the merger consideration for my Shares?

A:	If you are a registered holder of Shares, promptly after the effective time of the merger (in any event within five (5) business days after the effective time), a paying agent appointed by Parent will mail you (a) a form of letter of transmittal for purpose of specifying how the delivery of the merger consideration to you is to be effected and (b) instructions for effecting the surrender of any Share certificates in exchange for the applicable merger consideration. If your Shares are represented by Share certificates, unless you validly exercise and have not effectively withdrawn or lost your appraisal rights in accordance with Section 238 of the Cayman Islands Companies Law, upon your surrender of the Share certificates (or an affidavit and indemnity of loss in lieu of the Share certificates) together with a duly completed letter of transmittal, the paying agent will send you the per Share merger consideration of $1.80 in cash, without interest and net of any applicable withholding taxes, for each Share represented by the share certificate in exchange for the cancellation of your Shares and Share certificates after completion of the merger.

In the event of a transfer of ownership of Shares that is not registered in the register of members of the Company, a check for any cash to be exchanged upon due surrender of the Share certificate or book-entry Shares will be issued to such transferee only if the Share certificates (if any) or book-entry Shares which immediately prior to the effective time represented such Shares are presented to the paying agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable share transfer taxes have been paid or are not applicable.

If your Shares are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee on how to surrender your Shares and receive the merger consideration for those Shares.

Q:	After the merger is completed, how will I receive the cash for my ADSs?

A:	If your ADSs are represented by certificates, also referred to as American depositary receipts (“ADRs”), unless you have surrendered your ADRs to the ADS depositary for cancellation prior to the effective time of the merger, upon your surrender of the ADRs (or an affidavit and indemnity of loss in lieu of the ADRs) together with a duly completed letter of transmittal (which will be supplied to you by the ADS depositary after the effective time of the merger), the ADS depositary will send you a check for the per ADS merger consideration of $1.80 (less a $0.05 per ADS cancellation fee pursuant to the terms of the deposit agreement), without interest and net of any applicable withholding taxes, for each ADS represented by the ADRs, in exchange for the cancellation of your ADRs after the completion of the merger. If you hold your ADSs in uncertificated form, that is, without an ADR, unless you have surrendered your ADSs to the ADS depositary for cancellation prior to the effective time of the merger, the ADS depositary will send you a check for the per ADS merger consideration of $1.80 (less a $0.05 per ADS cancellation fee pursuant to the terms of the deposit agreement), without interest and net of any applicable withholding taxes, in exchange for the cancellation of each of your ADSs after the completion of the merger. The per ADS merger consideration may be subject to backup withholding taxes if the ADS depositary has not received from you a properly completed and signed U.S. Internal Revenue Service Form W–8 or W–9.

In the event of a transfer of ownership of ADSs that is not registered in the register of ADS holders maintained by the ADS depositary, the check for any cash to be exchanged upon cancellation of the ADSs will be issued to such transferee only if the ADRs, if applicable, are presented to the ADS depositary, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable ADS transfer taxes have been paid or are not applicable. The per ADS merger consideration may be subject to backup withholding taxes if the ADS depositary has not received from the transferee a properly completed and signed U.S. Internal Revenue Service Form W–8 or W–9.

If your ADSs are held in “street name” by your broker, bank or other nominee, you will not be required to take any action to receive the merger consideration for your ADSs as the ADS depositary will arrange for the surrender of the ADSs and the remittance of the per ADS merger consideration with The Depository Trust Company (the clearance and settlement system for the ADSs) for distribution to your broker, bank or nominee on your behalf. If you have any questions concerning the receipt of the per ADS merger consideration, please contact your broker, bank or nominee.

Q:	When and where will the extraordinary general meeting be held?

A:	The extraordinary general meeting will take place on May 29, 2014, at 10:00 a.m. (Hong Kong time) at 22nd Floor, Bank of China Tower, 1 Garden Road, Hong Kong.

Q:	What matters will be voted on at the extraordinary general meeting?

A:	You will be asked to consider and vote on the following proposals:

•	to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger;

•	to authorize the directors and officers of the Company to do all things necessary to give effect to the merger agreement; and

•	to approve any motion to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

Q:	What vote of our shareholders is required to approve the merger agreement?

A:	Approval of the merger agreement requires (i) an affirmative vote of shareholders representing two-thirds or more of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting of shareholders of the Company, and (ii) an affirmative vote of shareholders representing a majority of the Shares other than the Rollover Shares present and voting in person or by proxy at the extraordinary general meeting of shareholders of the Company. At the close of business on May 16, 2014, the record date for the extraordinary general meeting, 38,203,525 Shares are expected to be outstanding and entitled to vote at the extraordinary general meeting.

Pursuant to the terms of the merger agreement and the voting and subscription agreement, the Consortium members have agreed to vote 10,784,871 of the Shares held by them, representing 28.2% of the total outstanding Shares as of the date of this proxy statement (excluding Reserved Shares and Repurchased Shares), in favor of the proposal to approve the merger agreement and the transactions contemplated thereby, including the merger.

Q:	What are the positions of the Company’s board of directors and the special committee with respect to the proposals?

A:	After careful consideration and upon the unanimous recommendation of the special committee, our board of directors, by a unanimous vote:

•	determined that the merger is procedurally fair to, and in the best interests of, the Company and its unaffiliated shareholders and unaffiliated ADS holders,

•	approved the execution, delivery and performance by the Company of the merger agreement and the transactions contemplated thereby, including the merger, and

•	directed that the merger agreement and the merger be submitted to shareholders and ADS holders at the extraordinary general meeting.

In addition, our board of directors, with the Company’s independent directors, including the members of the special committee, present but abstaining, which consisted only of Mr. Shuang Wang, the chief executive officer of the Company, and Mr. Kin Fai Ng, a senior vice president and company secretary of the Company, who are members of the Consortium, (a) determined that the merger agreement and the transactions contemplated thereby, including the merger, are procedurally and substantively fair to, and in the best interests of, the Company and its unaffiliated shareholders and unaffiliated ADS holders, and (b) recommended that the Company’s shareholders vote:

•	FOR the proposal to approve the merger agreement and the transactions contemplated thereby, including the merger,

•	FOR the proposal to authorize the directors and officers of the Company to do all things necessary to give effect to the merger agreement, and

•	FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

The three members of the special committee and Mr. Fushan Chen abstained from voting on the matters identified in (a) and (b) in the immediately preceding sentence because it was their view that they could only reach a conclusion as to the procedural fairness and not the overall fairness of the transaction due to the fact that a fairness opinion from an independent financial advisor could not be obtained in a timely manner.

You should read “Special Factors—Reasons for the Merger and Recommendations and Determinations of the Special Committee and Our Board of Directors” beginning on page 27 for a discussion of the factors that our special committee and board of directors considered in making their respective determinations described above. In addition, in considering the recommendation of our special committee and board of directors with respect to the merger agreement, you should be aware that some of the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our shareholders generally. See “Special Factors—Interests of Certain Persons in the Merger” beginning on page 43.

Q:	Who is entitled to vote at the extraordinary general meeting?

A:	The Share record date is May 16, 2014. Only shareholders entered in the register of members of the Company at the close of business in the Cayman Islands on the record date or their proxy holders are entitled to vote at the extraordinary general meeting or any adjournment thereof. The ADS record date for ADS holders entitled to instruct the ADS depositary to vote at the extraordinary general meeting is April 2, 2014. Only ADS holders of the Company at the close of business in New York City on the ADS record date are entitled to instruct the ADS depositary to vote at the extraordinary general meeting. Alternatively, you may vote at the extraordinary general meeting if you cancel your ADSs by the close of business in New York City on May 14, 2014 and become a holder of Shares by the close of business in the Cayman Islands on May 16, 2014, the Share record date.

Q:	What constitutes a quorum for the extraordinary general meeting?

A:	The presence of two (2) shareholders entitled to vote and present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative) representing not less than one-third of the outstanding Shares of the Company throughout the meeting shall constitute a quorum for the extraordinary general meeting.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible and currently expect the merger to close in the second quarter of 2014. In order to complete the merger, we must obtain shareholder approval of the merger at the extraordinary general meeting and the other closing conditions under the merger agreement must be satisfied or waived in accordance with the merger agreement.

Q:	What happens if the merger is not completed?

A:	If our shareholders do not approve the merger agreement and the transactions contemplated by the merger agreement, including the merger, or if the merger is not completed for any other reason, our shareholders will not receive any payment for their Shares or ADSs pursuant to the merger agreement, nor will the holders of any share options or restricted shares receive payment pursuant to the merger agreement. In addition, the Company will remain a publicly-traded company. The ADSs will continue to be listed and traded on NASDAQ, provided that the Company continues to meet NASDAQ’s listing requirements. In addition, the Company will remain subject to SEC reporting obligations. Therefore, our shareholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of our Shares.

Under specified circumstances, the Company may be required to pay Parent a termination fee and reimburse Parent, Merger Sub and their affiliates (other than the Company) for their expenses in connection with the merger, or Parent may be required to pay the Company and its affiliates (other than the Consortium) a termination fee and reimburse the Company and its affiliates for their expenses in connection with the merger, in each case, as described under the caption “The Merger Agreement—Termination Fees; Reimbursement of Expenses” beginning on page 68.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, exhibits, attachments and the other documents referred to or incorporated by reference herein and to consider how the merger affects you as a shareholder. After you have done so, please vote as soon as possible.

Q:	How do I vote if my Shares are registered in my name?

A:	If Shares are registered in your name (that is, you do not hold ADSs) as of the Share record date, you should simply indicate on your proxy card how you want to vote, and sign and mail your proxy card in the accompanying return envelope as soon as possible but in any event by May 27, 2014 at 9:00 am (Hong Kong time) so that your Shares will be represented and may be voted at the extraordinary general meeting.

Alternatively, you can attend the extraordinary general meeting and vote in person. If you decide to sign and send in your proxy card, and do not indicate how you want to vote, the Shares represented by your proxy will be voted FOR the proposal to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger, FOR the proposal to authorize the directors and officers of the Company to do all things necessary to give effect to the merger agreement, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting unless you appoint a person other than the chairman of the meeting as proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines. If your Shares are held by your broker, bank or other nominee, please see below for additional information.

Q:	How do I vote if I own ADSs?

A:	If you own ADSs as of the close of business in New York City on April 2, 2014, you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS depositary (as the holder of the Shares underlying your ADSs) how to vote the Shares underlying your ADSs by completing and signing the ADS voting instruction card and returning it in accordance with the instructions printed on it as soon as possible but, in any event, so as to be received by the ADS depositary no later than 12:00 p.m. (New York City time) on May 23, 2014. The ADS depositary will endeavor, in so far as practicable, to vote or cause to be voted the number of Shares represented by your ADSs in accordance with your voting instructions. If the ADS depositary timely receives valid voting instructions from an ADS holder which fail to specify the manner in which the ADS depositary is to vote the Shares represented by ADSs held by such ADS holder, such votes will not be cast in respect of the items set forth in the voting instructions.

Alternatively, you may vote at the extraordinary general meeting if you cancel your ADSs prior to the close of business in New York City on May 14, 2014 and become a holder of Shares by the close of business in the Cayman Islands on May 16, 2014, the Share record date. If you hold your ADSs through a financial intermediary such as a broker, you must rely on the procedures of the financial intermediary through which you hold your ADSs if you wish to vote. If your ADSs are held by your broker, bank or other nominee, see below.

If you wish to cancel your ADSs and vote the underlying Shares at the extraordinary general meeting, you need to make arrangements to deliver your ADSs to the ADS depositary for cancellation prior to the close of business in New York City on May 14, 2014 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of Shares) and (b) payment of the ADS cancellation fees ($0.05 per ADS to be cancelled) and any applicable taxes. If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS depositary will instruct the registrar of the Shares to transfer registration of the Shares to the former ADS holder. If after registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the registrar of the Shares to issue and mail a certificate to your attention.

Q:	If my Shares or ADSs are held in a brokerage account, will my broker vote my Shares on my behalf?

A:	Your broker, bank or other nominee will only vote your Shares on your behalf or give voting instructions with respect to the Shares underlying your ADSs if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your broker, bank or nominee regarding how to instruct it to vote your Shares. If you do not instruct your broker, bank or other nominee how to vote your Shares that it holds, those Shares may not be voted.

Q:	What will happen if I abstain from voting or fail to vote on the proposal to approve the merger agreement?

A:	If you abstain from voting, fail to cast your vote in person or by proxy or fail to give voting instructions to your broker, dealer, commercial bank, trust company or other nominee, your vote will not be counted.

Q:	May I change my vote?

A:	Yes, you may change your vote in one of three ways:

•	First, you may revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting before the extraordinary general meeting commences. Any written notice revoking a proxy should be sent to Ninetowns Internet Technology Group Company Limited, 22nd Floor, Building No. 1, Capital A Partners, No. 20 Gong Ti East Road, Chaoyang District, Beijing 100020, People’s Republic of China, Attention: Shi Peng Jiang.

•	Second, you may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company no less than 48 hours prior to the extraordinary general meeting.

•	Third, you may attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the extraordinary general meeting.

If you hold Shares through a broker, bank or other nominee and have instructed the broker, bank or other nominee to vote your Shares, you must follow directions received from the broker, bank or other nominee to change your instructions.

Holders of our ADSs may revoke their voting instructions by notification to the ADS depositary in writing at any time prior to 12:00 p.m. (New York City time) on May 23, 2014. A holder of ADSs can do this in one of two ways:

•	First, a holder of ADSs can revoke its voting instructions by written notice of revocation timely delivered to the ADS depositary.

•	Second, a holder of ADSs can complete, date and submit a new ADS voting instruction card to the ADS depositary bearing a later date than the ADS voting instruction card sought to be revoked.

If you hold your ADSs through a broker, bank or nominee and you have instructed your broker, bank or nominee to give ADS voting instructions to the ADS depositary, you must follow the directions of your broker, bank or nominee to change those instructions.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your Shares or ADSs in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold Shares or ADSs. If you are a holder of record and your Shares or ADSs are registered in more than one name, you will receive more than one proxy card. Please submit each proxy card that you receive.

Q:	Should I send in my share certificates or my ADRs now?

A:	No. After the merger is completed, you will be sent a form of letter of transmittal with detailed written instructions for exchanging your share certificates for the merger consideration. Please do not send in your certificates now. Similarly, you should not send in the ADRs that represent your ADSs at this time. Promptly after the merger is completed, the ADS depositary will call for the surrender of all ADRs for delivery of the merger consideration. ADR holders will be receiving a similar form of letter of transmittal and written instructions from the ADS depositary relating to the foregoing.

If your Shares or your ADSs are held in “street name” by your broker, bank or other nominee you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your share certificates or ADRs in exchange for the merger consideration.

Q:	Am I entitled to dissenters’ rights?

A:	Yes. Shareholders electing to dissent from the merger have the right to seek appraisal and payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote to approve the merger is taken, a written objection to the merger and they subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters’ rights. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you did not exercise appraisal rights with respect to your Shares.

ADS holders will not have the right to seek appraisal and payment of the fair value of the Shares underlying their ADSs. The ADS depositary will not attempt to perfect any dissenters’ rights with respect to any of the Shares that it holds, even if an ADS holder requests the ADS depositary to do so. ADS holders wishing to exercise appraisal rights must surrender their ADSs to the ADS depositary, pay the ADS depositary’s fees required for such surrender and provide instructions for the registration of the corresponding Shares before the close of business in New York City on May 14, 2014, and become registered holders of Shares by the close of business in the Cayman Islands on May 16, 2014. Thereafter, such former ADS holders must comply with the procedures and requirements for exercising dissenter and appraisal rights with respect to the Shares under Section 238 of the Cayman Islands Companies Law.

We encourage you to read the section of this proxy statement entitled “Dissenters’ Rights” beginning on page 86 as well as “Annex B—Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised)—Section 238” to this proxy statement carefully and to consult your own Cayman Islands legal counsel if you desire to exercise your appraisal rights.

Q:	If I own ADSs and seek to perfect appraisal rights, how do I convert my ADSs to Shares, and when is the deadline for completing the conversion of ADSs to Shares?

A:	If you own ADSs and wish to exercise appraisal rights, you must surrender your ADSs at the ADS depositary’s office at 1 Chase Manhattan Plaza, Floor 58, New York, New York 10005-1401. Upon your payment of its fees, including the applicable ADS surrender fee ($0.05 per ADS being cancelled) and any applicable taxes, the ADS depositary will transfer the Shares and any other deposited securities underlying the ADSs to such ADS holder or a person designated by such ADS holder. The deadline for surrendering ADSs to the ADS depositary for these purposes is the close of business in New York City on May 14, 2014.

You must become a registered holder of your shares and lodge a written notice of objection to the merger prior to the vote being taken.

Q:	Will any proxy solicitors be used in connection with the extraordinary general meeting?

A:	Yes. To assist in the solicitation of proxies, the Company has engaged MacKenzie Partners, Inc. as its proxy solicitor.

Q:	Do any of the Company’s directors or executive officers have interests in the merger that may differ from those of other shareholders?

A:

Yes. Some of the Company’s directors or executive officers have interests in the merger that may differ from those of other shareholders, including: (a) the beneficial ownership of equity interests in Parent by Mr. Shuang

Wang, Ms. Min Dong, Mr. Xiaoguang Ren, Mr. Kin Fai Ng, Mr. Bolin Wu, Mr. Zhonghai Xu and Mr. Tommy Siu Lun Fork; (b) the potential enhancement or decline of share value for Parent, of which Mr. Shuang Wang, Ms. Min Dong, Mr. Xiaoguang Ren, Mr. Kin Fai Ng, Mr. Bolin Wu, Mr. Zhonghai Xu and Mr. Tommy Siu Lun Fork are beneficial owners, as a result of the merger and future performance of the surviving company; (c) cash-out of outstanding options (except for those held by any Consortium member) at the effective time of the merger; (d) continued indemnification rights and rights to advancement of fees to be provided by the surviving company to former directors and officers of the Company; (e) the compensation of members of the special committee of our board of directors in exchange for their services in such capacity in the amount of $80,000 for the chairman and in the amount of $50,000 for the other members of the special committee (the payment of which is not contingent upon the completion of the merger or the special committee’s or the board’s recommendation of the merger); and (f) the continuation of service of the executive officers of the Company with the Company, as the surviving company, in positions that are substantially similar to their current positions. Please see “Special Factors—Interests of Certain Persons in the Merger” beginning on page 43 for a more detailed discussion of how some of the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our shareholders generally.

Q:	How will our directors and executive officers vote on the proposal to approve the merger agreement?

A:	Pursuant to the merger agreement and the voting and subscription agreement, Mr. Shuang Wang, Ms. Min Dong, Mr. Xiaoguang Ren, Mr. Kin Fai Ng, Mr. Bolin Wu, Mr. Zhonghai Xu and Mr. Tommy Siu Lun Fork have agreed to vote 10,784,871 of the Shares held by them, representing 28.2% of the total outstanding Shares as of the date of this proxy statement (excluding Reserved Shares and Repurchased Shares), in favor of the proposal to approve the merger agreement and the transactions contemplated thereby, including the merger, and against any competing proposal at any shareholders’ meeting of the Company. As of the record date, the Consortium beneficially owned, in the aggregate, 12,540,063 Shares, which represent approximately 31.4% of the total outstanding Shares (excluding Reserved Shares and Repurchased Shares). As of the date of this proxy statement, our directors (other than the Consortium members) collectively beneficially owned 231,751 Shares (including Shares represented by ADSs), or, approximately 0.6% of the total outstanding Shares (excluding Reserved Shares and Repurchased Shares).

Q:	Who can help answer my questions?

A:	If you have any questions about the merger or if you need additional copies of this proxy statement or the accompanying proxy card, you should contact MacKenzie Partners, Inc., our proxy solicitor, at +1 (212) 929-5500 (collect call) or toll free at +1 (800) 322-2885.

SPECIAL FACTORS

Background of the Merger

Our board of directors and senior management periodically review the Company’s long-term strategic plans with the goal of enhancing shareholder value. As part of this ongoing process, our board of directors and senior management, from time to time, have considered strategic alternatives that may be available to the Company.

Starting in May 2012, Mr. Shuang Wang met in his individual capacity with the other individual members of the Consortium and informally discussed the possibility of a potential going private transaction with them.

Between July 2012 and September 2012, the individual members of the Consortium held a number of preliminary discussions to explore the feasibility of a possible going private transaction with respect to the Company, which discussions also touched on the key commercial terms for a potential going private transaction.

On September 8, 2012, Mr. Shuang Wang appointed Ropes & Gray LLP (“Ropes & Gray”) to act on behalf of the Consortium as U.S. counsel for a potential going private transaction.

On September 13, 2012, Ropes & Gray circulated to the Consortium a draft consortium agreement and draft proposal letter for a potential take-private transaction, and thereafter the members of the Consortium discussed the terms of such agreement and letter.

On October 9, 2012, the Consortium members determined to set the offer price range for the proposed transaction at $1.80 to $2.00 per Share and per ADS, subject to their entry into a consortium agreement. This offer price range was determined by the Consortium based on the fact that it represented a significant premium to the trading price of the Company’s ADSs at that time and thus the Consortium believed it would be attractive to unaffiliated shareholders and unaffiliated ADS holders, while also being commercially viable from the viewpoint of the Consortium.

On October 12, 2012, the Consortium members signed a consortium agreement pursuant to which they agreed to participate, with each other on an exclusive basis during the exclusivity period under the consortium agreement, in a potential going private transaction involving the Company. The exclusivity period under the consortium agreement is six months following the execution of the consortium agreement. The consortium agreement provided, among other things, that the parties would submit a proposal to the Company’s board of directors to acquire the Company in a “going private” transaction. The Consortium members decided to propose a going private transaction at this time given (i) the Consortium’s belief that the operating environment had become more challenging since the Company’s initial public offering, with greater competition in many of the service areas in which the Company operates; (ii) the Consortium’s belief that these market challenges are not temporary in nature and responding to these challenges will require strategies which would be most effectively implemented in the context of a private company structure where the Company’s management will have greater flexibility to focus on improving long-term profitability without the pressures exerted by the public market’s valuation of the Company and its emphasis on short-term period-to-period performance; (iii) as a privately held company, the Company would be relieved of many of the expenses, burdens and constraints imposed on companies that are subject to the public reporting requirements under the U.S. federal securities laws, including the Exchange Act and the Sarbanes-Oxley Act of 2002; and (iv) the limited trading volume of the Company’s ADSs on NASDAQ in recent years.

Later on that same day, Mr. Shuang Wang submitted a preliminary non-binding letter (the “Proposal Letter”) to the board of directors of the Company proposing to undertake a going private transaction by acquiring all of the Shares not already directly or indirectly beneficially owned by Mr. Shuang Wang, Ms. Min Dong, Mr. Xiaoguang Ren, Mr. Kin Fai Ng, Mr. Bolin Wu, Mr. Zhonghai Xu or Mr. Tommy Siu Lun Fork, for cash consideration in the range of $1.80 to $2.00 per Share. In the Proposal Letter, Mr. Shuang Wang, among other things, (a) outlined his intention to move expeditiously to complete the proposed transaction as soon as practicable, (b) stated his expectations that the transaction would be financed with a combination of cash from the resources of the Company, its subsidiaries and the acquisition vehicle to be formed by members of the Consortium and (c) stated his expectation that the board of directors of the Company would establish a special committee of independent directors to consider the proposed transaction. Mr. Shuang Wang made it clear in the Proposal Letter that he, Ms. Min Dong, Mr. Xiaoguang Ren, Mr. Kin Fai Ng, Mr. Bolin Wu, Mr. Zhonghai Xu or Mr. Tommy Siu Lun Fork did not intend to sell their stake in the Company to a third party as it was their intention to maintain their existing shareholding and, in the proposed transaction, to acquire the remaining Shares not already beneficially owned by them.

        Later on that same day, Mr. Shuang Wang presented certain key aspects of the Proposal Letter in a meeting of the board of directors attended by all members other than Mr. Fushan Chen and Mr. Mark Ming Hsun Lee. Thereafter, the board of directors of the Company, except for Mr. Shuang Wang and Mr. Kin Fai Ng, who recused themselves due to their interests in the matters to be discussed, and Mr. Fushan Chen and Mr. Mark Ming Hsu Lee, held a meeting to discuss the Proposal Letter and decided by written resolutions that it was in the best interests of the Company to form a special committee, consisting of three of the Company’s independent directors, Mr. Martin Cheung (to serve as chairman of the special committee), Mr. Dachun Zhang and Mr. Mark Ming Hsun Lee, to consider and attend to all matters in connection with the Proposal Letter from the Consortium and the transactions contemplated thereby.

Later on that same day, the Company issued a press release regarding its receipt of the Proposal Letter and the transaction proposed therein and Paul Hastings LLP (“Paul Hastings”), U.S. legal advisor to the Company, circulated a draft confidentiality agreement (the “confidentiality agreement”) to Ropes & Gray.

On October 15, 2012, the Company furnished the press release announcing its receipt of the Proposal Letter as an exhibit to its Current Report on Form 6-K.

On October 22, 2012, the Consortium filed with the SEC a Schedule 13D announcing the formation of the Consortium and the execution and submission of the Proposal Letter to the board of directors of the Company.

Later on that same day, the special committee formally executed an engagement letter to retain Latham & Watkins LLP (“Latham”) as its U.S. legal advisor.

On October 24, 2012, the special committee formally executed an engagement letter to retain Maples and Calder (“Maples”) as its Cayman Islands legal advisor.

On October 26, 2012, following additional negotiations between Paul Hastings, Latham and Ropes & Gray, the confidentiality agreement was executed by the Company and the Consortium and Ropes & Gray sent a due diligence request list to Paul Hastings. Following review, Paul Hastings forwarded the due diligence request list to the Company.

On November 6, 2012, with the permission of the special committee, Piper Jaffray provided its due diligence request list to the Company.

On November 8, 2012, Ropes & Gray provided an initial draft of the merger agreement to the special committee and Latham.

On November 9, 2012, the special committee formally executed an engagement letter to retain Piper Jaffray as its financial advisor to assist the special committee in its work.

On November 14, 2012, Latham convened a meeting with the special committee and representatives from Maples and Piper Jaffray to discuss the Proposal Letter. At the meeting, Latham and Maples advised the special committee of the customary role and obligations of the special committee in a Rule 13e-3 “going private” transaction with respect to U.S. securities law and Cayman Islands law, respectively. Latham also discussed the general process for a typical going private transaction, including an indicative timeline, structure and key milestones such as the filing of a proxy statement and Rule 13e-3 transaction statement on Schedule 13E-3. Piper Jaffray then discussed the role of the financial advisor in the transaction as well as the timing for and advisability of conducting a “market check” process to seek alternative transactions that might be available to the Company and its shareholders. Piper Jaffray estimated that a market check would take approximately three weeks to complete. Piper Jaffray further noted that there was no obvious natural buyer for the Company, given its unique combination of business lines consisting of software, real estate and e-commerce. Latham then highlighted the possible practical difficulties with conducting a meaningful market check, given that the Consortium members held a significant stake in the Company and had publicly indicated their lack of interest in selling their shares to third parties. Following discussion, it was agreed that Piper Jaffray would prepare a preliminary list of approximately eight to ten companies as possible market check candidates and that the issue would be revisited at a later time. The parties then discussed the Consortium’s proposed financing structure and the availability and potential sources of funding. Latham highlighted that the proposed transaction structure did not contemplate any third party equity or debt financing and that financing for the all-cash buyout of the Company’s shares would be sourced exclusively from cash and cash equivalents on the Company’s balance sheet. The discussion then turned to the merger agreement, where Latham summarized the key issues in the initial draft circulated by Ropes & Gray on behalf of the Consortium. The key issues included (a) the absence of a “majority of the minority” vote condition, (b) the treatment of any fees and expenses payable to the depositary in connection with the cancellation of the Company’s ADSs and termination of the ADS program, (c) the representations and warranties of the Company and of Parent and Merger Sub, (d) the “force the vote” provision proposed by the Consortium, (e) the right of the Company to seek specific performance of the merger agreement and (f) the triggering events and aggregate amounts proposed by the Consortium for the termination fee and reverse termination fee. It was agreed that Latham would prepare and circulate to the special committee, Piper Jaffray and Maples a consolidated mark-up of the draft merger agreement and an issues list for input, with a view to circulating these documents to the Consortium and Ropes & Gray shortly thereafter.

On November 15, 2012, the Company furnished the press release announcing the engagement of Latham, Maples and Piper Jaffray by the special committee as its legal and financial advisors to assist it in its work.

On November 21, 2012, Paul Hastings provided comments to Latham on the draft merger agreement with respect to representations and warranties of the Company and interim covenants relating to the operation of the Company between the signing of the merger agreement and the closing of the proposed transaction.

On November 23, 2012, Latham provided comments on the draft merger agreement to Ropes & Gray reflecting the special committee’s positions on the material issues and also circulated an issues list to Ropes & Gray explaining the basis for certain positions taken by the special committee and also seeking clarification on certain issues under the draft merger agreement including, among other things, (a) a “majority of the minority” vote condition to provide additional protection to the public shareholders not affiliated with the Consortium, (b) deletion of the “force the vote” provision and (c) a right for the Company to seek specific performance of the merger agreement.

On or around November 26, 2012, Piper Jaffray delivered to the special committee a presentation containing a preliminary list of potential strategic partners for the Company which consisted of Global Sources, Ltd., Global Market Group Limited, Digital China Holdings Limited, Pactera Technology International Ltd., Isoftstone Holdings Limited, Kingdee International Software Group, Beijing Capital Development Co. Ltd., Beijing Urban Construction Investment & Development Co., Ltd., China Vanke Co. Ltd., Longfor Properties Co., Ltd. and Soho China Ltd. None of the companies on the list was ever contacted by either Piper Jaffray or the Company during Piper Jaffray’s engagement as financial advisor to the special committee.

On November 28, 2012, Latham and Ropes & Gray held a telephonic meeting to discuss certain outstanding issues in the merger agreement and related transaction documents, including, among other things, the special committee’s request for (a) a “majority of the minority” vote condition to provide additional protection to the public shareholders not affiliated with the Consortium, (b) deletion of the “force the vote” provision and (c) a right for the Company to seek specific performance of the merger agreement. No agreement was reached on these issues during the meeting, and Ropes & Gray agreed to consult the Consortium members regarding these open issues.

On November 30, 2012, Ropes & Gray circulated a revised draft of the merger agreement, a response to the issues list circulated by Latham, a draft limited guaranty from Mr. Shuang Wang and a draft voting and subscription agreement.

        Later on that same day, Latham convened a telephonic meeting with the special committee and representatives from Maples and Piper Jaffray to discuss (a) the process for reviewing and commenting on the revised draft of the merger agreement received earlier that day, and (b) whether to conduct a pre-signing market check. Following discussion, the special committee decided not to instruct Piper Jaffray to proceed on its market check process, principally since it agreed with Piper Jaffray’s view that there was no obvious natural buyer for the Company, given the Company’s unique combination of business lines consisting of software, real estate and e-commerce, and since no other potential investors had indicated interest to either Piper Jaffray or the special committee in making an alternative offer. In addition, on the advice of its legal advisers, the special committee took into account the fact that the merger agreement did not preclude potential buyers from making alternative offers between the signing of the merger agreement and the date of the extraordinary general meeting of the Company’s shareholders. In terms of process, Latham indicated it would prepare and circulate to the special committee, Piper Jaffray and Maples a consolidated mark-up of the draft merger agreement and an issues list for input, with a view to circulating these documents to the Consortium and Ropes & Gray shortly thereafter.

On December 5, 2012, Latham convened a telephonic meeting with the special committee and representatives from Maples and Piper Jaffray. At the meeting, Latham briefed the special committee on the key outstanding issues in the draft merger agreement, after which the special committee instructed Latham to continue to negotiate the following terms on its behalf: (a) the inclusion of a “majority of the minority” vote condition, (b) the further paring down of the representations and warranties of the Company, (c) the deletion of the “force the vote” provision, (d) the covenant to obtain a director and officer insurance policy, and (e) a reverse termination fee payable by the Consortium equivalent to 3% of the Company’s implied equity value and a termination fee payable by the Company of 1% of the Company’s implied equity value.

Later on that same day, Latham provided to Ropes & Gray (a) comments on the revised draft merger agreement reflecting the special committee’s positions on the material issues discussed between Latham and the special committee earlier that same day, (b) responses to the issues list explaining the basis for certain positions taken by the special committee, (c) comments on the draft limited guaranty from Mr. Shuang Wang and (d) comments on the draft voting and subscription agreement.

On December 6, 2012, the management of the Company provided Piper Jaffray with its financial projections.

On December 11, 2012, representatives from Ropes & Gray, Latham, Maples and Conyers Dill & Pearman, the Consortium’s Cayman Islands legal advisors (“Conyers”), convened a telephonic conference to discuss outstanding issues in the merger agreement, including, among other things, (a) a “majority of the minority” vote condition to provide additional protection to the public shareholders not affiliated with the Consortium and (b) deletion of the “force the vote” provision. No agreement was reached on these issues during the meeting, and Ropes & Gray and Latham agreed to further consult with their respective clients.

On December 13, 2012, Ropes & Gray circulated a further revised draft of the merger agreement, a revised draft of the limited guaranty from Mr. Shuang Wang and a revised draft voting and subscription agreement.

On December 16, 2012, Latham provided comments on the further revised draft of the merger agreement, which included, among other things, a request that the Company purchase director and officer insurance for a period of time following the effective time of the proposed merger, and the revised draft of the limited guaranty from Mr. Shuang Wang. The special committee, the Consortium, their respective advisors and Piper Jaffray continued discussions regarding director and officer insurance in the second half of December 2012 and in January 2013.

On December 17, 2012, Latham convened a telephonic meeting with the special committee and representatives from Maples and Piper Jaffray to discuss the status of the drafts of the merger agreement and related transaction documents. Latham advised the special committee that the merger agreement and ancillary documents, including the limited guaranty and the voting and subscription agreement, were in substantially final form. In particular, Latham indicated that, in addition to the commercial issues relating to the obtaining of a director and officer insurance policy and the merger consideration, the key issues which remained outstanding included the “force the vote” provision, the “majority of the minority” vote condition and the aggregate amounts payable by the Company and the Consortium with respect to the termination fee and reverse termination fee, respectively.

In January 2013, Piper Jaffray requested that the Company provide it with financial statements for the year ended December 31, 2012 as part of its financial due diligence and evaluation of the fairness of the Consortium’s proposal from a financial point of view. At that time, the Consortium and the special committee suspended their negotiations, pending delivery of such financial statements (which occurred on April 30, 2013 when the Company filed its annual report on Form 20-F for the year ended December 31, 2012).

In May and June 2013, the Consortium considered alternatives to pursuing the transaction proposed in the Proposal Letter, including a possible sale of the Company to a third party. Such considerations did not proceed beyond a preliminary stage, and no offer was solicited by the Consortium or made by any third party.

In June 2013, Piper Jaffray requested that the Company provide it with financial statements for the six months ended June 30, 2013 so as to further update its financial due diligence. Piper Jaffray received such financial statements when the Company publicly announced its financial results for the six months ended June 30, 2013 on September 16, 2013.

In September 2013, Piper Jaffray requested that the Company provide it with updated management financial projections. The Company did not provide any documentation in response to Piper Jaffray’s request.

In November 2013, Piper Jaffray requested that the Company provide it with management accounts for the period from July 1, 2013 to October 31, 2013 so as to further update its financial due diligence, and further stated that if the transaction would extend beyond December 31, 2013, financial statements for the year ended December 31, 2013 might be needed. The Company did not provide any documentation in response to Piper Jaffray’s request.

        On December 30, 2013, a representative of the Consortium initiated discussions with the members of the special committee suggesting that they resume the negotiation of the terms of the merger agreement and related agreements. The Consortium discussed its view that the proposed transaction is the most advantageous available to the Company and its unaffiliated shareholders and that a price of $1.80 per Share and per ADS is substantively fair to unaffiliated shareholders and unaffiliated ADS holders given that, among other things, (a) since the Proposal Letter was first announced on October 12, 2012, no other parties had approached the Board or the special committee to discuss any alternative transactions, (b) the price of $1.80 per Share and per ADS represents a premium of 66.7% over the Company’s closing price as quoted by the NASDAQ on October 11, 2012, the last trading day prior to the Company’s announcement on October 12, 2012 that it had received a going private proposal, and a premium of 62.2% and 64.9% over the Company’s volume-weighted average price over the 30 and 60 trading days prior to October 12, 2012, respectively, (c) the Company’s business had been adversely affected by a number of factors since the October 12, 2012 announcement, including in particular the anticipated adverse effect on the Company’s sales of enterprise software and related customer maintenance services resulting from recent regulatory changes in China as announced by the Company on August 23, 2013, and (d) any further delays in the process could potentially adversely affect the ability and willingness of the Consortium to pursue the proposed transaction. The Consortium also noted that it believed Piper Jaffray’s request for updated management projections and financial statements for the fiscal year ended December 31, 2013 would cause additional delays. Accordingly, the Consortium proposed that if Piper Jaffray was unable to complete its work or another financial advisor could not replace them within a reasonable time period, the parties could proceed without seeking an opinion from a financial advisor as to the fairness of the transaction from a financial point of view to the Company’s unaffiliated shareholders.

On January 4, 2014, the special committee and Piper Jaffray held a telephonic meeting in which Piper Jaffray updated the special committee on the status of its due diligence work and advised the special committee that Piper Jaffray had not received updated financial projections, management accounts or financial statements.

On January 7, 2014, the special committee held a telephonic meeting with representatives of Latham. At this meeting, the special committee determined that it would resume negotiations with the Consortium and evaluate whether it could be in a position to recommend that the Company’s board of directors approve the proposed transaction upon the completion of negotiations with the Consortium in the absence of a fairness opinion from Piper Jaffray or another financial advisor. The special committee noted the very long delay in the process, the significant potential further delays associated with obtaining a fairness opinion from Piper Jaffray or another financial advisor (who would be unfamiliar with the Company and the proposed transaction), the Consortium’s desire to complete the transaction expeditiously and the fact that a fairness opinion was not required as a matter of Cayman Islands law. The special committee concluded that, under the circumstances, it would be in the best interests of the Company and its unaffiliated shareholders to resume negotiations without requesting a fairness opinion from Piper Jaffray or seeking to engage a new financial advisor.

On January 9, 2014, representatives of the Consortium, Paul Hastings, Ropes & Gray and Latham held a telephonic meeting to discuss the resumption of the negotiations. Topics discussed included, among other things, (a) whether the special committee could be in a position to recommend that the Company’s board of directors approve the proposed transaction upon the completion of negotiations with the Consortium in the absence of a fairness opinion from Piper Jaffray or another financial advisor, (b) the special committee’s request for a “majority of the minority” vote condition in the merger agreement to provide additional protection to the public shareholders not affiliated with the Consortium and (c) deletion of the “force the vote” provision in the merger agreement. No agreement was reached on these issues during the meeting, and Ropes & Gray indicated that it would circulate a revised draft of the merger agreement after consulting with the Consortium members.

On January 13, 2014, Ropes & Gray circulated a revised draft of the merger agreement and limited guaranty from Mr. Shuang Wang. The revised draft merger agreement included a “majority of the minority” vote condition to provide additional protection to the public shareholders not affiliated with the Consortium and deleted the “force the vote” provision.

On January 17, 2014, Ropes & Gray circulated a further revised draft of the voting and subscription agreement.

On January 19, 2014, the special committee held a telephonic meeting with representatives from Latham and Maples. Following an update from Latham on the resumption of negotiations on the merger agreement and related transaction documents and a recap of the special committee’s fiduciary obligations by Maples and Latham, Latham summarized for the special committee the key terms of the open items on the merger agreement and other transaction documents. Latham noted that the revised draft of the merger agreement indicated, among other things, that the Consortium had accepted the special committee’s request for a “majority of the minority” vote condition and the deletion of the “force the vote” provision. In consultation with Latham and Maples, the special committee considered the various recommendation options available to it with respect to the merger, including the option of recommending the submission of the merger to a shareholders’ vote without recommending approval or disapproval of the transaction to the Company’s shareholders. After discussion, the special committee indicated that, subject to reaching mutually satisfactory arrangements on any open non-financial terms of the merger agreement, the special committee was prepared to move forward with the transaction and submit the transaction to the Company’s shareholders. Due to the absence of a financial advisor advising on the fairness of the merger consideration, the special committee decided that it would reserve judgment on whether to recommend the approval of the transaction to the Company’s shareholders. There was also discussion on the recent rise in the price of the Company’s ADSs to a level exceeding the proposed per Share and per ADS merger consideration. The special committee agreed that it would closely monitor the Company’s ADS price in the following few days.

Later on that same day, Latham provided comments on the further revised draft of the merger agreement, including proposed amendments to the definition of “Company Position,” in light of the alternative recommendation options being considered by the special committee with respect to the merger, namely, the option of recommending the submission of the merger to a shareholders’ vote without a recommendation of approval or disapproval.

On January 21, 2014, Ropes & Gray circulated a further revised draft of the merger agreement.

On January 22, 2014, Latham provided minor comments on the further revised draft of the merger agreement and the revised draft of the limited guaranty from Mr. Shuang Wang.

On January 24, 2014, Ropes & Gray circulated a further revised draft of the limited guaranty from Mr. Shuang Wang.

Between January 24 and 29, 2014, Ropes & Gray and Latham engaged in further discussions over minor outstanding issues in the draft merger agreement.

On January 29, 2014, the special committee held a telephonic meeting with representatives of Latham, at which Latham reviewed the major terms of the merger agreement and recent discussions with Paul Hastings and Ropes & Gray. The special committee and Latham also discussed the fact that the price of the Company’s ADSs had dropped below the proposed per Share and per ADS merger consideration since their meeting on January 19, 2014. After considering the proposed terms of the merger agreement and the other transaction agreements and discussion with Latham and Maples, and taking into account the other factors described below under the heading titled “– Reasons for the Merger and Recommendations and Determinations of the Special Committee and Our Board of Directors,” the special committee unanimously determined that (a) it is in the best interests of the Company and its unaffiliated shareholders and unaffiliated ADS holders to enter into the merger agreement, (b) the execution, delivery and performance by the Company of the merger agreement and the consummation of the transactions contemplated thereby, including the merger, be approved, and (c) the merger, the merger agreement and the Cayman Plan of Merger be submitted by the Company to its shareholders for their approval at an extraordinary general meeting of the Company’s shareholders, without the special committee recommending approval (or recommending disapproval) of the merger, the merger agreement or the Cayman Plan of Merger by the Company’s shareholders. The special committee did not make a determination as to the substantive fairness of the merger agreement and the transactions contemplated thereby, including the merger, principally because, for the reasons stated above, it had not obtained a fairness opinion from a financial advisor as to the fairness from a financial point of view of the $1.80 per Share and per ADS merger consideration which opinion could be used to support its evaluation of the substantive fairness of the proposed transaction.

Later on that same day, the board of directors convened a meeting with representatives of Paul Hastings, Ropes, Latham and Maples. At the beginning of the meeting, Mr. Shuang Wang and Mr. Kin Fai Ng disclosed their interests in the proposed transaction, which interests are described under the heading titled “—Interests of Certain Persons in the Merger.” Paul Hastings led the directors in a discussion of the proposed transaction terms and the recommendation of the special committee. After considering the proposed terms of the merger agreement and the ancillary documents and the foregoing discussion, and taking into account the other factors described below under the heading titled “—Reasons for the Merger and Recommendations and Determinations of the Special Committee and the Company’s Board of Directors,” the board of directors unanimously determined that the merger is procedurally fair to, and in the best interests of, the Company and its unaffiliated shareholders and unaffiliated ADS holders, approved the execution, delivery and performance by the Company of the merger agreement and the transactions contemplated thereby, including the merger, and directed that the merger agreement and the merger be submitted to shareholders and ADS holders at the extraordinary general meeting. Subsequently, the board of directors, with the Company’s independent directors, including the members of the special committee, present but abstaining, which consisted only of Mr. Shuang Wang, the chief executive officer of the Company, and Mr. Kin Fai Ng, a senior vice president and company secretary of the Company, who are members of the Consortium, (a) determined that the merger agreement and the transactions contemplated thereby, including the merger, are substantively and procedurally fair to the Company and its unaffiliated shareholders and unaffiliated ADS holders, and (b) recommended that the Company’s shareholders vote FOR the proposal to approve the merger agreement and the transactions contemplated thereby, including the merger, FOR the proposal to authorize the directors and officers of the Company to do all things necessary to give effect to the merger agreement, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting. The three members of the special committee and Mr. Fushan Chen abstained from voting on the matters identified in (a) and (b) in the immediately preceding sentence because it was their view that they could only reach a conclusion as to the procedural fairness and not the overall fairness of the transaction due to the fact that a fairness opinion from an independent financial advisor could not obtained in a timely manner, as discussed above.

On January 29, 2014, the Company, Parent and Merger Sub executed the merger agreement and the ancillary documents, and the Company issued a press release announcing the execution of the merger agreement.

Reasons for the Merger and Recommendations and Determinations of the Special Committee and Our Board of Directors

Our board of directors, acting upon the unanimous recommendation of the special committee, which acted with the advice and assistance of our management (other than Mr. Shuang Wang, the Company’s chief executive officer) and its legal advisors, evaluated the merger, including the terms and conditions of the merger agreement and the other transaction agreements.

On January 29, 2014, the special committee, after carefully considering all relevant factors, unanimously adopted resolutions resolving that:

•	it is in the best interests of the Company and its unaffiliated shareholders and unaffiliated ADS holders to enter into the merger agreement;

•	the execution, delivery and performance by the Company of the merger agreement and the consummation of the transactions contemplated thereby, including the merger, be approved; and

•	the merger, the merger agreement and the Cayman Plan of Merger be submitted by the Company to its shareholders for their approval at an extraordinary general meeting of the Company’s shareholders, without the special committee recommending approval (or recommending disapproval) of the merger, the merger agreement or the Cayman Plan of Merger by the Company’s shareholders.

At a special meeting of our board of directors held later that day, our board of directors approved the resolutions recommended by the special committee.

Having reviewed and considered the overall terms of the merger agreement it had negotiated with the assistance and advice of its legal advisors, and a variety of other factors, including the broad remit of the special committee and the procedural safeguards in place for the Company’s unaffiliated shareholders and unaffiliated ADS holders in the merger agreement, the special committee unanimously determined that the merger is procedurally fair to the Company and its unaffiliated shareholders and unaffiliated ADS holders. Notwithstanding its views on the procedural fairness of the transaction, the special committee was unable to determine the substantive fairness of the transaction, and in particular the fairness of the proposed merger consideration, due to the fact that the special committee did not receive any report, opinion or appraisal from a financial advisor as to the value of the Shares or ADSs or the fairness of the merger consideration to unaffiliated shareholders or unaffiliated ADS holders.

The special committee and our board of directors believed that sufficient procedural safeguards were and are present to ensure that the merger is procedurally fair to our unaffiliated shareholders and unaffiliated ADS holders and to permit the special committee and our board of directors to represent effectively the interests of such unaffiliated shareholders and unaffiliated ADS holders. These procedural safeguards, which are not listed in any relative order of importance, are discussed below:

•	the consideration and negotiation of the merger agreement was conducted entirely under the control and supervision of the special committee, which consists of three (3) independent directors, each of whom is an outside, non-employee director, and that no limitations were placed on the special committee’s authority;

•	in considering the transaction with the Consortium, the special committee acted solely to represent the interests of the unaffiliated shareholders and unaffiliated ADS holders, and the special committee had independent control of the extensive negotiations with the Consortium and its legal advisor on behalf of such unaffiliated shareholders and unaffiliated ADS holders;

•	all directors serving on the special committee during the entire process were and are independent directors and free from any affiliation with the Consortium;

•	the special committee was assisted in negotiations with the Consortium and in its evaluation of the merger by Latham and Maples, its U.S. and Cayman Islands legal advisors, respectively;

•	the special committee was empowered to consider, attend to and take any and all actions in connection with the written proposal from certain members of the Consortium and the transactions contemplated by the proposal from the date the special committee was established, and no evaluation, negotiation, or response regarding the transaction or any documentation in connection therewith from that date forward was considered by our board of directors for approval unless the special committee had recommended such action to our board of directors;

•	the special committee had the authority to reject the terms of any strategic transaction, including the merger;

•	the special committee met regularly to consider and review the terms of the merger;

•	the recognition by the special committee and our board of directors that it had no obligation to recommend the approval of the proposal from certain members of the Consortium or any other transaction;

•	the recognition by the special committee and our board of directors that, under the terms of the merger agreement, it has the ability to consider an acquisition proposal which reasonably could be expected to result in a superior proposal until the date the holders of the Shares vote upon the merger agreement;

•	the fact that approval of the merger agreement is subject to the approval of holders of a majority of the Company’s unaffiliated Shares;

•	the availability of dissenters’ rights to the unaffiliated shareholders (and any ADS holder who elects to first exchange his or her ADSs for the underlying Shares) who comply with all of the required procedures under the Cayman Companies Law for exercising dissenters’ and dissenters’ rights, which allows such holders to seek appraisal of the fair value of their Shares as determined by the Grand Court of the Cayman Islands; and

•	the approximately 15-month period between the public announcement that the Company had received a going private proposal from certain members of the Consortium and the signing of the merger agreement provided an opportunity for other potentially interested buyers to indicate their interest in acquiring the Company.

In addition, the special committee considered several substantive factors and potential benefits to the Company and its unaffiliated shareholders and unaffiliated ADS holders. These factors and potential benefits, which are not listed in any relative order of importance, are discussed below:

•	the limited trading volume of the Company’s ADSs on NASDAQ;

•	the following possible alternatives to the merger: (i) maintaining the status quo or ceasing operations and (ii) winding up the Company’s affairs and liquidating its remaining assets. However, the special committee did not consider the going concern value or liquidation value because each of these is financial in nature. The special committee also considered the possibility that the value of the Company’s assets that might be realized in a liquidation would be significantly less than its going concern value. After careful consideration and based upon the terms of the merger agreement it negotiated with the assistance of its legal advisors, the special committee determined that it is in the best interests of the Company and its unaffiliated shareholders and unaffiliated ADS holders to provide the Company’s shareholders with the opportunity to consider and vote on the merger;

•	the belief of the special committee that the overall terms of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are reasonable;

•	the all-cash merger consideration, which will allow shareholders to immediately realize liquidity for their investment and provide them with certainty of the value of their Shares and ADSs, while avoiding the risks inherent in the Company’s long-term business plan;

•	the likelihood that the merger would be completed based on, among other things (not in any relative order of importance):

•	the absence of a financing condition in the merger agreement;

•	the likelihood and anticipated timing of completing the merger in light of the scope of the conditions to completion, including the absence of significant required regulatory approvals;

•	the Company’s ability, in certain circumstances as set out in the merger agreement, to seek specific performance to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement, in addition to any other remedy to which the Company is entitled at law or in equity; and

•	the fact that the merger agreement provides that, in the event of a failure of the merger to be completed under certain circumstances, Parent will pay the Company a reverse termination fee of $2,052,420 and the Company’s fees and expenses incurred by the Company of up to $350,000, and the limited guaranty by Mr. Shuang Wang, pursuant to which Mr. Wang has committed to guarantee the obligations of Parent to pay the reverse termination fee to the Company and reimburse certain expenses incurred by the Company;

•	following its formation, the special committee’s independent control of the sale process with the advice and assistance of Latham and Maples as its U.S. legal advisor and Cayman Islands legal advisor, respectively, and the fact that no limitations were placed on the special committee’s authority;

•	the special committee and our board of directors had no obligation to determine that the merger agreement and the other transactions contemplated thereby, including the merger, are in the best interests of the Company and its unaffiliated shareholders and unaffiliated ADS holders;

•	the special committee retained and was advised by independent legal counsel who are experienced in advising committees such as the special committee in similar transactions;

•	the terms and conditions of the merger agreement (other than the merger consideration) were the result of negotiations over an extended period of time between the Consortium and the special committee and their respective legal advisors;

•	the merger and the submission of the merger to a vote (without recommending its approval or disapproval) at an extraordinary general meeting of the shareholders of the Company were unanimously approved by the special committee;

•	the fact that approval of the merger agreement and the transactions contemplated thereby requires an affirmative vote of shareholders representing a majority of the Shares other than the Rollover Shares present and voting in person or by proxy at the extraordinary general meeting of shareholders of the Company;

•	under the terms of the merger agreement, in certain circumstances prior to obtaining shareholder approval of the merger, the Company is permitted to furnish information to and participate in discussions or negotiations with persons making acquisition proposals and the board of directors of the Company is permitted to change, withhold, withdraw, qualify or modify its recommendation of the merger agreement;

•	the ability of the Company to terminate the merger agreement under the terms of the merger agreement upon acceptance of a superior proposal, subject to compliance with the terms and conditions of the merger agreement;

•	Mr. Shuang Wang has agreed to guarantee the obligations of Parent under the merger agreement to pay a reverse termination fee to the Company and reimburse certain expenses of the Company if the merger agreement is terminated under certain circumstances; and

•	the availability of appraisal rights to the unaffiliated shareholders (and any ADS holder who elects to first exchange his or her ADSs for the underlying Shares) who comply with all of the required procedures under the Cayman Companies Law for exercising dissenters’ and appraisal rights, which allow such holders to seek appraisal of the fair value of their Shares as determined by the Grand Court of the Cayman Islands.

The special committee and the board of directors also considered the following potentially negative factors concerning the merger agreement and the merger (not necessarily in order of relative importance):

•	the fact that the Company will no longer exist as an independent public company and its unaffiliated shareholders will have no ongoing equity participation in the Company following the merger, and that the Company’s shareholders will cease to participate in our future earnings or growth, if any, or to benefit from increases, if any, in the value of the Company’s Shares, and will not participate in any potential future sale of the Company to a third party or any potential recapitalization of the Company or other options to enhance shareholder value, which could include minority investments from strategic investors, share repurchases and one-time or recurring dividends to shareholders;

•	the fact that no financial advisor provided the special committee with any analysis or opinion with respect to the fairness of the merger consideration to the Company’s unaffiliated shareholders and unaffiliated ADS holders;

•	the fact that the merger agreement does not include a post-signing “go shop” provision that would permit the Company to actively solicit bids and negotiate with other bidders for a period of time after signing the merger agreement;

•	the fact that the substantial shareholdings of the Rollover Shareholders, who together beneficially own approximately 31.4% of the outstanding Shares and their voting commitments of approximately 28.2% of the outstanding Shares to vote in favor of the merger, as contained in the voting and subscription agreement, as well as their stated expression of unwillingness to consider a sale of their equity interests to a third party, may have discouraged, and may in the future discourage, third parties from submitting alternative acquisition proposals with terms and conditions, including price, that may be superior to the merger;

•	that the Company was financially solvent and did not currently suffer any difficulties with liquidity, such that there was no pressing need for the Company to access financing or enter into a business combination transaction at this time;

•	the risks and costs to the Company if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on business and customer relationships;

•	restrictions under the merger agreement on the conduct of the Company business prior to the completion or termination of the merger, which includes restrictions on the Company’s ability, without the consent of the Parent, to declare or pay dividends on its Shares, to make acquisitions or investments or enter into business combination transactions, to incur debt, to issue Shares of the Company, to make capital expenditures, to enter into material contracts, to settle legal proceedings, and to take or fail to take other specified actions prior to the completion or termination of the merger, which may delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company pending completion or termination of the merger;

•	the conditions to Parent’s obligation to complete the merger and the right of Parent to terminate the merger agreement in certain circumstances, including for breaches by the Company of its representations, warranties, covenants and agreements in the merger agreement;

•	the fact that under the terms of the merger agreement, the Company cannot solicit other acquisition proposals and must pay to Parent and Merger Sub a termination fee of $1,026,210 and reimburse Parent’s and Merger Sub’s out-of-pocket costs and expenses of up to $350,000 incurred in connection with the transactions contemplated by the merger agreement, if the board of directors of the Company were to change its position to submit the approval of the merger agreement, the Cayman Plan of Merger and the transactions contemplated by the merger agreement, including the merger, to a vote at an extraordinary general meeting of the shareholders of the Company, which, in addition to being costly, might have the effect of discouraging other parties from proposing an alternative transaction that might be more advantageous to shareholders than the merger;

•	the fact that the Company’s right to terminate to accept a superior proposal is subject to Parent’s matching rights and payment by the Company of the termination fee;

•	the possibility that the Consortium could sell part or all of the Company following the merger to one or more purchasers at a valuation higher than that being paid in the merger;

•	the fact that since the Company became publicly listed in December 2004, the highest historical closing price of our ADSs ($11.40 per ADS) and the highest closing price of our ADSs in the month of January 2014 ($2.21 per ADS) both exceed the merger consideration;

•	the fact that certain shareholders of the Company who are also members of the Consortium may have interests in the transaction that are different from, or in addition to, those of our unaffiliated shareholders (please see “– Interests of Certain Persons in the Merger” beginning on page 43 for additional information);

•	the rights of Parent and Merger Sub under the merger agreement not to consummate the merger and/or to terminate the merger agreement in certain circumstances, including for breaches by the Company of its representations, warranties, covenants and agreements in the merger agreement;

•	the possibility that the merger might not be completed and the negative impact of a public announcement of the merger on our sales and operating results and our ability to attract and retain key management, marketing and technical personnel; and

•	the taxability of an all cash transaction to our unaffiliated shareholders and unaffiliated ADS holders who are U.S. Holders for U.S. federal income tax purposes.

The special committee did not consider factors such as net book value, going concern value, liquidation value or purchase prices previously offered to unaffiliated shareholders because each of these factors is financial in nature, and (i) none of the members of the special committee is a financial expert, and the special committee was no longer being advised by a financial advisor and (ii) the special committee believed that these factors were more relevant to a consideration of the substantive fairness of the merger (i.e., whether it represented fair value to the unaffiliated shareholders and unaffiliated ADS holders), upon which the special committee expressed no view. With the assistance and advice of its legal advisors, the special committee focused its analysis and review on the procedural fairness of the merger by attempting to negotiate terms that were procedurally fair to the unaffiliated shareholders and unaffiliated ADS holders, including a “majority of the minority” vote condition to provide additional protection to the unaffiliated shareholders and unaffiliated ADS holders and eliminating the “force the vote” provision proposed by the Consortium.

From time to time, the special committee considered the following possible alternatives to the merger: (i) maintaining the status quo or ceasing operations and (ii) winding up the Company’s affairs and liquidating its remaining assets. However, the special committee did not consider the going concern value or liquidation value because each of these is financial in nature. The special committee also considered the possibility that the value of the Company’s assets that might be realized in a liquidation would be significantly less than its going concern value. After careful consideration and based upon the terms of the merger agreement it negotiated with the assistance of its legal advisors, the special committee determined that it is in the best interests of the Company and its unaffiliated shareholders and unaffiliated ADS holders to provide the Company’s shareholders with the opportunity to consider and vote on the merger.

As discussed above, the special committee determined not to instruct Piper Jaffray or another financial advisor to conduct a market check for third-party buyers of the Company principally since there was no obvious natural buyer for the Company given the Company’s unique combination of business lines consisting of software, real estate and e-commerce and since no other potential investors had indicated interest to either Piper Jaffray or the special committee in making an alternative offer. In addition, on the advice of its legal advisers, the special committee took into account the fact that (i) the merger agreement did not preclude potential buyers from making alternative offers between the signing of the merger agreement and the date of the extraordinary general meeting of the Company’s shareholders and (ii) if the Company’s unaffiliated shareholders and unaffiliated ADS holders did not approve of the transaction proposed by the Consortium, they would be free to reject it at the extraordinary general meeting.

During its consideration of the transaction with Parent, our board of directors and the special committee were also aware that some of our directors and executive officers and other existing shareholders, including the holders of the Rollover Shares, and other employees of the Company, may have interests with respect to the merger that are, or may be, different from, or in addition to those of the Company’s shareholders generally, as described in “— Interests of Certain Persons in the Merger” beginning on page 43.

The foregoing discussion of information and factors considered by the special committee and our board of directors is not intended to be exhaustive, but includes all the material factors considered by the special committee. In view of the wide variety of factors considered by the special committee and our board of directors, neither the special committee nor our board of directors found it practicable to quantify or otherwise assign relative weights to the foregoing factors in reaching its conclusions. In addition, individual members of the special committee and our board of directors may have given different weights to different factors and may have viewed some factors more positively or negatively than others. The special committee’s recommendation to our board of directors was based upon the totality of the information presented to and considered by it.

For the foregoing reasons, notwithstanding the inability of the special committee to make a determination on the fairness of the merger consideration, from a financial point of view, to the Company’s unaffiliated shareholders and unaffiliated ADS holders, the special committee unanimously determined that (a) it is in the best interests of the Company and its unaffiliated shareholders to enter into the merger agreement, (b) the execution, delivery and performance by the Company of the merger agreement and the consummation of the transactions contemplated thereby, including the merger, be approved, and (c) the merger, the merger agreement and the Cayman Plan of Merger be submitted by the Company to its shareholders for their approval at an extraordinary general meeting of the Company’s shareholders, without the special committee recommending approval (or recommending disapproval) of the merger, the merger agreement or the Cayman Plan of Merger by the Company’s shareholders.

In determining the substantive fairness of the transaction, the Company’s board of directors (which, after excluding the Company’s independent directors who were present but abstained from voting, consisted only of Mr. Shuang Wang, the chief executive officer of the Company, and Mr. Kin Fai Ng, a senior vice president and company secretary of the Company, who are members of the Consortium) (references below in this subsection to the Company’s board of directors means Messrs. Wang and Ng in their capacity as directors), in addition to the foregoing factors, considered the following factors, which are not listed in any relative order of importance:

•	the current and historical market prices of the Company’s ADSs, including the fact that the merger consideration of $1.80 per ADS represents a premium of 66.7% over the Company’s closing price as quoted by the NASDAQ on October 11, 2012, the last trading day prior to the Company’s announcement on October 12, 2012 that it had received a going private proposal, and a premium of 62.2% and 64.9% over the Company’s volume-weighted average price over the 30 and 60 trading days prior to October 12, 2012, respectively;

•	the Company’s ADSs traded as low as $1.01 per ADS during the 52-week period prior to the Company’s announcement on October 12, 2012 that it had received a going private proposal;

•	the merger consideration of $1.80 per ADS represents a premium over the average price per ADS of approximately $1.13 paid by the Company in its share repurchase program announced on August 30, 2011 as described under “Transactions in the Shares and ADSs—Purchases by the Company” beginning on page 75;

•	the Company has the ability, under certain circumstances, to specifically enforce the terms of the merger agreement; and

•	the consideration to be paid to the Company’s unaffiliated shareholders and unaffiliated ADS holders in the merger is all cash, allowing the Company’s unaffiliated shareholders and unaffiliated ADS holders to immediately realize a certain and fair value for all of their Shares or ADSs, without incurring brokerage and other costs typically associated with market sales.

The Company’s board of directors did not consider the liquidation value of the Company because it considers the Company to be a viable going concern and views the trading history of the ADSs as an indication of the Company’s going concern value, and, accordingly, did not believe liquidation value to be relevant to a determination as to the fairness of the merger.

The Company’s board of directors did not consider net book value as a factor because it believed that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs and therefore not a relevant measure in the determination as to the fairness of the merger. Net book value does not take into account the future prospects of the Company, market conditions, contingent liabilities, trends in the industries related to the operation and development of the Company’s businesses or the business risks inherent in competing in those industries. The Company’s net book value per Share as of June 30, 2013 was $3.93.

        The Company’s board of directors did not establish, and did not consider, a going concern value for the Shares and ADSs as a public company to determine the fairness of the merger consideration to the Company’s unaffiliated shareholders and unaffiliated ADS holders because, following the merger, the Company will have a significantly different capital structure. However, to the extent the pre-merger going concern value was reflected in the pre-announcement price of the Company’s ADSs, the merger consideration of $1.80 per ADS represented a premium to the going concern value of the Company.

The Company’s board of directors is not aware of, and thus did not consider in its fairness determination, any offers or proposals made by any unaffiliated third parties during the past two years for (a) a merger or consolidation of the Company with another company, (b) the sale or transfer of all or any substantial part of the Company’s assets or (c) the purchase of all or a substantial portion of the Company’s securities that would enable such person to exercise control of the Company.

The Company’s board of directors did not receive any independent reports, opinions or appraisals from any third party related to the fairness of the merger, and thus did not consider any such reports, opinions or appraisals in determining the substantive fairness of the merger to the unaffiliated shareholders and unaffiliated ADS holders.

The foregoing discussion of information and factors considered by our board of directors in determining the substantive fairness of the transaction is not intended to be exhaustive, but includes all the material factors considered by it. In view of the wide variety of factors it considered, our board of directors did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors in reaching its conclusions. In addition, individual members of our board of directors may have given different weights to different factors and may have viewed some factors more positively or negatively than others. The determination by our board of directors as to the substantive fairness of the transaction was based upon the totality of the information presented to and considered by it.

To the extent known by each filing person after making reasonable inquiry, except as set forth under “– Reasons for the Merger and Recommendations and Determinations of the Special Committee and Our Board of Directors” and “The Extraordinary General Meeting – Our Board’s Recommendation,” no executive officer, director or affiliate of the Company or such filing person has made a recommendation either in support of or opposed to the transaction.

Except as set forth under “– Background of the Merger,” “– Reasons for the Merger and Recommendations and Determinations of the Special Committee and Our Board of Directors,” no director who is not an employee of the Company has retained an unaffiliated representative to act solely on behalf of unaffiliated security holders for purposes of negotiating the terms of the transaction and/or preparing a report concerning the fairness of the transaction.

Position of the Consortium as to the Fairness of the Merger

Under SEC rules governing going private transactions, each member of the Consortium is required to express his or its belief as to the fairness of the merger to the unaffiliated shareholders and unaffiliated ADS holders of the Company. Each member of the Consortium is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The Consortium does not rely on or adopt the analysis of the special committee in considering the fairness of the merger to the unaffiliated shareholders and unaffiliated ADS holders of the Company. The views of the Consortium as to the fairness of the merger are not intended to be and should not be construed as a recommendation to any shareholder or ADS holder of the Company as to how that shareholder or ADS holder should vote on the proposal to approve the merger agreement and the transactions contemplated thereby, including the merger. The Consortium has interests in the merger that are different from, and/or in addition to, those of the other shareholders and ADS holders of the Company by virtue of their continuing interests in the surviving company after the completion of the merger. These interests are described under “—Interests of Certain Persons in the Merger—Interests of the Consortium” beginning on page 43.

The Consortium believes the interests of the Company’s unaffiliated shareholders and unaffiliated ADS holders were represented by the special committee, which negotiated the terms and conditions of the merger agreement with the assistance of its independent legal advisors. The Consortium attempted to negotiate a transaction that would be most favorable to it, and not to the Company’s unaffiliated shareholders and unaffiliated ADS holders and, accordingly, did not negotiate the merger agreement with a goal of obtaining terms that were fair to such holders. The Consortium did not participate in the deliberations of the special committee regarding, and did not receive any advice from the special committee’s independent legal or financial advisors as to, the fairness of the merger to the Company’s unaffiliated shareholders and unaffiliated ADS holders. Furthermore, the members of the Consortium did not themselves undertake a formal evaluation of the fairness of the merger. No financial advisor provided the Consortium with any analysis or opinion with respect to the fairness of the merger consideration to the Company’s unaffiliated shareholders and unaffiliated ADS holders.

Based on its knowledge and analysis of available information regarding the Company, as well as discussions with the Company’s senior management regarding the Company and its business and the factors considered by, and findings of, the special committee and the board of directors of the Company discussed under “—Reasons for the Merger and Recommendations and Determinations of the Special Committee and Our Board of Directors” beginning on page 27, the Consortium believes that the merger is substantively fair to the unaffiliated shareholders and unaffiliated ADS holders of the Company based on the following factors, which are not listed in any relative order of importance:

•	the current and historical market prices of the Company’s ADSs, including the fact that the merger consideration of $1.80 per ADS represents a premium of 66.7% over the Company’s closing price as quoted by the NASDAQ on October 11, 2012, the last trading day prior to the Company’s announcement on October 12, 2012 that it had received a going private proposal, and a premium of 62.2% and 64.9% over the Company’s volume-weighted average price over the 30 and 60 trading days prior to October 12, 2012, respectively;

•	the Company’s ADSs traded as low as $1.01 per ADS during the 52-week period prior to the Company’s announcement on October 12, 2012 that it had received a going private proposal;

•	the merger consideration of $1.80 per ADS represents a premium over the average price per ADS of approximately $1.13 paid by the Company in its share repurchase program announced on August 30, 2011 as described under “Transactions in the Shares and ADSs—Purchases by the Company” beginning on page 75;

•	the special committee and, based in part upon the unanimous recommendation of the special committee, the Company’s board of directors determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of the Company’s unaffiliated shareholders and unaffiliated ADS holders;

•	the Company has the ability, under certain circumstances, to specifically enforce the terms of the Merger Agreement; and

•	the consideration to be paid to the Company’s unaffiliated shareholders and unaffiliated ADS holders in the merger is all cash, allowing the Company’s unaffiliated shareholders and unaffiliated ADS holders to immediately realize a certain and fair value for all of their Shares or ADSs, without incurring brokerage and other costs typically associated with market sales.

The Consortium did not consider the liquidation value of the Company because the Consortium considers the Company to be a viable going concern and views the trading history of the ADSs as an indication of the Company’s going concern value, and, accordingly, did not believe liquidation value to be relevant to a determination as to the fairness of the merger.

The Consortium did not consider net book value as a factor because it believed that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs and therefore not a relevant measure in the determination as to the fairness of the merger. Net book value does not take into account the future prospects of the Company, market conditions, contingent liabilities, trends in the industries related to the operation and development of the Company’s businesses or the business risks inherent in competing in those industries. The Company’s net book value per Share as of June 30, 2013 was $3.93.

The Consortium did not establish, and did not consider, a going concern value for the Shares and ADSs as a public company to determine the fairness of the merger consideration to the Company’s unaffiliated shareholders and unaffiliated ADS holders because, following the merger, the Company will have a significantly different capital structure. However, to the extent the pre-merger going concern value was reflected in the pre-announcement price of the Company’s ADSs, the merger consideration of $1.80 per ADS represented a premium to the going concern value of the Company.

The Consortium is not aware of, and thus did not consider in its fairness determination, any offers or proposals made by any unaffiliated third parties during the past two years for (a) a merger or consolidation of the Company with another company, (b) the sale or transfer of all or any substantial part of the Company’s assets or (c) the purchase of all or a substantial portion of the Company’s securities that would enable such person to exercise control of the Company.

The Consortium did not receive any independent reports, opinions or appraisals from any third party related to the fairness of the merger, and thus did not consider any such reports, opinions or appraisals in determining the substantive fairness of the merger to the unaffiliated shareholders and unaffiliated ADS holders.

The Consortium believes that the merger is procedurally fair to the Company’s unaffiliated shareholders and unaffiliated ADS holders based on the following factors, which are not listed in any relative order of importance:

•	the special committee, consisting entirely of directors who are not officers or employees of the Company and who are not affiliated with the Consortium, was established and given authority to, among other things, review, evaluate and negotiate the terms of the merger;

•	the members of the special committee do not have any interests in the merger different from, or in addition to, those of the Company’s unaffiliated shareholders and unaffiliated ADS holders, other than the members’ receipt of board and special committee compensation (which are not contingent upon the completion of the merger or special committee’s or board’s recommendation of the merger) and their indemnification rights under the merger agreement;

•	the Consortium did not participate in or have any influence over the deliberative process of, or the conclusions reached by, the special committee or the negotiating positions of the special committee;

•	the special committee and the Company’s board of directors had no obligation to determine that the merger agreement and the other transactions contemplated thereby, including the merger, are in the best interests of the Company and its unaffiliated shareholders and unaffiliated ADS holders;

•	the special committee retained and was advised by independent legal counsel who are experienced in advising committees such as the special committee in similar transactions;

•	the merger consideration and other terms and conditions of the merger agreement were the result of negotiations over an extended period of time between the Consortium and the special committee and their respective legal advisors;

•	the special committee unanimously approved the execution, delivery and performance by the Company of the merger agreement and the consummation of the transactions contemplated thereby, including the merger;

•	the fact that approval of the merger agreement and the transactions contemplated thereby requires an affirmative vote of shareholders representing a majority of the Shares other than the Rollover Shares present and voting in person or by proxy at the extraordinary general meeting of shareholders of the Company;

•	under the terms of the merger agreement, in certain circumstances prior to obtaining shareholder approval of the merger, the Company is permitted to furnish information to and participate in discussions or negotiations with persons making acquisition proposals and the board of directors of the Company is permitted to change, withhold, withdraw, qualify or modify its recommendation of the merger agreement;

•	the ability of the Company to terminate the merger agreement under the terms of the merger agreement upon acceptance of a superior proposal, subject to compliance with the terms and conditions of the merger agreement;

•	Mr. Shuang Wang has agreed to guarantee the obligations of Parent under the merger agreement to pay a reverse termination fee to the Company and reimburse certain expenses of the Company if the merger agreement is terminated under certain circumstances; and

•	the availability of appraisal rights to the unaffiliated shareholders (and any ADS holder who elects to first exchange his or her ADSs for the underlying Shares) who comply with all of the required procedures under the Cayman Companies Law for exercising dissenters’ and appraisal rights, which allow such holders to seek appraisal of the fair value of their Shares as determined by the Grand Court of the Cayman Islands.

As a result of the procedural safeguards described above, the Consortium concluded that the merger is procedurally fair to the unaffiliated shareholders and unaffiliated ADS holders of the Company.

The foregoing is a summary of the information and factors considered and given weight by the Consortium in connection with its evaluation of the substantive and procedural fairness of the merger to the Company’s unaffiliated shareholders and unaffiliated ADS holders, which is not intended to be exhaustive, but is believed by the Consortium to include all material factors considered by it. The Consortium did not find it practicable to assign, and did not assign, relative weights to the individual factors considered in reaching their conclusion as to the fairness of the merger to the Company’s unaffiliated shareholders and unaffiliated ADS holders. Rather, its fairness determination was made after consideration of all of the foregoing factors as a whole.

The Consortium believes these factors provide a reasonable basis for its belief that the merger is fair to the Company’s unaffiliated shareholders and unaffiliated ADS holders. This belief, however, is not intended to be and should not be construed as a recommendation by the Consortium to any shareholder or ADS holder of the Company as to how such shareholder or ADS holder should vote with respect to the approval of the merger agreement.

Certain Financial Projections

The Company’s management does not, as a matter of course, make available to the public future financial projections. However, in connection with their financial analysis of the merger, our management provided certain financial projections for the fiscal year ending December 31, 2012 through the fiscal year ending December 31, 2017 to Piper Jaffray in December 2012, the financial advisor to the special committee at that time. Please see “—Background of the Merger” beginning on page 23 for additional information. These financial projections, which were based on our management’s projection of our future financial performance as of the date provided, were prepared by the Company’s management for internal use and were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants regarding forward-looking information or U.S. generally accepted accounting principles (“U.S. GAAP”).

The financial projections are not a guarantee of performance. They involve significant risks, uncertainties and assumptions. In compiling the projections, the Company’s management took into account historical performance, combined with estimates regarding revenues, operating income and operating expenses. Although the projections are presented with numerical specificity, they were based on numerous assumptions and estimates as to future events made by our management that our management believed were reasonable at the time the projections were prepared. The major assumptions and estimates as to future events made by our management in preparing the projections were as follows:

•	there will be no material changes in the existing political, legal, fiscal, foreign trade and economic conditions in China where the Company is carrying on its businesses;

•	there will be no significant deviation in the industry trends and market conditions from the current market expectation;

•	there will be no material changes in interest rates or foreign currency exchange rates from those currently prevailing;

•	there will be no material changes in the current taxation law in China where the Company is carrying on its businesses, and that the rates of tax payable remain unchanged, and also that all applicable taxation laws and regulations will be complied with;

•	projected sales, cost and expenses of the Company will conform to the level as estimated in the operation budgets prepared by the management;

•	the Company will implement all its business and marketing plans to conform with the operation budgets;

•	all relevant legal approvals, business certificates or licenses for the normal course of operation are formally obtained, in good standing and that no additional costs or fees are needed to procure such during the application;

•	there will be a sufficient supply of labor and staff in the industries in which the Company operates; and

•	the Company will retain competent management, key personnel, sales staff, and technical staff to support its ongoing operation and development.

However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results. In addition, factors such as industry performance, the market for our existing and new products, the competitive environment, expectations regarding future acquisitions or any other transaction and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of our management, may cause the projections or the underlying assumptions not to be reflective of actual future results. In addition, the projections do not take into account any circumstances or events occurring after the date that they were prepared. For instance, the projections do not give effect to the merger or any changes to our operations or strategy that may be implemented or that were not anticipated after the time the projections were prepared. There can be no assurance that the projections will be realized or that actual results will not be materially different from those contained in the projections. Neither the Company’s independent registered public accounting firm nor any other independent accountants have compiled, examined or performed any procedures with respect to these financial projections, nor have they expressed any opinion or given any form of assurance on the financial projections or their achievability. These projections are not included in this proxy statement in order to induce any shareholder to vote in favor of the approval of the merger agreement or to elect not to seek appraisal for his or her shares.

The inclusion of the projections should not be regarded as an indication that the Company, the Consortium, the special committee or anyone who received the projections then considered, or now considers, them a reliable prediction of future events, and the projections should not be relied upon as such. None of the Company, the Consortium, the special committee or any of their affiliates intends to, and each of them disclaims any obligation to, update, revise or correct the projections if they are or become inaccurate (even in the short term).

The inclusion of the projections in this proxy statement should not be deemed an admission or representation by the Company, the Consortium or the special committee that they are viewed by the Company or the Consortium or the special committee as material information of the Company, and in fact the Company, the Consortium and the special committee view the projections as non-material because of the inherent risks and uncertainties associated with such long-range forecasts. The projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding the Company contained in the Company’s public filings with the SEC. In light of the foregoing factors and the uncertainties inherent in the projections, shareholders are cautioned not to place undue, if any, reliance on the projections included in this proxy statement.

The following table sets forth the financial projections provided by our management in December 2012 to Piper Jaffray, the special committee’s financial advisor at that time:

Management Projections(1)

Fiscal Year Ending December 31,

	2012E(2)	2013E	2014E	2015E	2016E	2017E
	RMB	RMB	RMB	RMB	RMB	RMB
	(in thousands)
Total net revenues	92,088	94,975	404,841	261,897	703,302	400,395
Gross Profit	66,266	67,042	111,768	77,435	323,552	97,074
EBIT(3)	48,785	(66,634)	(6,922)	(64,703)	166,912	(66,680)
Net (loss) income attributable to the Company	51,176	(68,985)	(28,915)	(72,225)	101,360	(75,678)

(1)	In preparing these projections, the Company’s management necessarily made certain assumptions about future financial factors affecting our business. For information on factors which may cause our future financial results to materially vary, please see “Cautionary Note Regarding Forward-Looking Statements” beginning on page 84 and “Item 3. Key Information — D. Risk Factors” included in our Annual Report on Form 20-F for the fiscal year ended December 31, 2012, incorporated by reference into this proxy statement.

(2)	These projections were prepared by our management during the fourth quarter of the fiscal year ended December 31, 2012. At the time these projections were prepared, the audit for the fiscal year ended December 31, 2012 had not been completed, and such projections varied from the Company’s audited financial statements for that fiscal year. Management estimates for the fiscal year ended December 31, 2013 and subsequent fiscal years may also vary materially from our audited financial statements for those fiscal years.
(3)	“EBIT” refers to earnings before interest and taxes.

Our management did not provide any other financial projections to Piper Jaffray.

NONE OF THE COMPANY OR OUR AFFILIATES, ADVISORS, OFFICERS, DIRECTORS OR REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY SHAREHOLDER OR OTHER PERSON REGARDING THE ULTIMATE PERFORMANCE OF THE COMPANY COMPARED TO THE INFORMATION CONTAINED IN THE PROJECTIONS OR THAT PROJECTED RESULTS WILL BE ACHIEVED.

BY INCLUDING IN THIS PROXY STATEMENT A SUMMARY OF ITS INTERNAL FINANCIAL PROJECTIONS, THE COMPANY UNDERTAKES NO OBLIGATIONS TO UPDATE, OR PUBLICLY DISCLOSE ANY UPDATE TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAW.

The financial projections are forward-looking statements. For information on factors which may cause our future financial results to materially vary, please see “Cautionary Note Regarding Forward-Looking Statements” beginning on page 84 and “Item 3. Key Information — D. Risk Factors” included in our Annual Report on Form 20-F for the fiscal year ended December 31, 2012, incorporated by reference into this proxy statement.

Purposes of and Reasons for the Merger

Each member of the Consortium is deemed to be engaged in a going private transaction and is deemed to be an affiliate of the Company and, therefore, required to express his or its reasons for the merger to the Company’s unaffiliated shareholders and unaffiliated ADS holders, as defined in Rule 13e-3 of the Exchange Act. Each member of the Consortium is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. For the Consortium, the purpose of the merger is to enable its members, who are officers and directors of the Company, to acquire 100.0% control of the Company in a transaction in which the Company’s shareholders and ADS holders (other than the Excluded Shares, including Excluded Shares represented by ADSs) will be cashed out in exchange for $1.80 per Share and per ADS, so that they will bear the rewards and risks of the ownership of the Company after the merger, including any future earnings and growth of the Company as a result of improvements to the Company’s operations or acquisitions of other businesses. The merger will allow the Consortium members to significantly increase their investment in the Company, which will be indirectly wholly-owned by the Consortium members through their respective ownership in Parent as described under “Special Factors — Interests of Certain Persons in the Merger — Interests of the Consortium” below, and at the same time enable Mr. Shuang Wang to maintain a leadership role with the Company.

The Consortium believes the operating environment has become more challenging since the Company’s initial public offering. There is greater competition in many of the service areas in which the Company operates. In addition, the Company’s business has been adversely affected by a number of factors in recent years, including the uncertain global macroeconomic environment which has adversely affected the import/export industry in China on which the Company’s revenues are partially dependent. Moreover, subsequent to the Consortium’s delivery of the Proposal Letter on October 12, 2012, the Company has continued to be subject to a number of negative factors, including in particular the anticipated adverse effect on the Company’s sales of enterprise software and related customer maintenance services resulting from recent regulatory changes in China as announced by the Company on August 23, 2013. These changes have increased the uncertainty and volatility inherent in the business models of companies similar to the Company. As a result, the Consortium is of the view that there is potential for considerably greater short- and medium-term volatility in the Company’s earnings. Responding to current market challenges will require tolerance for volatility in the performance of the Company’s business and a willingness to make business decisions focused on improving the Company’s long-term profitability. The Consortium believes that these strategies would be most effectively implemented in the context of a private company structure. As a privately held entity, the Company’s management will have greater flexibility to focus on improving long-term profitability without the pressures exerted by the public market’s valuation of the Company and its emphasis on short-term period-to-period performance.

Further, as a privately held company, the Company will be relieved of many of the expenses, burdens and constraints imposed on companies that are subject to the public reporting requirements under the U.S. federal securities laws, including the Exchange Act and the Sarbanes-Oxley Act of 2002.

The Consortium decided to undertake the going private transaction at this time because it determined that the challenges facing the Company’s business described above were not temporary in nature and that it would be preferable as a commercial matter to take advantage of the benefits of the Company being a privately held company as described above and to benefit from any future earnings and growth of the Company after the merger which might result from improvements to the Company’s operations or acquisitions of other businesses. In the course of considering the going private transaction, the Consortium did not consider alternative transaction structures, because the Consortium believed the merger was the most direct and effective way to enable the Consortium to acquire ownership and control of the Company.

Effects of the Merger on the Company

Private Ownership

The Company’s ADSs are currently listed on NASDAQ under the symbol “NINE.” It is expected that, immediately following the completion of the merger, the Company will cease to be a publicly-traded company and will instead become a privately-held company owned directly by Parent and indirectly by Mr. Shuang Wang, Ms. Min Dong, Mr. Xiaoguang Ren, Mr. Kin Fai Ng, Mr. Bolin Wu, Mr. Zhonghai Xu and Mr. Tommy Siu Lun Fork. Following the completion of the merger, the ADSs will cease to be listed on NASDAQ, and price quotations with respect to sales of the ADSs in the public market will no longer be available. In addition, registration of the Company’s ADSs and the underlying Shares under the Exchange Act will be terminated. After the effective time of the merger, the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the United States federal securities laws, including the Sarbanes-Oxley Act of 2002, applicable to public companies. After the completion of the merger, our shareholders will no longer enjoy the rights or protections that the United States federal securities laws provide.

Upon completion of the merger, each issued and outstanding Share and ADS, other than the Excluded Shares (please see “—Dissenters’ Rights” below), will be cancelled in exchange for the right to receive $1.80 per Share and per ADS (less a $0.05 per ADS cancellation fee pursuant to the terms of the deposit agreement), respectively, in cash, without interest and net of any applicable withholding taxes. At the effective time of the merger, the Shares and ADSs owned by the Consortium will be cancelled for no consideration. At the effective time of the merger, each ordinary share of Merger Sub issued and outstanding immediately prior to the effective time will be converted into one fully paid and non-assessable ordinary share of the surviving company. As a result, current shareholders and ADS holders of the Company, other than the Consortium members, will no longer have any equity interest in, or be shareholders or ADS holders of, the Company upon completion of the merger. As a result, our shareholders and ADS holders, other than the Consortium members, will not have the opportunity to participate in the earnings and growth of the Company and they will not have the right to vote on corporate matters. Similarly, our current shareholders and ADS holders, other than the Consortium members, will not be exposed to the risk of loss in relation to their investment in the Company.

At the effective time of the merger, each option to purchase Shares pursuant to the Company Option Plans that is then outstanding and unexercised (whether or not vested or exercisable) will be cancelled and converted into the right to receive a cash amount equal to (a) the total number of Shares issuable under such option immediately prior to the effective time of the merger multiplied by (b) the excess, if any, of (x) $1.80 over (y) the exercise price payable per Share underlying such option, without interest and net of any applicable withholding taxes. Each unexercised option held by any Consortium member shall be cancelled and cease to exist without payment of any consideration or distribution.

At the effective time of the merger, each restricted share issued pursuant to the Company Option Plans that is then outstanding and unvested will be cancelled and converted into the right to receive a cash amount equal to $1.80, without interest and net of any applicable withholding taxes. Each unvested restricted share held by any Consortium member shall be cancelled and cease to exist without payment of any consideration or distribution therefor.

Directors and Management of the Surviving Company

If the merger is completed, the current memorandum of association and articles of association of the Company will be replaced in its entirety by the memorandum of association and articles of association of Merger Sub, as in effect prior to the completion of the merger (except that, at the effective time, Article 1 of the articles of association of the surviving company will be amended to read as follows: “The name of the corporation is Ninetowns Internet Technology Group Company Limited.”). In addition, the directors of Merger Sub immediately prior to the completion of the merger (identified below in “Annex D—Directors and Executive Officers of the Company and Each Entity in the Consortium”) will become the directors of the surviving company and the officers of the Company will remain the officers of the surviving company.

Primary Benefits and Detriments of the Merger

The primary benefits of the merger to the Company’s unaffiliated shareholders and unaffiliated ADS holders include, without limitation, the following:

•	the per ADS merger consideration represents a 66.7% premium over the closing price of $1.08 per ADS as quoted by NASDAQ on October 11, 2012, the last trading day prior to the Company’s announcement on October 12, 2012 that it had received a “going private” proposal, and a 62.2% and 64.9% premium to the volume-weighted average price of the Company’s ADSs during the 30 and 60 trading days prior to October 11, 2012, respectively; and

•	the avoidance of the risks associated with any possible decrease in our future revenues and free cash flow, growth or value following the merger.

The primary detriments of the merger to the Company’s unaffiliated shareholders and unaffiliated ADS holders include, without limitation, the following:

•	such shareholders and ADS holders will no longer benefit from the possible increase in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Shares, if any;

•	in general, the receipt of cash pursuant to the merger or through the exercise of dissenters’ rights will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws; and

•	the highest closing price of our ADSs in the month of January 2014 was $2.21 per ADS, which exceeds the merger consideration.

The primary benefits of the merger to the Consortium include the following:

•	if the Company successfully executes its business strategies, the value of the Consortium’s equity investment could increase because of possible increases in future revenues and free cash flow, increases in the underlying value of the Company or the payment of dividends, if any, that will accrue to the Consortium;

•	the Company will no longer have continued pressure to meet quarterly forecasts set by analysts. In contrast, as a publicly traded company, the Company currently faces public shareholders and investment analyst pressure to make decisions that may produce better short term results, but which may not over the long term lead to a maximization of its equity value;

•	the reduction of costs and administrative burden associated with operating the Company as a publicly traded company, including the costs associated with regulatory filings and compliance requirements;

•	the Company will have more freedom to focus on long-term strategic planning in a highly competitive business;

•	the Company will have more flexibility to change its capital spending strategies without public market scrutiny or analysts’ quarterly expectations; and

•	the Company will be able to deploy new services or change its pricing strategies to attract customers without public market scrutiny or the pressure to meet quarterly forecasts set by analysts.

The primary detriments of the merger to the Consortium include the following:

•	all of the risk of any possible decrease in the Company’s revenues, free cash flow or value following the merger will be borne by the Consortium;

•	the business risks facing the Company, including increased competition and government regulation, will be borne by the Consortium;

•	an equity investment in the surviving company by the Consortium following the merger will involve substantial risk resulting from the limited liquidity of such an investment; and

•	following the merger, there will be no trading market for the surviving company’s equity securities.

The Company’s Net Book Value and Net Earnings

The table below sets out the indirect interest in the Company’s net book value and net earnings for Mr. Shuang Wang, Ms. Min Dong, Mr. Xiaoguang Ren, Mr. Kin Fai Ng, Mr. Bolin Wu, Mr. Zhonghai Xu and Mr. Tommy Siu Lun Fork before and after the merger, based on the net earnings and historical net book value of the Company as of December 31, 2012. The Company’s net income attributable to shareholders for the fiscal year ended December 31, 2012 was approximately $11.0 million and the Company’s net book value as of December 31, 2012 was approximately $158.7 million. The indirect interest in the Company’s net book value and net earnings for Mr. Shuang Wang, Ms. Min Dong, Mr. Xiaoguang Ren, Mr. Kin Fai Ng, Mr. Bolin Wu, Mr. Zhonghai Xu and Mr. Tommy Siu Lun Fork after the merger also reflects a shareholding adjustment among the members of the Consortium at the effective time of the merger contemplated by the Consortium.

	Ownership Prior to the Merger				Ownership After the Merger
	Net Book Value		Earnings		Net Book Value		Earnings
Name	$’000%		$’000%		$’000%		$’000%
Shuang Wang and Min Dong	28,069	17.6	1,945	17.6	90,612	57.1	6,281	57.1
Xiaoguang Ren	9,347	5.9	648	5.9	22,224	14.0	1,540	14.0
Kin Fai Ng	3,361	2.1	233	2.1	10,318	6.5	715	6.5
Bolin Wu	4,869	3.1	337	3.1	13,430	8.5	931	8.5
Zhonghai Xu	3,199	2.0	222	2.0	13,430	8.5	931	8.5
Tommy Siu Lun Fork	2,895	1.8	201	1.8	8,731	5.5	605	5.5

Plans for the Company after the Merger

Following the completion of the merger, the members of the Consortium, who are officers and directors of the Company, will own 100% of the equity interest in the surviving company. The Consortium anticipates that the Company will continue to conduct its operations substantially as they are currently being conducted, except that it will cease to be a publicly-traded company and will instead be a wholly-owned subsidiary of Parent.

Subsequent to the completion of the merger, the Company will no longer be subject to the Exchange Act and NASDAQ compliance and reporting requirements and the related direct and indirect costs and expenses, and may experience positive effects on profitability as a result of the elimination of such costs and expenses. The Company estimates that such costs and expenses currently amount to $1.5 million per year, including $0.7 million in legal and compliance expenses, $0.5 million in audit fees and $0.3 million in financial printer and other expenses. The Consortium will benefit from such annual cost savings of the Company as a privately held entity after the completion of the merger given their collective 100.0% ownership of the Company through Parent.

The Consortium has advised the Company that, except as set forth in this proxy statement and transactions already under consideration by the Company, the Consortium does not have any current plans, proposals or negotiations that relate to or would result in any of the following:

•	an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

•	the sale or transfer of a material amount of the assets of the Company or any of its subsidiaries; or

•	any other material changes in the Company’s business, including with respect to the Company’s corporate structure or business.

Subsequent to the completion of the merger, the surviving company’s management and board of directors will continuously evaluate and review the surviving company’s business and operations and may propose or develop new plans and proposals, including any of the foregoing actions and any actions to address the challenges referred to in “Special Factors—Purpose of and Reasons for the Merger” above, in each case, which they consider to be in the best interests of the surviving company and its shareholders. The Consortium expressly reserves the right to make any changes they deem appropriate to the operation of the surviving company in light of such evaluation and review as well as any future developments.

Alternatives to the Merger

The board of directors of the Company did not independently determine to initiate a process for the sale of the Company. The special committee was formed on October 12, 2012, in response to the receipt of the going private proposal letter from the Consortium on October 12, 2012. In light of the express intention of the Consortium not to sell their respective Shares or ADSs to any third party, the special committee determined that there was no viable alternative to the proposed sale of the Company to the Consortium, and in light thereof, no attempt was made to contact third parties who might otherwise consider an acquisition of the Company. Since the Company’s receipt of the proposal letter from the Consortium on October 12, 2012, which was publicly announced and filed with the SEC on October 12, 2012, the Company has not received any actionable offer from any third party for (a) a merger or consolidation of the Company with another company, (b) the sale or transfer of all or substantially all of the Company’s assets or (c) the purchase of all or a substantial portion of the Shares that would enable such person to exercise control of or significant influence over the Company.

The special committee also took into account that, prior to the receipt of shareholder approval, the Company can terminate the merger agreement in order to enter into an acquisition agreement with respect to a superior proposal, subject to the payment of a termination fee of $1,026,210 and reimbursement of Parent’s expenses of up to $350,000 to the extent provided in the merger agreement. In this regard, the special committee recognized that it has flexibility under the merger agreement to respond to an alternative transaction proposed by a third party that is or is reasonably likely to result in a superior proposal, including the ability to provide information to and engage in discussions and negotiations with such party (and, if such proposal is a superior proposal, recommend such proposal to the Company’s shareholders).

Effects on the Company if the Merger is Not Completed

If the merger agreement is not approved by the shareholders or if the merger is not completed for any other reason, shareholders will not receive any payment for their Shares or ADSs in connection with the merger nor will the holders of any share options or restricted shares receive payment pursuant to the merger agreement. Instead, the Company will remain a publicly-traded company, the ADSs will continue to be listed and traded on NASDAQ, provided that the Company continues to meet NASDAQ’s listing requirements, and the Company will remain subject to SEC reporting obligations. Therefore, the Company’s shareholders and ADS holders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of our Shares or ADSs. Accordingly, if the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your Shares or ADSs, including the risk that the market price of the ADSs may decline to the extent that the current market price reflects a market assumption that the merger will be completed.

Under specified circumstances, the Company may be required to pay Parent a termination fee of $1,026,210 and reimburse Parent, Merger Sub and their affiliates (other than the Company) for their expenses in connection with the merger of up to $350,000, or Parent may be required to pay the Company and its affiliates (other than the Consortium) a termination fee of $2,052,420, and reimburse the Company and its affiliates for their expenses in connection with the merger of up to $350,000, in each case, as described under the caption “The Merger Agreement—Termination Fees; Reimbursement of Expenses” beginning on page 68.

If the merger is not completed, from time to time, the board of directors of the Company will evaluate and review, among other things, the business, operations, dividend policy and capitalization of the Company and make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If the merger agreement is not approved by the shareholders or if the merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to the Company will be offered, or that the business, prospects or results of operations of the Company will not be adversely impacted.

Financing of the Merger

The Company and the Consortium estimate that the total amount of funds necessary to complete the merger and the related transactions, including payment of fees and expenses in connection with the merger, is anticipated to be approximately $52.4 million, assuming no exercise of appraisal rights by shareholders of the Company. In calculating this amount, the Company and the Consortium do not consider the value of the Rollover Shares, the Reserved Shares and Repurchased Shares, which will be cancelled for no consideration.

This amount is expected to be funded through cash from the resources of the Company and its subsidiaries.

Rollover Financing

Concurrently with the execution of the merger agreement, the Rollover Shareholders entered into the voting and subscription agreement with Parent pursuant to which the Rollover Shareholders (holding an aggregate of approximately 28.2% of the total outstanding Shares as of the date of this proxy statement (excluding Reserved Shares and Repurchased Shares), which is the equivalent of a $19.4 million investment based upon the per Share merger consideration of $1.80) will receive a certain equity interest in Parent as set forth in the voting and subscription agreement immediately prior to the closing of the merger.

In addition, from the date of the voting and subscription agreement until termination thereof, the Rollover Shareholders will not, directly or indirectly, (i) tender any Rollover Shares into any tender or exchange offer, (ii) sell (constructively or otherwise), transfer, pledge, hypothecate, grant, encumber, assign or otherwise dispose of (collectively, “Transfer”), or enter into any contract, option or other arrangement or understanding with respect to the Transfer of any Rollover Shares or any right, title or interest thereto or therein (including by operation of law), (iii) deposit any Rollover Shares into a voting trust or grant any proxy or power of attorney or enter into a voting agreement with respect to any Rollover Shares (other than the voting and subscription agreement), (iv) knowingly take any action that would make any representation or warranty of such Rollover Shareholder set forth in the voting and subscription agreement untrue or incorrect or have the effect of preventing, disabling or delaying such Consortium member from performing any of his, her, or its obligations under the voting and subscription agreement, or (v) agree (whether or not in writing) to take any of the actions referred to in (i) through (iv). The obligations of the Rollover Shareholders contained in the voting and subscription agreement terminate upon the valid termination of the merger agreement by mutual consent in accordance with its terms.

Limited Guaranty

Pursuant to the limited guaranty dated January 29, 2014 by Mr. Shuang Wang in favor of the Company, Mr. Shuang Wang has agreed to guarantee the obligations of Parent under the merger agreement to pay, under certain circumstances, a reverse termination fee to the Company and reimburse certain expenses incurred by the Company.

The limited guaranty will terminate as of the earliest of: (i) the effective time of the merger; (ii) the termination of the merger agreement in accordance with its terms by mutual consent of the parties thereto or in circumstances where Parent would not be obligated to pay Parent’s reverse termination fee or otherwise make payments to the Company pursuant to the merger agreement; and (iii) the date falling six months from the date of any termination of the merger agreement in accordance with its terms under circumstances in which Parent would be obligated to pay Parent’s reverse termination fee or otherwise make payments to the Company pursuant to the merger agreement if the Company has not presented a claim for payment by the last day of such six-month period. However, if the Company or any of its controlled affiliates asserts a claim other than as permitted under the limited guaranty, including a claim against certain specified non-recourse parties or recourse parties (other than certain specified retained claims) or a claim in excess of the guaranteed amounts, the limited guaranty will immediately terminate and become null and void, the guarantor will be entitled to recover and retain all payments previously made pursuant to the limited guaranty and none of the guarantor and certain specified non-recourse parties and recourse parties will have any liability under the limited guaranty, the merger agreement or any other related documents, or any of the transactions contemplated by the limited guaranty, the merger agreement or any other related documents.

Liability Cap and Limitation on Remedies

Subject to any equitable remedies the Company may be entitled to, our right to receive payment of a termination fee of $2,052,420 and reimbursement from Parent in connection with commencement of an arbitration to enforce the payment of such reverse termination fee and interest on such amount, and/or our out-of-pocket costs and expenses (up to $350,000) incurred in connection with the transactions contemplated by the merger agreement, is our sole and exclusive remedy against Parent and Merger Sub for any loss or damage suffered as a result of the failure of the merger to be consummated under certain circumstances or for a breach or failure to perform under the merger agreement or otherwise.

Subject to any equitable remedies Parent or Merger Sub may be entitled to, Parent’s and Merger Sub’s right to receive payment of a termination fee of $1,026,210 and reimbursement from the Company in connection with commencement of an arbitration to enforce the payment of such termination fee and interest on such amount, and/or Parent’s and Merger Sub’s out-of-pocket costs and expenses (up to $350,000) incurred in connection with the transactions contemplated by the merger agreement, is the sole and exclusive remedy of Parent and Merger Sub against us for any loss or damage suffered as a result of the failure of the merger to be consummated under certain circumstances or for a breach or failure to perform under the merger agreement or otherwise.

The maximum aggregate liabilities of Parent and Merger Sub, on the one hand, and the Company, on the other hand, for monetary damages in connection with the merger agreement are limited to the termination fee, the reverse termination fee and reimbursement of expenses, as the case may be.

The parties are entitled to specific performance, including an injunction, injunctions and other equitable remedies, to prevent breaches of the merger agreement and to enforce specifically the terms and provisions thereof, this being in addition to any other remedy to which they are entitled at law or in equity. However, the Company’s right, prior to the closing, to seek an injunction, specific performance or other equitable relief to cause Parent and/or Merger Sub to consummate the transactions contemplated by the merger agreement is subject to (i) all of the mutual conditions to completion of the merger and all of the conditions to Parent’s and Merger Sub’s obligations to complete the merger having been satisfied (other than those conditions that by their nature cannot be satisfied other than at the closing), (ii) the Company has irrevocably confirmed by notice to Parent that each of the conditions to Company’s obligations to consummate the transactions contemplated by the merger agreement has been satisfied or that it is willing waive any unsatisfied conditions and that it stands ready, willing and able to consummate the transactions contemplated by the merger agreement and (iii) the merger is not consummated within five business days after the delivery of such notice as a result of Parent and Merger Sub’s failure to complete the closing. Under no circumstances will the Company be entitled to receive both (x) a grant of specific performance that results in a closing and (y) monetary damages, including all or any portion of the reverse termination fee.

Interests of Certain Persons in the Merger

In considering the recommendation of the special committee and our board of directors with respect to the merger, you should be aware that each member of the Consortium has interests in the transaction that are different from, and/or in addition to, the interests of our shareholders generally. The Company’s board of directors and special committee were aware of such interests and considered them, among other matters, in reaching their decisions to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger, and recommend that our shareholders vote in favor of approving the merger agreement and the transactions contemplated thereby, including the merger.

Interests of the Consortium

As the result of the merger, the members of the Consortium, who are officers and directors of the Company, will own 100% of the Company immediately following the completion of the merger. Because of Parent’s equity interest in the surviving company, each member of the Consortium will directly or indirectly enjoy the benefits from any future earnings and growth of the Company after the merger which, if the Company is successfully managed, could exceed the value of their original investments in the Company. Parent will also directly bear the corresponding risks of any possible decreases in the future earnings, growth or value of the Company. Parent’s investment in the surviving company will be illiquid, with no public trading market for the surviving company’s shares and no certainty that an opportunity to sell its shares in the surviving company at an attractive price, or that dividends paid by the surviving company will be sufficient to recover its investment.

The merger may also provide additional means to enhance shareholder value for the Consortium, including improved profitability due to the elimination of the expenses associated with public company reporting and compliance; increased flexibility and responsiveness in management of the business to achieve growth and respond to competition without the restrictions of short-term earnings comparisons; and additional means for making liquidity available to the Consortium, such as through dividends or other distributions.

Treatment of Existing Shares Options, Including Those Held by Officers and Directors

At the effective time of the merger, each option to purchase Shares pursuant to the Company Option Plans that is then outstanding and unexercised (whether or not vested or exercisable) will be cancelled and converted into the right to receive a cash amount equal to (a) the total number of Shares issuable under such option immediately prior to the effective time of the merger multiplied by (b) the excess, if any, of (x) $1.80 over (y) the exercise price payable per Share underlying such option, without interest and net of any applicable withholding taxes except that each option to purchase Shares pursuant to the Company Option Plans that is then outstanding and unexercised (whether or not vested) and held by a member of the Consortium shall be cancelled and cease to exist without payment of any consideration or distribution.

As of the date of this proxy statement, of the Company’s officers and directors, only Messrs. Dachun Zhang, Fushan Chen, Mark Ming Hsun Lee and Martin Cheung are not members of the Consortium. The table below sets forth, as of the date of this proxy statement, for Messrs. Dachun Zhang, Fushan Chen, Mark Ming Hsun Lee and Martin Cheung:

•	The number of share options held by such persons; and

•	The cash payment that may be received in respect of such share option upon completion of the merger, calculated by multiplying (a) the total number of Shares issuable under such option immediately prior to the effective time of the merger multiplied by (b) the excess, if any, of (x) $1.80 over (y) the exercise price payable per Share underlying such option, without interest and net of any applicable withholding taxes.

Directors and Executive Officers	No. of the Shares Underlying Options	Exercise Price	Resulting Consideration in the Form of Cash

Dachun Zhang	8,036	$8.60	$—
	3,000	$3.03	$—
	11,250	$1.40	$4,500
	30,000	$1.60	$6,000

Fushan Chen	8,036	$8.60	$—
	3,000	$3.03	$—
	11,250	$1.40	$4,500
	30,000	$1.60	$6,000

Mark Ming Hsun Lee	17,679	$8.60	$—
	4,500	$3.03	$—
	15,000	$1.40	$6,000
	30,000	$1.60	$6,000

Martin Cheung	30,000	$1.40	$12,000
	30,000	$1.60	$6,000

Treatment of Existing Restricted Shares

At the effective time of the merger, each restricted share issued pursuant to the Company Option Plans that is then outstanding and unvested will be cancelled and converted into the right to receive a cash amount equal to $1.80, without interest and net of any applicable withholding taxes except that each unvested restricted share held by a member of the Consortium shall be cancelled and cease to exist without payment of any consideration or distribution. As of the date of this proxy statement, no member of the Consortium holds outstanding and unvested restricted shares of the Company.

Indemnification

Pursuant to the merger agreement, Parent and Merger Sub have agreed that:

•	the indemnification, advancement and exculpation provisions of certain indemnification by and among the Company and its directors and certain executive officers, as in effect at the effective time of the merger, will survive the merger and will not be amended, repealed or otherwise modified for a period of six years from the effective time of the merger in any manner that would adversely affect the rights of the current or former directors, officers or employees of the Company or any of its subsidiaries;

•	the memorandum and articles of association of the surviving company will contain provisions with respect to exculpation and indemnification that are at least as favorable to the directors, officers or employees of the Company as those contained in the memorandum and articles of association of the Company as in effect on the date of the merger agreement, except to the extent prohibited by the Cayman Companies Law or any other applicable law, which provisions will not be amended, repealed or otherwise modified for a period of six years from the effective time of the merger in any manner that would adversely affect the rights of the indemnified parties, unless such modification is required by law; and

•	from and after the effective time of the merger, the surviving company will (and will cause its subsidiaries to) comply with the Company’s obligations to indemnify and hold harmless the current or former directors, officers or employees of the Company or any of its subsidiaries against (i) liabilities in connection with any claim, action, suit, proceeding or investigation arising out of or related to (A) the fact that such person is or was a director, officer or employee of the Company or any of its subsidiaries; or (B) any acts or omissions occurring or alleged to occur prior to or at the effective time of the merger, including the approval of the merger agreement, the merger or the transactions contemplated by the merger agreement or arising out of or pertaining to the transactions contemplated by the merger agreement and actions to enforce any indemnification or advancement right of the indemnified person; and (ii) any and all damages arising out of acts or omissions in connection with such persons’ services as an officer, director or other fiduciary in any entity if such services was at the request or for the benefit of the Company or its subsidiaries.

The Special Committee

On October 12, 2012, our board of directors established a special committee of directors to consider the proposal from the Consortium and to take any actions it deems appropriate to assess the fairness and viability of such proposal. The special committee is composed of independent directors— Mr. Martin Cheung, Mr. Dachun Zhang and Mr. Mark Ming Hsun Lee. Other than their receipt of board and special committee compensation (which are not contingent upon the completion of the merger or the special committee’s or our board of directors’ recommendation of the merger), and acceleration and cash-out of outstanding options issued under the Company Option Plans, none of the members of the special committee has a financial interest in the merger or any of the transactions contemplated thereby and none of them is related to any member of the Consortium. Our board of directors did not place any limitations on the authority of the special committee regarding its investigation and evaluation of the merger.

We compensate the members of the special committee in exchange for their service in such capacity in the amount of $80,000 for the chairman of the special committee and in the amount of $50,000 for each other member of the special committee (the payment of which is not contingent upon the completion of the merger or the special committee’s or the board’s recommendation of the merger).

Position with the Surviving Company

After completion of the merger, Mr. Shuang Wang expects to continue to serve as a director and chief executive officer of the surviving company; Ms. Min Dong expects to continue to serve as senior vice president of legal affairs, administration and human resources of the surviving company; Mr. Xiaoguang Ren expects to continue to serve as president of the surviving company; Mr. Kin Fai Ng expects to continue to serve as a director, senior vice president and company secretary of the surviving company; Mr. Bolin Wu expects to continue to serve as chief technology officer of the surviving company; Mr. Zhonghai Xu expects to continue to serve as general manager for research and development of the surviving company; and Mr. Tommy Siu Lun Fork expects to continue to serve as chief financial officer of the surviving company. It is anticipated that the other executive officers of the Company will hold positions with the surviving company that are substantially similar to their current positions.

Related Party Transactions

We have adopted an audit committee charter, which provides that we may not enter into any related-party transaction unless and until it has been approved by the audit committee.

In addition to the arrangements in connection with the merger discussed elsewhere in this proxy statement, we had the following transactions with related parties for the years ended December 31, 2011 and December 31, 2012:

Transactions with Mr. Shuang Wang and Ms. Min Dong

Mr. Wang is a director of Ninetowns Import & Export e-Commerce Co., Ltd. (“Import & Export”), which is 100.0% beneficially owned by Mr. Wang and Ms. Dong. Import & Export owns a 49.0% equity interest in iTowNet Cyber Technology Ltd. (“iTowNet”), which is 51.0% owned by the PRC Inspections Administration. iTowNet operates the data exchange platforms that interface between international trade enterprises using our enterprise software and the PRC Inspections Administration’s internal electronic processing system. iTowNet receives a fee of RMB5 for each submission made over its platforms.

Pursuant to a right of first refusal agreement dated as of November 2, 2004, among Import & Export, Mr. Wang, Ms. Dong and our Company, Import & Export has agreed to sell its 49.0% interest in iTowNet to our Company if, at any time while we are required to submit reports to the SEC, Import & Export is allowed to sell such interest to us under relevant PRC law and policy. Our right of first refusal is subject to the statutory right of first refusal of the PRC Inspections Administration to purchase such interest. If we exercise our right of first refusal, we have agreed to purchase the 49.0% interest in iTowNet at a purchase price of US$25.0 million, plus a compounded interest rate of 5.0% per year for each year that Import & Export held the 49.0% interest since August 23, 2001, but deducting any dividend or distribution that Import & Export had previously received or receives in the future from iTowNet. Our audit committee approved the right of first refusal agreement and will need to approve the exercise of the purchase right granted under the Right of First Refusal Agreement. Based on current PRC laws and practice, and the stated policy of the PRC Inspections Administration, we do not believe the exercise of the purchase right is probable.

Related parties transactions with minority-owned subsidiaries

In December 2012, Ronghe Zhihui decided to withdraw RMB10.0 million of its capital contribution in Shouchuang Caifu Ninetowns. Shouchuang Caifu Ninetowns did not return the RMB10.0 million capital contribution to Ronghe Zhihui until January 2013, which resulted in an amount due from related parties of RMB10.0 million as of December 31, 2012.

For more information, please see “Item 7. Major Shareholders and Related Party Transactions” included in our Annual Report on Form 20-F for the fiscal year ended December 31, 2012, incorporated by reference into this proxy statement. Please see “Where You Can Find More Information” beginning on page 85 for a description of how to obtain a copy of our Annual Report.

Fees and Expenses

Fees and expenses incurred or to be incurred by the Company and the Consortium in connection with the merger are estimated at the date of this proxy statement to be as follows:

Description	Amount
Legal fees and expenses	$2,000,000
Financial advisor fees	$25,000
Special committee fees	$180,000
Miscellaneous (including filing fees, printing fees, proxy solicitation fees and mailing costs and ADS program termination fees)	$771,000
Total	$2,976,000

These expenses will not reduce the merger consideration to be received by the shareholders of the Company. If the merger is completed, the party incurring any costs and expenses in connection with the merger and the merger agreement will be responsible for such costs and expenses, except as otherwise provided in the merger agreement.

Voting by the Consortium at the Extraordinary General Meeting

The Consortium, as a group, beneficially owned 12,540,063 Shares, which represents approximately 31.4% of the total outstanding Shares as of the date of this proxy statement (excluding Reserved Shares and Repurchased Shares). Pursuant to the terms of the merger agreement and the voting and subscription agreement, the Consortium members have agreed to vote 10,784,871 of these Shares, representing 28.2% of the total outstanding Shares as of the date of this proxy statement (excluding Reserved Shares and Repurchased Shares), in favor of the proposal to approve the merger agreement and the transactions contemplated thereby, including the merger, and against any competing proposal at any shareholders’ meeting of the Company. The voting obligations of the Consortium members contained in the voting and subscription agreement terminate upon the valid termination of the merger agreement by mutual consent in accordance with its terms.

Litigation Related to the Merger

We are not aware of any lawsuit that challenges the merger, the merger agreement or any of the transactions contemplated thereby.

Accounting Treatment of the Merger

The merger is expected to be accounted for, at historical cost, as a merger of entities under common control in accordance with Accounting Standards Codification 805-50, “Business Combinations—Related Issues.”

Regulatory Matters

The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with the merger other than the approvals, filings or notices required under the federal securities laws and the filing of the plan of merger (and supporting documentation as specified in the Cayman Islands Companies Law) with the Cayman Islands Registrar of Companies and in the event the merger becomes effective, a copy of the certificate of merger being given to the shareholders and creditors of the Company and Merger Sub and notice of the merger being published in the Cayman Islands Gazette.

Appraisal Right

Please see “Dissenters’ Rights—Requirements for Exercising Dissenters’ Rights” beginning on page 71.

Certain Material U.S. Federal Income Tax Considerations

Please see “Material U.S. Federal Income Tax Considerations” beginning on page 78.

Material PRC Income Tax Considerations

Please see “Material PRC Income Tax Considerations” starting on page 81.

Material Cayman Islands Tax Considerations

Please see “Material Cayman Islands Tax Considerations” starting on page 82.

MARKET PRICE OF THE COMPANY’S ADSs, DIVIDENDS AND OTHER MATTERS

Market Price of the ADSs

The following table provides the high and low sales prices for our ADSs on the Nasdaq Global Market (“NASDAQ”) under the symbol “NINE,” for each quarter during the past two years:

	Sales Price Per ADS (in $)
	High	Low
Quarterly:
2012
First quarter	1.40	1.22
Second quarter	1.39	1.02
Third quarter	1.16	1.05
Fourth quarter	1.79	1.08
2013
First quarter	1.78	1.17
Second quarter	1.72	1.30
Third quarter	1.90	1.51
Fourth quarter	1.81	1.65
2014
First quarter	2.74	1.65
Second quarter (through April 28, 2014)	1.75	1.67

On October 11, 2012, the last trading day immediately prior to the Company’s announcement on October 12, 2012 that it had received a going private proposal, the reported closing price of our ADSs on NASDAQ was $1.08 per ADS. The merger consideration of $1.80 per Share and per ADS, represents a premium of 66.7% over the closing price of $1.08 per ADS on October 11, 2012, and a 62.2% and 64.9% premium to the volume-weighted average price of the Company’s ADSs during the 30 and 60 trading days prior to October 12, 2012, respectively. On April 28, 2014, the most recent practicable date before the printing of this proxy statement, the high and low reported sales prices of our ADSs were $1.74 and $1.72, respectively. You are urged to obtain a current market price quotation for your Shares in connection with voting your Shares.

Dividend Policy

We have not paid any dividend during the past two years. We do not expect to pay dividends in the foreseeable future and, under the terms of the merger agreement, are prohibited from doing so without Parent’s prior written approval. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business, and do not anticipate paying any cash dividends on our Shares, or indirectly on our ADSs, in the foreseeable future. Future cash dividends, if any, will be declared at the discretion of our board of directors and will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors as our board of directors may deem relevant.

We are a holding company incorporated in the Cayman Islands. Our current and future ability to pay dividends depends substantially on the payment of dividends to us by our PRC subsidiaries.

Under PRC laws and regulations, PRC entities, including wholly-owned foreign enterprises and domestic companies in China, may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, our PRC subsidiaries are required to set aside at least 10% of their after-tax profit based on PRC accounting standards each year to their statutory capital reserve fund until the cumulative amount of such reserve reaches 50% of their respective registered capital. These reserves are not distributable as cash dividends. Under existing PRC foreign exchange regulations, payments of profit distributions can be made in foreign currencies without prior approval from SAFE provided that we satisfy certain procedural requirements. Any failure by any of our shareholders or any beneficial owner of our Shares who is a PRC resident to comply with the approval or registration requirements imposed by the State Administration of Foreign Exchange with respect to their investment in us could also subject us to legal sanctions, including a restriction on our PRC subsidiaries’ ability to distribute dividends to us. As a result of the foregoing restrictions on our PRC subsidiaries, our ability to pay dividends on our Shares, or indirectly on our ADSs, could be significantly limited. Our non-PRC subsidiaries may also be subject to restrictions under applicable laws that would impede their ability to distribute dividends to us. Our non-PRC subsidiaries are, however, in a relatively early stage of development, and we do not expect them to pay dividends to our company for the foreseeable future.

We may be considered to be a “resident enterprise” for PRC tax purposes and could be subject to the uniform 25% enterprise income tax rate for our global income, including dividends. In addition, dividends paid to “non-resident enterprises” by “resident enterprises” are regarded as income from “sources within the PRC” and therefore subject to a 10% withholding income tax. A lower withholding income tax rate of 5% may be applied if the foreign holding company is registered in a jurisdiction that has a tax treaty arrangement with China where such preferential tax rate is subject to other requirements under PRC tax laws. Under the Individual Income Tax Law, an individual who disposes of a capital asset in China is subject to PRC income tax at the rate of 20%. Although our Company is incorporated in the Cayman Islands, it remains unclear whether the gains our foreign ADS holders may realize will be regarded as income from sources within the PRC if we are classified as a PRC resident enterprise. Any dividends paid to our shareholders which are considered “non-resident enterprises” may be subject to withholding income tax and the value of the investment in our Shares or ADSs may be adversely and materially affected. Please see “Item 3. Key Information—D. Risk Factors—Risks Related to Our Business—We face uncertainty from the Circular on Strengthening the Administration of Enterprise Income Tax on Non-PRC Resident Enterprise’ Share Transfers (“SAT Circular No. 698”) issued by the PRC State Administration of Taxation, effective as of January 1, 2008” in the Company’s Annual Report on Form 20-F for the year ended December 31, 2012, which is incorporated herein by reference.

Subject to the approval of our shareholders, our board of directors has complete discretion over distribution of dividends. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

THE EXTRAORDINARY GENERAL MEETING

We are furnishing this proxy statement to you, as a holder of our Shares, as part of the solicitation of proxies by the Company’s board of directors for use at the extraordinary general meeting described below.

Date, Time and Place of the Extraordinary General Meeting

The extraordinary general meeting will be held on May 29, 2014, at 10:00 a.m. (Hong Kong time) at 22nd Floor, Bank of China Tower, 1 Garden Road, Hong Kong.

Proposals to be Considered at the Extraordinary General Meeting

At the meeting, you will be asked to consider and vote upon:

•	AS SPECIAL RESOLUTIONS

THAT the agreement and plan of merger dated January 29, 2014 (the “merger agreement”), among Ninetowns Holdings Limited (“Parent”), Ninetowns Merger Sub Limited (“Merger Sub”) and the Company (a copy of which is attached as Annex A to the proxy statement accompanying this notice of extraordinary general meeting and will be produced and made available for inspection at the extraordinary general meeting), and the transactions contemplated by the merger agreement, including the merger, be and are hereby approved by the Company;

THAT the directors and officers of the Company be and are hereby authorized to do all things necessary to give effect to the merger agreement; and, if necessary

•	as an ordinary resolution

THAT the chairman of the extraordinary general meeting be instructed to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

At the effective time of the merger, each issued and outstanding Share and ADS, other than the Excluded Shares, will be cancelled in exchange for the right to receive the per Share merger consideration of $1.80 and the per ADS merger consideration of $1.80 (less a $0.05 per ADS cancellation fee pursuant to the terms of the deposit agreement), respectively, in each case, in cash, without interest and net of any applicable withholding taxes, in accordance with the terms and conditions set forth in the merger agreement. Each Dissenting Share will thereafter represent only the right to receive the fair value of such Share as determined under the Cayman Islands Companies Law. The Rollover Shares held by the Consortium will be cancelled for no consideration. At the effective time, each issued and outstanding ordinary share, par value $1.80 per share, of Merger Sub will be converted into one fully paid and non-assessable ordinary share, par value $1.80 per share, of the surviving company.

Shares reserved under the Company Option Plans that have been provisionally deposited with the depositary for the ADSs and are not subject to the exercise of any outstanding option or vesting of any restricted share under the Company Option Plans will be cancelled for no consideration. Shares held by the depositary for the Company which were repurchased by the Company under the Company’s share repurchase plan will be cancelled for no consideration.

Our Board’s Recommendation

After careful consideration, the special committee unanimously determined that (a) it is in the best interests of the Company and its unaffiliated shareholders and unaffiliated ADS holders to enter into the merger agreement, (b) the execution, delivery and performance by the Company of the merger agreement and the consummation of the transactions contemplated thereby, including the merger, be approved, and (c) the merger, the merger agreement and the Cayman Plan of Merger be submitted by the Company to its shareholders for their approval at an extraordinary general meeting of the Company’s shareholders, without the special committee recommending approval (or recommending disapproval) of the merger, the merger agreement or the Cayman Plan of Merger by the Company’s shareholders.

In addition, our board of directors, with the Company’s independent directors, including the members of the special committee, present but abstaining (a) determined that the merger agreement and the transactions contemplated thereby, including the merger, are procedurally and substantively fair to, and in the best interests of, the Company and its unaffiliated shareholders and unaffiliated ADS holders, and (b) recommended that the Company’s shareholders vote:

•	FOR the proposal to approve the merger agreement and the transactions contemplated thereby, including the merger,

•	FOR the proposal to authorize the directors and officers of the Company to do all things necessary to give effect to the merger agreement, and

•	FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

Record Date; Shares and ADSs Entitled to Vote

You are entitled to vote at the extraordinary general meeting if you have Shares registered in your name at the close of business in the Cayman Islands on May 16, 2014, or if you are a holder of ADSs at the close of business in New York City on April 2, 2014, the Share record date and the ADS record date for voting at the extraordinary general meeting, respectively. If you own ADSs on the ADS record date, you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS depositary (as the holder of the Shares underlying the ADSs) on how to vote the Shares underlying your ADSs. The ADS depositary must receive your instructions no later than 12:00 p.m. (New York City time) on May 23, 2014 in order to ensure your Shares are properly voted at the extraordinary general meeting. Alternatively, if you own ADSs on the ADS record date, you may vote at the extraordinary general meeting by cancelling your ADSs before the close of business in New York City on May 14, 2014 and becoming a holder of Shares prior to the close of business in the Cayman Islands on May 16, 2014, the Share record date. Each outstanding Share on the Share record date entitles the holder to one vote on each matter submitted to the shareholders for approval at the extraordinary general meeting and any adjournment thereof. We expect that, as of the Share record date, there will be 38,203,525 Shares entitled to be voted at the extraordinary general meeting. If you have Shares registered in your name on the Share record date, the deadline for you to lodge your proxy card and vote is May 27, 2014 at 9:00 a.m. (Hong Kong time). Please see “Procedures for Voting” below for additional information.

Quorum

A quorum of our shareholders is necessary to have a valid shareholders’ meeting. Two (2) shareholders entitled to vote and present in person or by proxy or (in the case of a shareholder being a corporation) by its duly authorized representative representing not less than one-third of the outstanding shares of the Company throughout the meeting shall form a quorum for all purposes. We expect, as of the record date, there will be 38,203,525 Shares entitled to be voted at the extraordinary general meeting. In the event that a quorum is not present at the extraordinary general meeting, we currently expect that we will adjourn the extraordinary general meeting to solicit additional proxies in favor of the approval of the merger agreement.

Vote Required

Under the Cayman Islands Companies Law and the merger agreement, we cannot complete the merger unless the merger agreement is approved by (i) an affirmative vote of shareholders representing two-thirds or more of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting of shareholders of the Company, and (ii) an affirmative vote of shareholders representing a majority of the Shares other than the Rollover Shares present and voting in person or by proxy at the extraordinary general meeting of shareholders of the Company. To the extent known by the Company after making reasonable inquiry, except as set forth under the caption “Security Ownership of Certain Beneficial Owners and Management of the Company,” no executive officer, director or affiliate of the Company or any member of the Consortium (other than Mr. Zhonghai Xu) currently hold any securities of the Company.

Procedures for Voting

Shares

Holders of record of our Shares may vote their Shares by attending the extraordinary general meeting and voting their Shares in person, or by completing the enclosed proxy card in accordance with the instructions set forth on the proxy card. The deadline to lodge your proxy card is May 27, 2014 at 9:00 a.m. (Hong Kong time).

Shareholders who hold their Shares in “street name,” meaning in the name of a bank, broker or other person who is the record holder, must either direct the record holder of their Shares how to vote their Shares or obtain a proxy from the record holder to vote their Shares at the extraordinary general meeting.

Shareholders who have questions or requests for assistance in completing and submitting proxy cards should contact Mackenzie Partners, Inc., our proxy solicitor, at +1 (212) 929-5500 (collect call) or toll free at +1 (800) 322-2885.

ADSs

If you own ADSs as of the close of business in New York City on April 2, 2014, you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS depositary (as the holder of the Shares underlying the ADSs) how to vote the Shares underlying your ADSs by completing and signing the ADS voting instruction card and returning it in accordance with the instructions printed on it as soon as possible but, in any event, so as to be received by the ADS depositary no later than 12:00 p.m. (New York City time) on May 23, 2014. Alternatively, you may vote at the extraordinary general meeting if you cancel your ADSs by the close of business in New York City on May 14, 2014 and become a holder of Shares by the close of business in the Cayman Islands on May 16, 2014, the Share record date. The ADS depositary will endeavor, in so far as practicable, to vote or cause to be voted the number of Shares represented by your ADSs in accordance with your voting instructions. If you hold your ADSs through a financial intermediary such as a broker, you must rely on the procedures of the financial intermediary through which you hold your ADSs if you wish to vote.

If you wish to cancel your ADSs, you need to make arrangements to deliver your ADSs to the ADS depositary for cancellation together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of Shares) and (b) payment of the ADS cancellation fees ($0.05 per ADS to be cancelled) and any applicable taxes. If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS depositary will instruct the registrar of the Shares to transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder). In order to be a shareholder by May 16, 2014, you need to provide your ADSs and all applicable documentation and payments to the ADS depositary by the close of business in New York City on May 14, 2014. If after registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the registrar of the Shares to issue and mail a certificate to your attention.

Voting of Proxies and Failure to Vote

All Shares represented by valid proxies will be voted at the extraordinary general meeting in the manner specified by the holder. If a shareholder returns a properly signed proxy card but does not indicate how the shareholder wants to vote, Shares represented by that proxy card will be voted FOR the proposal to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger, FOR the proposal to authorize the directors and officers of the Company to do all things necessary to give effect to the merger agreement, and FOR the proposal to approve that the chairman of the extraordinary general meeting be instructed to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting unless the shareholder appoints a person other than the chairman of the meeting as proxy, in which case the Shares represented by that proxy card will be voted (or not submitted for voting) as the proxy determines.

Brokers or other nominees who hold our Shares in “street name” for customers who are the beneficial owners of such Shares may not give a proxy to vote those customers’ Shares in the absence of specific instructions from those customers. Broker non-votes will be counted towards a quorum but will not be treated as voted at the extraordinary general meeting.

Revocability of Proxies

Registered holders of our Shares may revoke their proxies in one of three ways:

•	First, a registered shareholder can revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting before the extraordinary general meeting commences. Any written notice revoking a proxy should also be sent to 22nd Floor, Building No. 1, Capital A Partners, No. 20 Gong Ti East Road, Chaoyang District, Beijing 100020, People’s Republic of China, Attention: Shi Peng Jiang.

•	Second, a registered shareholder can complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company no less than 48 hours prior to the extraordinary general meeting.

•	Third, a registered shareholder can attend the meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the registered shareholder actually votes at the extraordinary general meeting.

If a shareholder holds Shares through a broker and has instructed the broker to vote the shareholder’s Shares, the shareholder must follow directions received from the broker to change those instructions.

Holders of our ADSs may revoke their voting instructions by notification to the ADS depositary in writing at any time prior to 12:00 p.m. (New York City time) on May 23, 2014. A holder of ADSs can do this in one of two ways:

•	First, a holder of ADSs can revoke its voting instructions by written notice of revocation timely delivered to the ADS depositary.

•	Second, a holder of ADSs can complete, date and submit a new ADS voting instruction card to the ADS depositary bearing a later date than the ADS voting instruction card sought to be revoked.

If you hold your ADSs through a broker, bank or nominee and you have instructed your broker, bank or nominee to give ADS voting instructions to the ADS depositary, you must follow the directions of your broker, bank or nominee to change those instructions.

Rights of Shareholders Who Object to the Merger

Shareholders who elect to dissent from the merger will have the right to seek appraisal and payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote to approve the merger is taken, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters’ rights, which is attached as Annex B to this proxy statement. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise appraisal rights with respect to your Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO SEEK APPRAISAL AND PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO PERFECT ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE APPRAISAL RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THE ADSs AND PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES BEFORE THE CLOSE OF BUSINESS IN NEW YORK CITY ON MAY 14, 2014, AND BECOME REGISTERED HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON MAY 16, 2014. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING APPRAISAL RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW.

Whom to Call for Assistance

If you need assistance, including help in changing or revoking your proxy, please contact MacKenzie Partners, Inc., which is acting as a proxy solicitation agent and information agent in connection with the merger at +1 (212) 929-5500 (collect call) or toll free at +1 (800) 322-2885.

Solicitation of Proxies

We have engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies from banks, brokerage firms, nominees, institutional holders and individual investors for the extraordinary general meeting. We expect that MacKenzie Partners, Inc.’s fees for its services will be approximately $25,000 plus certain costs associated with telephone solicitations, if required, and reimbursement of out-of-pocket expenses. In addition, proxies may be solicited by mail, in person, by telephone, by internet or by facsimile by certain of our officers, directors and employees. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of our Shares and in obtaining voting instructions from those owners. We will pay all expenses of filing, printing and mailing this proxy statement.

Other Business

We are not currently aware of any business to be acted upon at the extraordinary general meeting other than the matters discussed in this proxy statement.

THE MERGER AGREEMENT

This section of the proxy statement describes the material terms of the merger agreement but does not purport to describe all of the terms of the merger agreement. The merger agreement is attached as Annex A to this proxy statement and is incorporated into this proxy statement by reference. We urge you to read the full text of the merger agreement because it is the legal document that governs the merger. This description of the merger agreement has been included to provide you with information regarding its terms.

Structure and Completion of the Merger

The merger agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, of the merger agreement. If the merger is completed, the Company will cease to be a publicly-traded company. The closing will occur on the second business day immediately after all of the closing conditions have been satisfied or waived. At the closing, Merger Sub and the Company will execute a plan of merger and file the plan of merger and other related documents with the Registrar of Companies of the Cayman Islands. The merger will become effective upon such filing or at such time thereafter within 90 days of registration of the plan of merger by the Registrar of Companies of the Cayman Islands as agreed by Merger Sub and the Company.

We expect that the merger will be completed during the second quarter of 2014, after all conditions to the merger have been satisfied or waived. We cannot specify when, or assure you that, all conditions to the merger will be satisfied or waived. However, we intend to complete the merger as promptly as practicable.

Memorandum and Articles of Association; Directors and Officers of the Surviving Company

At the effective time of the merger, the memorandum and articles of association of Merger Sub, then in effect at the effective time of the merger, will be the memorandum and articles of association of the surviving company (except that at the effective time, Article 1 of the memorandum of association of the surviving company will be amended to read as follows: “The name of the Company is Ninetowns Internet Technology Group Company Limited.”). The directors of Merger Sub immediately prior to the effective time of the merger will become the directors of the surviving company and the officers of the Company immediately prior to the effective of the merger time will remain the officers of the surviving company.

Merger Consideration

Each Share issued and outstanding immediately prior to the effective time of the merger, other than the Excluded Shares, will be cancelled in exchange for the right to receive $1.80 in cash, without interest and net of any applicable withholding taxes. Each ADS issued and outstanding immediately prior to the effective time of the merger (other than ADSs representing the Excluded Shares) will represent the right to receive $1.80 (less a $0.05 per ADS cancellation fee pursuant to the terms of the deposit agreement) in cash, without interest and net of any applicable withholding taxes.

Each Rollover Share, Reserved Share and Repurchased Share outstanding immediately prior to the effective time of the merger shall be cancelled and cease to exist without payment of any consideration or distribution therefor.

Each Dissenting Share will entitle its holder to receive only the payment resulting from the procedures set forth in Section 238 of the Cayman Islands Companies Law.

At the effective time of the merger, each issued and outstanding ordinary share, par value $0.01 per share, of Merger Sub will be converted into one fully paid and non-assessable ordinary share, par value $0.01 per share, of the surviving company.

The merger consideration will not be sent to shareholders who are untraceable unless and until they notify the paying agent selected by Parent of their current contact details prior to the effective time of the merger. A Company shareholder will be deemed to be untraceable if (a) he has no registered address in the register of members (or branch register) maintained by the Company or, (b) on the last two (2) consecutive occasions on which a dividend has been paid by the Company a check payable to such shareholder either (i) has been sent to such shareholder and has been returned undelivered or has not been cashed or, (ii) has not been sent to such shareholder because on an earlier occasion a check for a dividend so payable has been returned undelivered, and in any such case no valid claim in respect thereof has been communicated in writing to the Company or (c) notice of the Company extraordinary general meeting convened to vote on the merger has been sent to such shareholder and has been returned undelivered.

Treatment of Share Options and Restricted Shares

At the effective time of the merger, each option to purchase Shares pursuant to the Company Option Plans that is then outstanding and unexercised (whether or not vested or exercisable) will be cancelled and converted into the right to receive a cash amount equal to (a) the total number of Shares issuable under such option immediately prior to the effective time of the merger multiplied by (b) the excess, if any, of (x) $1.80 over (y) the exercise price payable per Share underlying such option, without interest and net of any applicable withholding taxes. Each unexercised option held by any Consortium member shall be cancelled and cease to exist without payment of any consideration or distribution therefor.

At the effective time of the merger, each restricted share issued pursuant to the Company Option Plans that is then outstanding and unvested will be cancelled and converted into the right to receive a cash amount equal to $1.80, without interest and net of any applicable withholding taxes. Each unvested restricted share held by any Consortium member shall be cancelled and cease to exist without payment of any consideration or distribution therefor.

Exchange Procedures

At or prior to the effective time of the merger, Parent will deposit with the paying agent a cash amount sufficient for the paying agent to make payments under the merger agreement. Promptly after the effective time (and in any event within five business days after the effective time), the paying agent will mail or deliver to each registered holder of Shares (other than holders of the Excluded Shares and the ADS depositary) (a) a form of letter of transmittal for purposes of specifying how the delivery of the merger consideration to registered holders of the Shares is to be effected and (b) instructions for effecting the delivery of any Share certificates in exchange for the applicable merger consideration. If you have lost a Share certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the per Share merger consideration, you will have to make an affidavit claiming such Share certificate to be lost, stolen or destroyed, and if reasonably required by Parent or the paying agent, post a bond in a customary amount as indemnity against any claim that may be made against it or the surviving company with respect to such Share certificate. Upon the delivery of a duly completed and validly executed letter of transmittal together with any Share certificates (or an affidavit and indemnity of loss in lieu of Share certificates), if applicable, each registered holder of Shares (other than holders of the Excluded Shares) represented by such Share certificates and each registered holder of Shares (other than holders of the Excluded Shares) which are not represented by Share certificates will receive payment in cash in an amount equal to (a) the number of Shares held multiplied by (b) the per Share merger consideration, without interest and net of any applicable withholding taxes. Meanwhile, promptly after the effective time of the merger, the paying agent will transmit to the ADS depositary a cash amount equal to (a) the number of ADSs issued and outstanding immediately prior to the effective time (other than the ADSs representing the Excluded Shares) multiplied by (b) the per ADS merger consideration. The ADS depositary will distribute the merger consideration for the ADSs (less any applicable fees, charges and expenses of the ADS depositary payable by ADS holders in connection with the cancellation of their ADSs pursuant to the terms of the deposit agreement) to ADS holders pro rata to their holdings of ADSs, without interest and net of any applicable withholding taxes, upon delivery by them of the ADSs.

In the event that a transfer of ownership of Shares is not registered in the register of members of the Company, or if the per Share merger consideration is to be paid in a name other than that in which the relevant Shares are registered in the register of members of the Company, the per Share merger consideration may be paid to a person other than the person in whose name the relevant Share is registered in the register of members of the Company only upon delivery of evidence to the satisfaction of the paying agent of such person’s entitlement to the relevant Share and if the person requesting such payment has paid to the paying agent any transfer taxes required by reason of the payment of the per Share merger consideration to a person other than the registered holder of such Shares, or established to the satisfaction of the paying agent that such transfer taxes have been paid or are otherwise not payable.

Any portion of the merger consideration deposited with the paying agent which remains unclaimed by the shareholders of the Company for nine (9) months after the effective time of the merger will be delivered to the surviving company upon demand, and any holders of Shares (other than holders of the Excluded Shares) who have not theretofore complied with the above-described exchange and payment procedures will thereafter only look to the surviving company for the per Share merger consideration, without any interest thereon and net of any applicable withholding taxes, to which such holder may be entitled.

Representations and Warranties

The merger agreement contains representations and warranties made by the Company to Parent and Merger Sub and representations and warranties made by Parent and Merger Sub to the Company, in each case, as of specific dates. The statements embodied in those representations and warranties were made for purposes of the merger agreement and are subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the merger agreement (including the disclosure schedules delivered by the Company in connection therewith but not reflected in the merger agreement). In addition, some of those representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from that generally applicable to shareholders, may have been made for the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise and allocating risk between the parties to the merger agreement rather than establishing matters as facts. The representations and warranties made by the Company were qualified by the public disclosures of the Company and its subsidiaries with the SEC since December 3, 2004 and prior to the date of the merger agreement and a disclosure schedule delivered by the Company to Parent and Merger Sub prior to or simultaneously with the execution of the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

The representations and warranties made by the Company to Parent and Merger Sub include representations and warranties relating to, among other things:

•	due organization, valid existence, good standing and qualification, license or authority to carry on the Company’s business;

•	the memorandum and articles of association or other equivalent organizational documents of the Company and its material subsidiaries being in full force and effect;

•	the Company’s capitalization, the absence of subscription or other similar rights and repurchase or other similar obligations with respect to the Company and its subsidiaries, grant of options and Company restricted shares and the absence of encumbrances on the Company’s ownership of equity interests in its subsidiaries;

•	the Company’s corporate power and authority to execute, deliver and perform its obligations under and to consummate the transactions under the merger agreement, and the enforceability of the merger agreement against the Company;

•	the recommendation from the special committee, the determination of the fairness of the merger by the Company’s board of directors, the approval of the merger and the merger Agreement by the Company’s board of directors, the recommendation by the Company’s board of directors that shareholders approve the merger agreement and submission of the merger agreement to shareholders for their approval;

•	the required vote of the Company’s shareholders to approve the merger agreement;

•	the absence of conflicts with, or violations of, the organizational documents of the Company and its subsidiaries, applicable law and certain agreements or instruments as a result of the Company’s execution, delivery and performance of the merger agreement and consummation of the transactions contemplated therein;

•	required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

•	compliance with applicable laws, licenses and permits;

•	the Company’s SEC filings since December 3, 2004 and the financial statements included therein, as well as the Company’s disclosure controls and procedures and internal controls over financial reporting;

•	compliance with the Sarbanes-Oxley Act of 2002, the rules and regulations of NASDAQ, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) and the Exchange Act;

•	compliance with anti-corruption laws;

•	the absence of certain undisclosed liabilities;

•	the absence of a “Material Adverse Effect” (as defined below) and the absence of certain other changes or events from December 31, 2012 to the date of the merger agreement;

•	the absence of legal proceedings and governmental orders against the Company or its subsidiaries;

•	employee benefit plans and labor and employment matters;

•	insurance;

•	personal properties and assets and real property;

•	tax matters;

•	the accuracy of the information provided in the Schedule 13E-3 and this proxy statement;

•	intellectual property;

•	environmental matters;

•	material contracts;

•	takeover statutes;

•	brokers and finders; and

•	acknowledgement as to absence of any other representations and warranties.

Many of the representations and warranties in the merger agreement made by the Company are qualified as to “materiality” or “Material Adverse Effect.” For purposes of the merger agreement, a “Material Adverse Effect” means any development, fact, circumstance, condition, event, change, occurrence or effect, individually or in the aggregate, that would have or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole or prevent or materially impair or delay the consummation of the transactions contemplated in the merger agreement other than, subject to certain qualifications, any development, fact, circumstances, condition, event, change, occurrence or effect resulting from:

(a)	changes in general economic, financial market, business or geopolitical conditions;

(b)	changes or developments in any of the industries in which the Company or its subsidiaries operate;

(c)	changes in any applicable laws or applicable accounting regulations or principles or interpretations thereof after the date of the merger agreement;

(d)	any change in the price or trading volume of the ADSs (save for the facts or occurrences giving rise to or contributing to such change);

(e)	any outbreak or escalation of hostilities or war or any act of terrorism;

(f)	earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides or other natural disasters or other similar force majeure events;

(g)	any actions taken (or omitted to be taken) pursuant to the express terms of the merger agreement or at the request of Parent or Merger Sub;

(h)	any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself, save for the facts or occurrences giving rise to or contributing to such failure;

(i)	the announcement of the merger agreement and the transactions contemplated thereby;

(j)	the performance of the Merger Agreement and the transactions contemplated thereby, including compliance with the covenants set forth therein; or

(k)	any action or omission of the Company or any of its subsidiaries taken at the direction of any director of Parent or Mr. Tommy Siu Lun Fork outside the ordinary course of business without the approval or direction of the board or directors of the Company or the special committee;

provided that any development, fact, circumstance, event, change, occurrence or effect referred to in the foregoing clauses (a), (b), (c), (e) and (f) may be taken into account in determining whether or not there has been a “Material Adverse Effect” to the extent such development, fact, circumstance, event, change, occurrence or effect has a materially disproportionately adverse effect on the Company and its subsidiaries taken as a whole, as compared to other companies in the industries in which the Company and its subsidiaries operate.

The representations and warranties made by Parent and Merger Sub to the Company include representations and warranties relating to, among other things:

•	their due organization, valid existence and good standing and power and authority to carry on their business;

•	organizational or governing documents being in full force and effect;

•	their capitalization and ownership structure;

•	their corporate power and authority to execute, deliver and perform their obligations under and to consummate the transactions contemplated by the merger agreement, and the enforceability of the merger agreement against them;

•	the absence of conflicts with, or violations of, their organizational documents, applicable law and certain agreements or instruments as a result of their execution, delivery and performance of the merger agreement and consummation of the transactions contemplated thereby;

•	required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

•	the absence of legal proceedings and governmental orders against Parent and Merger Sub;

•	brokers and finders;

•	the accuracy of the information provided by Parent or Merger Sub for inclusion in the Schedule 13E-3 and this proxy statement;

•	the enforceability of the voting and subscription agreement against them;

•	the sufficiency of funds to consummate the merger upon the terms contemplated by the merger agreement;

•	the absence of vote or consent of shareholders of Parent which is necessary to approve the merger agreement or the transactions contemplated thereby;

•	Parent’s, Merger Sub’s and their affiliates’ ownership of Shares;

•	solvency of the surviving company immediately after the effective time of the merger;

•	the guaranty by Mr. Shuang Wang being in full force and effect;

•	the absence of secured creditors of Merger Sub;

•	the absence of any undisclosed contracts to which any of the Consortium members or any of their respective affiliates are a party; and

•	acknowledgment as to the absence of any other representations and warranties.

Conduct of Business Pending the Merger

Under the merger agreement, the Company has agreed that, subject to certain exceptions in the merger agreement, from the date of the merger agreement until the earlier of the effective time or the termination of the merger agreement, the Company will and will cause each of its subsidiaries to, conduct its businesses in the ordinary course consistent with past practice and will use its reasonable best efforts to preserve substantially intact its and each of its subsidiaries business organizations and capital structure, maintain in effect all material permits required for its and its subsidiaries’ business, keep available the services of present officers and key employees and maintain its present relationships with customers, suppliers, distributors, employees and other persons with which the Company or its subsidiaries have significant business relationships.

Subject to certain exceptions set forth in the merger agreement and the disclosure schedule of the Company delivered in connection with the merger agreement or required by law or regulation, or unless Parent otherwise consents in writing (which consent cannot be unreasonably withheld, conditioned or delayed), the Company will not, and will not permit any of its subsidiaries to, among other things:

•	amend or otherwise change its memorandum and articles of association or similar governing instruments;

•	issue, deliver, sell, pledge, mortgage, dispose of, transfer, subject to any lien or encumber any shares, ownership interests or voting securities, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of, any other ownership interests or any voting securities (including share appreciation rights, phantom stock or similar instruments) of the Company or any its subsidiaries;

•	declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its share capital, except for dividends by any of the Company’s subsidiaries to the Company or any of its other subsidiaries, or enter into any agreement with respect to the voting or registration of its share capital;

•	reclassify, combine, split, subdivide or amend the terms of, or redeem, or purchase or otherwise acquire, directly or indirectly, any of its shares;

•	acquire (whether by merger, consolidation or acquisition or stock or assets or otherwise) any equity interests in any corporation, partnership, other business organization or any division thereof or any material assets, other than purchase of inventory and other assets in the ordinary course of business consistent with past practice;

•	sell, pledge, mortgage, lease, license, subject to any lien, transfer or otherwise dispose of (whether by merger, consolidation or acquisition or stock or assets or otherwise) any of the material property or assets of the Company or any of its subsidiaries;

•	terminate, cancel, renew, transfer, assign, license, encumber or request or agree to any material change in or waiver under any material contract, or enter into or amend in any material respect any contract that, if existing on the date of the merger agreement, would be a material contract, other than in the ordinary course of business consistent with past practice;

•	(a) transfer, sell, assign, mortgage, surrender, encumber, grant any security interests in, divest, cancel, disclaim, abandon, allow to lapse or expire (including by failure to pay required fees), dedicate to the public, or otherwise dispose of, any material intellectual property owned or licensed by the Company or any its subsidiaries, other than licenses or other contracts granted in the ordinary course of business or cancellation, abandonment, allowing to lapse or expire such intellectual property that is no longer used or useful, (b) grant any material licenses or other contracts to any third party or enter into any covenant not to sue with respect to any intellectual property owned by the Company or its subsidiaries, except non-exclusive licenses in the ordinary course of business, (c) disclose to or allow to be disclosed to or discovered by any person any material trade secrets except pursuant to valid and appropriate non-disclosure or license agreements or pursuant to obligations to maintain confidentiality arising by operation of law, (d) fail to notify Parent promptly of any material infringement, misappropriation, misuse, unauthorized disclosure, or other violation of or conflict with any material intellectual property or trade secrets owned by the Company or any of its subsidiaries or entrusted to the Company or any of its subsidiaries by their customers, clients or other persons to whom the Company or any of its subsidiaries owes an obligation of confidentiality, security breach, or material breach of or non-compliance with intellectual property and information security and measures and procedures of the Company or its respective subsidiaries, of which the Company or any its subsidiaries becomes aware and to reasonably consult with Parent regarding the actions (if any) to take to protect such intellectual property and trade secrets, and (e) fail to continue to follow and practice the intellectual property and information security measures of the Company or its respective subsidiaries consistent with past practice in any material respect;

•	incur, issue, prepay, redeem, otherwise acquire or modify in any material respect the terms of any indebtedness for borrowed money, or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than subsidiary of the Company), or make, forgive or cancel any loans, advances or capital contributions to, or investments in, any other person (other than a wholly-owned subsidiary of the Company), in each case, except the incurrence or guarantee of indebtedness (a) under the Company’s or any of its subsidiary’s existing credit facilities as in effect on the date of the Merger Agreement (if any) in an amount not to exceed the maximum amount authorized under the credit agreements evidencing such indebtedness, (b) in an amount not in excess of $500,000 (or an equivalent amount in RMB) individually or $1,000, 000 (or an equivalent amount in RMB) in the aggregate or (c) in the ordinary course of business consistent with past practice;

•

except pursuant to any company benefit plan in effect on the date of the merger agreement or as required by applicable law, (a) increase the compensation or fringe benefits of any of its directors, officers or employees other than in the ordinary course of business consistent with past practice, (b) grant any severance or termination pay not expressly provided for under any company benefit plan or any retention pay, (c) waive or amend in any material respect any performance, or vesting criteria or accelerate vesting, exercisability or funding under any company benefit plan to the extent not already required in any such company benefit plan or contemplated by the merger agreement, (d) enter into or amend in any material respect any employment, consulting or severance agreement or arrangement with any of its present director, officers, employees or independent consultants, other than in the ordinary course of business consistent with past practice with respect to non-executive officer, employees, employees with an annual base salary of less than $100,000 (or an equivalent amount in RMB) and independent consultants, (e) establish, adopt, enter into or amend or terminate any company benefit plan, (f) hire any new employees other than in the ordinary course of business consistent with past practice with respect to non-executive officer employee positions or employees with an annual base salary of less than $100,000 (or an equivalent amount in RMB) or (g) terminate the employment or services, as applicable, of any of its present directors, officers or employees with annual base compensation of more than $100,000 (or an equivalent amount in RMB);

•	offer, place or arrange any issue of debt securities or commercial bank or other credit facilities, in each case in an amount in excess of $750,000;

•	make any material change in any financial or tax accounting principles, policies, methods or procedures used by the Company, except as may be required by changes in statutory or regulatory accounting rules or U.S. GAAP or regulatory requirements with respect thereto;

•	enter into or amend any contract with any executive officer, director or other affiliate of the Company or any of its subsidiaries or any person beneficially owning five percent or more of the Shares or the voting power of the Shares other than contracts solely between the Company and/or its wholly-owned subsidiaries or contracts relating to services with employees or directors of the Company entered into or amended in the ordinary course of business consistent with past practice;

•	make or change any material tax election, materially amend any tax return (except as required by applicable law), enter into any material closing agreement with respect to taxes, surrender any right to claim a material refund to taxes, settle or finally resolve any material controversy with respect to taxes or materially change any method of tax accounting;

•	settle or compromise any litigation other than settlements or compromises of litigation where the amount paid in settlement or compromise, in each case, does not exceed a specified threshold;

•	except for the merger agreement, adopt a plan of complete or partial liquidation, scheme of arrangement, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or its subsidiary (other than among the Company’s subsidiaries);

•	enter into, amend or modify any union recognition agreement, collective bargaining agreement or similar agreement with any trade union or representative body; and

•	make or authorize capital expenditures except (a) as budgeted in the Company’s current plan approved by the board of directors of the Company that was provided to Parent, (b) as necessary to maintain existing assets in good repair and consistent with past practice and (c) for any single capital expenditure not in excess of $2,000,000 or capital expenditures for the Company and its subsidiaries not in excess of $5,000,000 in the aggregate; or

•	authorize, agree, resolve or commit to do any of the foregoing.

Acquisition Proposals

Until the effective time of the merger or, if earlier, the termination of the merger agreement, neither the Company nor any of its subsidiaries not any of the officers and directors of the Company and its subsidiaries will:

•	initiate, solicit or knowingly encourage or facilitate (including by providing non-public information) the submission of any inquiries regarding, or the making of any, proposals or offers that constitute or could reasonably be expected to lead to, any acquisition proposal (as defined in the merger agreement);

•	engage in, continue, or otherwise participate in any negotiations or discussions (other than to state that it is not permitted to have discussions) concerning, or provide or cause to be provided any non-public information or data relating to the Company or any of its subsidiaries in connection with, an acquisition proposal;

•	(i) withdraw or modify in a manner adverse to Parent or Merger Sub, or publicly propose to withdraw or modify in a manner adverse to Parent or Merger Sub, the company position with respect to the proposed transaction, (ii) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any acquisition proposal or (iii) fail to recommend against any acquisition proposal subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten business days after the commencement of such acquisition proposal;

•	enter into any merger agreement, letter of intent, memorandum of understanding, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement providing for, or relating to, any acquisition proposal (other than a confidentiality agreement satisfying the requirements under the merger agreement);

•	enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement or breach its obligations thereunder;

•	amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its subsidiaries; or

•	propose or agree to do any of the foregoing.

At any time after the date of the merger agreement and prior to the time the Company’s shareholders approve the merger agreement, if the Company receives a written bona fide acquisition proposal that did not result from a breach of the Company’s “no-shop” obligations described above and that the special committee determines, in its good faith judgment, after consultation with its outside legal counsel and financial advisor (if any), constitutes or may reasonably be expected to lead to a superior proposal (as defined under the merger agreement), the Company may furnish information and data with respect to the Company and its subsidiaries to the person making such acquisition proposal pursuant to a customary confidentiality agreement satisfying the requirements of the merger agreement and participate, through the special committee, in discussions or negotiations with, such person and its representatives regarding such acquisition proposal provided that the Company shall promptly (and in any event, within 48 hours) provide or make available to Parent any material non-public information concerning the Company or any of its subsidiaries that is provided to the person making such acquisition proposal or its representatives which was not previously or concurrently provided or made available to Parent.

No Change of Company Position

Prior to the time the Company receives the shareholders’ approval of the merger agreement, the board of directors of the Company (upon recommendation of the special committee which has made its determination in good faith and after consultation with its outside legal counsel and financial advisor (if any)) may, subject to certain notice requirements, (a) make a change of company position if the special committee determines that the failure to do so would reasonably likely to be inconsistent with the discharge or exercise of its fiduciary duties under applicable law, or (b) if the Company receives a written bona fide acquisition proposal that did not result from a breach of the Company’s “no-shop” obligations described above that the special committee determines constitutes a superior proposal, make a change of company position or authorize the Company to terminate the merger agreement to enter into an alternative acquisition agreement.

In the event that the basis of such proposed action is in connection with a superior proposal, the Company shall notify the Parent and Merger Sub of the terms and conditions of such superior proposal and provide them with copies of any proposed transaction documents with respect to such superior proposal. Within five business days following receipt by Parent and Merger Sub of such notice, the Company shall, and shall cause its representatives, to negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of the merger agreement so that such proposal ceases to constitute a superior proposal and following the end of this five business day period, the board of directors of the Company and the special committee will determine in good faith after consultation with their outside legal counsel and financial advisor (if any), taking into account any changes to the merger agreement proposed in writing by Parent and Merger Sub in response to such notice or otherwise, that such proposal continues to constitute a superior proposal.

Shareholders’ Meeting

Unless the merger agreement is terminated, the Company shall take all actions necessary to convene an extraordinary general meeting of its shareholders as promptly as reasonably practicable after the SEC confirms that it has no further comments on the Schedule 13E-3 and this proxy statement. The Company may adjourn the extraordinary general meeting for up to thirty calendar days (but in any event no later than two business days prior to the termination date) (a) with the written consent of Parent, (b) if at the time the extraordinary general meeting proceeds to business there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting or (c) to allow reasonable time for the filing and mailing of any supplemental or amended disclosure which the board of directors of the Company has determined in good faith after consultation with outside counsel is necessary or advisable under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s shareholders prior to the extraordinary general meeting. Provided each member of the Consortium has complied with its obligations under the voting and subscription agreement, Parent may request on only one occasion that the Company adjourn the extraordinary general meeting for up to thirty calendar days (but in any event no later than two business days prior to the termination date), if as of the time for which the extraordinary general meeting is originally scheduled (as set forth in this proxy statement) there are insufficient Shares represented (either in person or by proxy) (i) to constitute a quorum necessary to conduct the business at the extraordinary general meeting or (ii) voting in favor of approval of the merger agreement and the transactions to obtain the requisite shareholder approval, in which event the Company shall, in each case, cause the extraordinary general meeting to be adjourned in accordance with Parent’s request.

In the event that subsequent to the date hereof, the board of directors of the Company makes a change of company position, the Company shall have the right not to submit the merger agreement to the holders of the Shares for approval at the extraordinary general meeting.

Indemnification

Pursuant to the merger agreement, Parent and Merger Sub have agreed that:

•	the indemnification, advancement and exculpation provisions of certain indemnification by and among the Company and its directors and certain executive officers, as in effect at the effective time of the merger, will survive the merger and will not be amended, repealed or otherwise modified for a period of six years from the effective time of the merger in any manner that would adversely affect the rights of the current or former directors, officers or employees of the Company or any of its subsidiaries;

•	the memorandum and articles of association of the surviving company will contain provisions with respect to exculpation and indemnification that are at least as favorable to the directors, officers or employees of the Company as those contained in the memorandum and articles of association of the Company as in effect on the date of the merger agreement, except to the extent prohibited by the Cayman Companies Law or any other applicable law, which provisions will not be amended, repealed or otherwise modified for a period of six years from the effective time of the merger in any manner that would adversely affect the rights of the indemnified parties, unless such modification is required by law; and

•	from and after the effective time of the merger, the surviving company will (and will cause its subsidiaries to) comply with the Company’s obligations to indemnify and hold harmless the current or former directors, officers or employees of the Company or any of its subsidiaries against (i) liabilities in connection with any claim, action, suit, proceeding or investigation arising out of or related to (A) the fact that such person is or was a director, officer or employee of the Company or any of its subsidiaries; or (B) any acts or omissions occurring or alleged to occur prior to or at the effective time of the merger, including the approval of the merger agreement, the merger or the transactions contemplated by the merger agreement or arising out of or pertaining to the transactions contemplated by the merger agreement and actions to enforce any indemnification or advancement right of the indemnified person; and (ii) any and all damages arising out of acts or omissions in connection with such persons’ services as an officer, director or other fiduciary in any entity if such services was at the request or for the benefit of the Company or its subsidiaries.

Other Covenants

The merger agreement contains additional agreements between the Company and Parent and/or Merger Sub relating to, among other things:

•	the filing of this proxy statement and the Rule 13e-3 transaction statement on Schedule 13E-3 with the SEC (and cooperation in response to any comments from the SEC with respect to either statement);

•	access by Parent and its representatives to the Company’s officers, personnel, employees, systems, properties, offices and other facilities, books and records between the date of the merger agreement and the effective time of the merger;

•	confidentiality of all documents and information concerning the Company and its subsidiaries furnished to Parent or Merger Sub in connection with the transactions contemplated by the merger agreement;

•	public announcements related to the merger agreement and the transactions contemplated therein; or

•	the effectiveness of the voting and subscription agreement and the consummation of the transactions contemplated thereunder;

•	delisting and deregistration of the Shares;

•	resignation of the Company’s directors;

•	Parent’s participation in the defense or settlement of any shareholder litigation relating to the transactions contemplated by the merger agreement;

•	matters relating to state takeover statutes;

•	allocation of expenses; and

•	amendments to certain Consortium agreements.

Conditions to the Merger

The completion of the transactions contemplated by the merger agreement is subject to the satisfaction of the following conditions:

•	the merger agreement and merger being approved by the shareholders at the extraordinary general meeting; and

•	no court or other governmental entity of competent jurisdiction shall have enacted, issued, promulgated enforced or entered any order that is in effect and which restrains, enjoins or otherwise prohibits consummation of the merger.

The obligations of Parent and Merger Sub to consummate the merger and the other transactions contemplated by the merger agreement are also subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of the Company in the merger agreement being true and correct as of the date of the merger agreement and as of the closing date or, if applicable, as of a specified earlier date, provided that (i) the representations and warranties of the Company that are not qualified by reference to material adverse effect (except for certain specified matters which shall be true and correct) shall be deemed to have been satisfied even if any such representations and warranties of the Company are not so true and correct unless the failure of such representations and warranties of the Company has had or would reasonably be expected to have a material adverse effect (as defined in the merger agreement), and (ii) representations and warranties of the Company in connection with its capital structure will be true and correct in all but de minimis respects;

•	the Company having performed in all material respects all obligations and covenants required to be performed by it under the merger agreement at or before the closing date of the merger;

•	there having not occurred a material adverse effect since the date of the merger agreement;

•	Parent having received a certificate signed by a designated director of the Company certifying as to the satisfaction of the conditions under the merger agreement described above; and

•	Shares held by shareholders that have validly served a notice of objection under Section 238(2) of the Cayman Companies Law in the aggregate shall not be more than 10% of the total issued and outstanding Shares.

The obligations of the Company to consummate the merger and the other transactions contemplated by the merger agreement are also subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of Parent and Merger Sub in the merger agreement being true and correct as of the date of the merger agreement and as of the closing date or, if applicable, as of a specified earlier date, except for inaccuracies of such representations and warranties which would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impede the performance by Parent or Merger Sub of its obligations under the merger agreement or the consummation of the merger and the other transactions contemplated therein;

•	each of Parent and Merger Sub having performed in all material respects all obligations and covenants required to be performed by it under the merger agreement on or prior to the closing date; and

•	Company having received a certificate signed by a designated director of each of Parent and Merger Sub certifying as to the satisfaction of the conditions under the merger agreement described above.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger:

(a)	by mutual written consent of the Company (acting upon the recommendation of the special committee) and Parent; or

(b)	by either the Company or Parent, if:

•	the merger has not been completed by July 29, 2014, provided that neither party shall have such right to terminate the merger agreement whose breach of the merger agreement has been the primary cause of, or resulted primarily in, the failure of the merger to be consummated by the termination date;

•	the shareholders of the Company do not approve the merger agreement and the transactions contemplated by the merger agreement at the extraordinary general meeting or any adjournment thereof; or

•	any order permanently restraining, enjoining or otherwise prohibiting consummation of the merger becomes final and non-appealable, provided that such right to terminate the merger agreement shall not be available to any party whose breach in any material respect of its obligations under the merger agreement in any manner has proximately contributed to the occurrence of the failure of a condition to the consummation of the merger.

(c)	by the Company, if:

•	at any time prior to the approval by the shareholders of the Company of the merger agreement and the transactions contemplated by the merger agreement, the board of directors of the Company (acting on the recommendation of the special committee) authorizes the Company, subject to fully complying with the terms of the merger agreement, to enter into an alternative acquisition agreement with respect to a superior proposal, immediately prior to or substantially concurrently with the termination of the merger agreement the Company enters into an alternative acquisition agreement with respect to a superior proposal and the Company immediately prior to or substantially concurrently with the termination of the merger agreement pays to Parent the requisite termination fees;

•	Parent or Merger Sub has breached any of its representation, warranty, covenants or agreements under the merger agreement, or such representation or warranty made by Parent or Merger Sub under the merger agreement will have become untrue, such that the corresponding conditions to closing would not be satisfied and such breach of condition is not curable or, if curable, is not cured prior to the earlier of (i) 30 calendar days after written notice thereof is given by the Company to Parent or (ii) 5 business days prior to the termination date, provided that the Company is not then in material breach of the merger agreement such that the corresponding conditions to closing would not be satisfied; or

•	(i) all of the mutual conditions to completion of the merger and all of the conditions to Parent’s and Merger Sub’s obligations to complete the merger have been satisfied (other than those conditions that by their nature cannot be satisfied other than at the closing), (ii) the Company has irrevocably confirmed by notice to Parent (A) that all of the conditions to the Company’s obligations to complete the merger have been satisfied or that it is willing to waive any unsatisfied corresponding conditions and (B) that the Company stands ready, willing and able to consummate the transactions contemplated by the Merger Agreement and (iii) the Merger fails to be consummated within five business days after the delivery of such notice.

(d)	by the Parent, if:

•	the board of directors of the Company or the special committee has (i) made a change of company position or publicly announced its intention to do so or (ii) failed to include the company position in the proxy statement; or

•	the Company has breached any of its representation, warranty, covenants or agreements under the merger agreement, or such representation or warranty made by the Company under the merger agreement will have become untrue, such that the corresponding condition to closing would not be satisfied and such breach of condition is not curable or, if curable, is not cured prior to the earlier of (i) 30 calendar days (in case of breach of the covenants and agreements in connection with solicitation of acquisition proposals, superior proposals and change of company position, ten business days) after written notice thereof is given by Parent to Company or (ii) five business days prior to the termination date, provided that Parent is not then in material breach of the merger agreement such that the corresponding condition to closing would not be satisfied.

Actions Taken at Direction of Certain Officers and Directors; Knowledge of Certain Officers and Directors

Notwithstanding any other provision of the merger agreement to the contrary, the Company shall not be deemed to be in breach of any representation, warranty, covenant or agreement under the merger agreement, if the alleged breach is the proximate result of an action or inaction taken by the Company at the direction of any officer or director of Parent, Mr. Tommy Siu Lun Fork or any affiliate of Parent without the approval or direction of the board of directors of the Company (acting with the concurrence of the special committee) or the special committee. Parent shall not have any right to (i) assert the failure of certain specified conditions precedent, (ii) terminate the merger agreement under or (iii) claim any damages or seek any other remedy at law or in equity, in each case for any breach or inaccuracy in the representations and warranties made by the Company to the extent any director of Parent or any other individual member of the Consortium has actual knowledge, as of the date of the merger agreement, of such breach or inaccuracy, or for any action or inaction taken by the Company at the direction of any director of Parent or any other individual member of the Consortium without the approval or direction of the board of directors of the Company (acting with the concurrence of the special committee) or the special committee.

Termination Fees; Reimbursement of Expenses

The Company is required to pay Parent a termination fee of $1,026,210 in the event the merger agreement is terminated:

•	by either Parent or the Company if (i) the merger is not consummated by the end date, or the shareholder approval of the merger agreement is not obtained; (ii) prior to termination, an acquisition proposal, whether or not conditional, has been made public and not withdrawn (in the case where termination is for the shareholder approval not being obtained, such acquisition proposal must have been made prior to the shareholders’ meeting); and (iii) within 12 months of such termination, the Company enters into, agrees to or consummates an acquisition proposal (whether or not such acquisition proposal is the same acquisition proposal first referred to in this paragraph);

•	by Parent if the board of directors of the Company or the special committee (i) makes a change of company position or publicly announces its intention to do so or (ii) fails to include the company position in the proxy statement;

•	by Parent if (i) the Company has breached any of its representation, warranty, covenant or agreement under the merger agreement (other than its “no-shop” and “no-change-of-company-position” obligations), or any representation and warranty made by it under the merger agreement will have become untrue after the date of the merger agreement or (ii) the Company has breached in any material respect its “no-shop” and “no-change-of-company-position” obligations under the merger agreement; or

•	by the Company if the board of directors of the Company authorizes the Company to enter into an alternative acquisition agreement relating to a superior proposal, prior to the receipt of the shareholders’ approval of the merger.

The Company is required to pay Parent fees and expenses incurred by Parent and its affiliates of up to $350,000 in the event the merger agreement is terminated:

•	by Company if the board of directors of the Company authorizes the Company to enter into an alternative acquisition agreement relating to a superior proposal, prior to the receipt of the shareholders’ approval of the merger; or

•	by Parent (i) if the board or directors of the Company or the special committee has made a change of company position or publicly announces its intention to do so or fails to include the company position in the proxy statement, or (ii) the Company has breached any of its representation, warranty, covenant or agreement under the merger agreement (other than its “no-shop” and “no-change-of-company-position” obligations), or any representation and warranty made by it under the merger agreement will have become untrue after the date of the merger agreement or the Company has breached in any material respect its “no-shop” and “no-change-of-company-position” obligations under the merger agreement.

Parent is required to pay (i) a reverse termination fee of $2,052,420 and (ii) the Company’s fees and expenses incurred by the Company and its affiliates of up to $350,000 in the event that the merger agreement is terminated by the Company for the following reasons:

•	if any of Parent or Merger Sub has breached any of its representation, warranty, covenant or agreement under the merger agreement, or any representation or warranty made by it under the merger agreement will have become untrue after the date of the merger agreement such that the applicable conditions precedent could not be satisfied after Parent or Merger Sub has had the opportunity to cure such breach; or

•	if (i) all of the mutual conditions to completion of the merger and all of the conditions to Parent’s and Merger Sub’s obligations to complete the merger have been satisfied (other than those conditions that by their nature cannot be satisfied other than at the closing), (ii) the Company has irrevocably confirmed by notice to Parent (A) that all of the conditions to the Company’s obligations to complete the merger have been satisfied or that it is willing to waive any unsatisfied corresponding conditions and (B) that the Company stands ready, willing and able to consummate the transactions contemplated by the merger Agreement and (iii) the merger fails to be consummated within five business days after the delivery of such notice.

Fees and Expenses

All expenses incurred in connection with the merger agreement and the transactions contemplated therein will be borne by the party incurring such expenses except as otherwise provided in the merger agreement.

Modification or Amendment

The merger agreement may be amended by an instrument in writing signed by the parties thereto with the approval of the respective boards of directors of the parties (in case of the Company, its board of directors acting upon the recommendation of the special committee in writing) at any time prior to the effective time of the merger, provided that after any adoption of the merger agreement by the shareholders of the Company, no amendment will be made which by law requires further approval of the shareholders of the Company without the further approval of such shareholders.

Extension and Waiver

At any time prior to the effective time of the merger, any of the parties to the merger agreement may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties contained in the merger agreement or in any document delivered pursuant thereto and (iii) subject to the requirements of applicable law, waive compliance by the other parties with any of the agreements or conditions contained in the merger agreement. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Remedies

Subject to any equitable remedies the Company may be entitled to, the Company’s right to receive payment of a reverse termination fee of $2,052,420 and reimbursement from Parent in connection with commencement of an arbitration to enforce the payment of such reverse termination fee and interest on such amount, and/or the Company’s out-of-pocket costs and expenses (up to $350,000) incurred in connection with the transactions contemplated by the merger agreement, is the Company’s sole and exclusive remedy against Parent and Merger Sub for any loss or damage suffered as a result of the failure of the merger to be consummated under certain circumstances or for a breach or failure to perform under the merger agreement or otherwise.

Subject to any equitable remedies Parent or Merger Sub may be entitled to, Parent’s and Merger Sub’s right to receive payment of a termination fee of $1,026,210 and reimbursement from the Company in connection with commencement of an arbitration to enforce the payment of such termination fee and interest on such amount, and/or Parent’s and Merger Sub’s out-of-pocket costs and expenses (up to $350,000) incurred in connection with the transactions contemplated by the merger agreement, is the sole and exclusive remedy of Parent and Merger Sub against the Company for any loss or damage suffered as a result of the failure of the merger to be consummated under certain circumstances or for a breach or failure to perform under the merger agreement or otherwise.

The maximum aggregate liabilities of Parent and Merger Sub, on the one hand, and the Company, on the other hand, for monetary damages in connection with the merger agreement are limited to the termination fees, the reverse termination fee, reimbursement of expenses incurred in connection with the transactions contemplated by the merger agreement in connection and reimbursement of expenses incurred in connection with commencement of an arbitration to enforce the payment of the termination fees, as the case may be.

The Company, Parent and Merger Sub are each entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms and provisions thereof, in addition to any other remedy to which it is entitled under the merger agreement. However, the Company’s right to enforce specifically the obligation of Parent and Merger Sub to effect the closing of the merger is subject to (i) all of the mutual conditions to completion of the merger and all of the conditions to Parent’s and Merger Sub’s obligations to complete the merger having been satisfied (other than those conditions that by their nature cannot be satisfied other than at the closing), (ii) the Company has irrevocably confirmed by notice to Parent (A) that all of the conditions to the Company’s obligations to complete the merger have been satisfied or that it is willing to waive any unsatisfied corresponding conditions and (B) that the Company stands ready, willing and able to consummate the transactions contemplated by the merger Agreement and (iii) the merger fails to be consummated within five business days after the delivery of such notice. Under no circumstances will the Company be entitled to receive both (x) a grant of specific performance that results in a closing and (y) monetary damages, including all or any portion of the reverse termination fee.

PROVISIONS FOR UNAFFILIATED SECURITY HOLDERS

No provision has been made to (a) grant the Company’s shareholders or ADS holders access to corporate files of the Company and other parties to the merger or any of their respective affiliates or (b) to obtain counsel or appraisal services at the expense of the Company or any other such party or affiliate.

DISSENTERS’ RIGHTS

The following is a brief summary of the rights of holders of the Shares to object to the merger and receive payment of the fair value of their Shares (“Dissenters’ Rights”). The complete text of Section 238 of the Cayman Companies Law is attached as Annex D to this proxy statement. If you are contemplating the possibility of objecting to the merger, you should carefully review the text of Annex D, particularly the procedural steps required to exercise Dissenters’ Rights. These procedures are complex and you should consult your Cayman Islands legal counsel in respect of them. If you do not fully and precisely satisfy the procedural requirements of the Cayman Companies Law, you will lose your Dissenters’ Rights.

Requirements for Exercising Dissenters’ Rights

A dissenting registered shareholder of the Company is entitled to payment of the fair value of his Shares upon dissenting from the merger.

The exercise of your Dissenters’ Rights will preclude the exercise of any other rights by virtue of holding Shares in connection with the merger including voting at the extraordinary general meeting, other than the right to seek relief on the grounds that the merger is void or unlawful. To preserve your Dissenters’ Rights, the following procedures must be followed:

•	you must give written notice of objection (“Notice of Objection”) to the Company prior to the vote to approve the merger. The Notice of Objection must include a statement that you propose to demand payment for your Shares if the merger is authorized by the resolution at the extraordinary general meeting;

•	within twenty (20) days immediately following the date on which the vote approving the merger is made, the Company must give written notice of the authorization of the merger (“Approval Notice”) to all shareholders (“Dissenting Shareholders”) who have served a Notice of Objection;

•	within twenty (20) days immediately following the date on which the Approval Notice is given (the “Dissent Period”), the Dissenting Shareholder must give a written notice of his decision to dissent (a “Notice of Dissent”) to the Company stating his name and address, the number and class of the Shares with respect to which he dissents and demanding payment of the fair value of his Shares; and a Dissenting Shareholder must dissent in respect of all the Shares which he holds;

•	within seven (7) days immediately following (a) the date of expiry of the Dissent Period or (b) the date on which the Cayman Plan of Merger is filed with the Registrar of Companies of the Cayman Islands, whichever is later, the Company, as the surviving company, must make a written offer (a “Fair Value Offer”) to each Dissenting Shareholder to purchase their Shares at a price determined by the Company to be the fair value of such Shares;

•	if, within thirty (30) days immediately following the date of the Fair Value Offer, the Company and the Dissenting Shareholder fail to agree on a price at which the Company will purchase the Dissenting Shareholder’s Shares, then, within twenty days immediately following the date of the expiry of such 30-day period, the Company must, and the Dissenting Shareholder may, file a petition with the Grand Court of the Cayman Islands (the “Grand Court”) for a determination of the fair value of the Shares held by all Dissenting Shareholders who have served a Notice of Dissent and who have not agreed with the Company as to fair value, the petition by the Company must be accompanied by a verified list containing the names and addresses of all members who have filed a Notice of Dissent and who have not agreed with the Company as to the fair value of the Shares; and

•	if a petition is timely filed and served, the Grand Court will determine at a hearing at which Dissenting Shareholders are entitled to participate in (a) the fair value of the Shares held by those Dissenting Shareholders together with a fair rate of interest, if any, to be paid up to the amount determined to be the fair value and (b) the costs of the proceeding and the allocation of such costs upon the parties.

All notices and petitions must be executed by or for the shareholder of record, fully and correctly, as such shareholder’s name appears on the register of members of the Company. If the Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, these notices must be executed by or for the fiduciary. If the Shares are owned by or for more than one person such notices and petitions must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the notices or petitions for a shareholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the notice, he is acting as agent for the record owner. A person having a beneficial interest in Shares held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized above and in a timely manner to perfect whatever Dissenters’ Rights attached to the Shares.

You must be a registered holder of Shares in order to exercise your Dissenters’ Rights. A holder of ADSs who wishes to dissent must surrender his or her ADSs to the ADS depositary and pay the fee of ADS depositary to withdraw his or her Shares and then become a record holder of such Shares and comply with the procedures described above in order to perfect the dissenters’ rights with respect to the Shares prior to the extraordinary general meeting. The ADS depositary will not exercise dissenters’ rights on behalf of a holder of ADSs, and any Notice of Dissent delivered to the ADS depositary will not be effective under the Cayman Islands Companies Law. If you wish to cancel your ADSs, please contact the ADS depositary’s office at 1 Chase Manhattan Plaza, Floor 58, New York, New York 10005-1401.

If you do not satisfy each of these requirements, you cannot exercise Dissenters’ Rights and will be bound by the terms of the merger agreement and the Cayman Plan of Merger. Submitting a proxy card that does not direct how the Shares represented by that proxy are to be voted will give the proxy discretion to vote as it determines appropriate. In addition, failure to vote your Shares, or a vote against the proposal to approve and authorize the merger agreement and the Cayman Plan of Merger and the transactions contemplated thereby (including the merger), will not alone satisfy the notice requirement referred to above. You must send all notices to the Company to Ninetowns Internet Technology Group Company Limited, 22nd Floor, Building No. 1, Capital A Partners, No. 20 Gong Ti East Road, Chaoyang District, Beijing 100020, People’s Republic of China.

If you are considering dissenting, you should be aware that the fair value of your Shares determined under Section 238 of the Cayman Companies Law could be more than, the same as, or less than the $1.80 in cash without interest for each Share that you would otherwise receive as consideration in the merger. In addition, in any proceedings for determination of the fair value of the Shares covered by a Notice of Dissent, the Company and the Consortium intend to assert that the per Share merger consideration of $1.80 is equal to the fair value of each of your Shares.

The provisions of Section 238 of the Cayman Companies Law are technical and complex. If you fail to comply strictly with the procedures set forth in Section 238, you will lose your Dissenters’ Rights. You should consult your Cayman Islands legal counsel if you wish to exercise Dissenters’ Rights.

FINANCIAL INFORMATION

Selected Historical Financial Information

The following sets forth summary historical consolidated financial information of the Company for each of the two years ended December 31, 2011 and 2012 and the six months ended June 30, 2012 and 2013. The historical financial information as of December 31, 2011 and 2012 have been derived from our audited consolidated financial statements, prepared in accordance with U.S. GAAP, included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2012, which are incorporated into this proxy statement by reference. The information set forth below is not necessarily indicative of future results and should be read in conjunction with “Item 5. Operating and Financial Review and Prospects” and the consolidated financial statements, related notes and other financial information included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2012, which are incorporated into this proxy statement by reference. Please see “Where You Can Find More Information” for a description of how to obtain a copy of such Annual Report.

	Years ended December 31,			Six months ended June 30,
	2011	2012		2012	2013
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands, except for Share and per Share data)			(in thousands, except for Share and per Share data) (unaudited)
Consolidated Statements of Operations and Comprehensive Income Data:
Net revenues:
Enterprise software and related maintenance services	61,014	59,794	9,598	29,367	30,249	4,929
Software development services	5,963	7,481	1,201	3,704	1,525	248
Food sales and services	8,239	23,112	3,710	10,819	19,616	3,196
Total net revenues	75,216	90,387	14,509	43,890	51,390	8,373
Cost of revenues:
Enterprise software and related maintenance services	—	—	—	—	—	—
Software development services (including share-based compensation expense of RMB21 in 2011 and RMB(13) in 2012)	(2,281)	(2,365)	(380)	(8,491)	(15,799)	(2,574)
Food sales and services	(8,452)	(18,363)	(2,947)	(2,183)	(608)	(99)
Total cost of revenues	(10,733)	(20,728)	(3,327)	(10,674)	(16,407)	(2,673)

Gross profit	64,483	69,659	11,182	33,216	34,983	5,700
Operating expenses:
Selling and marketing (including share-based compensation expenses of RMB347 in 2011 and RMB11 in 2012)	(22,493)	(21,647)	(3,475)	(11,789)	(11,558)	(1,883)
General and administrative (including share-based compensation expenses of RMB4,127 in 2011 and RMB900 in 2012)	(79,354)	(77,841)	(12,494)	(39,999)	(35,542)	(5,791)
Research and development (including share-based compensation expenses of RMB2,632 in 2011 and RMB1,178 in 2012)	(11,042)	(14,872)	(2,387)	(6,920)	(6,797)	(1,107)
Allowance for doubtful accounts, net	6,841	3,807	611	—	—	—
Total operating expenses	(106,048)	(110,553)	(17,745)	(58,708)	(53,897)	(8,781)
Loss from operations	(41,565)	(40,894)	(6,563)	(25,492)	(18,914)	(3,081)
Interest income	1,922	5,718	917	1,813	3,725	607
Gain on sales of short-term investments	32,689	113,644	18,241	75,850	24,925	4,061
Change in fair value of marketable options	7,252	(16,094)	(2,583)	845	865	141
Gain (loss) on investment under cost method	(3,373)	—	—	—	—	—
Income from equity method investments	1,639	(857)	(138)	(271)	73	12
Other income	5,994	7,706	1,237	3,204	5,082	828
Income before income tax and non-controlling interest	4,558	69,223	11,111	55,949	15,756	2,568

Income tax expense	(1,048)	(671)	(108)	(647)	(531)	(87)

Income from continuing operations before non-controlling interest	3,510	68,552	11,003	55,302	15,225	2,481

Discontinued operations:
Loss from discontinued operations, including loss on disposal of discontinued operations of RMB1,808 in 2010	—	—	—	—	—	—
Income Tax	—	—	—	—	—	—
Loss from discontinued operations, net of tax	—	—	—	—	—	—

Net income	3,510	68,552	11,003	55,302	15,225	2,481

Net loss (income) attributable to non-controlling interest	15	(3)	—	38	(241)	(39)

Net income attributable to the Company	3,525	68,549	11,003	55,340	14,984	2,442

Income from continuing operations per share:
Basic	0.09	1.81	0.29	1.47	0.40	0.07
Diluted	0.09	1.67	0.27	1.35	0.37	0.06

Loss from discontinued operations per share:
Basic	—	—	—	—	—	—
Diluted	—	—	—	—	—	—

Income attributable to the Company per share:
Basic	0.09	1.81	0.29	1.47	0.39	0.06
Diluted	0.09	1.67	0.27	1.35	0.36	0.06

Weighted average number of shares used in computation:
Basic	37,443,657	37,780,134	37,780,134	37,745,880	37,964,170	37,964,170
Diluted	40,465,449	41,092,700	41,092,700	41,080,558	41,321,182	41,321,182

	As of December 31,			As of June 30,
	2011	2012		2013
	RMB	RMB	US$	RMB	US$
	(in thousands)			(in thousands) (unaudited)
Consolidated Balance Sheets Data:
Cash and cash equivalents	257,345	249,912	40,114	189,965	30,952
Total assets	1,282,124	1,396,056	224,082	1,305,464	212,709
Total liabilities	296,720	357,060	57,313	339,904	55,385
Non-controlling interest	49,984	49,987	8,023	50,228	8,183
Total equity	985,404	1,038,996	166,769	965,560	157,324

	As of December 31,		As of June 30,
	2011	2012	2012	2013
	RMB	RMB	RMB	RMB
	(unaudited)		(unaudited)
Ratio of Earnings to Fixed Charges
Ratio of earnings to fixed charges	—	—	—	—

Net Book Value per Share of Our Shares

The net book value per Share as of December 31, 2012 was $4.20 based on the weighted average number of outstanding Shares during 2012.

TRANSACTIONS IN THE SHARES AND ADSs

Purchases by the Company

On August 30, 2011, we announced a share repurchase program authorized by our board of directors. Under the terms of the approved share repurchase program, we may repurchase up to US$5.0 million worth of our issued and outstanding ADSs from time to time in open-market transactions.

The following table summarizes the repurchases of ADSs by us for each quarter during the past two years:

	Total Number of the ADSs Repurchased	Range of Prices Paid per ADS	Average Purchase Price Paid per ADS
2012
First Quarter	—	$—	$—
Second Quarter	3,900	$1.0950 – 1.1700	$1.1327
Third Quarter	—	$—	$—
Fourth Quarter	—	$—	$—
Total	3,900	$1.0950 – 1.1700	$1.1327
2013
First Quarter	—	$—	$—
Second Quarter	—	$—	$—
Third Quarter	—	$—	$—
Fourth Quarter	—	$—	$—
Total	—	$—	$—
2014
First quarter	—	$—	$—
Second quarter (through April 28, 2014)	—	$—	$—

Purchases by the Consortium

There have been no purchases of the Company’s Shares or ADSs by any of the Consortium members at any time during the past two years.

Prior Public Offerings

We did not make any underwritten public offering of our securities during the past three years.

Transactions in Prior 60 Days

There was no transaction in the Company’s Shares during the past 60 days by the Company or any member of the Consortium, or any of their respective executive officers, directors, associates or majority-owned subsidiaries.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF THE COMPANY

The following table sets forth information with respect to the beneficial ownership of our Shares, as of the date of this proxy statement, by:

•	each person who is known to us to be the beneficial owner of more than 5.0% of our ordinary shares;

•	each of our directors;

•	each of our named executive officers; and

•	all of our executive officers and directors as a group.(1)(2)

	Shares Beneficially Owned(1)(2)
	Number		%
Directors and Executive Officers:
Shuang Wang(4)	6,829,691		17.6
Min Dong(4)	6,829,691		17.6
Xiaoguang Ren(5)	2,257,462		5.9
Kin Fai Ng(6)	807,411		2.1
Bolin Wu(7)	1,176,908		3.1
Zhonghai Xu(8)	769,912		2.0
Tommy Siu Lun Fork(9)	698,679		1.8
Mark Ming Hsun Lee(10)		*		*
Dachun Zhang(11)		*		*
Fushan Chen(12)		*		*
Martin Cheung(13)		*		*
All directors and executive officers as a group	12,771,814		31.8
Principal Shareholders:
Yong Ping Duan(14)	7,072,327		18.5
Technology Pioneer Corp.(15)	3,070,028		8.0
Value Chain International Limited	2,002,312		5.2

*	The person beneficially owns less than 1.0% of the total outstanding Shares.
(1)	Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and includes voting or investment power with respect to the securities and outstanding share options exercisable within 60 days from the date of this proxy statement.
(2)	For each person or group listed in the above table, the percentage of beneficial ownership is calculated by dividing the number of Shares beneficially owned by such person or group (including Shares underlying any options held by such person or group that are exercisable within 60 days from the date of this proxy statement) by 38,203,525, the total outstanding Shares as of the date of this proxy statement, which excludes (i) Shares represented by ADSs held by the ADS depositary for the Company which are reserved for issuance upon exercise of options and vesting of restricted shares under the Company Option Plans and (ii) Shares represented by ADSs held by the ADS depositary for the Company which were repurchased by the Company under the Company’s share repurchase plan.
(3)	The address of our current directors and executive officers is c/o Ninetowns Internet Technology Group Company Limited, 22/F, Building No. 1, Capital A Partners, No. 20 Gongti East Road, Chaoyang District Beijing 100020, PRC.
(4)	Includes (i) 2,002,312 Shares held by Value Chain, (ii) 4,006,215 Shares held by Mr. Wang, (iii) 71,000 ADSs held by Mr. Wang, (iv) 420,893 Shares underlying share options which are exercisable by Mr. Wang within 60 days of the date of this proxy statement, (v) 70,592 Shares held by Ms. Dong, (vi) 61,000 ADSs held by Ms. Dong and (vii) 197,679 Shares underlying share options which are exercisable by Ms. Dong within 60 days of the date of this proxy statement. Mr. Wang and Ms. Dong own 100.0% of Value Chain and, pursuant to Section 13(d) of the Exchange Act and the rules promulgated thereunder, they may be deemed to beneficially own all of the Shares held by Value Chain.
(5)	Includes (i) 440,000 Shares held by Mr. Ren, (ii) 1,485,808 ADSs held by Mr. Ren and (iii) 331,654 Shares underlying share options which are exercisable by Mr. Ren within 60 days of the date of this proxy statement.
(6)	Includes (i) 634,411 Shares held through Mr. Ng’s 100.0% ownership of Oriental Plan Developments Limited, (ii) 41,000 ADSs held by Mr. Ng and (iii) 132,000 Shares underlying share options which are exercisable by Mr. Ng within 60 days of the date of this proxy statement.

(7)	Includes (i) 330,000 Shares held by Mr. Wu, (ii) 481,621 ADSs held by Mr. Wu and (ii) 365,287 Shares underlying share options which are exercisable by Mr. Wu within 60 days of the date of this proxy statement.
(8)	Includes 769,912 ADSs held by Mr. Xu.
(9)	Includes (i) 330,000 Shares held by Mr. Fork, (ii) 61,000 ADSs held by Mr. Fork and (iii) 307,679 Shares underlying share options which are exercisable by Mr. Fork within 60 days of the date of this proxy statement.
(10)	Represents 67,179 Shares underlying share options held by Mr. Lee which are currently exercisable or exercisable within 60 days of the date of this proxy statement.
(11)	Represents 52,286 Shares underlying share options held by Mr. Zhang which are currently exercisable or exercisable within 60 days of the date of this proxy statement.
(12)	Represents 52,286 Shares underlying share options held by Mr. Chen which are currently exercisable or exercisable within 60 days of the date of this proxy statement.
(13)	Represents 60,000 Shares underlying share options held by Mr. Cheung which are currently exercisable or exercisable within 60 days of the date of this proxy statement.
(14)	Includes 5,072,308 ADSs held directly by Mr. Duan and 2,000,019 ADSs beneficially held by Mr. Duan through his position as the president of Enlight Foundation, or Enlight, a non-profit family foundation under the laws of the State of California. Enlight is a California corporation that is owned by Mr. Duan. The address of Enlight is c/o SY. Lee & Chen, 362 W. Garvey Ave., Monterey Park, CA 91754.
(15)	Technology Pioneer is a British Virgin Islands company that is 100.0% owned by Mr. Lei Ding. The address of Technology Pioneer Corp. is No. 16 Ke Yun Road, Zhong Shan Avenue, Guangzhou, The People’s Republic of China, 510655.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of material U.S. federal income tax consequences to U.S. Holders (as defined below) arising from the exchange of Shares or ADSs for cash pursuant to the merger or through the exercise of dissenters’ rights. Except where noted, this discussion deals only with U.S. Holders that hold the Shares or ADSs as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This discussion does not describe all of the tax consequences that may be relevant in light of a U.S. Holder’s particular circumstances, including alternative minimum tax consequences and tax consequences applicable to U.S. Holders subject to special rules, such as:

•	certain financial institutions;

•	regulated investment companies;

•	real estate investment trusts;

•	insurance companies;

•	dealers or traders in securities who use a mark-to-market method of tax accounting;

•	persons holding Shares or ADSs as part of a hedge, straddle, integrated transaction, or similar transaction;

•	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	entities classified as partnerships for U.S. federal income tax purposes;

•	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs”;

•	persons that own, or have owned, directly, indirectly or constructively, 10% or more of the total voting power of the Company;

•	persons who received or acquired Shares or ADSs pursuant to the exercise of any employee stock option or otherwise as compensation;

•	U.S. expatriates and certain former citizens or long-term residents of the U.S.;

•	persons that continue to own after the merger, indirectly or constructively, Shares or ADSs of the Company; or

•	persons holding Shares or ADSs in connection with a trade or business conducted outside the United States.

If an entity that is taxable as a partnership for U.S. federal income tax purposes owns Shares or ADSs, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Partnerships owning Shares or ADSs and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax consequences of the disposition of the Shares or ADSs.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof. These laws are subject to change, possibly with retroactive effect. U.S. Holders should consult their tax advisers to determine the particular U.S. federal income tax consequences to them of the transactions contemplated by the merger agreement, as well as the consequences under any applicable U.S. state, local and non-U.S. tax laws.

As used herein, the term “U.S. Holder” means a beneficial owner of Shares or ADSs that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Exchange of Shares or ADSs for Cash. The exchange of the Shares or ADSs for cash will be a taxable transaction for U.S. federal income tax purposes. An exchanging or dissenting U.S. Holder will recognize gain or loss on the disposition of Shares or ADSs, equal to the difference between the amount of cash received and the U.S. Holder’s adjusted tax basis in the Shares or ADSs surrendered. Subject to the discussion in “—Passive Foreign Investment Company Rules” below, any gain or loss recognized will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held the Shares or ADSs for more than one year.

As described in “Material PRC Income Tax Considerations,” if the Company were deemed to be a resident enterprise under PRC tax law, any gain from the disposition of Shares or ADSs may be subject to PRC tax. Although any such gain would generally be characterized as U.S.-source income, U.S. Holders eligible for the benefits of the income tax treaty between the United States and China may be able to elect to treat the disposition gain as foreign-source gain for foreign tax credit purposes. U.S. Holders should consult their tax advisers regarding their eligibility for benefits under the income tax treaty between the United States and China and the creditability of any PRC tax on the disposition of Shares or ADSs in their particular circumstances.

Passive Foreign Investment Company Rules. We believe that we have been a passive foreign investment company (or a “PFIC”) for U.S. federal income tax purposes in past years, and we expect to become one for our current taxable year.

In general, a non-U.S. corporation will be considered a PFIC for any taxable year in which (i) 75% or more of its gross income consists of passive income or (ii) 50% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income. Passive income generally includes dividends, interest, rents, royalties and capital gains. If a non-U.S. corporation is a PFIC for any year during which a holder owns shares (or American depositary shares) of that corporation, it generally will continue to be treated as a PFIC with respect to such holder for all succeeding years during which the holder holds the securities.

If the Company is a PFIC (or is treated as a PFIC with respect to a U.S. Holder because it was a PFIC in a year during which such U.S. holder owned Shares or ADSs), any gain recognized by the U.S. Holder on the disposition of Shares or ADSs will be allocated ratably over the U.S. Holder’s holding period for the Shares or ADSs. The amounts allocated to the taxable year of the merger and to any taxable year prior to the first taxable year in which the Company became a PFIC will be taxed as ordinary income. The amount allocated to each other taxable year will be subject to tax at the highest rate in effect for that taxable year for individuals or corporations, as appropriate, and an interest charge will be imposed on the resulting tax liability for each such taxable year. Furthermore, such U.S. Holder will be required to file Internal Revenue Form 8621 with respect to the Company, generally with the U.S. Holder’s federal income tax return for the year of the merger.

Alternatively, if the Company is a PFIC (or is treated as a PFIC with respect to a U.S. Holder because it was a PFIC in a year during which such U.S. holder owned Shares or ADSs) and certain conditions relating to the regular trading of the Company’s ADSs have been met in the past, a U.S. Holder of ADSs may have been able to make a mark-to-market election with respect to the U.S. Holder’s ADSs. If a U.S. Holder has made this election, then instead of the tax treatment described in the preceding paragraph, any gain recognized by the U.S. Holder on the disposition of Shares or ADSs would be treated as ordinary income and any loss would be treated as an ordinary loss, but only to the extent of the net amount of income previously included as a result of the mark-to-market election.

Additional Tax on Passive Income

Certain non-corporate taxpayers, including individuals, whose income exceeds certain thresholds will be required to pay a 3.8% Medicare surtax on “net investment income” including, among other things, net gain from the disposition of property (other than property held in certain trades or businesses). U.S. Holders should consult their own tax advisers regarding the effect, if any, of this on their exchange of Shares or ADSs for cash pursuant to the merger or through the exercise of dissenters’ rights.

Information Reporting and Backup Withholding. Cash payments to a U.S. Holder generally will be subject to information reporting and may be subject to backup withholding if made within the United States or through certain U.S. related financial intermediaries, unless: (i) the U.S. Holder is an exempt recipient, or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

For taxable years beginning after March 18, 2010, certain U.S. Holders who are individuals are required to report information relating to stock or securities issued by someone that is not a U.S. person, subject to certain exceptions (including an exception for stock held through U.S. financial institutions). U.S. Holders should consult their tax advisers regarding their reporting obligation with respect to the disposition of their Shares or ADSs.

MATERIAL PRC INCOME TAX CONSIDERATIONS

Under the EIT Law, which took effect on January 1, 2008, enterprises established outside of China whose “de facto management bodies” are located in the PRC are considered “resident enterprises,” and thus will generally be subject to the enterprise income tax at the rate of 25% on their global income. On December 6, 2007, the State Council adopted the Regulation on the Implementation of PRC Enterprise Income Tax Law, effective as of January 1, 2008, which defines the “de facto management body” as an establishment that has substantial management and control over the business, personnel, accounts and properties of an enterprise. Under the EIT Law and its implementation regulations, PRC income tax at the rate of 10% is applicable to any gain recognized on receipt of cash by a “non-resident enterprise” from transfer of its equity in a PRC resident enterprise, provided that the “non-resident enterprise” (a) does not have an establishment or place of business in the PRC or (b) has an establishment or place of business in the PRC, but the relevant income is not effectively connected with the establishment or place of business, to the extent such gain is derived from sources within the PRC. Under the Individual Income Tax Law, an individual who disposed of capital asset in China is subject to PRC income tax at the rate of 20%. Reliefs from these taxes could be sought from applicable Income Tax Treaties with China.

Although there has not been a definitive determination of the Company’s status by the PRC tax authorities, the Company does not believe that it should be considered a resident enterprise under the EIT Law or that the gain recognized on the receipt of cash for our Shares should otherwise be subject to PRC tax to holders of such shares that are not PRC residents. In addition, under the Circular on Strengthening the Administration of Enterprises Income Tax on Non-resident Enterprises’ Equity Transfer Income (Guo Shui Han [2009] No. 698, “Circular 698”), issued by the State Administration of Taxation, which became effective as of January 1, 2008, and the Circular Concerning Various Questions on the Administration of Enterprises Income Tax on Non-resident Enterprises (Gong Gao No. 24) issued by the State Administration of Taxation, which became effective as of April 1, 2011, if any non-resident enterprise transfers equity of a PRC resident enterprise, the non-resident enterprise may be subject to a 10% PRC income tax on the gain from such equity transfer; provided, however, that any purchase and sale of equity through the open market will not be subject to such taxation. Where the non-resident enterprise indirectly holds and transfers equity of a PRC resident enterprise held through an offshore holding company, which was established in a jurisdiction with either (a) an actual rate of tax of less than 12.5% or (b) a tax exemption for the income arising out of the disposition, the non-resident enterprise is required to file with the relevant taxation authorities certain information about the transfer. Where any such taxation authorities, upon review and examination of the documents submitted by the non-resident enterprise, deem such offshore holding company to be a vehicle incorporated for the purpose of tax evasion, they have the power to re-classify the offshore share transfer transaction, deny the existence of the offshore holding company and impose a 10% income tax on the gain from such offshore share transfer after an examination by the State Administration of Taxation. Although there has not been a definitive determination on whether a purchase and sale of a public company’s shares or ADSs would be subject to Circular 698, the Company does not believe that the gain recognized on the receipt of cash for its Shares or ADSs pursuant to the merger by its corporate shareholders who are not PRC residents should be subject to Circular 698. If, however, the PRC tax authorities were to invoke Circular 698 and impose tax on the receipt of cash for its Shares or ADSs, then any gain recognized on the receipt of cash for its Shares or ADSs pursuant to the merger by its corporate shareholders who are not PRC residents could be treated as PRC-source income that would be subject to PRC income tax at a rate of 10% (subject to applicable treaty relief).

You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including any PRC tax consequences.

MATERIAL CAYMAN ISLANDS TAX CONSIDERATIONS

The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will be payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the merger or the receipt of cash for the Shares under the terms of the merger. This is subject to the qualification that (a) Cayman Islands stamp duty may be payable if any transaction documents are brought to or executed or produced before a court in the Cayman Islands; and (b) registration fees will be payable to the Registrar of Companies to register the plan of merger.

FUTURE SHAREHOLDER PROPOSALS

If the merger is completed, we will not have public shareholders and there will be no public participants in any future shareholders’ meeting. However, if the merger is not completed, an annual general meeting is expected to be held in the second half of 2014.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement, the documents attached hereto and the documents incorporated by reference in this proxy statement are forward-looking statements based on estimates and assumptions. These include statements as to such things as our financial condition, results of operations, plans, objectives, future performance and business, as well as forward-looking statements relating to the merger. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made. Forward-looking statements are also based on current expectations, estimates and projections about our business and the merger, the accurate prediction of which may be difficult and involve the assessment of events beyond our control. The forward-looking statements are further based on assumptions made by management. Forward-looking statements can be identified by forward-looking language, including words such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “plans,” “predicts,” “projects,” “will,” “would” and similar expressions, or the negative of these words. These statements are not guarantees of the underlying expectations or future performance and involve risks and uncertainties that are difficult to predict. Readers of this proxy statement are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward-looking statements.

The following factors, among others, could cause actual results or matters related to the merger to differ materially from what is expressed or forecasted in the forward-looking statements:

•	the satisfaction of the conditions to completion of the merger, including the approval of the merger agreement by our shareholders;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the cash position of the Company and its subsidiaries, at the effective time;

•	the effect of the announcement or pendency of the merger on our business relationships, operating results and business generally;

•	the risk that the merger may not be completed in a timely manner or at all, which may adversely affect our business and the prices of our Shares;

•	the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the merger agreement;

•	diversion of our management’s attention from our ongoing business operations;

•	the amount of the costs, fees, expenses and charges related to the merger and the actual terms of the financings that will be obtained for the merger;

•	the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against us and others relating to the merger; and

•	other risks detailed in our filings with the SEC, including the information set forth under the caption “Item 3D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2012. Please see “Where You Can Find More Information” beginning on page 85 for additional information.

Furthermore, the forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, collaborations, dividends or investments made by the parties. We believe that the assumptions on which our forward-looking statements are based are reasonable. However, many of the factors that will determine our future results are beyond our ability to control or predict and we cannot guarantee any future results, levels of activity, performance or achievements. We cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. In light of the significant uncertainties inherent in the forward-looking statements, readers should not place undue reliance on forward-looking statements, which speak only as of the date on which the statements were made and it should not be assumed that the statements remain accurate as of any future date. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Further, forward-looking statements speak only as of the date they are made and, except as required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect future events or circumstances.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act applicable to foreign private issuers and we file or furnish our annual and current reports and other information with the SEC. You may read and copy these reports and other information at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The information we file or furnish is also available free of charge on the SEC’s website at http://www.sec.gov.

You also may obtain free copies of the documents the Company files with the SEC by going to the “Investor Relations” section of our website at http://www.ninetowns.com/EN/Investor_Relations/Company_Overview.html. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Because the merger is a going private transaction, the Company and the Consortium have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference therein, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement may update and supersede the information incorporated by reference. Similarly, any amendments to this proxy statement that we later file with the SEC may update and supersede the information in this proxy statement. The Company’s annual report on Form 20-F filed with the SEC on April 30, 2013 is incorporated herein by reference. The Company’s reports on Form 6-K furnished to the SEC since April 30, 2013 are incorporated herein by reference.

We undertake to provide you without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

Requests for copies of our filings should be directed to our proxy solicitor, MacKenzie Partners, Inc., at the address and phone numbers provided in this proxy statement.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE EXTRAORDINARY GENERAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT.

THIS PROXY STATEMENT IS DATED APRIL 29, 2014. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A: AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of January 29, 2014 (this “Agreement”), among Ninetowns Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), Ninetowns Merger Sub Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a direct wholly-owned subsidiary of Parent (“Merger Sub”), and Ninetowns Internet Technology Group Company Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”).

W I T N E S S E T H:

WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company being the surviving company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Companies Law (2013 Revision) of the Cayman Islands (the “Cayman Companies Law”) and becoming a wholly-owned subsidiary of Parent as a result of the Merger;

WHEREAS, the board of directors of the Company, acting upon the unanimous recommendation of the Independent Committee (as defined below), has (i) determined that it is in the best interest of the Company and its shareholders (other than the holders of Rollover Shares (as defined below)) to enter into this Agreement, (ii) approved the execution, delivery, and performance by the Company of this Agreement and consummation of the transactions contemplated hereby, including the Merger in accordance with the Cayman Companies Law, and (iii) resolved to convene the Shareholders’ Meeting (as defined below) to consider and vote on whether to approve this Agreement, the Merger and the Cayman Plan of Merger (as defined below);

WHEREAS, the board of directors of each of Parent and Merger Sub has (i) approved the execution, delivery, and performance by Parent and Merger Sub, as the case may be, of this Agreement and consummation of the transactions contemplated hereby, including the Merger in accordance with the Cayman Companies Law, and (ii) declared it advisable for Parent and Merger Sub, as the case may be, to enter into this Agreement;

WHEREAS, on the date of this Agreement, (i) Mr. Shuang Wang (the “Founder”), (ii) Ms. Min Dong (“Ms. Dong”), (iii) Value Chain International Limited, a business company incorporated and existing under the laws of the British Virgin Islands with its registered office at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands, which is 50% owned by the Founder and 50% owned by Ms. Dong (“Value Chain”), (iv) Mr. Xiaoguang Ren (“Mr. Ren”), (v) Mr. Kin Fai Ng (“Mr. Ng”), (vi) Oriental Plan Developments Limited, a business company incorporated and existing under the laws of the British Virgin Islands with its registered office at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands, which is wholly owned by Mr. Ng (“Oriental Developments”), (vii) Mr. Bolin Wu (“Mr. Wu”),

(viii) Mr. Zhonghai Xu (“Mr. Xu”) and (ix) Mr. Tommy Siu Lun Fork (“Mr. Fork”, together with the Founder, Ms. Dong, Value Chain, Mr. Ren, Mr. Ng, Oriental Developments, Mr. Wu and Mr. Xu, and their respective successors and permitted assigns, the “Consortium Members” or the “Consortium” and each, a “Consortium Member”) are entering into a Voting and Subscription Agreement (the “Voting and Subscription Agreement”) pursuant to which they have agreed, subject to the terms and conditions set forth therein, to have their Rollover Shares (as defined below) cancelled for nil consideration in connection with the Merger and to subscribe for newly issued shares of Parent for cash at par prior to the consummation of the Merger, and to vote all Shares owned by them at the Shareholders’ Meeting in favor of the Merger; and

WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to the Company’s willingness to enter into this Agreement, the Founder (as the “Guarantor”) is entering into a limited guaranty in favor of the Company (the “Guaranty”) with respect to certain obligations of Parent and Merger Sub under this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, the Cayman Plan of Merger and in accordance with the Cayman Companies Law, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving company in the Merger (the “Surviving Corporation”) and all the undertakings, property, assets, rights, privileges, immunities, powers, and franchises of each of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities, duties and obligations of each of Merger Sub and the Company shall become the debts, liabilities, duties and obligations of the Surviving Corporation and the Surviving Corporation shall continue to be governed by the Cayman Companies Law as a wholly-owned subsidiary of Parent.

Section 1.2 Closing. Unless otherwise mutually agreed in writing between the Company, Merger Sub and Parent, the closing for the Merger (the “Closing”) shall take place at the offices of Ropes & Gray, 41st Floor, One Exchange Square, 8 Connaught Place, Central, Hong Kong, commencing at 9:00 a.m. (Hong Kong time) on the second Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in ARTICLE VII (excluding conditions that by their terms cannot be satisfied until the Closing, but subject to the satisfaction or waiver of those conditions). The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.”

Section 1.3 Effective Time. As soon as practicable on the Closing Date, subject to the provisions of this Agreement, Merger Sub and the Company shall execute the Cayman Plan of Merger substantially in the form contained in Appendix I hereto (the “Cayman Plan of Merger”) and the Company shall file the Cayman Plan of Merger and other declarations and documents required by the Cayman Companies Law with the Registrar of Companies of the Cayman Islands, and, as soon as practicable on or after the Closing Date, shall make or cause to be made all other filings or recordings required under the Cayman Companies Law. The Merger shall become effective at the time when the Cayman Plan of Merger has been registered by the Registrar of Companies of the Cayman Islands or at such other subsequent date or time within 90 days of the date of registration of the Cayman Plan of Merger as Merger Sub and the Company may agree and specify in the Cayman Plan of Merger in accordance with the Cayman Companies Law (the “Effective Time”).

ARTICLE II

MEMORANDUM AND ARTICLES OF ASSOCIATION OF THE SURVIVING CORPORATION

Section 2.1 Surviving Corporation Memorandum and Articles of Association. As of the Effective Time, and without any further action on the part of the parties hereto, the memorandum and articles of association of Merger Sub then in effect shall be the memorandum and articles of association of the Surviving Corporation, except that, at the Effective Time, Article 1 of the memorandum and articles of association of the Surviving Corporation shall be amended to be and read as follows: “The name of the Company is Ninetowns Internet Technology Group Company Limited” (the “Surviving Corporation Memorandum and Articles of Association”), in each case, until thereafter changed or amended as provided therein or by applicable Law.

ARTICLE III

DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

Section 3.1 Directors. Subject to applicable Law, the parties hereto shall take all actions necessary so that the board of directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, unless otherwise determined by Parent prior to the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation Memorandum and Articles of Association.

Section 3.2 Officers. Subject to applicable Law, the parties hereto shall take all actions necessary so that the officers (other than in their capacity as directors) of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, unless otherwise determined by Parent prior to the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation Memorandum and Articles of Association.

Section 3.3 Taking of Necessary Action. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, immunities, powers and franchises of Merger Sub and the Company, the Surviving Corporation and the directors and officers of the Surviving Corporation shall take any and all lawful and necessary actions consistent with this Agreement on behalf of Merger Sub and the Company.

ARTICLE IV

EFFECT OF THE MERGER ON ISSUED SHARE CAPITAL; MERGER CONSIDERATION; EXCHANGE OF CERTIFICATES

Section 4.1 Effect on Issued Share Capital. At the Effective Time, as a result of the Merger and without any action on the part of the Company, Parent, Merger Sub or any other shareholders of the Company:

(a) Merger Consideration. Each ordinary share, par value HK$0.025 per share, of the Company (each, a “Share” and collectively, the “Shares”), including Shares represented by American Depositary Shares, each representing one Share (the “ADSs”), issued and outstanding immediately prior to the Effective Time, other than the Excluded Shares (as defined below) shall be cancelled and cease to exist in exchange for the right to receive $1.80 in cash per Share without interest (the “Per Share Merger Consideration”). As each ADS represents one Share, each ADS issued and outstanding immediately prior to the Effective Time, other than ADSs representing the Excluded Shares, shall also represent the right to receive $1.80 in cash without interest (the “Per ADS Merger Consideration”) pursuant to the terms and conditions set forth in the Deposit Agreement (as defined below). At the Effective Time, all of the Shares (including Shares represented by ADSs) shall cease to be outstanding, shall be cancelled and shall cease to exist and the register of members of the Company will be amended accordingly. Each Share recorded as issued in the register of members of the Company immediately prior to the Effective Time other than an Excluded Share, including any Share represented by a certificate (a “Share Certificate”) or any Share not represented by a Share Certificate (an “Uncertificated Share”), shall thereafter represent only the right to receive the Per Share Merger Consideration without interest, and any Dissenting Shares (as defined below) shall thereafter represent only the right to receive the applicable payments set forth in Section 4.2(e). For purposes of this Agreement, “Excluded Shares” means, collectively, (i) Shares and ADSs beneficially owned (as determined pursuant to Rule 13d-3 under the Exchange Act) by any Consortium Member (such Shares and ADSs owned by all Consortium Members, collectively, the “Rollover Shares”), (ii) Shares represented by ADSs held by JPMorgan Chase Bank, N.A. (the “Depositary”) for the Company which are reserved for issuance upon exercise of Company Options or the vesting of Company Restricted Shares (the “Reserved Shares”) as well as Shares represented by ADSs previously repurchased by the Company (the “Repurchased Shares”), and (iii) Shares (the “Dissenting Shares”) owned by holders of Shares who have validly exercised and perfected their dissent from the Merger pursuant to Section 238 of the Cayman Companies Law (the “Dissenting Shareholders”). In the event that the

Company changes the number of Shares or securities convertible into or exchangeable or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a reclassification, share split (including a reverse share split), share dividend or distribution, recapitalization, merger, issuer self-tender or exchange offer, or any similar transaction, the Per Share Merger Consideration and the Per ADS Merger Consideration shall be equitably adjusted to reflect such change and as so adjusted shall, from and after the date of such change, be the Per Share Merger Consideration and the Per ADS Merger Consideration.

(b) Cancellation of Shares. Each of the Rollover Shares, the Reserved Shares and the Repurchased Shares shall, by virtue of the Merger and without any action on the part of its holder, cease to be outstanding, shall be surrendered and cancelled, and shall cease to exist without payment of any consideration or distribution therefor.

(c) Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the holders of any Shares, each ordinary share, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and non-assessable ordinary share, par value $0.01 per share, of the Surviving Corporation. Such ordinary shares shall be the only issued and outstanding share capital of the Surviving Corporation and this will be reflected in the register of members of the Surviving Corporation.

(d) Untraceable Shareholders. Remittances for the Per Share Merger Consideration shall not be sent to shareholders who are untraceable unless and until, except as provided below, they notify the Paying Agent (as defined below) of their current contact details prior to the Effective Time. A Company shareholder shall be deemed to be untraceable if (i) he has no registered address in the register of members (or branch register) maintained by the Company, (ii) on the last two consecutive occasions on which a dividend has been paid by the Company a cheque payable to such shareholder either (A) has been sent to such shareholder and has been returned undelivered or has not been cashed or (B) has not been sent to such shareholder because on an earlier occasion a cheque for a dividend so payable has been returned undelivered, and in any such case no valid claim in respect thereof has been communicated in writing to the Company, or (iii) notice of the Shareholders’ Meeting has been sent to such shareholder and has been returned undelivered.

Section 4.2 Exchange of Certificates.

(a) Paying Agent. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company selected by Parent with the Company’s prior approval (such approval not to be unreasonably withheld, conditioned or delayed) (the “Paying Agent”) for the benefit of the holders of Shares, ADSs and Company Restricted Shares, other than Excluded Shares, a cash amount in immediately available funds sufficient for the Paying Agent to make payments under Section 4.1(a), Section 4.2(e), Section 4.3(b) and Section 4.3(c) (such aggregate cash amount being hereinafter referred to as the “Exchange Fund”), and in the case of payments under

Section 4.2(e), an amount equal to the number of Dissenting Shares multiplied by the Per Share Merger Consideration. Parent shall enter into a paying agent agreement with the Paying Agent, in form and substance reasonably acceptable to the Company and Parent. The Paying Agent shall invest the Exchange Fund as directed by Parent; provided, that such investments shall be in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, or (iv) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion. Any interest and other income resulting from such investments shall become a part of the Exchange Fund, and any amounts in excess of the aggregate amounts payable under Section 4.1(a), Section 4.2(e), Section 4.3(b) and Section 4.3(c) shall be returned to the Surviving Corporation in accordance with Section 4.2(c). To the extent that there are any losses with respect to any such investments, or the Exchange Fund diminishes for any reason below the level required for the Paying Agent to make prompt cash payment under Section 4.1(a), Section 4.2(e), Section 4.3(b) and Section 4.3(c), Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make such payments under Section 4.1(a), Section 4.2(e), Section 4.3(b) and Section 4.3(c).

(b) Exchange Procedures. Promptly after the Effective Time (and in any event within (x) five Business Days in the case of registered holders of Shares and (y) three Business Days in the case of the Depository Trust Company or its nominee on behalf of beneficial holders holding through brokers, nominees, custodians or through a third party), the Surviving Corporation shall cause the Paying Agent to mail (or in the case of the Depository Trust Company, deliver) to each registered holder of Shares (other than holders of Excluded Shares and the Depositary), (i) a letter of transmittal (which shall be in customary form for a Cayman Islands incorporated company and shall specify that delivery shall be effected, and risk of loss and title to the Share Certificates shall pass, only upon delivery of such Share Certificates to the Paying Agent (or affidavits of loss in lieu of the Share Certificates as provided in Section 4.2(d)), and the manner in which the delivery of the Per Share Merger Consideration in respect of each Share to registered holders of Shares shall be effected, and such other provisions as Parent and the Company may reasonably agree), and (ii) instructions for effecting the delivery of Share Certificates (or affidavits and indemnities of loss in lieu of the Share Certificate as provided in Section 4.2(d)) and, in the case of Uncertificated Shares, such other documents as may be required in exchange for the Per Share Merger Consideration. Upon delivery to the Paying Agent of such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and either (A) in the case of Shares represented by Share Certificates, the applicable Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 4.2(d)), or (B) in the case of Uncertificated Shares, confirmation by the Company that the Uncertificated Shares have been cancelled, in each case, in accordance with the terms of such letter of transmittal, the holder of such Share Certificate or Uncertificated Shares shall be entitled to receive in exchange therefor payment in cash, in the amount (after giving effect to any Tax withholdings as provided in Section 4.2(g)) equal to (x) the number of Shares represented by such Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 4.2(d)) or the number of Uncertificated Shares multiplied by (y) the Per Share Merger Consideration, and the Share Certificate so delivered shall forthwith be marked as cancelled. Prior to the Effective Time, Parent and the Company shall establish procedures with the Paying Agent and the Depositary to ensure that (i) the Paying Agent will transmit to the Depositary promptly following the Effective Time an amount in cash in immediately available funds equal to the product of (x) the number of ADSs issued and outstanding immediately prior to the Effective Time (other than the ADSs representing the Excluded Shares) and (y) the Per ADS Merger Consideration and (ii) the Depositary will distribute the Per ADS Merger Consideration to ADS holders (after giving effect to any Tax withholdings as provided in Section 4.2(g)) pro rata to their holdings of ADSs upon delivery by them of the ADSs. Pursuant to the terms of the Deposit Agreement, the ADS holders will pay any applicable fees, charges and expenses of the Depositary and government charges (other than withholding Taxes, if any) due to or incurred by the Depositary in connection with the cancellation of their ADSs. The Surviving Corporation will pay any applicable fees, charges and expenses of the Depositary and government charges (other than withholding Taxes, if any) due to or incurred by the Depositary in connection with the distribution of the Per ADS Merger Consideration to ADS holders and the termination of the ADS program or facility. No interest shall be paid or shall accrue on any amount payable in respect of Shares, ADSs, Company Options, and Company Restricted Shares pursuant to the provisions of this ARTICLE IV. In the event that a transfer of ownership of Shares is not registered in the register of members of the Company, or if the Per Share Merger Consideration is to be paid in a name other than that in which the relevant Shares are registered in the register of members of the Company, the Per Share Merger Consideration may be paid to a Person other than the Person in whose name the relevant Share is registered in the register of members of the Company only upon delivery of evidence to the satisfaction of the Paying Agent of such Person’s entitlement to the relevant Share and if the Person requesting such payment has paid to the Paying Agent any transfer Taxes required by reason of the payment of the Per Share Merger Consideration to a Person other than the registered holder of such Share, or established to the satisfaction of the Paying Agent that such transfer Taxes have been paid or are otherwise not payable.

(c) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the shareholders of the Company for nine months after the Effective Time shall be delivered to the Surviving Corporation upon demand by the Surviving Corporation. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this ARTICLE IV shall thereafter look only to the Surviving Corporation for payment of the Per Share Merger Consideration to which such holder is entitled pursuant to this ARTICLE IV upon due delivery of its letter of transmittal and Share

Certificates (or affidavits and indemnities of loss in lieu of the Share Certificates as provided in Section 4.2(d)) or Uncertificated Shares, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent, the Depositary or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, bona vacantia, escheat or similar Laws. Any amounts remaining unclaimed by such holders at the seventh anniversary from the Effective Time (or at such earlier time at which such amounts would otherwise escheat to or become property of any Governmental Entity (as defined below)) shall become, to the extent permitted by applicable Laws, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(d) Lost, Stolen or Destroyed Certificates. In the event any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Share Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or by the Paying Agent, the posting by such Person of a bond in customary amount and upon such terms as may be reasonably required by Parent or the Paying Agent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Share Certificate, the Paying Agent will issue a cheque in the amount equal to (x) the number of Shares represented by such lost, stolen or destroyed Share Certificate multiplied by (y) the Per Share Merger Consideration.

(e) Dissenters’ Rights. No Dissenting Shareholder shall be entitled to receive the Per Share Merger Consideration with respect to the Dissenting Shares but shall instead be entitled to receive the payment resulting from the procedure in Section 238 of the Cayman Companies Law with respect to Dissenting Shares, provided that, notwithstanding the foregoing, if any holder of Shares fails to exercise or perfect his dissenter’s rights, or any Dissenting Shareholder has withdrawn his demand for, or lost his rights to, such rights under Section 238 of the Cayman Companies Law, he shall thereupon not be deemed to be a Dissenting Shareholder and his Shares shall thereupon (i) not be deemed to be Dissenting Shares and (ii) be cancelled in exchange for the right to receive the Per Share Merger Consideration with respect to each of his Shares as of the Effective Time. The Company shall give Parent (i) prompt notice of any written objections, notices, petitions or attempted withdrawals of such objections, notices, petitions or other communications served pursuant to applicable Law that are received by the Company relating to the Company shareholders’ entitlement to dissent, and (ii) the opportunity to direct all negotiations and proceedings with respect to dissenters’ rights under the Cayman Companies Law. In the event that any written notices of objection to the Merger are served by any shareholders of the Company pursuant to Section 238(2) of the Cayman Companies Law, the Company shall use commercially reasonable efforts to serve written notice of the authorization of the Merger on such shareholders pursuant to Section 238(4) of the Cayman Companies Law within five Business Days (but in any event the Company shall serve such notice no later than twenty days) immediately following the date on which the Merger is approved by shareholders of the Company at the Shareholders’ Meeting. Following approval of the Merger at the Shareholders’

Meeting, the Company shall not, except with the prior written consent of Parent, voluntarily make any payment, offer or take any other action in relation to dissenters’ rights.

(f) Transfer Books; No Further Ownership Rights. The Per Share Merger Consideration and Per ADS Merger Consideration paid in respect of the Shares (including Shares represented by ADSs) upon their exchange in accordance with the terms of this ARTICLE IV shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares (including Shares represented by ADSs), and at the Effective Time, the register of members of the Company shall be closed and thereafter there shall be no further registration of transfers on the register of members of the Surviving Corporation of Shares that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Share Certificates (or affidavit of loss in lieu of Share Certificates) and Uncertificated Shares that evidenced ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable Law. If, after the Effective Time, any Share Certificate (or affidavit of loss in lieu of Share Certificates) is presented to the Surviving Corporation, Parent or the Paying Agent for transfer or any other reason, such Share Certificate (or affidavit of loss in lieu of Share Certificates) shall be cancelled and (except for Rollover Shares) exchanged for the cash amount in immediately available funds to which the Share Certificate (or affidavit of loss in lieu of Share Certificates) is entitled pursuant to this ARTICLE IV.

(g) Tax Withholding. Each of Parent, the Surviving Corporation, the Paying Agent and Depositary, without double counting, shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it reasonably determines in good faith it is required to deduct and withhold with respect to Taxes. Unless otherwise required under applicable Law, in the event that Parent, the Surviving Corporation, the Paying Agent or the Depositary determines that withholding is required under applicable Law and permitted under this Agreement, Parent shall so notify the Company in writing at least five (5) days prior to the Closing Date (or as soon as practicable prior to the Closing Date if the circumstances giving rise to such withholding obligation occur less than five (5) days prior to the Closing Date). If such obligation to deduct or withhold can be reduced or eliminated under applicable Law through the provision of an applicable certification or form, Parent and the Company shall use reasonable best efforts to provide the applicable shareholder with the opportunity to complete and provide such certification or form prior to the Closing Date. To the extent that amounts are so withheld by Parent, the Surviving Corporation, the Paying Agent or the Depositary, and paid over to the appropriate Governmental Entity by Parent, the Surviving Corporation, the Paying Agent or the Depositary, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(h) Termination of Deposit Agreement. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall provide notice to the Depositary to terminate the deposit agreement dated December 1, 2004 between the Company and the Depositary (the “Deposit Agreement”) in accordance with its terms.

(i) Agreement of Fair Value. Parent, Merger Sub and the Company respectively agree that the Per Share Merger Consideration represents the fair value of the Shares for the purposes of Section 238 of the Cayman Companies Law.

Section 4.3 Company Options and Company Restricted Shares.

(a) Company Actions. At or prior to the Effective Time, the Company (or, as applicable, the board of directors of the Company or the compensation committee thereof) shall (i) take all necessary and appropriate actions (including providing any required termination notices to, and obtaining any necessary consents from, the holders of any Company Options and Company Restricted Shares or adopting any amendments required to the Company Options, the Company Restricted Shares or the Company Plan) to terminate all outstanding Company Options and Company Restricted Shares as of the Effective Time, such that from and after the Effective Time neither Parent nor the Surviving Corporation shall be required to issue Shares, other share capital of the Company or the Surviving Corporation, or any other consideration (other than as required by this Section 4.3) to any Person pursuant to or in settlement of the Company Options and the Company Restricted Shares or have any liability with respect thereto (other than as provided in this Section 4.3), (ii) provide Parent with copies of all proposed documentation relating to the foregoing, and (iii) work with Parent to ensure that the termination and other actions required or contemplated by this Section 4.3 are properly effected as of the Effective Time.

(b) Company Options. As of the Effective Time, each Company Option (or portion thereof) that is then outstanding and unexercised (whether or not vested or exercisable) (each such Company Option (or portion thereof), an “Unexercised Company Option”) shall be cancelled and converted into the right to receive from the Company, as soon as reasonably practicable after the Effective Time, a cash amount equal to (i) the total number of Shares underlying such Unexercised Company Option, multiplied by (ii) the excess, if any, of (x) the Per Share Merger Consideration, over (y) the exercise price payable per Share underlying such Unexercised Company Option, net of any applicable withholding Taxes as provided in Section 4.2(g); provided that, each Unexercised Company Option held by any Consortium Member shall be cancelled and shall cease to exist without payment of any consideration or distribution therefor. The holder of each Unexercised Company Option is personally responsible for the reporting and payment of all Taxes (other than withholding) related to such payment receivable pursuant to this Section 4.3(b).

(c) Company Restricted Shares. As of the Effective Time, each Company Restricted Share that is then outstanding but not yet vested shall be cancelled and converted into the right to receive, as soon as reasonably practicable after the Effective Time, a cash amount equal to the Per Share Merger Consideration, net of any applicable withholding Taxes as provided in Section 4.2(g); provided that, each unvested Company

Restricted Share held by any Consortium Member shall be cancelled and shall cease to exist without payment of any consideration or distribution therefor. The holder of each unvested Company Restricted Share is personally responsible for the reporting and payment of all Taxes (other than withholding) related to such payment receivable pursuant to this Section 4.3(c).

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.1 Company Representations and Warranties. Except (i) as disclosed in the corresponding sections or subsections of the disclosure schedule delivered by the Company to Parent and Merger Sub prior to or contemporaneously with the execution of this Agreement (the “Company Disclosure Schedule”), it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Schedule shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent from the text of the disclosure made or (ii) as disclosed in the SEC Reports prior to the date of this Agreement (without giving effect to any amendment to any such SEC Report filed on or after the date hereof and excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly cautionary, predictive or forward-looking in nature, in each case, other than any specific factual information contained therein), the Company hereby represents and warrants to Parent and Merger Sub that:

(a) Organization, Good Standing and Qualification. Each of the Company and the Company Subsidiaries (i) is a legal entity duly organized or formed and validly existing and in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) under the Laws of its respective jurisdiction of its organization or formation, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, and (iii) is duly qualified or licensed to do business and is in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, with respect to clauses (ii) and (iii), for any such failures to be so qualified or licensed or in good standing, or to have such power or authority, as would not, individually or in the aggregate, have a Material Adverse Effect.

(b) Memorandum and Articles of Association.

(i) The Company has furnished or otherwise made available to Parent a true, complete and correct copy of the memorandum and articles of association of the Company, as amended and restated to date (the “Company Memorandum and Articles of Association”) as currently in effect. The Company Memorandum and Articles of Association are in full force and effect and the Company is not in violation of its provisions in any material respect.

(ii) The Company Subsidiary Memorandum and Articles of Association of each material (as defined under Rule 1-02 of Regulation S-X of the SEC) Company Subsidiary (each, a “Material Company Subsidiary”) is in full force and effect and no Material Company Subsidiary is in violation of the provisions of its respective Company Subsidiary Memorandum and Articles of Association in any material respect. Without limiting the generality of the foregoing, each of the Company Subsidiary Memorandum and Articles of Association are valid and in full force and effect and have been duly approved or issued (as applicable) by applicable Governmental Entities, including any PRC Governmental Entities.

(c) Capital Structure.

(i) The authorized share capital of the Company consists of 8,000,000,000 Shares. As of January 28, 2014 (the “Measurement Date”), there were 38,791,834 Shares issued and outstanding (including 3,900 Repurchased Shares and 780,164 Reserved Shares) and no Shares held by any Company Subsidiary. As of the Measurement Date, there were (A) outstanding Company Options to purchase 2,490,273 Shares in the aggregate and (B) outstanding Company Restricted Shares with respect to 192,478 Shares in the aggregate. From the close of business on the Measurement Date until the date of this Agreement, no options or warrants to purchase, or other instruments convertible into, Shares have been granted and no share capital of the Company have been issued, except for (x) Shares issued pursuant to the exercise of Company Options outstanding as of the close of business on the Measurement Date in accordance with their respective terms, or (y) Shares issued upon the vesting and settlement of the Company Restricted Shares outstanding as of the close of business on the Measurement Date, in accordance with their respective terms.

(ii) Except as set forth above in Section 5.1(c)(i) and except for the ADSs and the Deposit Agreement, as of the date of this Agreement, (A) there are no outstanding (x) shares of share capital or other securities of the Company, (y) securities of the Company convertible into or exchangeable for shares of share capital or other securities of the Company, or (z) options, restricted share units, restricted shares, phantom shares, warrants, equity equivalent interests in the ownership or earnings of the Company or the Company Subsidiaries or other similar rights, rights or other commitments or agreements to acquire from the Company, or obligations of the Company to issue, any shares of share capital or other securities of the Company, or securities convertible into or exchangeable for shares of share capital or other securities of the Company (the items in foregoing clauses (x), (y) and (z) are referred to collectively as the “Company Securities”), and (B) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities. As of the date hereof, all outstanding Shares are, and all Shares which may be issued pursuant to the exercise of Company Options outstanding and upon the vesting and settlement of the Company Restricted Shares outstanding will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights.

(iii) Each grant of Company Options and Company Restricted Shares was made in accordance with the terms of the applicable Company Plan, and all applicable Laws in all material respects, and in compliance with the rules and regulations of the NASDAQ Global Market LLC (“NASDAQ”) in all material respects.

(iv) All of the issued and outstanding shares or other equity interests of each of the Company Subsidiaries are owned by the Company or another Company Subsidiary, free and clear of all Liens (other than Permitted Liens). Each of the outstanding shares or other equity interests of each of the Company Subsidiaries (other than the PRC Subsidiaries) is duly authorized, validly issued, fully paid and non-assessable (in each case, to the extent applicable). The registered capital of each PRC Subsidiary has been duly paid up (whether fully or partially) in accordance with PRC Law and its respective articles of association. There are no options, warrants, convertible securities or other agreements or commitments, in each case issued by the Company or any Company Subsidiary, relating to the issuance, transfer, sales, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the share capital or other equity interests of, or other ownership interests in, any Company Subsidiary. As of the date of this Agreement, except for the Company Subsidiaries and except as may be classified as short-term investments on the consolidated balance sheets of the Company, the Company does not own, directly or indirectly, any shares of share capital of, or other equity interest in, or any interest convertible into or exercisable or exchangeable for any shares of share capital of, or other equity interest in, any other Person that is material to the business of the Company and the Company Subsidiaries, taken as a whole.

(d) Authority.

(i) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to the Company Requisite Vote, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by all necessary corporate action on behalf of the Company, including the board of directors of the Company, and no other corporate proceedings on the part of the Company or any Company Subsidiary (pursuant to the Cayman Companies Law or otherwise) are necessary to authorize this Agreement or to consummate the transactions so contemplated, subject, in the case of the consummation of the Merger, to the approval of this Agreement by the Company Requisite Vote. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law) (the “Bankruptcy and Equity Exception”).

(ii) The board of directors of the Company, acting upon the unanimous recommendation of the Independent Committee, has (A) determined that it is in the best interest of the Company and its shareholders (other than the holders of Rollover Shares) to enter into this Agreement, (B) approved the execution, delivery, and performance by the Company of this Agreement and consummation of the transactions contemplated hereby, including the Merger in accordance with the Cayman Companies Law, and (C) directed that the Merger, this Agreement and the Cayman Plan of Merger be submitted to the holders of Shares for their approval at the Shareholders’ Meeting (the “Company Position”). For clarity, neither the board of directors of the Company nor the Independent Committee has recommended approval (or recommended disapproval) of this Agreement, the Merger or the Cayman Plan of Merger by the holders of Shares. The only vote of the holders of any class or series of share capital of the Company necessary under applicable Law, the Company Memorandum and Articles of Association or otherwise to approve and adopt this Agreement and the Cayman Plan of Merger is the Company Requisite Vote.

(e) No Conflict; Required Filings and Consents.

(i) The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not (A) assuming the Company Requisite Vote is obtained, conflict with or violate the Company Memorandum and Articles of Association or any Company Subsidiary Memorandum and Articles of Association, (B) conflict with or violate any Law, rule, regulation, Order, judgment or decree applicable to the Company or any Company Subsidiary or by which any of their respective properties are bound, assuming that all consents, approvals and authorizations contemplated by clauses (A) through (D) of subsection (ii) below have been obtained, and all filings described in such clauses have been made, or (C) require the consent, approval, authorization of, or notice to or filing with, any third party with respect to, or result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any note, bond, mortgage, indenture, contract, agreement, lease or other instrument or obligation (each, a “Contract”) to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of their respective properties are bound, except, in the case of clauses (B) and (C), for any such conflict, violation, breach, default, loss, right or other occurrence that would not, individually or in the aggregate, (x) have a Material Adverse Effect, or (y) prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the transactions contemplated by this Agreement.

(ii) The execution, delivery and performance of this Agreement by the Company, the consummation of the Merger or any other transaction contemplated by this Agreement by the Company and the Company’s compliance with any of the provisions of this Agreement do not and will not require (with or without notification or lapse of time, or both) any consent, approval, authorization or permit of, action by, filing with or notification to, any United States, PRC, federal, state, local, or municipal, or foreign country or province, or other governmental or regulatory (including any stock exchange) authority, agency, court or other judicial body, commission or other governmental body (each, a “Governmental Entity”), except for (A) applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), including the joining of the Company in the filing of the Exchange Act Rule 13e-3 transaction statement on Schedule 13E-3 (as amended or supplemented from time to time, the “Schedule 13E-3”) and the Proxy Statement, (B) compliance with the rules and regulations of the NASDAQ or with any applicable state securities or Blue Sky Laws, including any applications for delisting of the ADSs from NASDAQ, (C) the filing of the Cayman Plan of Merger with the Registrar of Companies of the Cayman Islands pursuant to the Cayman Companies Law and related documentation, and (D) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, (1) have a Material Adverse Effect, or (2) prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the transactions contemplated by this Agreement. The Company does not have any secured creditors holding fixed or floating security interests.

(f) Compliance; Permits.

(i) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the businesses of the Company and the Company Subsidiaries are being conducted in compliance with all Laws applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound. No investigation, audit or review by any Governmental Entity with respect to the Company or any Company Subsidiary is pending (in each case that is material to the Company and the Company Subsidiaries taken as a whole) or, to the Knowledge of the Company, threatened, nor has any Governmental Entity notified the Company of its intention to conduct any such investigation, audit or review of the Company or any Company Subsidiary, which has not been resolved except for (A) such investigations, audits or reviews that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and/or (B) such investigations, audits or reviews in the trading in the securities of the Company related to the Merger. As of the date of this Agreement, neither the Company nor any Company Subsidiary has received any notice or communication of any material non-compliance with any applicable Laws that has not been cured as of the date of this Agreement.

(ii) The Company and the Company Subsidiaries have obtained all permits, licenses, authorizations, exemptions, certificates, Orders, consents, approvals, grants, registrations, clearances and franchises from Governmental Entities (“Licenses”) necessary for the Company and each Company Subsidiary to lawfully own, lease and operate their respective properties and assets, and to carry on and lawfully operate their respective businesses as now being conducted (the “Company Licenses”), except for any such Licenses the absence of which would not, individually or in the aggregate, have a Material Adverse Effect. All Company Licenses are in full force and effect, except where the failure to be in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect. The Company and each Company Subsidiary is in compliance with the terms of the Company Licenses, except for such non-compliance that would not, individually or in the aggregate, have a Material Adverse Effect.

(g) SEC Reports; Financial Statements; Internal Controls; No Undisclosed Liabilities.

(i) The Company has timely filed or, if applicable, furnished all forms, reports, statements, certifications and other documents (together with all exhibits, amendments and supplements thereto) required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”) since December 3, 2004 (all such forms, reports, statements, certificates and other documents filed since December 3, 2004, collectively, the “SEC Reports”). Each of the SEC Reports, as amended, complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) or the Exchange Act, as the case may be, each as in effect on the date so filed or furnished. As of its filing date or the date it was furnished (or, if amended or superseded by a subsequent filing or furnished SEC Report prior to the date hereof, as of the date of such amendment or superseding filing or furnished SEC Report), none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company Subsidiaries is currently subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act. To the Knowledge of the Company, as of the date of this Agreement, none of the SEC Reports is the subject of ongoing SEC review or outstanding SEC comment.

(ii) The financial statements (including all related notes and schedules) of the Company and the Company Subsidiaries included or incorporated by reference in the SEC Reports (as amended) present fairly in all material respects the consolidated financial position of the Company and the Company Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end adjustments and to any other adjustments described therein, including the notes thereto) and were prepared in all material respects in conformity with United States generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be expressly indicated therein or in the notes thereto), except in each case to the extent that such information has been amended or superseded by later SEC Reports filed prior to the date hereof.

(iii) Subject to any applicable grace periods, the Company has been and is in compliance in all material respects with (A) the provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) that are applicable to it and (B) the applicable listing and corporate governance rules and regulations of NASDAQ, subject to availing itself of any “home country” exemption from such rules and regulations available to a “foreign private issuer” (as defined under the Exchange Act and under the relevant rules and regulations of NASDAQ).

(iv) The Company has established and maintained disclosure controls and procedures as defined in and required by Rules 13a-15 and 15d-15 of the Exchange Act reasonably designed to ensure that information required to be disclosed by the Company in the reports it files under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and related forms, and that such information is accumulated and communicated to the Company’s chief executive officer and chief financial officer (or Persons performing similar functions), as appropriate, to allow timely decisions regarding required disclosure. Neither the Company nor, to the Knowledge of the Company, its independent registered public accounting firm has identified or been made aware of any “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board’s Statement of Auditing Standards 115) in the design or operation of the internal controls and procedures of the Company which are reasonably likely to adversely affect the ability of the Company to record, process, summarize and report financial data, in each case which has not been subsequently remediated. To the Knowledge of the Company, there is no fraud, whether or not material, that involves the management of the Company or other employees who have a significant role in the internal controls over financial reporting utilized by the Company.

(v) Except as is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect, neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any director, officer, agent or employee of the Company or any Company Subsidiary has (A) been convicted of any violation of Anti-Corruption Laws, (B) made any bribe, influence payment, kickback, payoff, or any other type of payment that would be unlawful under any applicable Law or (C) offered, paid, promised to pay, or authorized any payment or transfer of anything of value, directly or indirectly, to any officer, employee or any other Person acting in an official capacity for any Governmental Entity (including any political party or official thereof), or to any candidate for political office (each, a “Government Official”) for the purpose of (w) improperly influencing any act or decision of such Government Official in his or her official capacity, (x) improperly inducing such Government Official to do or omit to do any act in relation to his lawful duty, (y) securing any improper advantage, or (z) inducing such Government Official to improperly influence or affect any act or decision of any Governmental Entity, in each case, in order to assist the Company, any Company Subsidiary or any Affiliate of the Company in obtaining or retaining business for or with, or in directing business to, any Person.

(vi) Except for liabilities or obligations (A) as reflected, accrued or reserved against in the Company’s consolidated balance sheet as of December 31, 2012 (or the notes thereto) included in the Company’s Annual Report on Form 20-F filed prior to the date of this Agreement for the fiscal year ended December 31, 2012, (B) which, individually or in the aggregate, have not had and would not have a Material Adverse

Effect, (C) incurred in the ordinary course of business since December 31, 2012, (D) which have been discharged or paid in full prior to the date of this Agreement, (E) incurred pursuant to the transactions contemplated by this Agreement, or (F) as set forth on Section 5.1(g)(vi) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has any liabilities, indebtedness, commitments or obligations, asserted or unasserted, known or unknown, absolute or contingent, whether or not accrued, matured or un-matured or otherwise, and whether or not required by GAAP to be reflected in a consolidated balance sheet or the notes thereto.

(h) Absence of Certain Changes or Events. From December 31, 2012 through the date of this Agreement, the Company and each of the Company Subsidiaries has conducted its business in all material respects in the ordinary course consistent with past practice, except in connection with this Agreement and the transactions contemplated herein. There has not been: (i) since December 31, 2012, any event, change, occurrence or effect of which the Company has Knowledge which has had a Material Adverse Effect, (ii) between December 31, 2012 and the date of this Agreement, any declaration, setting aside or payment of any dividend or other distribution in cash, shares, property or otherwise in respect of the Company’s or any of the Company Subsidiaries’ share capital, except for any dividend or distribution by a Company Subsidiary to the Company or another Company Subsidiary thereof, (iii) between December 31, 2012 and the date of this Agreement, any redemption, repurchase or other acquisition of any shares of share capital of the Company or any of the Company Subsidiaries, other than in connection with (A) the acquisition by the Company of its Shares in connection with the forfeiture of Company Restricted Shares or (B) the acquisition by the Company of its Shares in connection with the net exercise of Company Options in accordance with the terms thereof, (iv) between December 31, 2012 and the date of this Agreement, any material change by the Company in its accounting principles, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto, or (v) between December 31, 2012 and the date of this Agreement, any making or revocation of any material Tax election, any settlement or compromise of any material Tax liability, or any change (or request to any taxing authority to change) to any material aspect of the method of accounting of the Company or any of the Company Subsidiaries for Tax purposes.

(i) Absence of Litigation. Except as set forth in Section 5.1(i) of the Company Disclosure Schedule, as of the date hereof, there are no suits, claims, actions, proceedings, hearings, arbitrations, mediations, investigations, demand letters or any other judicial or administrative proceedings, in Law or equity (each, a “Legal Proceeding”) pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary (including by virtue of indemnification or otherwise) or their respective assets or properties, other than Legal Proceedings that would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. Neither the Company nor any Company Subsidiary nor any of their respective properties is or are subject to any Order that would have, individually or in the aggregate, a Material Adverse Effect.

(j) Employee Benefit Plans.

(i) Except as would not, individually or in the aggregate, have a Material Adverse Effect, all contributions and premium payments with respect to Company Employees required to be made by the Company to any Company Benefit Plan prior to the Effective Time have been timely made. Each Company Benefit Plan has been established and administered in all material respects in accordance with its terms and in compliance in all material respects with the applicable provisions of applicable Laws, rules and regulations (including any Laws and regulations in the PRC governing individual income Tax).

(ii) As of the date of this Agreement, no material actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened against or with respect to any such Company Benefit Plan, including any audit or inquiry by any Governmental Entity.

(iii) Except as would not have a Material Adverse Effect and otherwise specifically provided in this Agreement regarding the Company Options and Company Restricted Shares, the execution, delivery of and performance by the Company of its obligations under the transactions contemplated by this Agreement will not (either alone or upon occurrence of any additional or subsequent events) (A) entitle any current or former employee, director, officer, or independent contractor of the Company or any Company Subsidiary to severance pay, unemployment compensation or any other payment, (B) accelerate the time of payment or vesting, or increase the amount of compensation, benefits or awards due to any such employee, director, officer or independent contractor, (C) directly or indirectly cause the Company to transfer or set aside any assets to fund any benefits under any Company Benefit Plan, (D) otherwise give rise to any material liability under any Company Benefit Plan or (E) limit or restrict the right to amend, terminate or transfer the assets of any Company Benefit Plan on or following the Effective Time.

(k) Labor and Employment Matters.

(i) Except as described in Section 5.1(k)(i) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement applicable to Persons employed by the Company or any Company Subsidiary. Except as would not, individually or in the aggregate, have a Material Adverse Effect, (A) there are no unfair labor practice complaints pending against the Company or any Company Subsidiary before any labor relations tribunal or authority, and (B) to the Knowledge of the Company, there are no strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or threatened against the Company or any Company Subsidiary.

(ii) Except as would not, individually or in the aggregate, have a Material Adverse Effect, as of the date of this Agreement, (A) each of the Company and the Company Subsidiaries is in compliance with all applicable PRC Laws relating to employment, employment practices, labor, terms and conditions of employment and wages and hours, in each case, with respect to each of the Company Employees, and (B) other than regular payments to be made in the ordinary course of business consistent with past practice or required by applicable Law, neither the Company nor any Company Subsidiary is liable for any payment to any trust or other fund or to any Government Entity, with respect to unemployment compensation benefits, social security or other benefits for Company Employees.

(l) Insurance. Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) all insurance policies of the Company and each of the Company Subsidiaries are in full force and effect, and (ii) as of the date of this Agreement, neither the Company nor any Company Subsidiary is in breach or default, or has received any threatened termination of, material premium increase with respect to, or material alteration of coverage under any of its respective insurance policies in writing.

(m) Personal Properties and Assets. Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and each Company Subsidiary has good title to all of their respectively owned tangible personal properties as necessary to conduct their respective businesses as currently conducted, free and clear of all Liens (except for Permitted Liens), assuming the timely discharge of all obligations owing under or related to the tangible personal property; provided that no representation is made under this Section 5.1(m) with respect to any Real Property, Intellectual Property or Intellectual Property rights.

(n) Real Property.

(i) Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company or a Company Subsidiary, as the case may be, holds good and marketable title to, or valid land use rights with respect to, the Owned Real Property, free and clear of all Liens, except for Permitted Liens.

(ii) Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and/or the Company Subsidiaries have valid leasehold interests in their respective Leased Real Property, free and clear of all Liens, except for Permitted Liens, and each Lease Agreement of the Leased Real Property constitutes a valid and legally binding obligation of the Company or a Company Subsidiary, enforceable against the Company or the Company Subsidiary in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(iii) The Owned Real Property and the Leased Real Property are referred to collectively herein as the “Real Property”. As of the date of this Agreement, neither the Company nor any Company Subsidiary has received written notice of any proceedings in eminent domain, condemnation or other similar proceedings that are pending and, to the Knowledge of the Company, there are no such proceedings threatened, affecting any material portion of the Real Property. As of the date of this Agreement, neither the Company nor any Company Subsidiary has received written notice of the existence of any outstanding Order, and, to the Knowledge of the Company, there is no such Order, pending or threatened in writing, relating to the ownership, lease, use, occupancy or operation by any Person of any material portion of the Real Property.

(o) Tax Matters. Except as is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect, (i) the Company and each of the Company Subsidiaries have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all income, franchise, and similar Tax Returns and all other material Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate and have timely paid all Taxes that are shown as due on such filed Tax Returns and have withheld and timely paid over any Taxes that the Company or each Company Subsidiary is obligated to withhold from amounts owing to any employee, independent contractor, creditor, shareholder or third party, except with respect to matters contested in good faith and for which adequate reserves have been established in accordance with GAAP in the financial statements of the Company included in the SEC Reports, (ii) as of the date of this Agreement, there are not any pending or, to the Knowledge of the Company, threatened, audits, examinations, investigations or other proceedings relating to the Company or any Company Subsidiary in respect of Taxes or Tax matters, there are no liens for Taxes on any assets of the Company or any Company Subsidiary other than Permitted Liens, and neither the Company nor any Company Subsidiary has any liability for the Taxes of any other Person (other than the Company or any Company Subsidiary), or as transferee or successor, by contract or otherwise, and (iii) there are not, to the Knowledge of the Company, any unresolved questions or claims, or any proposed, asserted, or assessed deficiencies that have not been fully paid, concerning the Company’s or any of the Company Subsidiaries’ Tax liability that are not disclosed or provided for in the SEC Reports.

(p) Proxy Statement and Schedule 13E-3. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the proxy statement to be sent to the shareholders of the Company in connection with the Shareholders’ Meeting (such proxy statement, as amended or supplemented, the “Proxy Statement”), or (ii) the Schedule 13E-3 will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, with respect to the Proxy Statement, on the date the Proxy Statement is first mailed to the shareholders of the Company and at the time of the Shareholders’ Meeting, and with respect to the Schedule 13E-3, on the date the Schedule 13E-3 (including any amendments or supplements thereto) is filed with the SEC. Each of the Proxy Statement and the Schedule 13E-3 will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub or any of their respective Affiliates (including the Consortium Members) or Representatives for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.

(q) Intellectual Property.

(i) Except as would not, individually or in the aggregate, have a Material Adverse Effect, (A) the Company or a Company Subsidiary owns or has a valid and enforceable right or license to use (in the manner in which the same is being used on the date hereof), all Intellectual Property that the Company or any Company Subsidiary is using and that is material to the conduct of their respective businesses as currently conducted and in the case of such Intellectual Property owned by the Company or any Company Subsidiary, free and clear of all Liens, except Permitted Liens; provided that this subsection (A) shall not be deemed a representation or warranty of non-infringement by the Company or any Company Subsidiary of third party rights; (B) to the Knowledge of the Company, all Intellectual Property owned by the Company or any Company Subsidiary that are material to the conduct of their respective businesses as currently conducted, are valid and subsisting, all prosecution, maintenance, renewal and other similar fees therefor have been paid and are current, and all registrations and applications therefor remain in full force and effect; (C) the Company and each Company Subsidiary own all right, title and interest in and to all Intellectual Property created or developed by, for or under the direction or supervision of the Company or such Company Subsidiary; (D) there are no pending or, to the Knowledge of the Company, threatened Legal Proceedings by any Person alleging infringement, dilution, unauthorized disclosure, or misappropriation by the Company or any Company Subsidiary of the Intellectual Property rights of such Person, demands or unsolicited offers to license any Intellectual Property, or challenges to the validity, enforceability or ownership of, or the right to use, any Intellectual Property owned by or licensed to the Company or any Company Subsidiary; (E) to the Knowledge of the Company, the conduct of the businesses of the Company and each of the Company Subsidiaries as currently conducted does not infringe, dilute, or misappropriate any Intellectual Property rights of any Person; (F) to the Knowledge of the Company, no Person has infringed, diluted or misappropriated any Intellectual Property owned by the Company or any Company Subsidiary; (G) no material Intellectual Property owned by the Company or any Company Subsidiary is subject to any outstanding Order restricting or limiting the use or licensing thereof by the Company or any Company Subsidiary; (H) the Company or a Company Subsidiary possesses the source code, object code and documentation for all software owned by the Company and any Company Subsidiary (“Software”); (I) no third party has any ownership right or interest in or with respect to any Software, and the Company and the Company Subsidiaries have not disclosed the source code for any Software to any third party; (J) no Software is subject to any obligation that would require the Company or any Company Subsidiary to disclose to any Person any source code for such Software; and (K) the consummation of the transactions contemplated by this Agreement will not result in the loss or impairment or the restriction on direct or indirect transfer of any Intellectual Property of the Company or any of the Company Subsidiaries under any license agreements that are material to the business of the Company and the Company Subsidiaries, taken as a whole, pursuant to which the Company or any of the Company Subsidiaries licenses in Intellectual Property (other than license agreements for commercially available software on standard terms) or licenses out Intellectual Property owned by the Company or any of the Company Subsidiaries (other than for non-exclusive licenses granted in the ordinary course of business).

(ii) The Company and the Company Subsidiaries have taken commercially reasonable measures to protect the confidentiality of their confidential information, trade secrets and proprietary information and the confidential information, trade secrets and proprietary information entrusted to the Company or any Company Subsidiary by their customers, clients, or other Persons to whom the Company or any Company Subsidiary owes an obligation of confidentiality (together, the “Trade Secrets”). Except as would not, individually or in the aggregate, have a Material Adverse Effect, to the Knowledge of the Company, (A) there has been no disclosure or use of any Trade Secrets, and no Trade Secrets have been used, disclosed or discovered by any Person except pursuant to valid and appropriate non-disclosure and/or license agreements or pursuant to obligations to maintain confidentiality arising by operation of law, and (B) there has been no material breach of the Company’s or any Company Subsidiary’s security measures wherein any Trade Secrets have been disclosed or may have reasonably been disclosed without authorization to or misappropriated or misused by any third Person.

(r) Environmental Matters.

(i) Except as would not, individually or in the aggregate, have a Material Adverse Effect, (A) the Company and each of the Company Subsidiaries are in compliance with all applicable Environmental Laws, (B) the Company and each of the Company Subsidiaries have obtained and possess all applicable Environmental Permits necessary to operate the business as presently operated, and all such Environmental Permits are in full force and effect, (C) neither the Company nor any Company Subsidiary has received any notice, demand, letter, claim or request for information alleging that the Company or any Company Subsidiary is in violation of or liable under any Environmental Law, and (D) neither the Company nor any Company Subsidiary is subject to any Order with any Governmental Entity or agreement with any third party concerning liability under any Environmental Law.

(ii) For purposes of this Agreement, the following terms shall have the meanings assigned below:

(A) “Environmental Laws” means any applicable PRC local, provincial or national Law relating to: (1) the required environmental impact assessment and approval, and completion inspection on environment protection facility in respect of any construction project, (2) Releases or threatened Releases of Hazardous Substances, (3) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances, (4) the environment, or (5) the protection of human health and safety (including radioisotope safety, bio safety and fire protection).

(B) “Environmental Permits” means all assessments, permits, licenses, registrations, approvals, and other authorizations required under applicable Environmental Laws.

(C) “Hazardous Substance” means any substance or waste defined and regulated as hazardous, acutely hazardous, or toxic under applicable Environmental Laws.

(D) “Release” means any release, spill, emission, leaking, pumping, pouring, injection, deposit, dumping, emptying, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property.

(s) Contracts.

(i) Except for this Agreement and except for Contracts filed as exhibits to the SEC Reports, as of the date hereof, none of the Company or its Subsidiaries is a party to or bound by:

(A) any Contract that would be required to be filed by the Company pursuant to Item 4 of the Instructions to Exhibits of Form 20-F under the Exchange Act; and

(B) any Contract between the Company or any of its Subsidiaries and any director or executive officer of the Company or any Person beneficially owning five percent or more of the outstanding Shares required to be disclosed pursuant to Item 7B or Item 19 of Form 20-F under the Exchange Act.

Each such Contract described in clauses (A) and (B) above and each such Contract that would be a Material Contract but for the exception of being filed as an exhibit to the SEC Reports is referred to herein as a “Material Contract”.

(ii) Except as would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) each Material Contract is valid and binding on the Company or a Company Subsidiary and in full force and effect (except to the extent that any Material Contract expires in accordance with its terms), in each case subject to the Bankruptcy and Equity Exception, (B) neither the Company nor any Company Subsidiary nor, to the Company’s Knowledge, any other party thereto is in material breach or violation of, or material default under, any Material Contract, and (C) the Company has not received, as of the date of this Agreement, any notice in writing from any Person that such Person intends to terminate any Material Contract.

(t) Takeover Statutes. The Company is not a party to a shareholder rights agreement, “poison pill” or similar anti-takeover agreement or plan. No “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation save for Cayman Companies Law or any similar anti-takeover provision in the Company’s memorandum and articles of association (each, a “Takeover Statute”) is applicable to the Company, the Shares, the Merger or the other transactions contemplated by this Agreement.

(u) Brokers and Finders. The Company has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Merger or the other transactions contemplated in this Agreement, except that the Company, through the Independent Committee, previously engaged Piper Jaffray & Co. as its financial advisor. The Company has made available to Parent and Merger Sub a complete and accurate copy of all agreements pursuant to which any financial advisor to the Company is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

(v) No Other Representations or Warranties. Except for the representations and warranties contained in this Section 5.1, each of Parent and Merger Sub acknowledges that neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any Company Subsidiary with respect to any other information provided to Parent or Merger Sub in connection with the transactions contemplated by this Agreement. Neither the Company nor any other Person will have or be subject to any liability to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement.

Section 5.2 Parent and Merger Sub Representations and Warranties. Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

(a) Organization.

Each of Parent and Merger Sub (i) is a legal entity duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction in which it is organized or formed, and (ii) has the requisite corporate or similar power and authority to own, operate and lease its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority would not, individually or in the aggregate, have a Parent Material Adverse Effect. For purposes of this Agreement, a “Parent Material Adverse Effect” means any event, change, occurrence or effect that would or would reasonably be expected to prevent, materially delay or materially impede the performance by Parent or Merger Sub of its obligations under this Agreement or the consummation of the transactions contemplated by this Agreement. The organizational or governing documents of Parent and Merger Sub, as previously provided to the Company, are in full force and effect.

(b) Capital Structure.

(i) Parent is authorized to issue a maximum of 5,000,000 ordinary shares, par value $0.01 per share, of which, as of the date hereof, 9 such ordinary shares are validly issued and outstanding. At the Effective Time, the Consortium Members will be the beneficial owners of 100% of the issued and outstanding ordinary shares of Parent on a fully diluted basis. Parent was incorporated solely for the purpose of engaging in the transactions contemplated hereby, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and capitalization and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement (including the Buyer Group Contracts).

(ii) The authorized share capital of Merger Sub consists of 5,000,000 ordinary shares, par value $0.01 per share, 1 of which is validly issued and outstanding. The issued and outstanding share capital of Merger Sub is, and at the Effective Time will be, owned by Parent. Merger Sub was incorporated solely for the purpose of engaging in the transactions contemplated hereby, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and capitalization and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

(c) Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by all necessary corporate action by the boards of directors of Parent and Merger Sub, and have been duly and validly authorized by all necessary actions by Parent as the sole shareholder of Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby (other than the filing with the Cayman Registrar of Companies of the Cayman Plan of Merger as required by the Cayman Companies Law). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(d) No Conflict; Required Filings and Consents.

(i) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not and will not (A) conflict with or violate the respective memoranda and articles of association of Parent or Merger Sub, (B) assuming that all consents, approvals and authorizations contemplated by clauses (A) through (C) of subsection (ii) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to Parent or Merger Sub or by which either of them or any of their respective properties are bound, or (C) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contracts to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties are bound, except, in the case of clauses (B) and (C), for any such conflict, violation, breach, default, acceleration, loss, right or other occurrence which would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(ii) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the transactions contemplated hereby by each of Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (A) the applicable requirements of the Exchange Act, including the filing of the Schedule 13E-3, (B) the filing with the Cayman Registrar of Companies of the Cayman Plan of Merger as required by the Cayman Companies Law, and (C) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(e) Absence of Litigation. As of the date hereof, (i) there are no Legal Proceedings pending or, to the Knowledge of Parent, threatened against Parent, Merger Sub or any of their respective Affiliates (including by virtue of indemnification or otherwise) or their respective assets or properties, or any officer or director of Parent or Merger Sub, other than any such Legal Proceedings that would not, individually or in the aggregate, have a Parent Material Adverse Effect, and (ii) neither Parent nor Merger Sub nor any of their respective Affiliates is a party to or subject to the provisions of any Order which would, individually or in the aggregate, have a Parent Material Adverse Effect.

(f) Brokers and Finders. Neither Parent nor Merger Sub nor any of their respective Affiliates has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Merger or the other transactions contemplated in this Agreement. Parent and Merger Sub have made available to the Company a complete and accurate copy of all agreements (if any) pursuant to which any financial advisor to Parent, Merger Sub or any of their respective Affiliates is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

(g) Proxy Statement and Schedule 13E-3. None of the information supplied or to be supplied by Parent, Merger Sub or any of their respective Affiliates for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3 will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, with respect to the Proxy Statement, on the date the Proxy Statement is first mailed to the shareholders of the Company, and with respect to the Schedule 13E-3, on the date the Schedule 13E-3 (including any amendments or supplements thereto) is filed with the SEC. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representations or warranties with respect to any information supplied by the Company or any of the Company’s Representatives for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.

(h) Voting and Subscription Agreement.

(i) Parent has delivered to the Company a true, complete and correct copy of an executed Voting and Subscription Agreement dated as of the date hereof, pursuant to which the parties thereto (the “Rollover Holders”) have agreed, subject to the terms and conditions set forth therein, to (1) have their Rollover Shares cancelled for nil consideration in connection with the Merger, (2) subscribe for newly issued shares of Parent for cash at par prior to the consummation of the Merger (the foregoing clauses (1) and (2), collectively, the “Contribution”), and (3) vote all Shares owned by them at the time of the Shareholders’ Meeting in favor of the Merger.

(ii) The Voting and Subscription Agreement has not been amended or modified prior to the date of this Agreement, nor will it be amended, modified or supplemented unless in accordance with its terms and to the extent permitted by Section 6.19, and the respective commitments contained in the Voting and Subscription Agreement have not been withdrawn or rescinded in any respect. There are no side letters or other agreements to which Parent or Merger Sub is a party related to the Contribution or issuance of new shares of Parent other than as expressly set forth in the Voting and Subscription Agreement.

(iii) The Voting and Subscription Agreement is in full force and effect and is the legal, valid, binding and enforceable obligations of Parent and Merger Sub, and, to the Knowledge of Parent, each of the other parties thereto, in accordance with the terms and conditions thereof, subject to the Bankruptcy and Equity Exception. As of the date of this Agreement, none of Parent or Merger Sub has any Knowledge of any occurrence which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent or Merger Sub or any other party thereto under the Voting and Subscription Agreement. The Voting and Subscription Agreement contains all of the conditions precedent to the obligations of the parties thereunder to make the Contribution to Parent described therein.

(iv) Assuming (A) the Contribution contemplated by the Voting and Subscription Agreement is made in accordance with the terms of the Voting and Subscription Agreement and (B) Parent and Merger Sub are obligated to close pursuant to the terms and conditions of this Agreement, Parent and Merger Sub will have at and after the Closing funds sufficient to consummate the Merger upon the terms contemplated by this Agreement and to pay all related fees and expenses associated therewith.

(i) Vote/Approval Required. No vote or consent of the holders of any class or series of shares of Parent is necessary to approve this Agreement or the transactions contemplated hereby, including the Merger.

(j) Ownership of Shares. Except for the Rollover Shares that are the subject of the Voting and Subscription Agreement, Company Options and Company Restricted Shares, neither Parent nor Merger Sub nor any of their respective Affiliates (including the Consortium Members but excluding the Company and the Company Subsidiaries) owns (directly or indirectly, beneficially or of record) any Shares or other Company Securities and neither Parent nor Merger Sub nor any of their respective Affiliates holds any rights to acquire or vote any Shares or other Company Securities except pursuant to this Agreement and the Voting and Subscription Agreement.

(k) Solvency. Neither Parent nor Merger Sub is entering into the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors. Assuming (i) the solvency of the Company (as such term is used under the Laws of the Cayman Islands, which means that the Company is able to pay its debts as they fall due), (ii) accuracy of the representations and warranties made by the Company in Section 5.1, and (iii) the satisfaction of the conditions of Parent and Merger Sub to consummate the Merger as set forth in Section 7.1 and Section 7.2, immediately after giving effect to the Merger and all of the other transactions contemplated hereby, including the payment of the Per Share Merger Consideration, the Per ADS Merger Consideration and the aggregate amount of consideration payable in respect of Company Options and Company Restricted Shares in accordance with Section 4.3, the payment of all other amounts required to be paid in connection with the consummation of the Merger and the other transactions contemplated in this Agreement, and the payment of all related fees and expenses, the Surviving Corporation will be solvent (as such term is used under the Laws of the Cayman Islands, which means that the Surviving Corporation is able to pay its debts as they fall due) at and immediately after the Effective Time.

(l) Guaranty. Concurrently with the execution of this Agreement, the Guarantor has delivered to the Company the duly executed Guaranty. The Guaranty is in full force and effect and is a valid, binding and enforceable obligation of the Guarantor, subject to the Bankruptcy and Equity Exception. No event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantor under the Guaranty.

(m) Secured Creditors. Merger Sub has no creditors holding fixed or floating security interests.

(n) Absence of Certain Agreements; Buyer Group Contracts. As of the date hereof, other than (i) this Agreement, (ii) the Guaranty, (iii) the Voting and Subscription Agreement and (iv) the Consortium Agreement dated as of October 12, 2012 by and among the Consortium Members (the “Consortium Agreement”) (the Contracts specified in foregoing clauses (iii) and (iv) are referred to collectively as the “Buyer Group Contracts”), there are no Contracts (whether oral or written) to which any of the

Consortium Members or any of their respective Affiliates (excluding the Company and the Company Subsidiaries) are a party or otherwise bound (A) relating to any of the Shares or the Company Securities (other than existing Contracts to which the Company or any Company Subsidiary is party), (B) pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Per Share Merger Consideration or the Per ADS Merger Consideration, (C) relating to any individual’s retention or employment by the Company or any Company Subsidiaries or otherwise relating to the provision of any services by any individual for or on behalf of the Company or any Company Subsidiaries following the Closing (other than existing Contracts to which the Company or any Company Subsidiary is party), or (D) pursuant to which any shareholder of the Company has agreed to vote to approve this Agreement or the Merger or has agreed to vote against any Superior Proposal.

(o) No Other Representations or Warranties. Except for the representations and warranties contained in this Section 5.2, the Company acknowledges that none of Parent, Merger Sub or any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company.

ARTICLE VI

COVENANTS

Section 6.1 Conduct of Business Pending the Merger.

(a) Operation of the Company’s Business. The Company covenants and agrees that, during the period from the date hereof until the Effective Time, except as expressly contemplated or expressly permitted by this Agreement, as set forth in Section 6.1 of the Company Disclosure Schedule or as required by Law or regulation, or unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each Company Subsidiary to, conduct its business in the ordinary course of business consistent with past practice, and use its reasonable best efforts to preserve substantially intact its and each of the Company Subsidiaries’ business organizations and capital structure, maintain in effect all material permits required for the Company and the Company Subsidiaries to carry on their respective business, keep available the services of present officers and key employees, and maintain its present relationships with customers, suppliers, distributors, employees and other Persons with which the Company or the Company Subsidiaries have significant business relationships. Without limiting the generality of the foregoing, between the date hereof and the Effective Time, except as otherwise expressly contemplated or expressly permitted by this Agreement, as set forth in Section 6.1 of the Company Disclosure Schedule or as required by Law or regulation, or unless Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld, conditioned or delayed, the Company shall not, and shall not permit any Company Subsidiary to, between the date of this Agreement and the Effective Time, directly or indirectly, do any of the following:

(i) amend or otherwise change the Company Memorandum and Articles of Association, any Company Subsidiary Memorandum and Articles of Association or any similar governing instruments, other than as expressly contemplated by this Agreement;

(ii) issue, deliver, sell, pledge, mortgage, dispose of, transfer, subject to any Lien or encumber any shares, ownership interests or voting securities, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of, any other ownership interests or any voting securities (including share appreciation rights, phantom stock or similar instruments) of the Company or any Company Subsidiary (in each case except for the issuance, delivery or sale of ADSs upon the exercise of Company Options or the vesting of Company Restricted Shares outstanding on the date hereof, in accordance with the terms of the Company Plan under which they were granted);

(iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of the share capital of the Company or any Company Subsidiary (except for any dividend or distribution by a Company Subsidiary to the Company or another Company Subsidiary) or enter into any agreement with respect to the voting or registration of its share capital;

(iv) reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any Shares, or reclassify, combine, split or subdivide or amend the terms of any share capital or other ownership interests of any of the Company Subsidiaries;

(v) (A) directly or indirectly acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) in one transaction or any series of related transactions any equity interests in any corporation, partnership or other business organization or division thereof or any material assets, other than purchases of inventory and other assets in the ordinary course of business consistent with past practice or pursuant to existing Contracts, or (B) sell, pledge, mortgage, lease, license, subject to any Lien, transfer or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any of the material property or assets of the Company or any Company Subsidiary; provided that these restrictions do not apply to (x) transfers among the Company and the Company Subsidiaries, or (y) transactions in the ordinary course of business consistent with past practice (which for the avoidance of doubt and without limitation to the foregoing shall be deemed to include the sale or other disposition of supplies or inventory in the ordinary course of business and the purchase or sale of securities which may be classified as short-term investments on the consolidated balance sheet of the Company);

(vi) terminate, cancel, renew, transfer, assign, license, encumber or request or agree to any material change in or waiver under any Material Contract, or enter into or amend in any material respect any Contract that, if existing on the date hereof, would be a Material Contract, other than in the ordinary course of business consistent with past practice;

(vii) (A) transfer, sell, assign, mortgage, surrender, encumber, grant any security interest in, divest, cancel, disclaim, abandon, allow to lapse or expire (including by failure to pay required fees), dedicate to the public, or otherwise dispose of, any material Intellectual Property owned or licensed by the Company or any Company Subsidiary, other than licenses or other Contracts granted in the ordinary course of business, or cancellation, abandonment, allowing to lapse or expire such Intellectual Property that is no longer used or useful in any of the Company’s or Company Subsidiaries’ respective businesses or pursuant to Contracts in effect prior to the date hereof; (B) grant any material licenses or other Contracts to any third party or enter into any covenant not to sue with respect to any Intellectual Property owned by the Company or any Company Subsidiary, except non-exclusive licenses in the ordinary course of business; (C) disclose to or allow to be disclosed to or discovered by any Person any material Trade Secrets except pursuant to valid and appropriate non-disclosure or license agreements or pursuant to obligations to maintain confidentiality arising by operation of law; (D) fail to notify Parent promptly of any material infringement, misappropriation, misuse, unauthorized disclosure, or other violation of or conflict with any material Intellectual Property or Trade Secrets owned by the Company or any Company Subsidiary or entrusted to the Company or any Company Subsidiary by their customers, clients or other Persons to whom the Company or any Company Subsidiary owes an obligation of confidentiality, security breach, or material breach of or non-compliance with Intellectual Property and information security measures and procedures of the Company or respective Company Subsidiaries, of which the Company or any Company Subsidiary becomes aware and to reasonably consult with Parent regarding the actions (if any) to take to protect such Intellectual Property and Trade Secrets; and (E) fail to continue to follow and practice the Intellectual Property and information security measures of the Company or respective Company Subsidiaries consistent with past practice in any material respect;

(viii) incur, issue, prepay, redeem, otherwise acquire or modify in any material respect the terms of any indebtedness for borrowed money, or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person other than a Company Subsidiary, or make, forgive or cancel any loans, advances or capital contributions to, or investments in, any other Person (other than a wholly-owned Company Subsidiary), in each case, except the incurrence or guarantee of indebtedness (A) under the Company’s or any Company Subsidiary’s existing credit facilities as in effect on the date hereof (if any) in an amount not to exceed the maximum amount authorized under the credit agreements evidencing such indebtedness, or (B) in an amount not in excess of $500,000 (or an equivalent amount in RMB) individually or $1,000,000 (or an equivalent amount in RMB) in the aggregate or (C) in the ordinary course of business consistent with past practice;

(ix) except pursuant to any Company Benefit Plan in effect on the date hereof or as required by applicable Law, (A) increase the compensation or fringe benefits of any of its directors, officers or employees, other than in the ordinary course of business consistent with past practice, (B) grant any severance or termination pay not expressly provided for under any Company Benefit Plan, or any retention pay, (C) waive or amend in any material respect any performance, or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan to the extent not already required in any such Company Benefit Plan or contemplated by this Agreement, (D) enter into or amend in any material respect any employment, consulting or severance agreement or arrangement with any of its present directors, officers, employees or independent consultants, other than in the ordinary course of business consistent with past practice with respect to non-executive officer employees, employees with an annual base salary of less than $100,000 (or an equivalent amount in RMB) and independent consultants, (E) establish, adopt, enter into or amend or terminate any Company Benefit Plan, (F) hire any new employees other than in the ordinary course of business consistent with past practice with respect to non-executive officer employee positions or employees with an annual base salary of less than $100,000 (or an equivalent amount in RMB), or (G) terminate the employment or services, as applicable, of any of its present directors or officers, or any employees with annual compensation of more than $100,000 (or an equivalent amount in RMB);

(x) offer, place or arrange any issue of debt securities or commercial bank or other credit facilities, in each case in an amount in excess of $750,000;

(xi) make any material change in any financial or tax accounting principles, policies, methods or procedures used by the Company, except as may be required by changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

(xii) except to the extent permitted by clause (vi) or clause (ix) of this Section 6.1(a), enter into or amend any Contract with any executive officer, director, or other Affiliate of the Company or any of its Subsidiaries or any Person beneficially owning five percent or more of the Shares or the voting power of the Shares, other than Contracts solely between the Company and/or wholly-owned Company Subsidiaries entered into or amended in the ordinary course of business consistent with past practice;

(xiii) make or change any material Tax election, materially amend any Tax Return (except as required by applicable Law), enter into any material closing agreement with respect to Taxes, surrender any right to claim a material refund of Taxes, settle or finally resolve any material controversy with respect to Taxes or materially change any method of Tax accounting;

(xiv) settle or compromise any litigation other than settlements or compromises of litigation where the amount paid in settlement or compromise, in each case, does not exceed the amount set forth in Section 6.1(a)(xiv) of the Company Disclosure Schedule;

(xv) except for this Agreement, adopt a plan of complete or partial liquidation, scheme of arrangement, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than among the Company Subsidiaries);

(xvi) enter into, amend or modify any union recognition agreement, collective bargaining agreement or similar agreement with any trade union or representative body;

(xvii) make or authorize capital expenditures except (A) as budgeted in the Company’s current plan approved by the board of directors of the Company that was provided to Parent, (B) as necessary to maintain existing assets in good repair and consistent with past practice, and (C) for any single capital expenditure not in excess of $2,000,000 or capital expenditures for the Company and the Company Subsidiaries not in excess of $5,000,000 in the aggregate; or

(xviii) authorize, agree or commit to do any of the foregoing.

(b) Operation of Parent’s and Merger Sub’s Business. Each of Parent and Merger Sub agrees that, from the date hereof to the Effective time, it shall not take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement.

(c) No Control of Other Party’s Business. Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or any Company Subsidiary’s operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or Merger Sub’s operations. Prior to the Effective Time, each of Parent, Merger Sub and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ respective operations.

Section 6.2 Proxy Statement and Schedule 13E-3. In connection with the Shareholders’ Meeting, the Company shall, with commercially reasonable assistance and cooperation of Parent and Merger Sub, (i) use its commercially reasonable efforts to prepare and file with the SEC the Proxy Statement within fifteen Business Days from the date of this Agreement, (ii) respond as promptly as practicable to any comments received from the SEC with respect to such filing and shall provide copies of such comments to Merger Sub promptly upon receipt, (iii) as promptly as reasonably practicable prepare and file (after Parent and Merger Sub have had a reasonable opportunity to review and comment on) any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law, (iv) use its reasonable best efforts to have cleared by the SEC and shall thereafter mail to its shareholders as promptly as reasonably practicable, the Proxy Statement and all other customary proxy or other materials for meetings such as the Shareholders’ Meeting, (v) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the shareholders of the Company any supplement or amendment to the Proxy Statement if any event shall occur which requires such action at any time prior to the Shareholders’ Meeting, and (vi) otherwise use commercially reasonable efforts to comply with all requirements of Law applicable to the Shareholders’ Meeting and the Merger. Parent and Merger Sub shall cooperate with the Company in connection with the preparation and filing of the Proxy Statement, including furnishing the Company upon request with any and all information as may be required to be set forth in the Proxy Statement under the Exchange Act. The Company shall provide Parent and Merger Sub a reasonable opportunity to review and comment upon the Proxy Statement, or any amendments or supplements thereto, prior to filing the same with the SEC. In connection with the filing of the Proxy Statement, the Company and Merger Sub shall cooperate to (A) concurrently with the preparation and filing of the Proxy Statement, jointly prepare and file with the SEC the Schedule 13E-3 relating to the Merger and the other transactions contemplated hereby and furnish to each other all information concerning such party as may be reasonably requested in connection with the preparation of the Schedule 13E-3, (B) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filings and shall consult with each other prior to providing such response, (C) as promptly as reasonably practicable after consulting with each other, prepare and file any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law, (D) have cleared by the SEC the Schedule 13E-3, and (E) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the shareholders of the Company any supplement or amendment to the Schedule 13E-3 if any event shall occur which requires such action at any time prior to the Shareholders’ Meeting. If, at any time prior to the Effective Time, any information relating to the Company, Parent or Merger Sub or any of their respective Affiliates should be discovered by the Company, Parent or Merger Sub which should be set forth in an amendment or supplement to the Proxy Statement or Schedule 13E-3, as applicable, so that the Proxy Statement or Schedule 13E-3, as applicable, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties and, to the extent required by applicable Law, the Company shall disseminate an appropriate amendment thereof or supplement thereto describing such information to the Company’s shareholders.

Section 6.3 Shareholders’ Meeting. Subject to Section 6.6 and ARTICLE VIII, the Company shall take, in accordance with applicable Law and the Company Memorandum and Articles of Association, all actions necessary to convene an extraordinary general meeting (the “Shareholders’ Meeting”), including sending notices and a statement containing relevant information to the Merger, as promptly as reasonably practicable after the SEC confirms that it has no further comments on the Schedule 13E-3 and Proxy Statement to consider and vote upon the approval of this Agreement and the Merger; provided, however, for the avoidance of doubt, the Company may adjourn the

Shareholders’ Meeting for up to thirty calendar days (but in any event no later than two Business Days prior to the Termination Date) (i) with the written consent of Parent; (ii) if at the time the Shareholders’ Meeting proceeds to business there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Shareholders’ Meeting; or (iii) to allow reasonable time for the filing and mailing of any supplemental or amended disclosure which the board of directors of the Company has determined in good faith after consultation with outside counsel is necessary or advisable under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s shareholders prior to the Shareholders’ Meeting. Provided each Consortium Member has complied with its obligations under the Voting and Subscription Agreement, Parent may request on only one occasion that the Company adjourn the Shareholders’ Meeting for up to thirty calendar days (but in any event no later than two Business Days prior to the Termination Date), if as of the time for which the Shareholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Shares represented (either in person or by proxy) (x) to constitute a quorum necessary to conduct the business at the Shareholders’ meeting or (y) voting in favour of approval of this Agreement and the Transactions to obtain the Company Requisite Vote in which event the Company shall, in each case, cause the Shareholders’ Meeting to be adjourned in accordance with Parent’s request. In the event that subsequent to the date hereof, the board of directors of the Company makes a Change of Company Position (as defined below), the Company shall have the right not to submit this Agreement to the holders of the Shares for approval at the Shareholders’ Meeting.

Section 6.4 Access to Information. From the date of this Agreement to the Effective Time or the earlier termination of this Agreement in accordance with its terms, upon reasonable prior written notice, the Company shall, and shall use its reasonable best efforts to cause the Company Subsidiaries and its and their Representatives to, afford Parent and its Representatives reasonable access during normal business hours, consistent with applicable Law, to its officers, personnel, employees, systems, properties, offices and other facilities and to all books and records (including Tax Returns). Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or the Company Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by such employees of their normal duties. Neither the Company nor any of the Company Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its clients, jeopardize the attorney-client privilege of the Company or the Company Subsidiaries or contravene any Law, rule, regulation, Order, judgment, decree or binding agreement entered into prior to the date of this Agreement (it being agreed that the parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such violation, prejudice, jeopardy or contravention). No investigation shall affect the Company’s representations and warranties, covenants or agreements contained herein, or limit or otherwise affect the remedies available to Parent or Merger Sub pursuant to this Agreement.

Section 6.5 Confidentiality. Prior to the Effective Time, each of Parent and Merger Sub shall hold and treat and shall cause its Representatives to hold and treat in confidence all documents and information concerning the Company and the Company Subsidiaries furnished to Parent or Merger Sub in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement dated as of October 26, 2012, by and between the Consortium and Ninetowns Internet Technology Group Company Limited, as amended on January 29, 2014 (the “Confidentiality Agreement”).

Section 6.6 Acquisition Proposals.

(a) No Solicitation or Negotiation; No Change of Company Position. Except as otherwise set forth in this Section 6.6, the Company agrees that from the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with ARTICLE VIII, neither it nor any of the Company Subsidiaries nor any of the officers and directors of it or any of the Company Subsidiaries shall, and it shall instruct and cause its and the Company Subsidiaries’ Representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage, or knowingly facilitate (including by providing non-public information) the submission of any inquiries regarding, or the making of any, proposals or offers that constitute or could reasonably be expected to lead to any Acquisition Proposal, (ii) engage in, continue, or otherwise participate in any negotiations or discussions (other than to state that it is not permitted to have discussions) concerning, or provide or cause to be provided any non-public information or data relating to the Company or any of the Company Subsidiaries in connection with, an Acquisition Proposal, (iii) (A) withdraw or modify in a manner adverse to Parent or Merger Sub, or publicly propose to withdraw or modify in a manner adverse to Parent or Merger Sub, the Company Position, (B) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Acquisition Proposal or (C) fail to recommend against any Acquisition Proposal subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten Business Days after the commencement of such Acquisition Proposal (any of such actions described in foregoing clauses (A), (B) or (C) being referred to as a “Change of Company Position”), (iv) enter into any merger agreement, letter of intent, memorandum of understanding, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement providing for or relating to, any Acquisition Proposal (other than a confidentiality agreement in accordance with Section 6.6(b)) (each, an “Alternative Acquisition Agreement”), (v) enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, (vi) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of the Company Subsidiaries, or (vii) propose or agree to do any of the foregoing; provided, however, it is understood and agreed that any determination or action by the Company, the Independent Committee, or the board of directors of the Company permitted under Section 6.6(b), Section 6.6(c) or Section 8.3(a) shall not be deemed to be a breach of this

Section 6.6(a). The Company acknowledges and agrees that the doing of any of the foregoing by any of the Company Subsidiaries or any Representative of the Company or any of the Company Subsidiaries shall be deemed to be a breach by the Company of this Section 6.6(a). Upon the execution of this Agreement, the Company agrees, and the Independent Committee will direct, that the Company and the Company Subsidiaries and its and their Representatives will (x) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal and (y) deliver a written notice to each such Person to the effect that the Company is ending all discussions and negotiations with such Person with respect to any Acquisition Proposal, effective on and from the date hereof. The Company shall promptly request each Person that has heretofore executed a confidentiality agreement in connection with such Person’s consideration of acquiring (whether by merger, acquisition of share or assets or otherwise) the Company or any of the Company Subsidiaries, to return (or if permitted by the applicable confidentiality agreement, destroy) all information required to be returned (or, if applicable, destroyed) by such Person under the terms of the applicable confidentiality agreement and, if requested by Parent, to enforce such Person’s obligation to do so.

(b) Superior Proposals. Notwithstanding anything to the contrary in Section 6.6(a), at any time after the date of this Agreement and prior to obtaining the Company Requisite Vote, the Company may, in response to a bona fide written Acquisition Proposal that did not result from a breach of Section 6.6(a) and that the Independent Committee determines, in its good faith judgment, after consultation with its outside legal counsel and financial advisor (if any), constitutes or may reasonably be expected to lead to a Superior Proposal, (i) furnish information and data with respect to the Company and the Company Subsidiaries to the Person making such Acquisition Proposal pursuant to a customary confidentiality agreement on terms at least as restrictive as those contained in the Confidentiality Agreement (except for such changes necessary in order for the Company to be able to comply with its obligations under this Agreement) (a copy of which confidentiality agreement shall be promptly (in all events within 24 hours) provided for informational purposes only to Parent), and (ii) participate, through the Independent Committee, in discussions or negotiations with such Person and its Representatives regarding such Acquisition Proposal; provided, however, that the Company shall promptly (and in any event, within 48 hours) provide or make available to Parent any material non-public information concerning the Company or any of the Company Subsidiaries that is provided to the Person making such Acquisition Proposal or its Representatives which was not previously or concurrently provided or made available to Parent.

(c) Permitted Change of Company Position or Alternative Acquisition Agreement. Notwithstanding anything to the contrary in this Section 6.6 but subject to this Section 6.6(c) and Section 6.6(d), if, prior to obtaining the Company Requisite Vote, (i) the Independent Committee determines in good faith, after consultation with its outside legal counsel and financial advisor (if any), that the failure to do so would be reasonably likely to be inconsistent with the discharge or exercise of its fiduciary duties under applicable Law, it may recommend a Change of Company Position to the board of directors of the Company, which, upon receiving such recommendation from the Independent Committee, may effect a Change of Company Position in accordance with this Section 6.6(c), or (ii) the Company receives a written bona fide Acquisition Proposal that did not result from a breach of Section 6.6(a) that the Independent Committee determines in good faith, after consultation with its outside legal counsel and financial advisor (if any), constitutes a Superior Proposal, then (A) the Independent Committee may recommend that the board of directors of the Company make a Change of Company Position or authorize the termination of this Agreement pursuant to Section 8.3(a) to enter into an Alternative Acquisition Agreement, (B) the board of directors of the Company, upon receiving such recommendation from the Independent Committee, may make a Change of Company Position or authorize the termination of this Agreement pursuant to Section 8.3(a) to enter into an Alternative Acquisition Agreement, and (C) the Company, upon receiving such authorization from the board of directors of the Company, may enter into an Alternative Acquisition Agreement with respect to such Superior Proposal if, with respect to this clause (C), the Company concurrently terminates this Agreement pursuant to Section 8.3(a). The board of directors of the Company shall not be entitled to make a Change of Company Position or authorize the termination of this Agreement pursuant to Section 8.3(a) (and, for the avoidance of doubt, the Company shall not be entitled to terminate this Agreement pursuant to Section 8.3(a)) unless the Company has provided written notice (a “Notice”) at least five Business Days in advance of such Change of Company Position or authorization to Parent and Merger Sub advising Parent that the Independent Committee has determined in good faith, after consultation with its outside legal counsel and financial advisor (if any), that the failure to make a Change of Company Position or to authorize termination of this Agreement, as applicable, would be reasonably likely to be inconsistent with the discharge or exercise of its fiduciary duties under applicable Law, and that the board of directors of the Company intends to make a Change of Company Position or authorize the termination of this Agreement pursuant to Section 8.3(a). For the avoidance of doubt, any purported termination of this Agreement pursuant to Section 8.3(a) shall be void and of no force and effect unless the Company complies with this Section 6.6(c) and Section 6.6(d) and pays the Termination Fee in accordance with Section 8.5(b) prior to or substantially concurrently with such termination. In the event that the basis of such proposed action by the Independent Committee, the board of directors of the Company and/or the Company is in connection with a Superior Proposal, (x) the Notice shall include the terms and conditions of such Superior Proposal (including the identity of the third party making the Superior Proposal and any financing materials related thereto, if any) and include with it copies of any proposed transaction documents with respect to such Superior Proposal, (y) during the five Business Day period following receipt by Parent and Merger Sub of the Notice, the Company shall, and shall cause its Representatives to, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal and (z) following the end of the five Business Day period, the board of directors of the Company and the Independent Committee shall have determined in good faith after consultation with their outside legal counsel and financial advisor (if any), taking into account any changes to this Agreement proposed in writing by Parent and Merger Sub in response to the Notice or otherwise, that the Superior Proposal giving rise to the Notice continues to constitute a Superior Proposal. Any material amendment to the financial terms or any other material amendment of such Superior Proposal shall require a new Notice and the Company shall be required to comply again with the requirements of this Section 6.6(c).

(d) Notice. The Company shall promptly (and in any event within 48 hours of knowledge thereof) notify Parent in writing of (i) any written Acquisition Proposal received by the Company, (ii) any request for non-public information relating to the Company or the Company Subsidiaries, other than requests for information not reasonably expected to be related to an Acquisition Proposal, (iii) any inquiry or request for discussion or negotiation regarding an Acquisition Proposal, including in each case the identity of the Person making any such Acquisition Proposal, inquiry or request and the material terms of any such Acquisition Proposal, inquiry or request; provided, in each case, that such Acquisition Proposal, request or inquiry is received by the board of directors of the Company or the Independent Committee, its agents or its advisors, and (iv) any meeting of the board of directors of the Company or Independent Committee (in which case, at least 48 hours prior notice or such lesser notice as is provided to the members of the board of directors of the Company or the Independent Committee) at which the board of directors of the Company or Independent Committee is reasonably expected to consider any Acquisition Proposal. The Company shall (A) keep Parent reasonably informed, on a reasonably prompt basis, of the status and material details (including material amendments to the terms thereof) of such Acquisition Proposal, inquiry or request and (B) provide to Parent as soon as practicable after receipt thereof copies of all material written correspondence from the Person making such Acquisition Proposal or request, concerning the material terms and conditions thereof; provided that this obligation shall be excused if and to the extent that the board of directors of the Company or Independent Committee and its Representatives shall be unaware of such information and documents.

(e) Certain Permitted Disclosure. Nothing set forth in this Agreement shall be deemed to prohibit the board of directors of the Company, after consultation with the Independent Committee, or the Independent Committee, after providing prior notice to the board of directors of the Company, from taking and disclosing to the Company’s shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer), provided that the board of directors of the Company shall expressly reaffirm the Company Position in such disclosure. The parties hereto agree and acknowledge that, for purposes of this Agreement, a factually accurate public statement by the Company that describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto, or any “stop, look or listen” communication that contains only the information set forth in Rule 14d-9(f) under the Exchange Act, shall not in and of itself be deemed a Change of Company Position.

(f) Definitions. For purposes of this Agreement:

(i) “Acquisition Proposal” means any bona fide inquiry, proposal or offer from any Person or group of Persons other than Parent or one of its subsidiaries or Affiliates (the “Third Party”) for (a) a merger, scheme of arrangement, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving an acquisition of the Company (or any Company Subsidiary whose business constitutes 20% or more of the net revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole) or (b) the acquisition in any manner, directly or indirectly, of 20% or more of the equity securities of the Company or 20% or more of the consolidated net revenues, net income or assets of the Company and the Company Subsidiaries, in each case other than the Merger.

(ii) “Superior Proposal” means any bona fide written Acquisition Proposal (with the percentages set forth in the definition of such term changed from 20% to 50%), that the Independent Committee has determined in its good faith judgment after consultation with its outside legal counsel and financial advisor (if any), (A) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal and (B) if consummated, would result in a transaction more favorable to the Company’s shareholders (other than to Rollover Holders) from a financial point of view than the transaction contemplated by this Agreement after giving effect to all adjustments to the terms thereof which may be offered by Parent in writing (including pursuant to Section 6.6(c)); provided, however, that any such Acquisition Proposal by a Third Party shall not be deemed as a “Superior Proposal” if (I) any financing required to consummate the transactions contemplated by such Acquisition Proposal is not then fully committed to the Third Party and non-contingent, or (II) the consummation of the transactions contemplated by such Acquisition Proposal is conditional upon the obtaining and/or funding of such financing.

Section 6.7 Directors’ and Officers’ Indemnification.

(a) The indemnification, advancement and exculpation provisions of certain indemnification agreements by and among the Company and its directors and certain of its executive officers, as in effect at the Effective Time, shall survive the Merger and shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of the Company Employees (the “Indemnified Parties”). The Surviving Corporation Memorandum and Articles of Association shall contain provisions with respect to exculpation and indemnification that are at least as favorable to the directors, officers or employees of the Company as those contained in the Company Memorandum and Articles of Association as in effect on the date hereof, except to the extent prohibited by the Cayman Companies Law or any other applicable Law, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by Law.

(b) From and after the Effective Time, the Surviving Corporation shall comply with all of the Company’s obligations, and shall cause its subsidiaries to comply with their respective obligations, to indemnify and hold harmless (including any obligations to advance funds or expenses) (i) the Indemnified Parties thereof against any and all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (“Damages”), arising out of, relating to or in connection with (A) the fact that an Indemnified Party is or was a director, officer or employee of the Company or such subsidiary, or (B) any acts or omissions occurring or alleged to occur prior to or at the Effective Time to the extent provided under the Company’s or Company Subsidiaries’ respective organizational and governing documents or agreements in effect on the date hereof and to the fullest extent permitted by the Cayman Companies Law or any other applicable Law, including (x) the approval of this Agreement, the Merger or the transactions contemplated by this Agreement or arising out of or pertaining to the transactions contemplated by this Agreement and (y) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party; provided, however, that such indemnification shall be subject to any limitation imposed from time to time under applicable Law, and (ii) such Indemnified Parties against any and all Damages arising out of acts or omissions in connection with such Persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company or any Company Subsidiary.

(c) If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then the obligations of Parent or the Surviving Corporation, as the case may be, that are set forth under this Section 6.7 shall survive, and to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.7.

(d) The provisions of this Section 6.7 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives, each of which shall be a third-party beneficiary of the provisions of this Section 6.7.

(e) The agreements and covenants contained in this Section 6.7 shall not be deemed to be exclusive of any other rights to which any such Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any Company Subsidiary or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.7 is not prior to or in substitution for any such claims under any such policies.

Section 6.8 Further Action; Efforts.

(a) Subject to the terms and conditions set forth in this Agreement, the Company, Parent and Merger Sub and their respective Representatives shall cooperate with each other and use (and shall cause their respective subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to cause the applicable conditions set forth in ARTICLE VII to be satisfied and to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as reasonably practicable, including preparing, executing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement.

(b) Subject to the right of the Company to withhold such portions of documents or information to the extent relating to pricing or other matters that are highly sensitive if the exchange of such information (or portions thereof) were to occur (provided, however, that the foregoing limitation shall not be applicable to any information required to be described or disclosed in the Schedule 13E-3), the parties shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and work cooperatively in connection with obtaining the approvals of or clearances from each applicable Governmental Entity, including without prejudice to any rights of the parties hereunder, consulting and cooperating in all respects with each other in defending all lawsuits and other proceedings by or before any Governmental Entity challenging this Agreement or the consummation of the transactions contemplated by this Agreement.

(c) Nothing in this Section 6.8 shall require Parent, Merger Sub, or any Affiliate of Parent, Merger Sub or any Consortium Member to dispose, or cause the disposal of, any of its assets or to limit its freedom of action with respect to any of its businesses, or to consent to any disposition of the Company’s assets or limits of the Company’s freedom of action with respect to any of its businesses, or to commit or agree to any of the foregoing, and nothing in this Section 6.8 shall authorize the Company to commit or agree to any of the foregoing to obtain any consents, approvals, permits or authorizations to remove any impediments to the Merger relating to any applicable Law or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Order in any suit or proceeding relating to any applicable Law.

Section 6.9 Public Announcements. Unless and until a Change of Company Position has occurred or, if earlier, the termination of this Agreement in accordance with its terms, the Company, Parent and Merger Sub shall consult with and provide to each other party the reasonable opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated herein and shall not issue any such press release or other public statement or comment prior to such consultation except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange. The Company and Parent agree that the press release announcing the execution and delivery of this Agreement shall be a joint press release, mutually agreed upon by the Company and Parent.

Section 6.10 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (b) any Legal Proceedings commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries which relate to the Merger or the other transactions contemplated hereby, or (c) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Merger set forth in ARTICLE VII not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.10 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement, (ii) be deemed to amend or supplement the Company Disclosure Schedule, or (iii) limit the remedies available to the party receiving such notice or the representations, warranties, covenants or agreements of the parties, or the conditions to the obligations of the parties hereto. The parties agree and acknowledge that the Company’s compliance or failure of compliance with this Section 6.10 shall not be taken into account for purposes of determining whether the condition referred to in Section 7.2(b) shall have been satisfied.

Section 6.11 Obligations of Merger Sub. Parent shall take all actions necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement.

Section 6.12 Voting and Subscription Agreement. Parent shall use its reasonable best efforts to consummate the transactions contemplated by the Voting and Subscription Agreement immediately prior to the Closing on the terms and conditions described in the Voting and Subscription Agreement, including using reasonable best efforts to (i) maintain in full force and effect the Voting and Subscription Agreement until the transactions contemplated by this Agreement are consummated, (ii) satisfy on a timely basis all conditions applicable to Parent in the Voting and Subscription Agreement, and (iii) cause the Persons providing the Contribution to provide the Contribution on the Closing Date (subject to the conditions set forth in the Voting and Subscription Agreement).

Section 6.13 Stock Exchange Delisting. Prior to the Effective Time, Parent shall use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NASDAQ to enable the delisting of the Shares and the ADSs from the NASDAQ, and the deregistration of the Company under the Exchange Act, as promptly as practicable following the Effective Time. At the request of Parent, the Company shall use reasonable best efforts to cooperate with Parent with respect to the foregoing actions.

Section 6.14 Resignations. The Company shall use commercially reasonable efforts to cause to be delivered to Parent at the Closing written evidence reasonably satisfactory to Parent of the resignation effective as of the Effective Time of those directors of the Company and any Company Subsidiary identified by Parent in writing to the Company at least three Business Days prior to the Closing. At the request of Parent, the Company shall provide Parent with a true and accurate list of the directors of the Company and the Company Subsidiaries. From and after the date of delivery of such list, the Company shall promptly inform Parent of changes to such list.

Section 6.15 Shareholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and/or its directors or officers relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent’s prior written consent (which consent shall not be unreasonably withheld).

Section 6.16 Takeover Laws. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the parties hereto shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Merger or any of the other transactions contemplated by this Agreement, and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary (including, in the case of the Company and its board of directors, grant all necessary approvals) so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or lawfully minimize the effects of such statute, regulation or provision in the Company Memorandum and Articles of Association on the Merger and the other transactions contemplated by this Agreement.

Section 6.17 Expenses. Except as otherwise specifically provided herein, each party hereto shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

Section 6.18 Actions Taken at Direction of Certain Officers and Directors; Knowledge of Certain Officers and Directors. Notwithstanding any other provision of this Agreement to the contrary, the Company shall not be deemed to be in breach of any representation, warranty, covenant or agreement hereunder including ARTICLE VI hereof, if the alleged breach is the proximate result of an action or inaction taken by the Company at the direction of any officer or director of Parent, Mr. Fork or any Affiliate of Parent without the approval or direction of the board of directors of the Company (acting with the concurrence of the Independent Committee) or the Independent Committee. Parent shall not have any right to (i) assert the failure of any condition in Section 7.2(a) or Section 7.2(b), (ii) terminate this Agreement under ARTICLE VIII or (iii) claim any Damages or seek any other remedy at law or in equity, in each case for any breach or inaccuracy in the representations and warranties made by the Company in ARTICLE V to the extent any director of Parent, Mr. Ng, Mr. Wu, Mr. Xu or Mr. Fork has actual knowledge, as of the date of this Agreement, of such breach or inaccuracy, or for any action or inaction taken by the Company at the direction of any officer or director of Parent, Mr. Fork or any Affiliate of Parent without the approval or direction of the board of directors of the Company (acting with the concurrence of the Independent Committee) or the Independent Committee.

Section 6.19 Amendment to Buyer Group Contracts. Without the prior written consent of the Company and the Independent Committee, Parent shall not agree to any termination of any Buyer Group Contract. Parent shall not agree to any amendment or modification to be made to, or any waiver of any provision or remedy under, any Buyer Group Contract, or enter into any new agreement, arrangement or understanding with another Buyer Group Party or any third party with respect to any Company Securities, without the prior written consent of the Company and the Independent Committee if such amendment, modification, waiver or new agreement, arrangement, or understanding would (i) expand upon the conditions precedent to such Buyer Group Contract in any way, (ii) change the composition of the Consortium (for clarity, a voting arrangement between a Buyer Group Party and any third party holder of Company Securities similar to that described in Section 4 of the Voting and Subscription Agreement shall be deemed to be a change in the composition of the Consortium), (iii) reasonably be expected to prevent, impair or delay the consummation of the transactions contemplated by this Agreement or otherwise adversely affect the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement or (iv) adversely impact the ability of the Company to enforce its third party beneficiary rights under the Voting and Subscription Agreement. Parent shall promptly notify the Independent Committee, and provide a complete and accurate copy, of (a) any amendment, modification, withdrawal or termination of any Buyer Group Contract or (b) any new agreement, arrangement or understanding entered into between a Buyer Group Party and another Buyer Group Party or any third party with respect to any securities of the Company.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligation of each party hereto to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) Shareholder Approval. The Company Requisite Vote shall have been obtained.

(b) Orders. As of the Closing, no court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger.

Section 7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in this Agreement that are qualified by reference to Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) the representations and warranties of the Company set forth in this Agreement that are not qualified by reference to Material Adverse Effect (other than the representations and warranties set forth in Section 5.1(c)(i), Section 5.1(d), Section 5.1(e)(i)(A), Section 5.1(h)(i) and Section 5.1(u)) shall be true and correct (without giving effect to any “in all material respects”, “material” or “materially” qualifications therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.2(a) shall be deemed to have been satisfied even if any representations and warranties of the Company are not so true and correct, unless the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect; (iii)the representations and warranties set forth in Section 5.1(d), Section 5.1(e)(i)(A), Section 5.1(h)(i) and Section 5.1(u) shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of such date; and (iv) the representations and warranties set forth in Section 5.1(c)(i) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date as if made on and as of such date.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Material Adverse Effect. Since the date of this Agreement, there shall not have been any Material Adverse Effect.

(d) Director’s Certificate. Parent shall have received a certificate signed by a designated director of the Company certifying as to the matters set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c).

(e) Dissenting Shareholders. The Shares held by Persons that have validly served a notice of objection under Section 238(2) of the Cayman Companies Law in the aggregate shall not be more than 10% of the total issued and outstanding Shares.

Section 7.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except for inaccuracies of representations and warranties which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement on or prior to the Closing Date.

(c) Director’s Certificate. The Company shall have received a certificate signed by a designated director of each of Parent and Merger Sub certifying as to the matters set forth in Section 7.3(a) and Section 7.3(b).

Section 7.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 7.2 or Section 7.3, as the case may be, to be satisfied to excuse such party’s obligation to effect the Merger if such failure was caused by such party’s failure to use the standard of efforts required from such party to consummate the Merger and the other transactions contemplated by this Agreement, including as required by and subject to Section 6.8 and Section 6.12.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time,

whether before or after the approval of this Agreement by the shareholders of the Company referred to in Section 7.1(a), by mutual written consent of the Company, by action of its board of directors, acting upon the recommendation of the Independent Committee, and Parent, by action of its board of directors.

Section 8.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned by written notice at any time prior to the Effective Time by Parent, by action of its board of directors, or the Company, at the direction of the Independent Committee, if:

(a) the Merger shall not have been consummated by July 29, 2014, whether such date is before or after the Company Requisite Vote has been obtained (such date, as it may be extended pursuant to the provisions hereof, the “Termination Date”); provided that neither party shall have the right to terminate this Agreement pursuant to this Section 8.2(a) if any action of such party or failure of such party to perform or comply with the covenants and agreements of such party set forth in this Agreement shall have been the primary cause of, or resulted primarily in, the failure of the Merger to be consummated by the Termination Date and such action or failure to perform constitutes a breach of this Agreement;

(b) the Shareholders’ Meeting shall have been held and completed and the Company Requisite Vote shall not have been obtained at such Shareholders’ Meeting or at any adjournment thereof; or

(c) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval of this Agreement by the shareholders of the Company referred to in Section 7.1(a)), provided that the right to terminate this Agreement pursuant to this Section 8.2(c) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger.

Section 8.3 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned, at any time prior to the Effective Time, by written notice of the Company acting upon the recommendation of the Independent Committee:

(a) at any time prior to the time the Company Requisite Vote is obtained, if (i) the board of directors of the Company (acting on the recommendation of the Independent Committee) authorizes the Company, subject to fully complying with the terms of this Agreement, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, (ii) immediately prior to or substantially concurrently with the termination of this Agreement the Company enters into an Alternative Acquisition Agreement with respect to a Superior Proposal, and (iii) the Company immediately prior to or substantially concurrently with such termination pays to Parent in immediately available funds the Termination Fee required to be paid pursuant to Section 8.5;

(b) if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied and such breach is not curable or, if curable, is not cured prior to the earlier of (i) thirty calendar days after written notice (which shall specify the nature of such breach and the Company’s intention to terminate this Agreement if such breach is not cured) thereof is given by the Company to Parent or (ii) five Business Days prior to the Termination Date; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.3(b) if it is then in material breach of this Agreement such that the conditions set forth in Section 7.1, Section 7.2(a) or Section 7.2(b) would not be satisfied; or

(c) if (i) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their nature cannot be satisfied other than at the Closing), (ii) the Company has irrevocably confirmed by notice to Parent (A) that all conditions set forth in Section 7.3 have been satisfied or that it is willing to waive any unsatisfied conditions in Section 7.3, and (B) that the Company stands ready, willing and able to consummate the transactions contemplated by this Agreement and (iii) the Merger shall not have been consummated within five Business Days after the delivery of such notice.

Section 8.4 Termination by Parent. This Agreement may be terminated and the Merger may be abandoned by written notice at any time prior to the Effective Time by Parent, by action of its board of directors:

(a) if the board of directors of the Company or the Independent Committee shall have (i) made a Change of Company Position or publicly announced its intention to do so or (ii) failed to include the Company Position in the Proxy Statement; or

(b) (i) if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement (except the covenants and agreements in Section 6.6), or any such representation and warranty shall have become untrue after the date of this Agreement, such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied and such breach is not curable, or, if curable, is not cured prior to the earlier of (A) thirty calendar days after written notice (which shall specify the nature of such breach and Parent’s intention to terminate this Agreement if such breach is not cured) thereof is given by Parent to the Company or (B) five Business Days prior to the Termination Date; or (ii) the Company shall have breached in any material respect its obligations under Section 6.6 such that the conditions set forth in Section 7.2(b) would not be satisfied and such breach is not curable, or if curable, is not cured prior to the earlier of (A) ten Business Days after written notice of such breach, or (B) five Business Days prior to the Termination Date; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.4(b) if it is then in material breach of this Agreement such that the conditions set forth in Section 7.1, Section 7.3(a) or Section 7.3(b) would not be satisfied.

Section 8.5 Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this ARTICLE VIII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided that the provisions set forth in this Section 8.5, Section 6.9 (Public Announcements), Section 6.17 (Expenses), Section 9.1 (Non-Survival of Representations, Warranties, Covenants and Agreements), Section 9.4 (Notices), Section 9.6 (Entire Agreement; Assignment), Section 9.7 (Parties in Interest), and Section 9.8 (Governing Law and Arbitration), the Confidentiality Agreement and the Guaranty (to the extent set forth therein) shall survive the termination of this Agreement and abandonment of the Merger pursuant to this ARTICLE VIII.

(b) In the event that:

(i) (A) this Agreement is terminated by either Parent or the Company pursuant to Section 8.2(a) or Section 8.2(b), (B) an Acquisition Proposal, whether or not conditional, shall have been made public and not withdrawn prior to the termination of this Agreement pursuant to Section 8.2(a) or, with respect to termination pursuant to Section 8.2(b), prior to the Shareholders’ Meeting, and (C) after the date of this Agreement and prior to the date that is twelve months following the termination of this Agreement, the Company enters into, agrees to or consummates an Acquisition Proposal (whether or not such Acquisition Proposal was the same Acquisition Proposal referred to in the preceding clause (A)) (provided that for purposes of this Section 8.5(b)(i), the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%”);

(ii) this Agreement is terminated by Parent pursuant to Section 8.4(a) or Section 8.4(b); or

(iii) this Agreement is terminated by the Company pursuant to Section 8.3(a);

then the Company shall (x) in the case of clause (i) above, within two Business Days after the earlier of the date on which the Company enters into a definitive agreement with respect to, or consummates, the Acquisition Proposal referred to in subclause (b)(i)(C) above, (y) in the case of clause (ii) above, no later than two Business Days after the date of such termination, and (z) in the case of clause (iii) above, immediately prior or substantially concurrently with such termination, pay Parent the Termination Fee (as defined below) by wire transfer of immediately available funds (it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion). “Termination Fee” means $1,026,210.

(c) In the event that this Agreement is terminated pursuant to Section 8.3(b) or Section 8.3(c), then Parent shall promptly, but in no event later than two Business Days after the date of such termination, pay or cause to be paid to the Company an amount equal to $2,052,420 (the “Parent Termination Fee”) by wire transfer of immediately available funds (it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion).

(d) The parties hereto acknowledge that the agreements contained in Section 8.5 are an integral part of the transactions contemplated by this Agreement, that the Damages resulting from the termination of this Agreement under circumstances where a Termination Fee or a Parent Termination Fee is payable are uncertain and incapable of accurate calculation and that, without these agreements, the parties hereto would not enter into this Agreement, and, therefore, the Termination Fee and Parent Termination Fee are not penalties, but rather liquidated damages, and if the Company fails to promptly pay the amount due pursuant to Section 8.5(b) or Section 8.5(e) or Parent fails to promptly pay the amount due pursuant to Section 8.5(c) or Section 8.5(f), and, in order to obtain such payment, Parent or Merger Sub, on the one hand, or the Company, on the other hand, commences an arbitration that results in an arbitral award against the Company for the amount set forth in Section 8.5(b) or Section 8.5(e) or any portion thereof or an arbitral award against Parent for the amount set forth in Section 8.5(c) or Section 8.5(f) or any portion thereof, the Company shall pay to Parent or Merger Sub, on the one hand, or Parent shall pay to the Company, on the other hand, its costs and expenses (including reasonable attorneys’ fees) in connection with such arbitration, together with interest on such amount or portion thereof at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date of payment. Notwithstanding anything to the contrary in this Agreement, (A) except for an award of specific performance as and only to the extent permitted by Section 9.11, the Company’s receipt and acceptance of the Parent Termination Fee pursuant to this Section 8.5 (including the right to enforce the Guaranty with respect thereto) shall be the sole and exclusive remedy of the Company and the Company Subsidiaries against Parent, Merger Sub, the Guarantor and any of their respective former, current, or future shareholders, managers, members, directors, officers, Affiliates, employees, representatives or agents for any loss suffered as a result of any breach of any representation, warranty, covenant or agreement in this Agreement or the failure of the Merger to be consummated, and upon payment of such amounts, none of Parent, Merger Sub, the Guarantor or any of their respective former, current, or future shareholders, managers, members, directors, officers, employees, representatives, Affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement (except that such parties shall remain obligated for, and the Company and the Company Subsidiaries may be entitled to remedies with respect to, the Confidentiality Agreement, any reimbursement obligations of Parent pursuant to the first sentence of this Section 8.5(d) and Section 8.5(f)) and the Guaranty, and (B) except for an award of specific performance as and only to the extent permitted by Section 9.11, Parent’s receipt of the Termination Fee from the Company pursuant to this Section 8.5 shall be the sole and exclusive remedy of Parent, Merger Sub, the Guarantor and their respective Affiliates against the Company, the Company Subsidiaries and any of their respective former, current, or future shareholders, directors, officers, managers, members, Affiliates, employees, representatives or agents for any loss suffered as a result of any breach of any representation, warranty, covenant or agreement in this Agreement or the failure of the Merger to be consummated, and upon payment of such amounts, none of the Company, the Company Subsidiaries or any of their respective former, current, or future shareholders, directors, officers, managers, members, Affiliates, employees, representatives or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement (except for any reimbursement obligations of the Company pursuant to the first sentence of this Section 8.5(d) and Section 8.5(e)).

(e) In the event this Agreement is terminated (i) by the Company pursuant to Section 8.3(a) or (ii) by Parent pursuant to Section 8.4(a) or Section 8.4(b), then the Company shall, within thirty Business Days following receipt of an invoice therefor, reimburse Parent or its designees for all of Parent’s reasonably documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) actually incurred by Parent and its Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement up to an amount equal to $350,000 (the “Parent Expenses”) by wire transfer of same day funds to one or more accounts designated by Parent.

(f) In the event this Agreement is terminated by the Company pursuant to Section 8.3(b) or Section 8.3(c), then Parent shall, within thirty Business Days following receipt of an invoice therefor, reimburse the Company or its designees for all of the Company’s reasonably documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) actually incurred by the Company and its Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement up to an amount equal to $350,000 (the “Company Expenses”) by wire transfer of same day funds to one or more accounts designated by the Company.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein to the extent that by their terms apply or are to be performed in whole or in part after the Effective Time.

Section 9.2 Amendment. This Agreement may be amended by the parties hereto at any time prior to the Effective Time, whether before or after approval of this Agreement by the shareholders of the Company, by action taken (a) with respect to Parent and Merger Sub, by their respective boards of directors and (b) with respect to the Company, by its board of directors acting upon the recommendation of the Independent Committee in writing; provided, however, that, after adoption of this Agreement by the shareholders of the Company, no amendment may be made which by applicable Law requires the further approval of the shareholders of the Company without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 9.3 Waiver. At any time prior to the Effective Time, any party hereto (a) with respect to Parent and Merger Sub, by their respective boards of directors and (b) with respect to the Company, by its board of directors acting upon the recommendation of the Independent Committee, may (to the extent legally permitted and except as otherwise set forth herein) (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto, and (iii) subject to the requirements of applicable Law, waive compliance by the other parties with any of the agreements or conditions contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

Section 9.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt after transmittal by facsimile (to the number specified below or another number or numbers for a party as shall be specified in a notice given in accordance with this Section 9.4), (c) by electronic mail (“e-mail”) transmission (so long as a receipt with respect to such e-mail is requested and received) (to the addresses set forth below or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.4), and (d) on the next Business Day when sent by international overnight courier, in each case to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.4):

(a)	if to Parent or Merger Sub:

c/o Ninetowns Internet Technology Group Company Limited
22nd Floor, Building No. 1
Capital A Partners, No.20 Gong Ti East Road
Chaoyang District, Beijing 100020
People’s Republic of China
Attention:	Tommy Siu Lun Fork
Facsimile:	+86-10-6589-9966
E-mail:	TomFork@ninetowns.com

with additional copies (which shall not constitute notice) to:

Ropes & Gray
41st Floor, One Exchange Square
8 Connaught Place
Central, Hong Kong
Attention:	Paul Boltz / Gary Li
Facsimile:	+852 3664-6583
Email:	paul.boltz@ropesgray.com
gary.li@ropesgray.com

(b)	if to the Company:

Ninetowns Internet Technology Group Company Limited
22nd Floor, Building No. 1
Capital A Partners, No.20 Gong Ti East Road
Chaoyang District, Beijing 100020
People’s Republic of China
Attention:	Mr. Jiang Shi Peng
Facsimile:	+86-10-6589-9822
E-mail:	jiangshipeng@ninetowns.com

with additional copies (which shall not constitute notice) to:

Paul Hastings LLP c/o 21-22/F Bank of China Tower
1 Garden Road
Central, Hong Kong
Attention:	Steven D. Winegar
Facsimile:	+852 2526-2119
Email:	stevenwinegar@paulhastings.com

(c)	if to the Independent Committee:

1704, Chinachem Leighton Plaza
Leighton Road
Causeway Bay, Hong Kong
Attention:	Martin Cheung
E-mail:	martin2339hk@gmail.com

with additional copies (which shall not constitute notice) to:

Latham & Watkins
18th Floor, One Exchange Square
8 Connaught Place
Central, Hong Kong
Attention:	Tim Gardner
Facsimile:	+852 2912-2600
Email:	tim.gardner@lw.com

Section 9.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of applicable Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 9.6 Entire Agreement; Assignment. This Agreement (including the Exhibits hereto), the Company Disclosure Schedule, the Voting and Subscription Agreement, the Confidentiality Agreement and the Guaranty constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of applicable Law or otherwise without the prior written consent of each of the other parties; provided, however, that Merger Sub may assign all (but not less than all) of its rights, interests and obligations under this Agreement to another company all of the outstanding voting securities of which are owned by Parent, but no such assignment shall relieve Parent or Merger Sub of its obligations hereunder if such assignee does not perform such obligations. Any purported assignment in violation of this Agreement shall be void ab initio.

Section 9.7 Parties in Interest. Except (i) as provided in Section 6.7, and (ii) only with respect to shareholders and only after the Effective Time, for the provisions set forth in ARTICLE IV, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third-party beneficiaries under Section 6.7 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the Knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.8 Governing Law and Arbitration.

(a) This Agreement shall be interpreted, construed and governed by and in accordance with the laws of the State of New York of the United States of America without regard to the conflicts of law principles thereof. Notwithstanding the foregoing, if any provision of this Agreement with specific reference to the laws of the Cayman Islands shall be subject to the laws of the Cayman Islands, including the duties of the board of directors, internal corporate affairs of Merger Sub and the Surviving Corporation and the Merger and exercise of any dissenter’s rights with respect to the Merger, the laws of the Cayman Islands shall supersede the laws of the State of New York of the United States of America with respect to such provision.

(b) Any dispute, controversy or claim arising out of or relating to this Agreement or its subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this Agreement) (each a “Dispute”) shall be finally settled by arbitration.

(i) The seat, or the legal place, of arbitration shall be Hong Kong, and the arbitration shall be administered by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the HKIAC Administered Arbitration Rules (the “HKIAC Rules”) as then in force which are deemed to be incorporated by reference into and as amended by this Section 9.8(b).

(ii) The arbitration shall be decided by a tribunal of three arbitrators, whose appointment shall be in accordance with the HKIAC Rules.

(iii) The language to be used in the arbitration proceedings (including any written correspondence and the arbitral award rendered) shall be English.

(iv) Subject to the agreement of the tribunal, any Dispute(s) which arise subsequent to the commencement of arbitration of any existing Dispute(s) shall be, to the extent possible, consolidated and/or resolved concurrently by the tribunal already appointed to hear the existing Dispute(s).

(v) The arbitral award shall be final and conclusive and binding upon the parties as from the date rendered. The parties hereby waive any rights of application or appeal to any court or tribunal of competent jurisdiction to the fullest extent permitted by law in connection with any question of law arising in the course of the arbitration or with respect to any award made, except for actions relating to enforcement of the arbitration agreement or an arbitral award and except for actions seeking interim or other provisional relief in aid of arbitration proceedings in any court of competent jurisdiction.

(vi) Judgment upon any award may be entered and enforced in any competent court having jurisdiction over a party or any of its assets. For the purpose of the enforcement of an award, the parties irrevocably and unconditionally submit to the jurisdiction of any competent court and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(vii) By agreeing to arbitration, the parties do not intend to deprive any court of competent jurisdiction of its authority to issue pre-arbitral and/or interim injunctions, pre-arbitral and/or interim attachments or any other direction, Order and/or judgment in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies in aid of arbitration as may be available under the jurisdiction of any court of competent jurisdiction, the arbitral tribunal, to the extent permissible by law, shall have full authority to grant interim and/or provisional remedies and to award Damages for the failure of any party to respect the arbitral tribunal’s orders to that effect or other Order in aid of arbitration proceedings or in relation to the enforcement of any award.

(viii) This arbitration agreement set forth in this Section 9.8(b) shall be binding upon the parties, their successors and assigns.

Section 9.9 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.10 Counterparts. This Agreement may be executed and delivered (including by facsimile, “.pdf” or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

Section 9.11 Remedies.

(a) The parties hereto agree that irreparable damage would occur in the event that the Company on the one hand, or Parent and Merger Sub, on the other, do not perform the provisions of this Agreement (including failing to take such actions as are required of such party or parties hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties hereto acknowledge and agree that each of them shall be entitled to specific performance of the terms hereof, including an injunction or injunctions or other equitable remedies to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy (including the right of any party to terminate this Agreement pursuant to ARTICLE VIII and receive the amounts set forth in Section 8.5, as applicable) to which such party is entitled at law or in equity. Notwithstanding anything in this Agreement to the contrary, the parties hereby explicitly acknowledge and agree that the Company’s right, prior to the Closing, to seek an injunction, specific performance or other equitable relief to cause Parent and/or

Merger Sub to effect the Closing in accordance with Section 1.2, on the terms and subject to the conditions in this Agreement, shall be subject to the requirements that (i) all conditions in Section 7.1 and Section 7.2 (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, (ii) the Company has irrevocably confirmed by notice to Parent (A) that all conditions set forth in Section 7.3 have been satisfied or that it is willing to waive any unsatisfied conditions in Section 7.3, and (B) that the Company stands ready, willing and able to consummate the transactions contemplated by this Agreement and (iii) the Merger shall not have been consummated within five Business Days after the delivery of such notice as a result of Parent and Merger Sub’s failure to complete the Closing. Each party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief to any of the other parties hereto on the basis that (x) such other party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or in equity, and each of the parties hereby further waives any requirement under any Law to provide any bond or other security as a prerequisite to obtaining an injunction or other equitable relief.

(b) For the avoidance of doubt, (1) under no circumstances will the Company be entitled to monetary damages in excess of the aggregate amount of (a) the Parent Termination Fee, (b) any reimbursement obligation of Parent pursuant to the first sentence of Section 8.5(d) and (c) any reimbursement obligation of Parent pursuant to Section 8.5(f), and (2) under no circumstances will Parent be entitled to monetary damages in excess of the aggregate amount of (a) the Termination Fee, (b) any reimbursement obligation of the Company pursuant to the first sentence of Section 8.5(d), and (c) any reimbursement obligation of the Company pursuant to Section 8.5(e). Until such time as the Company pays the Termination Fee, the remedies available to each of Parent and Merger Sub pursuant to this Section 9.11 shall be in addition to any other remedy to which they are entitled at law or in equity, and the election to pursue an injunction or specific performance shall not restrict, impair or otherwise limit Parent or Merger Sub from, in the alternative, seeking to terminate this Agreement and collect the Termination Fee under Section 8.5. Under no circumstances shall Parent and Merger Sub be permitted or entitled to receive both a grant of specific performance that results in a Closing and monetary damages, including all or any portion of the Termination Fee. Until such time as Parent pays the Parent Termination Fee, the remedies available to the Company pursuant to this Section 9.11 shall be in addition to any other remedy to which it is entitled at law or in equity, and the election to pursue an injunction or specific performance shall not restrict, impair or otherwise limit the Company from, in the alternative, seeking to terminate this Agreement and collect the Parent Termination Fee under Section 8.5. Under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance that results in a Closing and monetary damages, including all or any portion of the Parent Termination Fee.

Section 9.12 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

Section 9.13 Interpretation. When reference is made in this Agreement to a Section or Exhibit, such reference shall be to a Section or Exhibit of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. All references to “dollars” or “$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement, unless otherwise stated, and except for references to “HK$” which refer to Hong Kong dollars. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires. The table of contents and section headings of this Agreement are included for reference purposes only and shall not affect the construction or interpretation of any of the provisions of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Section 9.14 Certain Definitions. For purposes of this Agreement, the terms:

“Acquisition Proposal” has the meaning set forth in Section 6.6(f)(i);

“ADSs” has the meaning set forth in Section 4.1(a);

“Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person; provided, that for the avoidance of doubt, for all purposes under this Agreement, the Founder shall be deemed to be an Affiliate of Parent;

“Agreement” has the meaning set forth in the Preamble;

“Alternative Acquisition Agreement” has the meaning set forth in Section 6.6(a);

“Anti-Corruption Laws” means any law of any jurisdiction in which the Company performs business, or of the United States, or of the United Kingdom, including the Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), the U.K. Bribery Act of 2010, and where applicable, legislation enacted by member states and signatories implementing the OECD Convention Combating Bribery of Foreign Officials;

“Bankruptcy and Equity Exception” has the meaning set forth in Section 5.1(d)(i);

“beneficially owned” with respect to any Shares has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act;

“Blue Sky Laws” means the securities laws and regulations of the 50 states in the United States;

“Business Day” shall mean any day other than a Saturday or Sunday or a day on which banks are required to close in New York, the Cayman Islands, Hong Kong or the PRC;

“Buyer Group Contracts” has the meaning set forth in Section 5.2(n);

“Buyer Group Parties” means Parent, Merger Sub and the Consortium Members.

“Cayman Companies Law” has the meaning set forth in the Recitals;

“Cayman Plan of Merger” has the meaning set forth in Section 1.3;

“Change of Company Position” has the meaning set forth in Section 6.6(a);

“Closing” has the meaning set forth in Section 1.2;

“Closing Date” has the meaning set forth in Section 1.2;

“Company” has the meaning set forth in the Preamble;

“Company Benefit Plans” means incentive compensation, bonus, severance, retention, change of control, deferred compensation, equity or equity-based award, vacation or sick pay, fringe benefit, retirement, post-retirement, life insurance, medical, hospital, disability, welfare, pension, or other material employee benefit plan, program, arrangement or agreement of any kind providing for compensation (other than ordinary wages and salaries) or benefits, whether or not reduced to writing, in each case maintained by the Company or any Company Subsidiary for the benefit of any Company Employee or with respect to which the Company or any Company Subsidiary has any material liability, but not including any such plan, program or arrangement that is maintained by a Governmental Entity to which the Company or any Company Subsidiary is required to contribute on behalf of Company Employees by Law (such as social security, social welfare or provident funds) and the Company and the Company Subsidiaries do not contribute more than as is legislated by applicable Law;

“Company Disclosure Schedule” has the meaning set forth in Section 5.1;

“Company Employees” means any current, former or retired employee, officer, consultant, independent contractor or director of the Company or any Company Subsidiary;

“Company Expenses” has the meaning set forth in Section 8.5(f);

“Company Licenses” has the meaning set forth in Section 5.1(f)(ii);

“Company Memorandum and Articles of Association” has the meaning set forth in Section 5.1(b)(i);

“Company Option” means an option granted to current or former directors, employees and consultants of the Company and the Company Subsidiaries pursuant to a Company Plan to purchase Shares;

“Company Plan” means any of (i) the Company’s 2003 Plan adopted in November 2003, (ii) the Company’s Amended and Restated 2004 Plan, which was amended and restated on October 21, 2005 and approved by the Company’s shareholders on December 2, 2005, and (iii) the company’s 2006 Share Incentive Plan, which was adopted on October 21, 2005 and approved by the Company’s shareholders on December 2, 2005;

“Company Position” has the meaning set forth in Section 5.1(d)(ii);

“Company Requisite Vote” means the approval of this Agreement and the transactions contemplated hereby, including the Merger, by (i) a special resolution of the Company, meaning an affirmative vote of holders of Shares representing two-thirds or more of the Shares present and voting in person or by proxy as a single class at the Shareholders’ Meeting in accordance with Section 233(6) of the Cayman Companies Law, and (ii) an affirmative vote of holders of Shares representing a majority of the Shares other than the Rollover Shares present and voting in person or by proxy at the Shareholders’ Meeting;

“Company Restricted Share” means a restricted share granted to current or former directors, employees and consultants of the Company and the Company Subsidiaries pursuant to a Company Plan;

“Company Securities” has the meaning set forth in Section 5.1(c)(ii);

“Company Subsidiary” means each Person which is a subsidiary of the Company;

“Company Subsidiary Memorandum and Articles of Association” means, with respect to each Company Subsidiary, the memorandum and articles of association or similar formation document of such Company Subsidiary, as amended to date;

“Confidentiality Agreement” has the meaning set forth in Section 6.5;

“Consortium” has the meaning set forth in the Recitals;

“Consortium Agreement” has the meaning set forth in Section 5.2(n);

“Consortium Member” or “Consortium Members” has the meaning set forth in the Recitals;

“Contract” has the meaning set forth in Section 5.1(e)(i);

“Contribution” has the meaning set forth in Section 5.2(h)(i);

“control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, as trustee or executor, by Contract or credit arrangement or otherwise;

“Damages” has the meaning set forth in Section 6.7(b);

“Deposit Agreement” has the meaning set forth in Section 4.2(h);

“Depositary” has the meaning set forth in Section 4.1(a);

“Dispute” has the meaning set forth in Section 9.8(b);

“Dissenting Shareholders” has the meaning set forth in Section 4.1(a);

“Dissenting Shares” has the meaning set forth in Section 4.1(a);

“Effective Time” has the meaning set forth in Section 1.3;

“e-mail” has the meaning set forth in Section 9.4;

“Environmental Laws” has the meaning set forth in Section 5.1(r)(ii)(A);

“Environmental Permits” has the meaning set forth in Section 5.1(r)(ii)(B);

“Exchange Act” has the meaning set forth in Section 5.1(e)(ii);

“Exchange Fund” has the meaning set forth in Section 4.2(a);

“Excluded Shares” has the meaning set forth in Section 4.1(a);

“Founder” has the meaning set forth in the Recitals;

“GAAP” has the meaning set forth in Section 5.1(g)(ii);

“Governmental Entity” has the meaning set forth in Section 5.1(e)(ii);

“Governmental Official” has the meaning set forth in Section 5.1(g)(v);

“Guarantor” has the meaning set forth in the Recitals;

“Guaranty” has the meaning set forth in the Recitals;

“Hazardous Substance” has the meaning set forth in Section 5.1(r)(ii)(C);

“HKIAC” has the meaning set forth in Section 9.8(b)(i);

“HKIAC Rules” has the meaning set forth in Section 9.8(b)(i);

“Indemnified Parties” has the meaning set forth in Section 6.7(a);

“Independent Committee” means a committee of the Company’s board of directors consisting of the members of the board of directors of the Company that are not affiliated with Parent or Merger Sub and are not members of the Company’s management;

“Intellectual Property” means the following types of intellectual property, throughout the world, whether registered or unregistered, including: (i) patents (including all reissues, divisions, provisionals, continuations and continuations-in-part, re-examinations, renewals and extensions thereof), patent applications or patent disclosures, (ii) copyrights or design, (iii) trade secrets, database rights, business information data, and all other proprietary rights in inventions, works, discoveries, innovations, know-how, information and data, (iv) trademarks, trade names, service marks, service names, brands, trade dress and logos, and the goodwill and activities associated therewith, (v) domain names, (vi) rights of privacy and publicity, and moral rights, (vii) any and all registrations, applications, recordings and licenses from Governmental Entities and common law rights, statutory rights and contractual rights relating to any of the foregoing, and (viii) rights to sue at law or in equity for any past or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom;

“Knowledge” (i) with respect to the Company means the actual knowledge after due inquiry of any of the Persons listed in Section 9.14 of the Company Disclosure Schedule, and (ii) with respect to Parent or Merger Sub means the actual knowledge after due inquiry of any officer or director of Parent, Mr. Fork or any Affiliate of Parent;

“Law” means any domestic or foreign federal, state, provincial, municipal or local law, statute, code, ordinance, rule, regulation or Order;

“Lease Agreements” means any lease, sublease, license agreement, occupancy agreement, land grant contract or other Contract with respect to any Real Property that is material to the Company and the Company Subsidiaries taken as a whole;

“Leased Real Property” means all real property leased or subleased by the Company or any Company Subsidiary that is material to the business of the Company and the Company Subsidiaries, taken as a whole;

“Legal Proceeding” has the meaning set forth in Section 5.1(i);

“Licenses” has the meaning set forth in Section 5.1(f)(ii);

“Lien” means any lien, mortgage, pledge, encumbrance, restriction, option, right of first refusal, easement, security interest, deed of trust, right-of-way, encroachment, community property interest or other claim or restriction of any nature, whether voluntarily incurred or arising by operation of Law (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset);

“Material Adverse Effect” means any development, fact, circumstance, condition, event, change, occurrence or effect, individually or in the aggregate, that would have or would reasonably be expected to (i) have a material adverse effect on the business, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole or (ii) prevent or materially impair or delay the consummation of the transactions contemplated hereby, other than any development, fact, circumstance, condition, event, change, occurrence or effect resulting from (A) changes in general economic, financial market, business or geopolitical conditions, (B) changes or developments in any of the industries in which the Company or the Company Subsidiaries operate, (C) changes in any applicable Laws or applicable accounting regulations or principles or interpretations thereof after the date of this Agreement, (D) any change in the price or trading volume of the ADSs, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (E) any outbreak or escalation of hostilities or war or any act of terrorism, (F) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides or other natural disasters or other similar force majeure events, (G) any actions taken (or omitted to be taken) pursuant to the express terms of this Agreement or at the request of Parent or Merger Sub, (H) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (I) the announcement of this Agreement and the transactions contemplated hereby, including the initiation of litigation by any Person with respect to this Agreement, and including any termination of, reduction in or other negative impact on relationships or dealings, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Company and the Company Subsidiaries due to the announcement and performance of this Agreement or the identity of the parties to this Agreement, (J) the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein, or (K) any action or omission of the Company or any Company Subsidiary taken at the direction of any officer or director of Parent, Mr. Fork or any Affiliate of Parent outside the ordinary course of business without the approval or direction of the board of directors of the Company (acting with the concurrence of the Independent Committee) or the Independent Committee, provided that any development, fact, circumstance, event, change, occurrence or effect referred to in the foregoing clauses (A), (B), (C), (E) and (F), may be taken into account in determining whether or not there has been a Material Adverse Effect to the extent such development, fact, circumstance, event, change, occurrence or effect has a materially disproportionately adverse effect on the Company and the Company Subsidiaries taken as a whole, as compared to other companies in the industries in which the Company and the Company Subsidiaries operate;

“Material Company Subsidiary” has the meaning set forth in Section 5.1(b)(ii);

“Material Contract” has the meaning set forth in Section 5.1(s)(i);

“Measurement Date” has the meaning set forth in Section 5.1(c)(i);

“Merger” has the meaning set forth in the Recitals;

“Merger Sub” has the meaning set forth in the Preamble;

“Mr. Fork” has the meaning set forth in the Recitals;

“Mr. Ng” has the meaning set forth in the Recitals;

“Mr. Ren” has the meaning set forth in the Recitals;

“Mr. Wu” has the meaning set forth in the Recitals;

“Mr. Xu” has the meaning set forth in the Recitals;

“Ms. Dong” has the meaning set forth in the Recitals;

“NASDAQ” has the meaning set forth in Section 5.1(c)(iii);

“Notice” has the meaning set forth in Section 6.6(c);

“Order” means any order, writ, judgment, injunction, decree, award or regulatory restriction of a Governmental Entity;

“Oriental Developments” has the meaning set forth in the Recitals;

“Owned Real Property” means any real property owned by the Company or any Company Subsidiary that is material to the business of the Company and the Company Subsidiaries, taken as a whole;

“Parent” has the meaning set forth in the Preamble;

“Parent Expenses” has the meaning set forth in Section 8.5(e);

“Parent Material Adverse Effect” has the meaning set forth in Section 5.2(a);

“Parent Termination Fee” has the meaning set forth in Section 8.5(c);

“Paying Agent” has the meaning set forth in Section 4.2(a);

“Per ADS Merger Consideration” has the meaning set forth in Section 4.1(a);

“Per Share Merger Consideration” has the meaning set forth in Section 4.1(a);

“Permitted Liens” means (i) mechanics’, carriers’, workers’, and repairers’ Liens arising or incurred in the ordinary course of business that are not material to the business, operations and financial condition or the property of the Company so encumbered and that are not resulting from a breach, default or violation by the Company of any Contract or Law, (ii) zoning, entitlement and other land use and environmental regulations by any Governmental Entity, provided that such regulations have not been materially violated, (iii) any matter listed in or referred to in any title policy, search or report which was provided to Parent by the Company prior to the date of this Agreement, (iv) any immaterial Lien which does not interfere with day-to-day operations of the business of the Company and the Company Subsidiaries, (v) limitations or restrictions under any Lease Agreement or other Contract or otherwise imposed by the Law of PRC or another government or quasi-governmental agency having jurisdiction over the Real Property and/or operations thereat, (vi) limitations or restrictions on transfers imposed by the Securities Act, Blue Sky Laws and comparable foreign Laws governing securities, provided that there is no material violation thereunder that has resulted in such limitations or restrictions, (vii) non-exclusive licenses to Intellectual Property of the Company or the Company Subsidiaries granted in the ordinary course of business, (viii) Liens for Taxes not yet due or payable or for Taxes being contested in good faith in appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, and (ix) statutory Liens for Taxes, assessments or other charges by any Governmental Entity not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP in the financial statements of the Company included in the SEC Reports;

“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, or other entity;

“PRC” means the People’s Republic of China excluding, for the purposes of this Agreement only, the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan;

“PRC Subsidiary” means all Company Subsidiaries organized under the Laws of the PRC;

“Proxy Statement” has the meaning set forth in Section 5.1(p);

“Real Property” has the meaning set forth in Section 5.1(n)(iii);

“Release” has the meaning set forth in Section 5.1(r)(ii)(D);

“Representatives” means, when used with respect to Parent, Merger Sub, the Company or any other Person, the Affiliates, directors, officers, employees, agents, consultants, financial advisors, accountants, legal counsel, investment bankers, lenders, and other agents, advisors and representatives of Parent, Merger Sub, the Company or any other Person, as applicable, and their respective subsidiaries;

“Repurchased Shares” has the meaning set forth in Section 4.1(a);

“Reserved Shares” has the meaning set forth in Section 4.1(a);

“RMB” means Renminbi, the legal currency of the PRC;

“Rollover Holders” has the meaning set forth in Section 5.2(h)(i);

“Rollover Shares” has the meaning set forth in Section 4.1(a);

“Sarbanes-Oxley Act” has the meaning set forth in Section 5.1(g)(iii);

“Schedule 13E-3” has the meaning set forth in Section 5.1(e)(ii);

“SEC” has the meaning set forth in Section 5.1(g)(i);

“SEC Reports” has the meaning set forth in Section 5.1(g)(i);

“Securities Act” has the meaning set forth in Section 5.1(g)(i);

“Share” or “Shares” has the meaning set forth in Section 4.1(a);

“Share Certificate” has the meaning set forth in Section 4.1(a);

“Shareholders’ Meeting” has the meaning set forth in Section 6.3;

“Software” has the meaning set forth in Section 5.1(q)(i);

“subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, Parent or any other Person means any corporation, partnership, joint venture or other legal entity of which: (i) voting power to elect a majority of the board of directors or others performing similar functions with respect to such organization is held directly or indirectly by such Person or by any one or more of such Person’s subsidiaries, (ii) at least fifty percent (50%) of the equity interests is controlled by such Person or by any one or more of such Person’s subsidiaries, (iii) such party or any subsidiary of such party is a general partner, or (iv) any Person that would otherwise be deemed a “subsidiary” under Rule 1.02(w) of Regulation S-X promulgated pursuant to the Exchange Act;

“Superior Proposal” has the meaning set forth in Section 6.6(f)(ii);

“Surviving Corporation” has the meaning set forth in Section 1.1;

“Surviving Corporation Memorandum and Articles of Association” has the meaning set forth in Section 2.1;

“Takeover Statute” has the meaning set forth in Section 5.1(t);

“Tax Return” means any return, report, document, declaration, claim for refund, election or other information return, filing or statement (including any related or supporting information) required to be filed with or provided to any Governmental Entity or other Person, or maintained, with respect to Taxes, and any schedule, attachment, supplement or amendment to any of the foregoing;

“Taxes” means any and all federal, state, local or foreign taxes, fees, levies, duties, tariffs, imposts, and other similar charges imposed by any governmental or taxing authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, severance, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, occupation, premium or gains taxes; recapture, environmental, license, registration and documentation fees; and customs’ duties, tariffs, and similar charges, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Entity;

“Termination Date” has the meaning set forth in Section 8.2(a);

“Termination Fee” has the meaning set forth in Section 8.5(b);

“Third Party” has the meaning set forth in Section 6.6(f)(i);

“Trade Secrets” has the meaning set forth in Section 5.1(q)(ii);

“Uncertificated Share” has the meaning set forth in Section 4.1(a);

“Unexercised Company Option” has the meaning set forth in Section 4.3(b);

“Value Chain” has the meaning set forth in the Recitals; and

“Voting and Subscription Agreement” has the meaning set forth in the Recitals.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

NINETOWNS HOLDINGS LIMITED

By:	/s/ Shuang Wang

Name:	Shuang Wang
Title:	Director

NINETOWNS MERGER SUB LIMITED

By:	/s/ Shuang Wang

Name:	Shuang Wang
Title:	Director

NINETOWNS INTERNET TECHNOLOGY GROUP COMPANY LIMITED

By:	/s/ Shi Peng Jiang

Name:	Shi Peng Jiang
Title:	Authorized Officer

[Signature Page to Merger Agreement]

Appendix I

Cayman Plan of Merger

PLAN OF MERGER

THIS PLAN OF MERGER is made on              2014.

BETWEEN

(1)	Ninetowns Merger Sub Limited, an exempted company incorporated under the laws of the Cayman Islands on 20 December 2012, with its registered office situate at the offices of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, George Town, Grand Cayman, KY1-1111, Cayman Islands (“Merger Sub”); and

(2)	Ninetowns Internet Technology Group Company Limited, an exempted company incorporated under the laws of the Cayman Islands on 8 February 2002, with its registered office situate at the offices of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, George Town, Grand Cayman, KY1-1111, Cayman Islands (“Company” or “Surviving Corporation” and together with Merger Sub, the “Constituent Companies”).

WHEREAS

(a)	Merger Sub and the Company have agreed to merge (the “Merger”) on the terms and conditions contained or referred to in an Agreement and Plan of Merger (the “Agreement”) dated January 29, 2014 made between Ninetowns Holdings Limited, Merger Sub and the Company, a copy of which is attached as Appendix I to this Plan of Merger and under the provisions of Part XVI of the Companies Law Cap.22 (Law 3 of 1961, as consolidated and revised) (the “Companies Law”).

(b)	This Plan of Merger is made in accordance with section 233 of the Companies Law.

(c)	Terms used in this Plan of Merger and not otherwise defined in this Plan of Merger shall have the meanings given to them in the Agreement.

W I T N E S S E T H

CONSTITUENT COMPANIES

1.	The Constituent Companies to the Merger are Ninetowns Merger Sub Limited and Ninetowns Internet Technology Group Company Limited.

i

NAME OF THE SURVIVING CORPORATION

2.	The surviving company (as defined in the Companies Law) shall be the Surviving Corporation which shall continue to be named Ninetowns Internet Technology Group Company Limited.

REGISTERED OFFICE

3.	The Surviving Corporation shall have its registered office at the offices of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands.

AUTHORISED AND ISSUED SHARE CAPITAL

4.	Immediately prior to the Effective Date (as defined below) the authorized share capital of Merger Sub was US$50,000 divided into 5,000,000 ordinary shares of US$0.01 par value per share, of which one share has been issued.

5.	Immediately prior to the Effective Date the authorized share capital of the Company was HK$200,000,000 divided into 8,000,000,000 ordinary shares of HK$0.025 par value per share, of which ordinary shares have been issued fully paid.

6.	On the Effective Date the authorized share capital of the Surviving Corporation shall be US$50,000 divided into 5,000,000 ordinary shares of US$0.01 par value per share of which one share shall be in issue credited as fully paid.

7.	On the Effective Date, and in accordance with the terms and conditions of the Agreement:

(a)	Each ordinary share of HK$0.025 par value per share of the Company other than (i) any Dissenting Shares; and (ii) Excluded Shares shall be cancelled in exchange for the right to receive the Per Share Merger Consideration.

(b)	Excluded Shares (other than any Dissenting Shares) shall be cancelled for no consideration.

(c)	Dissenting Shares shall be cancelled in exchange for a payment resulting from the procedure in section 238 of the Companies Law.

(d)	Each ordinary share of Merger Sub shall be converted into an ordinary share of the Surviving Corporation.

8.	On the Effective Date, the rights attached to the ordinary shares of the Surviving Corporation shall be as set out in the Amended and Restated Memorandum of Association and Articles of Association of the Surviving Corporation in the form attached as Appendix II to this Plan of Merger.

EFFECTIVE DATE

9.	The Merger shall take effect on , 2014 (the “Effective Date”).

PROPERTY

10.	On the Effective Date, the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Corporation which shall be liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges, or security interests and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.

MEMORANDUM OF ASSOCIATION AND ARTICLES OF ASSOCIATION

11.	The Memorandum of Association and Articles of Association of the Surviving Corporation shall be amended and restated in the form attached as Appendix II to this Plan of Merger on the Effective Date.

DIRECTORS BENEFITS

12.	There are no amounts or benefits payable to the directors of the Constituent Companies on the Merger becoming effective.

DIRECTORS OF THE SURVIVING CORPORATION

13.	The names and addresses of the directors of the Surviving Corporation are as follows:

NAME	ADDRESS

Mr. Shuang Wang	22nd Floor, Building No. 1, Capital A Partners, No. 20 Gong Ti East Road, Chaoyang District, Beijing 100020, People’s Republic of China
Ms. Min Dong	22nd Floor, Building No. 1, Capital A Partners, No. 20 Gong Ti East Road, Chaoyang District, Beijing 100020, People’s Republic of China
Mr. Xiaoguang Ren	22nd Floor, Building No. 1, Capital A Partners, No. 20 Gong Ti East Road, Chaoyang District, Beijing 100020, People’s Republic of China

SECURED CREDITORS

14.	(a)	Merger Sub has no secured creditors and has not granted any other fixed or floating security interests as at the date of this Plan of Merger; and

(b)	Company has no secured creditors and has not granted any other fixed or floating security interests as at the date of this Plan of Merger.

RIGHT OF TERMINATION OR AMENDMENT

15.	This Plan of Merger may be terminated or amended pursuant to the terms and conditions of the Agreement.

APPROVAL AND AUTHORIZATION

16.	This Plan of Merger has been approved by the board of directors of each of Merger Sub and the Company pursuant to section 233(3) of the Companies Law.

17.	This Plan of Merger has been authorised by the shareholders of each of Merger Sub and the Company pursuant to section 233(6) of the Companies Law.

COUNTERPARTS

18.	This Plan of Merger may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

GOVERNING LAW

19.	This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

For and on behalf of Ninetowns Merger Sub Limited:

Name:	Shuang Wang
Title:	Director

For and on behalf of Ninetowns Internet Technology Group Company Limited:

Name:
Title:

v

APPENDIX I

(the Agreement)

APPENDIX II

(Amended and Restated Memorandum of Association and Articles of Association of the Surviving Corporation)

ANNEX B: CAYMAN ISLANDS COMPANIES LAW CAP. 22 (LAW 3 OF 1961, AS CONSOLIDATED AND REVISED) – SECTION 238

238. Rights of dissenters

(1)	A member of a constituent company incorporated under this Law shall be entitled to payment of the fair value of his shares upon dissenting from a merger or consolidation.

(2)	A member who desires to exercise his entitlement under subsection (1) shall give to the constituent company, before the vote on the merger or consolidation, written objection to the action.

(3)	An objection under subsection (2) shall include a statement that the member proposes to demand payment for his shares if the merger or consolidation is authorized by the vote.

(4)	Within twenty days immediately following the date on which the vote of members giving authorization for the merger or consolidation is made, the constituent company shall give written notice of the authorization to each member who made a written objection.

(5)	A member who elects to dissent shall, within twenty days immediately following the date on which the notice referred to in subsection (4) is given, give to the constituent company a written notice of his decision to dissent, stating-

(a)	his name and address;

(b)	the number and classes of shares in respect of which he dissents; and

(c)	a demand for payment of the fair value of his shares.

(6)	A member who dissents shall do so in respect of all shares that he holds in the constituent company.

(7)	Upon the giving of a notice of dissent under subsection (5), the member to whom the notice relates shall cease to have any of the rights of a member except the right to be paid the fair value of his shares and the rights referred to in subsections (12) and (16).

(8)	Within seven days immediately following the date of the expiration of the period specified in subsection (5), or within seven days immediately following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company shall make a written offer to each dissenting member to purchase his shares at a specified price that the company determines to be their fair value; and if, within thirty days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for his shares, the company shall pay to the member the amount in money forthwith.

(9)	If the company and a dissenting member fail, within the period specified in subsection (8), to agree on the price to be paid for the shares owned by the member, within twenty days immediately following the date on which the period expires-

(a)	the company shall (and any dissenting member may) file a petition with the Court for a determination of the fair value of the shares of all dissenting members; and

(b)	the petition by the company shall be accompanied by a verified list containing the names and addresses of all members who have filed a notice under subsection (5) and with whom agreements as to the fair value of their shares have not been reached by the company.

(10)	A copy of any petition filed under subsection (9)(a) shall be served on the other party; and where a dissenting member has so filed, the company shall within ten days after such service file the verified list referred to in subsection (9)(b).

(11)	At the hearing of a petition, the Court shall determine the fair value of the shares of such dissenting members as it finds are involved, together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value.

(12)	Any member whose name appears on the list filed by the company under subsection (9)(b) or (10) and who the Court finds are involved may participate fully in all proceedings until the determination of fair value is reached.

(13)	The order of the Court resulting from proceeding on the petition shall be enforceable in such manner as other orders of the Court are enforced, whether the company is incorporated under the laws of the Islands or not.

B-1

(14)	The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances; and upon application of a member, the Court may order all or a portion of the expenses incurred by any member in connection with the proceeding, including reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares which are the subject of the proceeding.

(15)	Shares acquired by the company pursuant to this section shall be cancelled and, if they are shares of a surviving company, they shall be available for re-issue.

(16)	The enforcement by a member of his entitlement under this section shall exclude the enforcement by the member of any right to which he might otherwise be entitled by virtue of his holding shares, except that this section shall not exclude the right of the member to institute proceedings to obtain relief on the ground that the merger or consolidation is void or unlawful.

B-2

ANNEX C: DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY AND EACH ENTITY IN THE CONSORTIUM

1.	Directors and Executive Officers of the Company

The Company is a company incorporated under the laws of the Cayman Islands with its principal business address at 22nd Floor, Building No. 1, Capital A Partners, No. 20 Gong Ti East Road, Chaoyang District, Beijing 100020, People’s Republic of China. The telephone number of the Company’s principal executive office is telephone number is +86 10 6589 9922. The name, business address, present principal employment and citizenship of each director and executive officer of the Company are set forth below.

Name	Business Address	Present Principal Employment	Citizenship
Shuang Wang	22nd Floor, Building No. 1, Capital A Partners, No. 20 Gong Ti East Road, Chaoyang District, Beijing 100020, People’s Republic of China	Director and Chief Executive Officer	PRC

Min Dong	22nd Floor, Building No. 1, Capital A Partners, No. 20 Gong Ti East Road, Chaoyang District, Beijing 100020, People’s Republic of China	Senior Vice President of Legal Affairs, Administration and Human Resources	PRC

Xiaoguang Ren	22nd Floor, Building No. 1, Capital A Partners, No. 20 Gong Ti East Road, Chaoyang District, Beijing 100020, People’s Republic of China	President	PRC

Kin Fai Ng	22nd Floor, Building No. 1, Capital A Partners, No. 20 Gong Ti East Road, Chaoyang District, Beijing 100020, People’s Republic of China	Director, Senior Vice President and Company Secretary	Hong Kong

Bolin Wu	22nd Floor, Building No. 1, Capital A Partners, No. 20 Gong Ti East Road, Chaoyang District, Beijing 100020, People’s Republic of China	Chief Technology Officer	PRC

Tommy Siu Lun Fork	22nd Floor, Building No. 1, Capital A Partners, No. 20 Gong Ti East Road, Chaoyang District, Beijing 100020, People’s Republic of China	Chief Financial Officer	Hong Kong

Zhonghai Xu	22nd Floor, Building No. 1, Capital A Partners, No. 20 Gong Ti East Road, Chaoyang District, Beijing 100020, People’s Republic of China	General Manager for Research and Development	PRC

Mark Ming Hsun Lee	22nd Floor, Building No. 1, Capital A Partners, No. 20 Gong Ti East Road, Chaoyang District, Beijing 100020, People’s Republic of China	Independent Director(1)	USA

Dachun Zhang	22nd Floor, Building No. 1, Capital A Partners, No. 20 Gong Ti East Road, Chaoyang District, Beijing 100020, People’s Republic of China	Independent Director(2)	PRC

Fushan Chen	22nd Floor, Building No. 1, Capital A Partners, No. 20 Gong Ti East Road, Chaoyang District, Beijing 100020, People’s Republic of China	Independent Director	PRC

Martin Cheung	22nd Floor, Building No. 1, Capital A Partners, No. 20 Gong Ti East Road, Chaoyang District, Beijing 100020, People’s Republic of China	Independent Director(3)	Hong Kong

(1)	Mr. Mark Ming Hsun Lee, in addition to serving as a director of the Company, is founder, chief executive officer, president and director of Splashtop, Inc., a director of The Linux Foundation and a director of Monte Jade Science and Technology (West Coast).
(2)	Mr. Dachun Zhang, in addition to serving as a director of the Company, is an independent, non-executive director of Rey Resources Limited, a company listed on the Australian Securities Exchange.
(3)	Mr. Martin Cheung, in addition to serving as a director of the Company, is an independent non-executive director of Boyaa Interactive International Ltd (00434.HK), a company listed on the Stock Exchange of Hong Kong.

During the last five (5) years, none of the Company or any of its directors or executive officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

2.	Directors and Executive Officers of Parent

Parent is an exempted company with limited liability incorporated under the laws of the Cayman Islands with its business address located at Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands and its telephone number is +86 10 6589 9922.

The name, business address, present principal employment and citizenship of each director of Parent are set forth below. As of the date of this proxy statement, Parent does not have any executive officer.

Name	Business Address	Present Principal Employment	Citizenship
Shuang Wang	22nd Floor, Building No. 1, Capital A Partners, No. 20 Gong Ti East Road, Chaoyang District, Beijing 100020, People’s Republic of China	Director and Chief Executive Officer of Ninetowns Internet Technology Group Company Limited	PRC

Min Dong	22nd Floor, Building No. 1, Capital A Partners, No. 20 Gong Ti East Road, Chaoyang District, Beijing 100020, People’s Republic of China	Senior Vice President of Legal Affairs, Administration and Human Resources of Ninetowns Internet Technology Group Company Limited	PRC

Xiaoguang Ren	22nd Floor, Building No. 1, Capital A Partners, No. 20 Gong Ti East Road, Chaoyang District, Beijing 100020, People’s Republic of China	President of Ninetowns Internet Technology Group Company Limited	PRC

During the last five (5) years, none of Parent or any of its directors has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

3.	Directors and Executive Officers of Merger Sub

Merger Sub is an exempted company with limited liability incorporated under the laws of the Cayman Islands with its business address located at Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands and its telephone number is +86 10 6589 9922.

The name, business address, present principal employment and citizenship of each director of Merger Sub are set forth below. As of the date of this proxy statement, Merger Sub does not have any executive officer.

Name	Business Address	Present Principal Employment	Citizenship
Shuang Wang	22nd Floor, Building No. 1, Capital A Partners, No. 20 Gong Ti East Road, Chaoyang District, Beijing 100020, People’s Republic of China	Director and Chief Executive Officer of Ninetowns Internet Technology Group Company Limited	PRC

Min Dong	22nd Floor, Building No. 1, Capital A Partners, No. 20 Gong Ti East Road, Chaoyang District, Beijing 100020, People’s Republic of China	Senior Vice President of Legal Affairs, Administration and Human Resources of Ninetowns Internet Technology Group Company Limited	PRC

Xiaoguang Ren	22nd Floor, Building No. 1, Capital A Partners, No. 20 Gong Ti East Road, Chaoyang District, Beijing 100020, People’s Republic of China	President of Ninetowns Internet Technology Group Company Limited	PRC

During the last five (5) years, none of Merger Sub or any of its directors have been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

4.	Directors and Executive Officers of Value Chain International Limited

Value Chain International Limited is a company incorporated under the laws of the British Virgin Islands with its business address at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands and its telephone number is +86 10 6589 9922 .

The name, business address, present principal employment and citizenship of the sole director of Value Chain International Limited is set forth below. As of the date of this proxy statement, Value Chain International Limited does not have any executive officer.

Value Chain International Limited (Sole Director)

Name	Business Address	Present Principal Employment	Citizenship
Min Dong	22nd Floor, Building No. 1, Capital A Partners, No. 20 Gong Ti East Road, Chaoyang District, Beijing 100020, People’s Republic of China	Senior Vice President of Legal Affairs, Administration and Human Resources of the Company	PRC

During the last five (5) years, none of Value Chain International Limited nor its sole director has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

5.	Directors and Executive Officers of Oriental Plan Developments Limited

Oriental Plan Developments Limited is a company incorporated under the laws of the British Virgin Islands with its business address at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands and its telephone number is +86 10 6589 9922.

The name, business address, present principal employment and citizenship of the sole director of Oriental Plan Developments Limited is set forth below. As of the date of this proxy statement, Oriental Plan Developments Limited does not have any executive officer.

Oriental Plan Developments Limited (Sole Director)

Name	Business Address	Present Principal Employment	Citizenship
Kin Fai Ng	22nd Floor, Building No. 1, Capital A Partners, No. 20 Gong Ti East Road, Chaoyang District, Beijing 100020, People’s Republic of China	Director, Senior Vice President and Company Secretary of the Company	Hong Kong

During the last five (5) years, none of Oriental Plan Developments Limited or its sole director has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

ANNEX D: PROXY CARD – SHAREHOLDERS ONLY

NINETOWNS INTERNET TECHNOLOGY GROUP COMPANY LIMITED

I/We                                                               of                                                              , being the registered holder of                                                               ordinary shares(1), with a par value of HK$0.025 each (“Shares”), of Ninetowns Internet Technology Group Company Limited (the “Company”) hereby appoint the Chairman of the extraordinary general meeting(2) or                                                               (name of proxy) of                                                               (address of the proxy) as my/our proxy to attend and act for me/us at the extraordinary general meeting (or at any adjourned or postponed meeting thereof) of the Company to be held at 22/F, Bank of China Tower, 1 Garden Road, Hong Kong, on May 29, 2014 at 10:00 a.m. (Hong Kong time), and to vote for me/us as indicated below.

RESOLUTION	FOR(3)	AGAINST(3)	ABSTAIN(3)
Proposal No. 1 – AS A SPECIAL RESOLUTION THAT the agreement and plan of merger dated January 29, 2014 (the “merger agreement”), among Ninetowns Holdings Limited, Ninetowns Merger Sub Limited and the Company (a copy of which is attached as Annex A to the proxy statement accompanying this proxy card and will be produced and made available for inspection at the extraordinary general meeting), and the transactions contemplated by the merger agreement, including the merger, be and are hereby approved.

Proposal No. 2 – AS A SPECIAL RESOLUTION THAT the directors and officers of the Company be and are hereby authorized to do all things necessary to give effect to the merger agreement.

Proposal No. 3 – AS AN ORDINARY RESOLUTION THAT the Chairman of the extraordinary general meeting be instructed to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

Dated , 2014	Signature(s)(4)

(1)	Please insert the number of Shares registered in your name(s) to which this proxy relates. If no number is inserted, this form of proxy will be deemed to relate to all the Shares registered in your name(s).
(2)	If any proxy other than the Chairman of the extraordinary general meeting is preferred, strike out the words “the Chairman of the extraordinary general meeting or” and insert the name and address of the proxy

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desired in the space provided. A shareholder who is the holder of two or more Shares may appoint more than one proxy to represent him and vote on his behalf at the extraordinary general meeting. Your proxy need not be a shareholder of the Company but must attend the extraordinary general meeting in person to represent you. Any alteration made to this form of proxy must be initialed by the person(s) who sign(s) it.
(3)	IMPORTANT: If you wish to vote for the resolution, tick the box marked “FOR.” If you wish to vote against the resolution, tick the box marked “AGAINST.” If you wish to abstain from voting on the resolution, tick the box marked “ABSTAIN.” As to any other business that may properly come before the extraordinary general meeting, all properly executed proxies will be voted by persons named therein in accordance with their discretion. Your proxy will also be entitled to vote or abstain at his discretion on any amendment to a resolution referred to in the Notice of Extraordinary General Meeting which has been properly put to the extraordinary general meeting.
(4)	The instrument appointing a proxy shall be in writing under the hand of the appointer or of his duly authorized attorney in writing or, if the appointer is a corporation, either under its seal or under the hand of an officer, attorney or other person authorized to sign the same.
(5)	To be valid, this form must be completed and sent to or deposited (together with any power of attorney or other authority under which it is signed or a notarially certified copy of that power or authority) at the offices of the Company at Ninetowns Internet Technology Group Company Limited, 22nd Floor, Building No. 1, Capital A Partners, No. 20 Gong Ti East Road, Chaoyang District, Beijing 100020, People’s Republic of China, Attention: Shi Peng Jiang, no later than May 27, 2014 at 9:00 a.m. (Hong Kong time). Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote in person, but in the event of your attending the extraordinary general meeting and voting at the extraordinary general meeting after having lodged this proxy card, this proxy card will be deemed to have been revoked.

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ANNEX E: FORM OF ADS VOTING INSTRUCTION CARD

NINETOWNS INTERNET TECHNOLOGY GROUP COMPANY LIMITED

TO THE REGISTERED HOLDERS OF AMERICAN DEPOSITARY RECEIPTS (“ADRs”)

REPRESENTING ORDINARY SHARES OF

NINETOWNS INTERNET TECHNOLOGY GROUP COMPANY LIMITED

FOLD AND DETACH HERE

	SPECIAL RESOLUTIONS	FOR	AGAINST	ABSTAIN		ORDINARY RESOLUTION	FOR	AGAINST	ABSTAIN

1.	That the agreement and plan of merger dated January 29, 2014 (the “merger agreement”), among Ninetowns Holdings Limited (“Parent”), Ninetowns Merger Sub Limited (“Merger Sub”) and the Company (a copy of which is attached as Annex A to the proxy statement and will be produced and made available for inspection at the extraordinary general meeting), and the transactions contemplated by the merger agreement, including the merger, be and are hereby approved.	☐	☐	☐	3.	That the Chairman of the extraordinary general meeting be instructed to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.	☐	☐	☐
		FOR	AGAINST	ABSTAIN

2.	That the directors and officers of the Company be and are hereby authorized to do all things necessary to give effect to the merger agreement.	☐	☐	☐		Mark box at right if you wish to give a discretionary proxy to a person designated by the Company. PLEASE NOTE: Marking this box voids any other instructions indicated above.		☐
Address Change ☐ Mark box, sign and indicate changes/comments below:

Sign Below	Date:

Please sign this Voting Instruction Card exactly as your name(s) appear(s) on the face of this card and on the books of the Depositary. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

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Ninetowns Internet Technology Group Company Limited JPMorgan Chase Bank, N.A., Depositary P.O. Box 64507, St. Paul, MN 55164-0507	Voting Instruction Card

JPMorgan Chase Bank, N.A. (the “Depositary”) has received notice that an extraordinary general meeting of shareholders (the “Meeting”) of Ninetowns Internet Technology Group Company Limited (the “Company”) will be held at 10:00 a.m. (Hong Kong time), on Thursday, May 29, 2014 at 22nd Floor, Bank of China Tower, 1 Garden Road, Hong Kong, for the purposes set forth on this card.

If you are desirous of having the Depositary, through its Nominee or Nominees, vote or execute a proxy to vote the Ordinary Shares represented by your ADRs FOR or AGAINST or to ABSTAIN from the Resolutions to be proposed at the Meeting, kindly execute and forward to the Depositary, the attached Voting Instruction Card. The enclosed postage-paid envelope is provided for this purpose. This Voting Instruction Card should be executed in such a manner as to show clearly whether you desire the Nominee or the Nominees of the Depositary to vote FOR or AGAINST or to ABSTAIN from the Company’s Resolutions, or any of them, as the case may be. Alternatively, you may include instructions to give a discretionary proxy to a person designated by the Company. The Voting Instruction Card MUST be forwarded in sufficient time to reach the Depositary before 12:00 p.m. (Eastern Standard Time), May 23, 2014. Only the registered holders of record of ADRs representing Ordinary Shares of the Company as of the close of business on April 2, 2014, will be entitled to execute the attached Voting Instruction Card.

The signatory, a registered holder of ADRs representing Ordinary Shares of the Company, of record on April 2, 2014, hereby requests and authorizes the Depositary, through its Nominee or Nominees, to vote or execute a proxy to vote the underlying Ordinary Shares of the Company represented by ADRs, in accordance with the instructions given below at the Meeting.

NOTE: In order to have the aforesaid shares voted, this Voting Instruction Card MUST be returned before 12:00 p.m. (Eastern Standard Time), May 23, 2014.

For more information regarding the Meeting, including the Notice of Meeting and Proxy Statement, please visit the Company’s website at http://ir.ninetowns.com. If you wish to obtain a hard copy of the Notice of Meeting or Proxy Statement, free of charge, you may do so by calling JPMorgan Shareholder Service Center at 1 (800) 990-1135 or by emailing jpmorgan.adr@wellsfargo.com.

JPMorgan Chase Bank, N.A., Depositary

PLEASE MARK, DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Please see reverse side for Voting Instructions.

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